UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

Instructure Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

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☒	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11.

PRELIMINARY INFORMATION STATEMENT SUBJECT TO COMPLETION

Instructure Holdings, Inc.

6330 South 3000 East, Suite 700

Salt Lake City, Utah 84121

NOTICE OF WRITTEN CONSENT AND APPRAISAL RIGHTS

AND INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

To our Stockholders:

This notice of written consent and appraisal rights and information statement is being furnished to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Instructure Holdings, Inc., a Delaware corporation (“Instructure”), in connection with the Agreement and Plan of Merger, dated as of July 25, 2024 (the “Merger Agreement”), by and among Instructure, Icon Parent Inc., a Delaware corporation (“Parent”), and Icon Acquisition Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). A summary of the Merger Agreement is provided in the accompanying information statement and a copy of the Merger Agreement is attached as Annex A to the accompanying information statement, and each are incorporated by reference into this notice. Parent and Merger Sub are each affiliates of investment funds managed by Kohlberg Kravis Roberts & Co. L.P., a Delaware limited partnership (“KKR”), a leading global investment firm. Pursuant to the Merger Agreement, Merger Sub will be merged with and into Instructure, with Instructure surviving as a wholly owned subsidiary of Parent (the “Merger”). Upon consummation of the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, each share of Company Common Stock issued and outstanding as of immediately prior to the effective time of the Merger (the “Effective Time”) will be automatically cancelled, extinguished and converted into the right to receive cash in an amount equal to $23.60 per share, without interest thereon and subject to applicable withholding taxes. However, the Merger consideration will not be paid in respect of (i) any shares of Company Common Stock held by Instructure as treasury stock, held by any subsidiary of Instructure or owned by Parent or any of its subsidiaries (including Merger Sub), in each case as of immediately prior to the Effective Time, which shares will automatically be cancelled and extinguished without any conversion thereof or consideration paid therefor and (ii) those shares of Company Common Stock held by any person who is entitled to demand, and who has properly demanded, appraisal of such shares of Company Common Stock under Delaware law and not withdrawn his, her or its demand for appraisal or has not lost or waived such rights.

The board of directors of Instructure has unanimously (i) determined that it is fair to, and in the best interests of, Instructure and its stockholders, and declared it advisable, to enter into the Merger Agreement providing for the Merger, with Instructure being the surviving corporation in the Merger, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth in the Merger Agreement; (ii) approved and declared advisable the Merger Agreement, the execution and delivery of the Merger Agreement by Instructure, the performance by Instructure of its covenants and other obligations under the Merger Agreement, and the consummation of the Merger and the other transactions contemplated by the Merger Agreement upon the terms and subject to the conditions set forth in the Merger Agreement; and (iii) resolved to recommend that the holders of Company Common Stock adopt the Merger Agreement in accordance with the DGCL.

The adoption of the Merger Agreement by Instructure’s stockholders required the affirmative vote or consent by holders of a majority of the voting power of the outstanding shares of Company Common Stock entitled to vote thereon. On July 25, 2024, following the execution of the Merger Agreement, Thoma Bravo Fund XIII, L.P., Thoma Bravo Fund XIII-A, L.P. and Thoma Bravo Executive Fund XIII, L.P. (collectively, the “Principal Stockholders”), which together on July 25, 2024 held of record and beneficially owned 122,065,804 shares of Company Common Stock representing approximately 83.3% of the aggregate voting power of the then issued and outstanding shares of Company Common Stock, delivered a written consent approving and adopting in all respects the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger (the “Written Consent”). As a result, no further action by any stockholder of Instructure is required under applicable law or the Merger Agreement (or otherwise) to adopt the Merger Agreement, and Instructure will not be soliciting your vote for or consent to the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement and will not call a stockholders’ meeting for purposes of voting on the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement. This notice and the accompanying information statement shall constitute notice to you from Instructure of the Written Consent contemplated by Section 228(e) of the DGCL.

Under Section 262 of the DGCL, if the Merger is completed, subject to compliance with the requirements of Section 262 of the DGCL, holders of shares of Company Common Stock, other than the Principal Stockholders, will have the right to seek an appraisal for, and be paid the “fair value” in cash of, their shares of Company Common Stock (as determined by the Delaware Court of Chancery), together with interest, if any, on the amount determined to be fair value, instead of receiving the Merger consideration pursuant to the Merger Agreement. To exercise your appraisal rights, you must submit a written demand for an appraisal to Instructure no later than twenty (20) days after the mailing of this information statement, which mailing date is on    , and comply precisely with all of the procedures set forth in Section 262 of the DGCL, which are summarized in the accompanying information statement. A copy of Section 262, which details the applicable Delaware appraisal statute, may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. This notice and the accompanying information statement shall constitute notice to you from Instructure of the availability of appraisal rights under Section 262 of the DGCL in connection with the Merger.

We urge you to read the entire information statement carefully. If the Merger is completed, you will receive instructions regarding payment for your shares of Company Common Stock.

BY ORDER OF THE BOARD OF DIRECTORS,

Steve Daly	Matthew A. Kaminer
Chief Executive Officer	Chief Legal Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying information statement. Any representation to the contrary is a criminal offense.

This information statement is dated    and is first being mailed to stockholders on    .

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SUMMARY

This summary highlights selected information from this information statement and may not contain all of the information that is important to you. To fully understand the Merger, as defined and as described below, contemplated by the Agreement and Plan of Merger, dated as of July 25, 2024 (the “Merger Agreement”), by and among Instructure Holdings, Inc., a Delaware corporation (“Instructure”), Icon Parent Inc., a Delaware corporation (“Parent”), and Icon Acquisition Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and for a more complete description of the legal terms of the Merger, you should carefully read this entire information statement, the annexes attached to this information statement and the documents referred to or incorporated by reference in this information statement. We have included page references in parentheses to direct you to the appropriate place in this information statement for a more complete description of the topics presented in this summary. In this information statement, the terms “Instructure,” “Company,” “we,” “us” and “our” refer to Instructure Holdings, Inc. Throughout this information statement, we refer to Kohlberg Kravis Roberts & Co. L.P., a Delaware limited partnership, as “KKR.” All references in this information statement to terms defined in the notice to which this information statement is attached have the meanings provided in that notice. This information statement is dated    and is first being mailed to our stockholders on    .

The Parties to the Merger Agreement (page 20)

Instructure. Instructure, based in Salt Lake City, Utah, is a provider of a learning platform that delivers the elements that leaders, teachers, and learners need – a next-generation learning management system (“LMS”), robust assessments for learning, actionable analytics, and engaging, dynamic course content. Instructure is the LMS market share leader in both Higher Education and paid K-12, and as of June 30, 2024, it had over 8,000 global customers, representing Higher Education institutions and K-12 districts and schools in more than 100 countries. Instructure’s principal executive offices are located at 6330 South 3000 East, Suite 700, Salt Lake City, UT 84121 and its telephone number is (800) 203-6755. Instructure’s website is www.instructure.com. Additional information about Instructure is included in documents incorporated by reference into this information statement and our filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained without charge by following the instructions in “Where You Can Find More Information” beginning on page 89.

Instructure’s common stock, par value $0.01 per share (the “Company Common Stock”), is listed with, and trades on, the New York Stock Exchange (the “NYSE”) under the ticker symbol “INST.”

Parent. Parent is a Delaware corporation that was formed solely for the purpose of entering into the Merger Agreement, consummating the Merger and engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger. Parent is an affiliate of investment funds managed by KKR. After the consummation of the Merger, Instructure will be a wholly owned subsidiary of Parent. Parent’s principal executive offices are located at c/o Kohlberg Kravis Roberts & Co. L.P., 30 Hudson Yards, New York, NY 10001 and its telephone number is (877) 610-4910.

Merger Sub. Merger Sub is a Delaware corporation that was formed by Parent solely for the purpose of entering into the Merger Agreement, consummating the Merger and engaging in the transactions contemplated by the Merger Agreement. Merger Sub is a wholly owned subsidiary of Parent and has not carried on any business activity other than in connection with the transactions contemplated by the Merger Agreement. Upon consummation of the Merger, Merger Sub will cease to exist. Merger Sub’s principal executive offices are located at c/o Kohlberg Kravis Roberts & Co. L.P., 30 Hudson Yards, New York, NY 10001 and its telephone number is (877) 610-4910.

The Merger (page 21)

On July 25, 2024, Instructure entered into the Merger Agreement with Parent and Merger Sub. Upon the terms and subject to the conditions provided in the Merger Agreement, and in accordance with Delaware law, at the effective time of the Merger (the “Effective Time”), Merger Sub will merge with and into Instructure, with Instructure continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). Because the Merger consideration will be paid in cash, you will receive no equity interest in Parent in consideration for your shares of Company Common Stock, and after the Effective Time you will not own any shares of Company Common Stock.

The Merger Consideration (page 55)

Upon consummation of the Merger, each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time, other than (i) shares of Company Common Stock held by Instructure as treasury stock, held by any subsidiary of Instructure or owned by Parent or any of its subsidiaries (including Merger Sub), in each case as of immediately prior to the Effective Time (the “Owned Company Shares”) and (ii) shares of Company Common Stock held by holders who have not consented to the adoption of the Merger Agreement in writing, are entitled to demand appraisal with respect to such shares, and have properly demanded and perfected appraisal rights with respect thereto in accordance with, and who have complied in all respects with, Section 262 of the DGCL with respect to any such shares of Company Common Stock (the “Dissenting Company Shares”), will be automatically cancelled, extinguished and converted into the right to receive cash in an amount equal to $23.60 per share, without interest thereon (the “Per Share Price”) and subject to applicable withholding taxes.

We encourage you to read the Merger Agreement, which is attached as Annex A to this information statement, as it is the legal document that governs the Merger and the other transactions contemplated by the Merger Agreement.

Treatment of Instructure Equity Awards and Instructure ESPP in the Merger (page 55)

At the Effective Time, each award of restricted stock units of Instructure (a “Company RSU”) outstanding and vested as of immediately prior to the Effective Time or that vests in accordance with its terms as a result of the consummation of the transactions contemplated by the Merger Agreement (a “Vested Company RSU”) will automatically be cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Vested Company RSU as of immediately prior to the Effective Time.

At the Effective Time, each Company RSU outstanding as of immediately prior to the Effective Time that is not a Vested Company RSU (an “Unvested Company RSU”) will automatically be cancelled and replaced with a right to receive an amount in cash (without interest and subject to applicable withholding taxes), equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Unvested Company RSU as of immediately prior to the Effective Time (the “Cash Replacement Company RSU Amounts”), which Cash Replacement Company RSU Amounts will, subject to the holder’s continued service with Parent or its subsidiaries (including, following the Effective Time, the surviving corporation or its subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Unvested Company RSUs for which the Cash Replacement Company RSU Amounts were exchanged would have vested and been payable pursuant to their terms (including with respect to any terms providing for acceleration of vesting pursuant to any employee plan), and will otherwise have the same terms and conditions as applied to the Unvested Company RSUs for which they were exchanged, except for terms rendered inoperative by reason of the Transactions or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement Company RSU Amounts.

At the Effective Time, each award of performance-based restricted stock units of Instructure (a “Company PSU”) that is outstanding and vested as of immediately prior to the Effective Time or that vests in accordance with its terms as a result of the consummation of the transactions contemplated by the Merger Agreement (including any Company PSUs for which the applicable vesting condition is met prior to or as a result of the consummation of the transactions contemplated by the Merger Agreement) (a “Vested Company PSU”) will automatically be cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Vested Company PSU as of immediately prior to the Effective Time.

At the Effective Time, each Company PSU outstanding as of immediately prior to the Effective Time that is not a Vested Company PSU (an “Unvested Company PSU”), will automatically be cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Unvested Company PSU as of immediately prior to the Effective Time (the “Cash Replacement Company PSU Amounts”), which Cash Replacement Company PSU Amounts will, subject to the holder’s continued service with Parent or its subsidiaries (including, following the Effective Time, the surviving corporation or its subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Unvested Company PSUs for which the Cash Replacement Company PSU Amounts were exchanged would have vested and been payable pursuant to their terms (including with respect to any terms providing for acceleration of vesting pursuant to any employee plan); provided that, to the extent any Unvested Company PSU remains outstanding and subject to such performance vesting conditions as of immediately prior to the Effective Time, the performance metrics of such Unvested Company PSU will be deemed achieved at actual levels of performance effective as of the Effective Time, to be measured with pro-ration based on the portion of the performance period that has elapsed prior to the Effective Time, in good faith by the compensation committee of the board of directors of Instructure (the “Board”). All Cash Replacement Company PSU Amounts will have the same terms and conditions (including with respect to time-based vesting) as applied to the Unvested Company PSU for which they were exchanged, except for terms rendered inoperative by reason of the Transactions or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement Company PSU Amounts.

As promptly as reasonably practicable after the closing date, but no later than five business days after the closing date, the holders of Vested Company RSUs and Vested Company PSUs will be paid by Instructure or the surviving corporation, through its payroll system or payroll provider, all amounts required to be paid to such holders in respect of Vested Company RSUs and Vested Company PSUs that are cancelled and converted into a cash payment, less any required withholding taxes.

Pursuant to the Merger Agreement, Instructure has taken actions to ensure that (i) except for the offering period in effect as of the date of the Merger Agreement, no new offering periods will be authorized or commenced under Instructure’s Employee Stock Purchase Plan (the “Instructure ESPP”), (ii) no new participants will commence participation in the Instructure ESPP, (iii) no Instructure ESPP participant will be permitted to increase such participant’s payroll deduction elections or contribution rates or make separate non-payroll contributions, (iv) each purchase right outstanding under the Instructure ESPP as of July 25, 2024, will be exercised no later than three business days prior to the Effective Time, (v) each participant’s accumulated contributions will be used to purchase shares of Company Common Stock in accordance with the terms of the Instructure ESPP on the final exercise date, and (vi) the Instructure ESPP will be terminated effective as of (and subject to the occurrence of) immediately prior to the Effective Time, but subsequent to the exercise of purchase rights on the final exercise date. All shares of Company Common Stock purchased on the final exercise date under the Instructure ESPP will be cancelled at the Effective Time and converted into the right to receive the Per Share Price in accordance with the terms of the Merger Agreement. At the Effective Time, any funds credited as of such date under the Instructure ESPP that are not used to purchase shares on the final exercise date within the associated accumulated payroll withholding account for each participant under the Instructure ESPP will be refunded to the applicable participant in accordance with the terms of the Instructure ESPP.

Recommendation of the Board; Reasons for the Merger (page 31)

After consideration of various factors as discussed in “The Merger—Recommendation of the Board; Reasons for the Merger” beginning on page 31, the Board has unanimously:

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determined that the terms of the Merger Agreement and the documents and instruments and other agreements as contemplated by or referred to therein (the “Related Agreements”), the Merger and the other transactions contemplated by the Merger Agreement and the Related Agreements are fair to and in the best interests of Instructure and its stockholders;

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approved and declared advisable the Merger Agreement and the Related Agreements, and approved and declared advisable the consummation of the Merger and the other transactions contemplated by the Merger Agreement and the Related Agreements;

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authorized and approved in accordance with the requirements of the DGCL the execution and delivery by Instructure of the Merger Agreement and the Related Agreements, the performance by Instructure of its covenants and agreements contained therein and the consummation of the Merger and the other transactions contemplated by the Merger Agreement and the Related Agreements upon the terms, and subject to the conditions, contained therein; and

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resolved to recommend that the holders of Company Common Stock approve the Written Consent to adopt the Merger Agreement, complying in all respects with the DGCL, the Second Amended and Restated Certificate of Incorporation of Instructure and the Amended and Restated Bylaws of Instructure.

Required Stockholder Approval for the Merger (page 35)

Under the DGCL and Instructure’s certificate of incorporation, the adoption of the Merger Agreement by our stockholders required the affirmative vote or consent of stockholders of Instructure holding in the aggregate at least a majority of the voting power of the outstanding shares of Company Common Stock entitled to vote thereon. As of July 25, 2024, the record date for determining stockholders of Instructure entitled to vote on the adoption of the Merger Agreement, there were 146,471,276 shares of Company Common Stock outstanding. Holders of Company Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including adoption of the Merger Agreement.

On July 25, 2024, immediately following the execution of the Merger Agreement, Thoma Bravo Fund XIII, L.P., Thoma Bravo Fund XIII-A, L.P. and Thoma Bravo Executive Fund XIII, L.P. (collectively, the “Principal Stockholders”), which together on July 25, 2024 held of record and beneficially owned 122,065,804 shares of Company Common Stock representing approximately 83.3% of the aggregate voting power of the then issued and outstanding shares of Company Common Stock, delivered a written consent approving and adopting in all respects the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger (the “Written Consent”). As a result, no further action by any stockholder of Instructure is required under applicable law or the Merger Agreement (or otherwise) to adopt the Merger Agreement, and Instructure will not be soliciting your vote for or consent to the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement and will not call a stockholders’ meeting for purposes of voting on the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement. No action by the stockholders of Parent is required to complete the Merger and all requisite corporate action by and on behalf of Merger Sub required to complete the Merger has been taken.

When actions are taken by the written consent of less than all of the stockholders entitled to vote on a matter, Delaware law requires notice of the action be given to those stockholders as of the record date for the action by consent who did not consent in writing to the action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting and the record date for notice of such meeting was the record date for the action by written consent. This information statement and the notice attached hereto constitute notice to you from Instructure of the Written Consent as required by Delaware law.

Opinion of J.P. Morgan (page 36 and Annex B)

At the meeting of the Board on July 25, 2024, J.P. Morgan Securities LLC (“J.P. Morgan”) rendered its oral opinion to the Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to the holders of Company Common Stock in the Merger was fair, from a financial point of view, to such holders. J.P. Morgan has confirmed its July 25, 2024 oral opinion by delivering its written opinion to the Board, dated July 25, 2024, that, as of such date, the consideration to be paid to the holders of Company Common Stock in the Merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan dated July 25, 2024, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this information statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this information statement is qualified in its entirety by reference to the full text of such opinion. The Company’s stockholders are urged to read the opinion in its entirety.

J.P. Morgan’s written opinion was addressed to the Board (in its capacity as such) in connection with and for the purposes of its evaluation of the Merger, and addressed, as of the date of the opinion, the fairness, from a financial point of view, of the consideration to be paid to holders of Company Common Stock in the Merger and did not address any other aspect of the Merger. J.P. Morgan expressed no opinion as to the fairness of the consideration to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger or any other matter.

For a description of the opinion that the Board received from J.P. Morgan, see the section of this information statement captioned “The Merger—Opinion of J.P. Morgan.”

Financing (page 44)

Parent secured committed financing, consisting of a combination of equity financing to be provided by an investment fund affiliated with KKR, on the terms and subject to the conditions set forth in an equity commitment letter provided by such fund, and debt financing to be provided by certain lenders, on the terms and subject to the conditions set forth in a debt commitment letter, the aggregate proceeds of which will be sufficient for Parent to pay the aggregate Merger consideration and all related fees and expenses of Instructure, Parent and Merger Sub that are required to be paid at the Closing of the Merger. If, prior to the Effective Time, (i) all conditions to the obligations of Parent and Merger Sub to consummate the closing of the Merger have been satisfied or waived (subject to customary exceptions), (ii) Parent fails to consummate the transactions contemplated in the Merger Agreement by the date that is two business days after the first date on which it is required to consummate the closing pursuant to the Merger Agreement, (iii) Instructure has irrevocably confirmed to Parent in writing that all conditions of Instructure to consummate the closing have been satisfied (subject to customary exceptions) or that it is irrevocably waiving any such unsatisfied conditions and is prepared to consummate the closing and (iv) Parent fails to consummate the closing within three business days after the later of (x) the date on which the closing should have occurred pursuant to the Merger Agreement or (y) the date on which Parent receives the irrevocable confirmation of Instructure described above, Instructure will have the right to terminate the Merger Agreement and Parent will be obligated to pay Instructure a fee of $218,000,000 as described under “The Merger Agreement—Termination Fees and Expenses” beginning on page 74.

The Merger Agreement (page 54 and Annex A)

Conditions to Consummation of the Merger (page 71)

The obligation of each party to consummate the Merger is subject to the satisfaction (or waiver by each of the parties) on or prior to the Effective Time of the following conditions:

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no law, injunction or order (whether temporary, preliminary or permanent) by any governmental authority of competent jurisdiction prohibiting, enjoining or otherwise making illegal the consummation of the Merger has been enacted, entered or promulgated with continuing effect;

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the expiration or termination of any applicable waiting period pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”); and all other required regulatory approvals, clearances or expirations of waiting periods having occurred or been obtained (as applicable);

•	the Written Consent having been obtained; and

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at least 20 calendar days have elapsed since Instructure mailed this information statement to Instructure’s stockholders as contemplated by Regulation 14C of the Securities Exchange Act of 1934 (the “Exchange Act”) (including Rule 14c-2 promulgated under the Exchange Act).

As of the date of this information statement, the Written Consent has been obtained.

The obligations of Parent and Merger Sub to consummate the Merger are further subject to satisfaction (or waiver by Parent where permissible pursuant to applicable law), on or prior to the closing of the following additional conditions:

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the representations and warranties of Instructure being true and correct on the closing date in the manner described under “The Merger Agreement—Conditions to Consummation of the Merger” beginning on page 71;

•	Instructure having complied in all material respects with all covenants and obligations required to be performed and complied with by it under the Merger Agreement at or prior to the closing;

•	no Company Material Adverse Effect (as defined on page 59) has occurred since the date of the Merger Agreement; and

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the receipt by Parent and Merger Sub of a certificate of Instructure, validly executed for and on behalf of Instructure and in its name by a duly authorized executive officer thereof, certifying that each of the three conditions specified above has been satisfied.

The obligation of Instructure to consummate the Merger is further subject to satisfaction (or waiver by Instructure where permissible by applicable law) on or prior to the Effective Time of the following conditions:

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the representations and warranties of Parent and Merger Sub being true and correct as of the closing date in the manner described under “The Merger Agreement—Conditions to Consummation of the Merger” beginning on page 71;

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Parent and Merger Sub having complied in all material respects with all covenants and obligations required to be performed and complied with by Parent and Merger Sub under the Merger Agreement at or prior to the closing; and

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the receipt by Instructure of a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that each of the two conditions specified above have been satisfied.

No Solicitation or Negotiation (page 65)

The Merger Agreement provides that Instructure and its subsidiaries will not, will cause its subsidiaries, and its and their respective officers and directors not to, and will direct and use its reasonable best efforts to cause any of their other respective representatives to not, directly or indirectly, during the period beginning at the time of the execution of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement pursuant to its terms and the Effective Time:

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solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal, inquiry or offer with respect to, that constitutes or could reasonably be expected to lead to, an Acquisition Proposal (as defined in “The Merger Agreement—No Solicitation or Negotiation” beginning on page 65);

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furnish to any person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to Instructure or any of its subsidiaries or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Instructure or any of its subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

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participate or engage in discussions or negotiations with any person with respect to an Acquisition Proposal (or inquiries, proposals or offers that could reasonably be expected to lead to an Acquisition Proposal), in each case other than informing such persons of the restrictions contained in the Merger Agreement regarding such Acquisition Proposals;

•	approve, endorse or recommend an Acquisition Proposal; or

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approve, recommend or enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Transaction (other than certain acceptable confidentiality agreements).

Superior Proposal and Change of Recommendation (page 75)

Notwithstanding the restrictions set forth above, at any time prior to receiving the Written Consent, which was obtained on July 25, 2024, Instructure and the Board could have, directly or indirectly, participated or engaged in discussions or negotiations with, furnished any non-public information relating to Instructure or any of its subsidiaries to, or afforded access to the business, properties, assets, books, records or other non-public information or to any personnel, of Instructure or any of its subsidiaries pursuant to an acceptable confidentiality agreement to any person that had made, renewed or delivered to Instructure an Acquisition Proposal after the date of execution of the Merger Agreement and facilitated such Acquisition Proposal or assisted such person (and such person’s representatives and financing sources) if requested by such person, in each case, with respect to an Acquisition Proposal, and that the Board had determined in good faith (after consultation with its financial advisors and outside legal counsel) either constituted a Superior Proposal (as defined in “The Merger Agreement—Superior Proposal and Change of Recommendation” beginning on page 75) or was reasonably expected to lead to a Superior Proposal.

At any time prior to receiving the Written Consent, which was obtained on July 25, 2024, the Board could have (i) made a Board Recommendation Change (as defined in “The Merger Agreement—Superior Proposal and

Change of Recommendation” beginning on page 75) if the Board had determined in good faith (after consultation with its outside legal counsel and financial advisor) that, as a result of an Intervening Event (as defined in “The Merger Agreement—Superior Proposal and Change of Recommendation” beginning on page 75), failure to make such Board Recommendation Change would be reasonably likely to be inconsistent with Instructure’s directors’ fiduciary duties under applicable law or (ii) made a Board Recommendation Change, terminate the Merger Agreement, pay an amount equal to $109,000,000 (the “Instructure Termination Fee”) to Parent (or its designee) and enter into a definitive written agreement with respect to an Acquisition Proposal, if Instructure had received an Acquisition Proposal after the date of the Merger Agreement for which the Board had determined in good faith (after consultation with its outside legal counsel and financial advisor) that such Acquisition Proposal constituted a Superior Proposal and that the failure to take such actions would be reasonably likely to be inconsistent with Instructure’s directors’ fiduciary duties under applicable law.

Instructure’s rights to engage in negotiations or discussions with third parties and to terminate the Merger Agreement as described above ceased on July 25, 2024 upon delivery of the Written Consent in accordance with the terms of the Merger Agreement.

A more detailed description of the foregoing circumstances is provided below and in “The Merger Agreement” beginning on page 54.

Termination of the Merger Agreement (page 73)

The Merger Agreement may be terminated at any time prior to the Effective Time (whether before or after receipt of the Written Consent) by the mutual written agreement of Parent and Instructure.

In addition, the Merger Agreement may be terminated by either Parent or Instructure, at any time prior to the Effective Time (whether prior to or after the receipt of the Written Consent):

•

if (i) any permanent injunction or other final and non-appealable judgment or order issued by any court or other governmental authority of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger is in effect that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; provided, however, that the right to terminate the Merger Agreement for this reason is not available to a party if the issuance of such permanent injunction or other final and non-appealable judgment or order was primarily due to the failure of such party to perform any of its obligations under the Merger Agreement or (ii) any statute, rule or regulation has been enacted, entered or enforced that prohibits, makes illegal or enjoins the consummation of the Merger;

•

if the Merger is not consummated on or before 11:59 p.m., New York City time, on March 25, 2025 (the “Termination Date”); provided, that the right to terminate the Merger Agreement for this reason is not available to a party if such party’s material breach of the Merger Agreement has been a primary cause of or primarily resulted in the failure of the Merger to be consummated prior to the Termination Date; or

•

if the other party breaches any of its representations or warranties or fails to perform any of its covenants or obligations contained in the Merger Agreement, which breach or failure to perform would result in a failure of a condition precedent to closing and such breach is not cured or cannot be cured by the earlier of (x) three business days prior to the Terminate Date and (y) 30 days after the giving of written notice of its intention to terminate the Merger Agreement to the other party as a result of such breach; provided, that either party will not have the right to terminate the Merger Agreement if such party is then in material breach of any representations, warranties, covenants or other agreements contained in the Merger Agreement that would result in a failure of a specified closing condition to be satisfied.

Further, the Merger Agreement also provided that Parent could have terminated the Merger Agreement if (i) at any time prior to the receipt of the Written Consent, the Board had effected a Board Recommendation Change and (ii) if the Written Consent was not delivered to Parent and Instructure prior to 11:50 p.m., New York City Time, on July 26, 2024; however, these termination provisions expired following delivery of the Written Consent on July 25, 2024.

The Merger Agreement may also be terminated by Instructure at any time prior to the Effective Time (i) if all of the conditions to the obligations of Parent and Merger Sub are satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the closing, so long as such conditions are at the time of termination capable of being satisfied at the closing), (ii) Parent fails to consummate the transactions contemplated by the Merger Agreement by the date that is two business days after the first date on which Parent is required to consummate the closing, (iii) Instructure has irrevocably confirmed to Parent in writing that all conditions of the Company to consummate the closing have been satisfied (subject to customary exceptions) or that it is irrevocably waiving any such unsatisfied conditions and is prepared to consummate the closing and (iv) Parent fails to consummate the closing within three business days after the later of (x) the date on which the closing should have occurred pursuant to the Merger Agreement or (y) the date on which Parent receives the irrevocable confirmation of Instructure described in the foregoing clause (iii).

The Merger Agreement also provided that Instructure could have terminated the Merger Agreement, prior to receipt of the Written Consent (i) if Instructure received a Superior Proposal, (ii) the Board authorized Instructure to enter into a definitive alternative acquisition agreement to consummate the Acquisition Transaction (as defined in “The Merger Agreement—No Solicitation or Negotiation” beginning on page 65) contemplated by that Superior Proposal, (iii) Instructure complied in all material respects with respect to its obligations in connection with such Superior Proposal and (iv) Instructure paid to Parent (or its designee) the Instructure Termination Fee; however, this termination provision expired following delivery of the Written Consent on July 25, 2024.

Termination Fees and Expenses (page 74)

Instructure will pay to Parent (or its designee) the Instructure Termination Fee under the following circumstances:

•

if the Merger Agreement had been terminated by Parent, if the Board (or a committee thereof) had effected a Board Recommendation Change; however, this termination provision expired following delivery of the Written Consent on July 25, 2024;

•

if the Merger Agreement had been terminated by Instructure prior to receipt of the Written Consent, after receiving a Superior Proposal and the Board authorized Instructure to enter into a definitive alternative acquisition agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal; however, this termination provision expired following delivery of the Written Consent on July 25, 2024; and

•

if (i) the Merger Agreement is validly terminated by Parent (A) because the Effective Time has not occurred by the Termination Date, (B) due to Instructure’s failure to deliver the Written Consent to Parent by 11:50 p.m., New York City time, on July 26, 2024 (which was satisfied on July 25, 2024) or (C) due to Instructure’s breach or failure to perform any of its representations, warranties or covenants contained in the Merger Agreement in a manner that causes certain conditions to closing to not be satisfied (subject to the cure period set forth in the Merger Agreement), (ii) prior to such termination, a third party publicly announced or disclosed to the Board (and did not withdraw or otherwise abandon) an Acquisition Proposal for an Acquisition Transaction and (iii) concurrently or within 12 months following such termination, either any Acquisition Transaction is consummated or Instructure enters into a definitive agreement providing for the consummation of an Acquisition Transaction, then

Instructure will, within two business days upon the earlier of entry into such definitive agreement or consummation of such Acquisition Transaction, pay to Parent (or its designee) the Instructure Termination Fee; provided that for purposes of this clause (iii), all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

Parent will pay Instructure a fee equal to $218,000,000 (the “Parent Termination Fee”) in the event the Merger Agreement is terminated:

•

by Instructure due to Parent’s or Merger Sub’s breach of or failure to perform any of its respective representations, warranties or covenants contained in the Merger Agreement in a manner that causes certain conditions to closing to not be satisfied (subject to the cure period set forth in the Merger Agreement);

•

by Instructure (i) if all conditions of Parent and Merger Sub to consummate the closing have been satisfied or waived (subject to customary exceptions), (ii) Parent fails to consummate the transactions contemplated in the Merger Agreement by the date that is two business days after the first date on which it is required to consummate the closing pursuant to the Merger Agreement, (iii) Instructure has irrevocably confirmed to Parent in writing that all conditions of Instructure to consummate the closing have been satisfied (subject to customary exceptions) or that it is irrevocably waiving any such unsatisfied conditions and is prepared to consummate the closing and (iv) Parent fails to consummate the closing within three business days after the later of (x) the date on which the closing should have occurred pursuant to the Merger Agreement or (y) the date on which Parent receives the irrevocable confirmation of Instructure described in the foregoing clause (iii); and

•	by Parent because the Effective Time has not occurred by the Termination Date and, at such time, Instructure could have terminated the Merger Agreement pursuant to the two bullets described above.

A more detailed description of the Instructure Termination Fee and Parent Termination Fee is provided in “The Merger Agreement—Termination Fees and Expenses” beginning on page 74.

Interests of Our Directors and Executive Officers in the Merger (page 44)

You should be aware that Instructure’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of Instructure’s stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement. These interests are described below in “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 44.

Material United States Federal Income Tax Consequences of the Merger (page 50)

The exchange of Company Common Stock for cash pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. Therefore, a United States Holder (as defined in “The Merger—Material United States Federal Income Tax Consequences of the Merger” beginning on page 50) receiving cash in the Merger generally will recognize capital gain or loss for United States federal income tax purposes in an amount equal to the difference between (x) the amount of cash the United States Holder received (determined before deduction of any applicable withholding taxes) and (y) such United States Holder’s adjusted tax basis of the surrendered shares of Company Common Stock.

A Non-United States Holder (as defined in “The Merger—Material United States Federal Income Tax Consequences of the Merger”) will generally not be subject to United States federal income tax on any gain resulting from the exchange of Company Common Stock pursuant to the Merger, unless such holder has certain connections to the United States. However, the Merger could be a taxable transaction to such holder under non-United States tax laws applicable to such holder.

Holders of Company Common Stock should read the section entitled “The Merger—Material United States Federal Income Tax Consequences of the Merger” beginning on page 50 for a more detailed description of the United States federal income tax consequences of the Merger. Tax matters can be complicated, and the tax consequences of the Merger to you will depend on your particular situation. Holders of Company Common Stock are urged to consult their own tax advisors about the United States federal, state, local and non-United States tax consequences of the Merger.

Regulatory Approvals (page 52)

Under the HSR Act and related rules, certain transactions, including the Merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the United States Department of Justice (“Antitrust Division”) and the Federal Trade Commission (“FTC”) and all statutory waiting period requirements have been satisfied or early termination has been granted by the applicable agencies. On August 8, 2024, both Instructure and Parent filed their respective notification and report forms under the HSR Act.

Under other applicable foreign antitrust laws and foreign investment laws, certain transactions, including the Merger, may not be completed until any requisite consent, non-action or expiration of any applicable waiting period is obtained.

As of the date of this information statement, the parties have not received all of the consents (including non-action or expiration of any applicable waiting period) in respect of antitrust laws and foreign investment laws required by the Merger Agreement.

Procedures for Receiving Merger Consideration (page 56)

Promptly (and in any event no later than three business days) after the Effective Time, Parent and the surviving corporation will use reasonable best efforts to cause the paying agent to mail to each holder of record of one or more certificates that immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares, as applicable) (the “Certificates”) (i) a letter of transmittal (which will be in customary form) and which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the paying agent and (ii) instructions for effecting the surrender of the Certificates in exchange for the Per Share Price payable with respect to the shares of Company Common Stock formerly represented by the Certificates. With respect to holders of uncertificated shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares, as applicable) (the “Uncertificated Shares”), upon the paying agent’s receipt of an “agent’s message” (or such other evidence as the paying agent may reasonably request), the holder of such Uncertificated Shares will be entitled to receive the Merger consideration.

Specific Performance; Jurisdiction (page 77)

Subject to the limitations set forth in the Merger Agreement, the parties to the Merger Agreement are entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the performance of the terms and provisions of the Merger Agreement, without the necessity of proving actual damages or the inadequacy of monetary damages as a remedy (and each party to the Merger Agreement has waived any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties to the Merger Agreement has agreed not to assert that a remedy of specific enforcement is unenforceable, invalid or contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Each party to the Merger Agreement has agreed to irrevocably submit to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware or, if such state court declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”) for the purpose of any proceeding arising out of or relating to the Merger Agreement or the transactions contemplated in the Merger Agreement and has agreed that all claims with respect to such proceeding shall be brought, tried and determined only in such court. The parties to the Merger Agreement have agreed that a final trial court judgment in any such proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Appraisal Rights (page 80)

Pursuant to Section 262 of the DGCL, holders of shares of Company Common Stock (other than the Principal Stockholders) have the right to demand an appraisal of, and be paid the “fair value” of, their shares of Company Common Stock (as determined by the Delaware Court of Chancery), together with interest, if any, on the amount determined to be the fair value, instead of receiving the per share Merger consideration if the Merger is completed, but only if they strictly comply with the procedures and requirements set forth under Section 262 of the DGCL. The judicially determined fair value under Section 262 could be greater than, equal to or less than the $23.60 per share that our stockholders are entitled to receive in the Merger. In order to exercise your appraisal rights, you must submit a written demand for an appraisal of your shares no later than 20 days after the date of mailing of this notice and the accompanying information statement, which mailing date is on    , and precisely comply with all of the procedures set forth under Section 262 of the DGCL. In addition, even if you comply with such procedures in seeking to exercise your appraisal rights in connection with the Merger, the Delaware Court of Chancery will dismiss any such appraisal proceedings as to all holders and beneficial owners of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares of Company Common Stock entitled to appraisal exceeds 1% of the outstanding shares of Company Common Stock, or (2) the value of the consideration provided in the Merger for such total number of shares of Company Common Stock exceeds $1 million.

For a more complete discussion of these procedures, see the section entitled “Appraisal Rights” beginning on page 80 and the provisions of Delaware law that grant appraisal rights and govern such procedures, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. We urge you to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to demand appraisal, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to comply strictly with all of the requirements of Section 262 of the DGCL may result in loss of the right of appraisal.

Transaction Litigation (page 49)

As of the filing of this Information Statement, Instructure is not aware of any complaints filed or litigation pending related to the Merger.

Market Information and Dividends (page 79)

Shares of Company Common Stock are listed on the NYSE under the trading symbol “INST.” As of August 12, 2024, 146,471,276 shares of Company Common Stock were issued and outstanding, held by 76 stockholders of record. Since the date of our initial public offering we have not paid dividends on outstanding Company Common Stock. The terms of the Merger Agreement do not allow us to declare or pay a dividend between July 25, 2024 and the earlier of the consummation of the Merger or the termination of the Merger Agreement.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to briefly address commonly asked questions as they pertain to the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as an Instructure stockholder. Please refer to the “Summary” beginning on page 1 and the more detailed information contained elsewhere in this information statement, the annexes to this information statement and the documents referred to or incorporated by reference in this information statement, each of which you should read carefully. You may obtain additional information, which is incorporated by reference in this information statement, without charge by following the instructions in “Where You Can Find More Information” beginning on page 89.

Q:	What is the proposed transaction and what effects will it have on Instructure?

A:

The proposed transaction is the acquisition of Instructure by Parent pursuant to the Merger Agreement. Once the closing conditions under the Merger Agreement have been satisfied or waived (where permissible under applicable law) and subject to the other terms and conditions in the Merger Agreement, Merger Sub will merge with and into Instructure. Instructure will be the surviving corporation of the Merger and a wholly owned subsidiary of Parent, at which time Instructure will cease to be a standalone publicly traded company.

Q:	What will I receive in the Merger?

A:

Upon completion of the Merger and subject to the terms and conditions in the Merger Agreement, and, if applicable, subject to your compliance with the letter of transmittal delivered to you by the paying agent after the closing as further described under “The Merger Agreement—Procedures for Receiving Merger Consideration” beginning on page 56, you will receive the Per Share Price, which is $23.60 in cash, without interest and less any applicable withholding taxes, for each share of Company Common Stock that you own, unless you properly exercise, and do not withdraw, waive or fail to perfect, appraisal rights under Section 262 of the DGCL. For example, if you own 100 shares of Company Common Stock, you will receive $2,360.00 in cash in exchange for your shares of Company Common Stock without interest and less any applicable withholding taxes. Upon completion of the Merger, you will not own any equity in the surviving corporation.

Q:	What happens to the Company RSUs and Company PSUs if the Merger is completed?

A:

At the Effective Time, each Vested Company RSU will automatically be cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Vested Company RSU as of immediately prior to the Effective Time.

At the Effective Time, each Unvested Company RSU will automatically be cancelled and replaced with a right to receive an amount in cash (without interest and subject to applicable withholding taxes), equal to the Cash Replacement Company RSU Amounts, which Cash Replacement Company RSU Amounts will, subject to the holder’s continued service with Parent or its subsidiaries (including, following the Effective Time, the surviving corporation or its subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Unvested Company RSUs for which the Cash Replacement Company RSU Amounts were exchanged would have vested and been payable pursuant to their terms (including with respect to any terms providing for acceleration of vesting pursuant to any employee plan), and will otherwise have the same terms and conditions as applied to the Unvested Company RSUs for which they were exchanged, except for terms rendered inoperative by reason of the Transactions or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement Company RSU Amounts.

At the Effective Time, each Vested Company PSU will automatically be cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Vested Company PSU as of immediately prior to the Effective Time.

At the Effective Time, each Unvested Company PSU will automatically be cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the Cash Replacement Company PSU Amounts, which Cash Replacement Company PSU Amounts will, subject to the holder’s continued service with Parent or its subsidiaries (including, following the Effective Time, the surviving corporation or its subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Unvested Company PSUs for which the Cash Replacement Company PSU Amounts were exchanged would have vested and been payable pursuant to their terms (including with respect to any terms providing for acceleration of vesting pursuant to any employee plan); provided that, to the extent any Unvested Company PSU remains outstanding and subject to such performance vesting conditions as of immediately prior to the Effective Time, the performance metrics of such Unvested Company PSU will be deemed achieved at actual levels of performance effective as of the Effective Time, to be measured with pro-ration based on the portion of the performance period that has elapsed prior to the Effective Time, in good faith by the compensation committee of the Board. All Cash Replacement Company PSU Amounts will have the same terms and conditions (including with respect to time-based vesting) as applied to the Unvested Company PSU for which they were exchanged, except for terms rendered inoperative by reason of the Transactions or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement Company PSU Amounts.

As promptly as reasonably practicable after the closing date, but no later than five business days after the closing date, the holders of Vested Company RSUs and Vested Company PSUs will be paid by Instructure or the surviving corporation, through its payroll system or payroll provider, all amounts required to be paid to such holders in respect of Vested Company RSUs and Vested Company PSUs that are cancelled and converted into a cash payment, less any applicable withholding taxes.

Q:	What happens to the Instructure ESPP if the Merger is completed?

A:

Instructure has taken actions to ensure that (i) except for the offering period in effect as of such date, no new offering periods will be authorized or commenced under the Instructure ESPP, (ii) no new participants will commence participation in the Instructure ESPP, (iii) no Instructure ESPP participant will be permitted to increase such participant’s payroll deduction elections or contribution rates or make separate non-payroll contributions, (iv) each purchase right outstanding under the Instructure ESPP as of July 25, 2024 will be exercised no later than three business days prior to the Effective Time, (v) each participant’s accumulated contributions will be used to purchase shares of Company Common Stock in accordance with the terms of the Instructure ESPP on such final exercise date, and (vi) the Instructure ESPP will be terminated effective as of (and subject to the occurrence of) immediately prior to the Effective Time, but subsequent to the exercise of purchase rights on the final exercise date. All shares of Company Common Stock purchased on the final exercise date under the Instructure ESPP will be cancelled at the Effective Time and converted into the right to receive the Per Share Price in accordance with the terms of the Merger Agreement. At the Effective Time, any funds credited as of such date under the Instructure ESPP that are not used to purchase shares on the final exercise date within the associated accumulated payroll withholding account for each participant under the Instructure ESPP will be refunded to the applicable participant in accordance with the terms of the Instructure ESPP.

Q:	Do any officers or directors of Instructure have interests in the Merger that may differ from or be in addition to my interests as a stockholder?

A:

You should be aware that Instructure’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of Instructure’s stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement. These interests are described below in “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 44.

Q:	When do you expect the Merger to be completed?

A:

We are working to complete the Merger as quickly as possible. We currently expect to complete the Merger promptly after all of the conditions to the Merger have been satisfied or waived (to the extent permissible under applicable law) and subject to the other terms and conditions in the Merger Agreement. Completion of the Merger is currently expected to occur in the second half of 2024, although Instructure cannot assure completion by any particular date, if at all.

Q:	What happens if the Merger is not completed?

A:

If the Merger is not completed for any reason, stockholders will not receive any payment for their shares of Company Common Stock in connection with the Merger. Instead, Instructure will remain a publicly traded company, and shares of Company Common Stock will continue to be traded on the NYSE.

Q:	Why am I not being asked to vote on the Merger?

A:

Applicable Delaware law and Instructure’s certificate of incorporation require the adoption of the Merger Agreement by the holders in the aggregate of a majority of the voting power of the outstanding shares of Company Common Stock entitled to vote thereon. Instructure’s certificate of incorporation permits any action which is required or permitted to be taken by Instructure’s stockholders to be taken without a meeting if a written consent setting forth the action so taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the Company Common Stock entitled to vote thereon were present and voted. The requisite stockholder approval was obtained on July 25, 2024 following the execution of the Merger Agreement, when the Written Consent was delivered by the Principal Stockholders, which owned of record and beneficially shares of Company Common Stock constituting approximately 83.3% of the aggregate voting power of the issued and outstanding shares of Company Common Stock on that date. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy, and you are requested not to send us a proxy.

Q:	Why did I receive this information statement?

A:

Applicable laws and securities regulations require us to provide you with notice of the Written Consent that was delivered by the Principal Stockholders, as well as other information regarding the Merger, even though your vote or consent is neither required nor requested to adopt or authorize the Merger Agreement or complete the Merger. This information statement also constitutes notice to you of (i) the Written Consent as required by Section 228(e) of the DGCL and (ii) the availability of appraisal rights in connection with the Merger under Section 262 of the DGCL, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Q:	Did the Board approve and recommend the Merger Agreement?

A:

Yes. After careful consideration, the Board unanimously (i) determined that it is fair to, and in the best interests of, Instructure and its stockholders, and declared it advisable, to enter into the Merger Agreement providing for the Merger in accordance with the DGCL, upon the terms and conditions set forth in the Merger Agreement; (ii) approved and declared advisable the Merger Agreement, the execution and delivery of the Merger Agreement by Instructure, the performance by Instructure of its covenants and other obligations under the Merger Agreement, and the consummation of the Merger and the other transactions contemplated by the Merger Agreement upon the terms and conditions set forth in the Merger Agreement; and (iii) resolved to recommend that the holders of Company Common Stock adopt the Merger Agreement in accordance with the DGCL. For a discussion of the factors that the Board considered in determining to approve and recommend the Merger Agreement, please see “The Merger—Recommendation of the Board; Reasons for the Merger” beginning on page 31.

Q:	What happens if I sell my shares before completion of the Merger?

A:

If you transfer your shares of Company Common Stock before consummation of the Merger, you will have transferred the right to receive the Merger consideration and lose your appraisal rights. In order to receive the Merger consideration or exercise appraisal rights, you must hold your shares through the Effective Time and, in the case of any effort to exercise appraisal rights, otherwise comply with all other requirements of Section 262 of the DGCL.

Q:	How do I surrender my Uncertificated Shares of Company Common Stock held by Instructure’s transfer agent, Equiniti Trust Company, LLC?

A:

Upon the paying agent’s receipt of an “agent’s message” (or such other evidence as the paying agent may reasonably request), the holder of such Uncertificated Shares will be entitled to receive the Merger consideration in exchange for each share of Company Common Stock represented by such Uncertificated Share and such surrendered Uncertificated Share will be cancelled.

Q:	What happens to my shares of Company Common Stock held by my broker?

A:

Your broker generally will handle cashing out all shares of Company Common Stock that you hold in your brokerage account after the closing of the Merger has occurred. You should direct any specific questions on this to your broker.

Q:	Is the Merger subject to the fulfillment of certain conditions?

A:

Yes. Before the Merger can be completed, Instructure, Parent and Merger Sub must fulfill or, if permissible under applicable law, waive several closing conditions. If these conditions are not satisfied or waived, the Merger will not be completed. See “The Merger Agreement—Conditions to Consummation of the Merger” beginning on page 71.

Q:	Am I entitled to exercise appraisal rights instead of receiving the Merger consideration for my shares?

A:

Yes. Under Section 262 of the DGCL, stockholders who did not provide a consent to the adoption of the Merger Agreement (i.e., stockholders other than the Principal Stockholders) are entitled to exercise appraisal rights in connection with the Merger with respect to their shares of Company Common Stock if they meet certain conditions and comply with the applicable statutory procedures for demanding and perfecting appraisal rights and do not subsequently validly withdraw or lose such rights. See the section in this information statement entitled “Appraisal Rights” beginning on page 80.

Q:	What happens if a third party makes an offer to acquire Instructure before the Merger is completed?

A:

Instructure received the Written Consent on July 25, 2024, thus extinguishing Instructure’s rights with respect to Acquisition Proposals and, as a result, Instructure cannot now engage with any third party that makes an offer to acquire Instructure. If prior to receiving the Written Consent, Instructure or any of its representatives had received a bona fide, written Acquisition Proposal (as defined below), then in response to such Acquisition Proposal, Instructure could have engaged in or otherwise participated in discussions or negotiations with such person or group and its representatives if the Board had determined in good faith that such Acquisition Proposal constituted or would reasonably be expected to lead to a Superior Proposal (as defined below) and that the failure to take such action would reasonably have been expected to be inconsistent with Instructure’s directors’ fiduciary duties under applicable law (as further described in “The Merger Agreement—Superior Proposal and Change of Recommendation” beginning on page 75).

Q:	Will I owe taxes as a result of the Merger?

A:

The exchange of Company Common Stock for cash pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. Therefore, a United States Holder receiving cash in the Merger generally will recognize capital gain or loss for United States federal income tax purposes in an amount equal to the difference between (x) the amount of cash the United States Holder received (determined before deduction of any applicable withholding taxes) and (y) such United States Holder’s adjusted tax basis of the surrendered shares of Company Common Stock.

A Non-United States Holder will generally not be subject to United States federal income tax on any gain resulting from the exchange of Company Common Stock pursuant to the Merger, unless such holder has certain connections to the United States. However, the Merger could be a taxable transaction to such holder under non-United States tax laws applicable to such holder.

Holders of Company Common Stock should read the section entitled “The Merger—Material United States Federal Income Tax Consequences of the Merger” beginning on page 50 for a more detailed description of the United States federal income tax consequences of the Merger. Tax matters can be complicated, and the tax consequences of the Merger to you will depend on your particular situation. Holders of Company Common Stock are urged to consult their own tax advisors about the United States federal, state, local and non-United States tax consequences of the Merger.

Q:	Where can I find more information about Instructure?

A:

We file periodic reports, proxy statements and other information with the SEC. This information is available on the website maintained by the SEC at www.sec.gov. For a more detailed description of the available information, please refer to “Where You Can Find More Information” beginning on page 89.

Q:	Who can help answer my other questions?

A:

If you have more questions about the Merger, please contact our Investor Relations department at investors@instructure.com. If your broker holds your shares, you should call your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This information statement, and the documents to which we refer you in this information statement, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, including, without limitation, statements regarding forecasts and projections as described in “The Merger—Certain Company Financial Forecasts” beginning on page 41, which are subject to the “safe harbor” created by those sections. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. All statements other than statements of historical facts included in this information statement are forward-looking statements, including those relating to future events or our future financial performance and financial guidance. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “project,” “believe,” “estimate,” “predict,” “potential,” “intend” or “continue,” the negative of terms like these or other comparable terminology, and other words or terms of similar meaning in connection with any discussion of future operating or financial performance. For example, all statements we make relating to our current expectations relating to the Merger and the transactions contemplated by the Merger Agreement, estimated and projected costs, expenditures, cash flows, growth rates and financial results, our plans and objectives for future operations, growth initiatives, or strategies, industry, market and macroeconomic expectations, or future business and product capabilities are forward-looking statements. These statements are only predictions. You should not place undue reliance on our forward-looking statements. These statements are not guarantees of future performance and are subject to future events, risks and uncertainties, many of which are beyond our control, or currently unknown to us. Our assumptions may turn out to be inaccurate and actual events or results may differ materially from our expectation or projections. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected, including:

•	the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect Instructure’s business and the price of the Company Common Stock;

•

the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement, including in circumstances requiring Instructure to pay the Instructure Termination Fee;

•	the ability of Parent and Merger Sub to obtain the necessary financing arrangements set forth in the equity and debt commitment letters received in connection with the Merger;

•

potential litigation relating to the Merger that could be instituted against the parties to the Merger Agreement or their respective directors, managers or officers, including the effects of any outcomes related thereto;

•	certain restrictions during the pendency of the Merger that may impact the Instructure’s ability to pursue certain business opportunities or strategic transactions;

•	uncertainty as to timing of completion of the Merger;

•	risks that the benefits of the Merger are not realized when and as expected;

•

the continued economic uncertainty, including persistent inflation, labor shortages, high interest rates, foreign currency exchange volatility, concerns of economic slowdown or recession, reduced spending or suspension of investment in new or enhanced projects and geopolitical instability;

•	risks associated with failing to continue our recent growth rates, including our ability to acquire new customers and successfully retain existing customers;

•	the effects of the increased usage of, or interruptions or performance problems associated with, our learning platform;

•	the impact on our business by health pandemics or epidemics;

•	the history of losses and expectation that we will not be profitable for the foreseeable future;

•	our revenues and operating results if we are unable to acquire new customers, successfully retain existing customers, expand sales to existing customers or develop new products;

•	our ability to grow our business effectively, to scale our business and to manage our expenses;

•	risks and uncertainties associated with potential acquisitions;

•	the competitiveness of the market in which we operate;

•	our reliance on our management team and other key employees;

•	risks related our brand recognition and reputation;

•	the impact of potential information technology or data security breaches or other cyberattacks or other disruptions;

•	risks associated with our use of open source software, including that we make a substantial portion of the source code for Canvas available under the terms of an open source license;

•	our ability to obtain, maintain, protect and enforce our intellectual property and proprietary rights;

•	our ability to comply with regulations applicable to us;

•	risks related to our estimates of market opportunity and our ability to change our pricing models, if necessary to compete successfully; and

•

other risks detailed in our filings with the SEC, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2023 and our subsequent Quarterly Reports on Form 10-Q. See “Where You Can Find More Information” beginning on page 89.

We derive many of our forward-looking statements from our operating budgets and forecasts, which are based on many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this information statement in the context of these risks and uncertainties.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. The forward-looking statements included in this information statement are made only as of the date hereof. We undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

THE PARTIES TO THE MERGER AGREEMENT

Instructure

Instructure Holdings, Inc.

6330 South 3000 East, Suite 700

Salt Lake City, Utah 84121

Phone: (800) 203-6755

Instructure is a provider of a learning platform that delivers the elements that leaders, teachers, and learners need – a next-generation LMS, robust assessments for learning, actionable analytics, and engaging, dynamic course content. Instructure is the LMS market share leader in both Higher Education and paid K-12, and as of June 30, 2024, it had over 8,000 global customers, representing Higher Education institutions and K-12 districts and schools in more than 100 countries. Instructure’s principal executive offices are located at 6330 South 3000 East, Suite 700 Salt Lake City, UT 84121 and its telephone number is (800) 203-6755. Instructure’s website is www.instructure.com. Additional information about Instructure is included in documents incorporated by reference into this information statement and our filings with the SEC, copies of which may be obtained without charge by following the instructions in “Where You Can Find More Information” beginning on page 89.

The Company Common Stock is listed with, and trades on, the NYSE under the symbol “INST.”

Parent

Icon Parent Inc.

c/o Kohlberg Kravis Roberts & Co. L.P.

30 Hudson Yards

New York, NY 10001

Phone: (877) 610-4910

Parent is a Delaware corporation that was formed solely for the purpose of entering into the Merger Agreement, consummating the Merger and engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger. Parent is an affiliate of investment funds managed by KKR. After the consummation of the Merger, Instructure will be a wholly owned subsidiary of Parent. Parent’s principal executive offices are located at c/o Kohlberg Kravis Roberts & Co. L.P., 30 Hudson Yards, New York, NY 10001 and its telephone number is (877) 610-4910.

Merger Sub

Icon Acquisition Sub Inc.

c/o Kohlberg Kravis Roberts & Co. L.P.

30 Hudson Yards

New York, NY 10001

Phone: (877) 610-4910

Merger Sub is a Delaware corporation that was formed by Parent solely for the purpose of entering into the Merger Agreement, consummating the Merger and engaging in the transactions contemplated by the Merger Agreement. Merger Sub is a wholly owned subsidiary of Parent and has not carried on any business activity other than in connection with the transactions contemplated by the Merger Agreement. Upon consummation of the Merger, Merger Sub will cease to exist. Merger Sub’s principal executive offices are located at c/o Kohlberg Kravis Roberts & Co. L.P., 30 Hudson Yards, New York, NY 10001 and its telephone number is (877) 610-4910.

THE MERGER

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the Board, the Transaction Committee or the representatives of the Company and other parties.

The Board and the Company’s senior management periodically review the Company’s long-term strategy and objectives in light of market and industry conditions. These reviews have included, among other things, consideration of organic growth initiatives, acquisitions, divestitures, and potential business combination transactions, as well as other strategic opportunities, in each case with a view towards enhancing stockholder value.

On February 3, 2023, the Chief Executive Officer of a strategic party (“Party A”) and Steve Daly, the Chief Executive Officer of the Company, met in person at an industry conference they were both attending. After the conference, Mr. Daly and the Chief Executive Officer of Party A had an introductory discussion regarding the Company’s business. No specific transaction was discussed and no proposal was made with respect to any acquisition or other transaction between Party A and the Company during this conversation.

On February 9, 2023, the Chief Executive Officer of Party A contacted Holden Spaht, who serves as a director on the Board and is a managing partner of the Company’s controlling stockholder, Thoma Bravo, on an unsolicited basis to express interest in discussing a potential strategic transaction involving the Company. The Chief Executive Officer of Party A and Mr. Spaht had a preexisting business relationship unrelated to the Company. No specific transaction was discussed and no proposal was made with respect to any acquisition or other transaction between Party A and the Company during this conversation. Mr. Spaht informed the Chief Executive Officer of Party A that he would inform Mr. Daly and the rest of the Board of the inquiry.

On February 12, 2023, the Board convened a meeting attended by the Company’s outside legal advisor, Kirkland & Ellis LLP (“K&E”). Mr. Daly and Mr. Spaht informed the Board of the February 3rd and February 9th discussions with Party A, and Mr. Daly requested direction from the Board with respect to whether and to what extent he should engage in further discussions with Party A. In light of the inbound interest, K&E also reviewed with the Board its fiduciary duties under Delaware law and discussed process safeguards and considerations relevant to potential strategic transactions involving a Delaware corporation. K&E also provided the Board with guidance regarding the sharing of information with a third party, particularly information that could be considered material, non-public information. After discussion, the Board authorized Mr. Daly to continue discussions with Party A, subject to Party A’s execution of a confidentiality agreement.

On February 13, 2023, the Company entered into a confidentiality agreement with Party A. The confidentiality agreement included customary nondisclosure and nonuse provisions and a standstill provision that prohibited Party A (for an agreed-upon period) from (among other things) offering to acquire or acquiring the Company, and from taking certain other actions, including soliciting proxies, in each case without the prior consent of the Company. The confidentiality agreement permitted Party A to make acquisition proposals at any time after the Company enters into a definitive agreement with a third party providing for a change of control transaction of the Company.

On February 21, 2023, the Company’s management provided Party A with certain preliminary information concerning the Company, including an overview of the Company’s 2023 annual operating plan and responses to certain diligence requests made by Party A.

On March 10, 2023, Mr. Daly and Matt Kaminer, the Company’s Chief People and Legal Officer, met in person with representatives of Party A to discuss the Company’s strategic plan and the education technology industry generally. The participants in the discussion did not discuss any specific transaction, and no proposals with respect to a potential strategic transaction were made during this meeting.

On March 17, 2023, the Board convened a meeting attended by representatives of K&E and J.P. Morgan, the Company’s financial advisor, who had been invited to the meeting at the request of the Board due to, among other things, J.P. Morgan’s experience and its qualifications in connection with strategic acquisitions, as well as its longstanding relationship and familiarity with the Company and the industry in which the Company operates. During the meeting, Mr. Daly provided the Board with an update on Party A’s interest in continuing discussions regarding a potential strategic transaction. While the Board made no decision with respect to pursuing a transaction with Party A or any other similar transaction, the Board determined to form an ad-hoc transaction committee (the “Transaction Committee”) for convenience and efficiency in considering, evaluating and responding to any potential proposals from Party A or any other parties. Messrs. Daly and Spaht, as well as Brian Jaffee, who serves as a director on the Board and is a partner at Thoma Bravo, all of whom had significant experience with the Company and mergers and acquisition transactions, were appointed to the Transaction Committee. The Board authorized the Transaction Committee to assist management with respect to responding to any inquiries from Party A or any other parties and to provide timely Board input on issues as they arose; provided that any potential transaction involving the Company would need to be approved by the full Board. J.P. Morgan then presented to the Board regarding its qualifications as a financial advisor and subsequently left the meeting. The Board thereafter approved the Company’s engagement of J.P. Morgan as a financial advisor with respect to a potential transaction, subject to the receipt of J.P. Morgan’s customary conflict disclosures and the satisfactory review thereof by the Board (as described below).

On March 27, 2023, a representative of Party A informed a member of the Transaction Committee that it was no longer interested in pursuing a strategic transaction because Party A believed the Company did not meet its investment criteria at that time. Later, on March 27, 2023, the Board disbanded the Transaction Committee in light of the response from Party A.

On February 7, 2024, the Chief Executive Officer of Party A called Mr. Spaht to inform him that Party A had continued to track the Company’s performance since the prior year’s discussions and asked for an update on the Company’s business. Mr. Spaht did not provide an update on the business at this time, but suggested a more in-depth discussion at a later date.

On March 5, 2024, Mr. Spaht and Jamie Hutter, who serves as a director on the Board and is a Principal of Thoma Bravo, met in person with representatives of Party A to provide Party A with an update on the Company’s business. At the meeting, Mr. Spaht and Mr. Hutter shared confidential information about the Company with such representatives of Party A. The participants in the discussion did not discuss any specific transaction, and no proposals with respect to a potential strategic transaction were made during this meeting. The Company’s confidentiality agreement with Party A entered into on February 13, 2023 was still in effect at this time and at all times during any renewed discussions with Party A.

On March 17, 2024, at the request of a member of the Board in light of the renewed interest from Party A, a representative of J.P. Morgan compiled and provided to members of the Board an initial list of additional third parties that might be interested in a potential transaction with the Company. The list was compiled based on such third parties’ expertise and industry knowledge, considering various factors that, among other things, reflected such third parties’ knowledge of (and historical interest in) the Company and the broader industry sector in which it operates, their historical acquisition activity profile, their perceived approach to valuation and risk tolerance and such third parties’ perceived ability to finance an acquisition of the Company.

On March 19, 2024, representatives of J.P. Morgan held a videoconference with Lloyd “Buzz” Waterhouse, Charles Goodman, Mr. Jaffee and Mr. Spaht, as representatives of the Board, to discuss the proposed list. Following the call, the list was revised based on feedback from the videoconference and then provided to the full Board. Following final review and approval by the Board, later that day, Mr. Waterhouse authorized J.P. Morgan to initiate outreach on behalf of the Board to the agreed upon parties (which consisted of nine private equity firms (including KKR) and two strategic buyers), with the direction that material non-public information concerning the Company would not be provided to any party until execution of a customary confidentiality agreement.

Beginning on March 19, 2024, as authorized by the Board, J.P. Morgan initiated outreach to those eleven parties approved by the Board on March 19, 2024. Nine (which consisted of eight private equity firms, including KKR, and one strategic buyer) of such eleven parties expressed interest in entering into confidentiality agreements and attending management presentations and the other two parties included in the initial outreach beginning on March 19, 2024 declined to execute a confidentiality agreement and did not participate in a management presentation. Between March 25, 2024 and June 3, 2024, the Company entered into confidentiality agreements with such nine potential interested parties, including with KKR on April 26, 2024. Each confidentiality agreement included customary nondisclosure and nonuse provisions and a standstill provision that prohibited the party (for an agreed-upon period) from (among other things) offering to acquire or acquiring the Company, and from taking certain other actions, including soliciting proxies, in each case without the prior consent of the Company. Each confidentiality agreement permitted the party to make acquisition proposals at any time after the Company enters into a definitive agreement with a third party providing for a change of control transaction of the Company. Each party was provided access to a management presentation and other financial information upon entry into a confidentiality agreement.

Between March 25, 2024 and June 14, 2024, Mr. Daly and other members of the Company’s senior management gave management presentations to twelve interested parties total (including the nine parties in the initial outreach) who had signed confidentiality agreements, including KKR, private equity firms we refer to as Party B, Party C, Party D, Party E, Party F, Party G, Party I and a potential strategic acquiror we refer to as Party H. As described below, Party G, Party I and Party H were not included in the initial outreach. Representatives of J.P. Morgan were in attendance at each of these meetings. The participants in these sessions did not discuss any specific transaction, and no proposals with respect to a potential strategic transaction were made during these meetings.

On April 30, 2024, the Board convened a regularly scheduled meeting during which the Company’s management provided an update on the various meetings that had occurred, or were still scheduled to occur in the future, with potentially interested parties. While the Board made no decision with respect to pursuing a transaction, the Board determined to re-establish the Transaction Committee comprised of the same members and having the same authorizations and purpose as was established the prior year, which committee was established for convenience and efficiency in considering, evaluating and responding to any potential proposals from any parties, as well as to respond to inquiries from parties and to provide timely input on issues as they arose.

On May 7, 2024, J.P. Morgan informed members of the Transaction Committee of an unsolicited inbound inquiry from a private equity firm that was not included in the initial outreach (Party G). The Transaction Committee approved J.P. Morgan engaging with Party G and the Company’s entry into a confidentiality agreement with Party G substantially similar to the other confidentiality agreements used with other interested parties.

Between May 10, 2024 and May 14, 2024, Mr. Daly, other members of the Company’s senior management and representatives of J.P. Morgan held separate financial diligence sessions with six of the private equity firms that had previously participated in management presentations and requested such sessions, which included KKR, Party B, Party C, Party D, Party E and Party F. The participants in the discussions did not discuss any specific transaction, and no proposals with respect to a potential strategic transaction were made during these meetings.

On May 15, 2024, the date verbally communicated by representatives of J.P. Morgan to bidders as the deadline for submitting indications of interest with respect to a potential transaction with the Company, a representative of Party E and a representative of KKR submitted non-binding indications of interest to J.P. Morgan to acquire all of the outstanding shares of Company Common Stock for a proposed price between $23.00 and $26.00 per share and $24.50 per share, respectively. Later that day, representatives of J.P. Morgan communicated such indications of interest verbally to members of the Transaction Committee.

On May 17, 2024, following the closing of trading on the NYSE, Thomson Reuters reported that Thoma Bravo was exploring a sale of the Company (the “Reuters Article”). The Reuters Article also stated that Thoma Bravo had engaged J.P. Morgan to gauge the interest of potential buyers, including other private equity firms.

On May 20, 2024, a representative of Party F submitted a non-binding indication of interest to J.P. Morgan to acquire all of the outstanding shares of Company Common Stock for a proposed price between $22.00 and $23.00 per share. Later that day, representatives of J.P. Morgan communicated such indication of interest verbally to members of the Transaction Committee.

On May 21, 2024, the Transaction Committee convened a meeting with J.P. Morgan in attendance. J.P. Morgan summarized the terms of the three indications of interest and the status of each party’s due diligence review of the Company and discussed with the Transaction Committee potential approaches to further gauge the parties’ interest in a strategic transaction involving the Company. The Transaction Committee discussed, among other things, the recent conversations with each party, the merits of the indications of interest from KKR, Party E and Party F, and related process considerations. The Transaction Committee also discussed with J.P. Morgan other alternatives, including the possibility of soliciting interest from other potential bidders. Following discussion, the Transaction Committee determined to recommend to the Board that, in light of discussions to date with KKR, Party E and Party F, who were perceived as the most likely potential acquirers of the Company because of their knowledge of the industry, level of diligence completed to that point and submission of an indication of interest by or promptly following the requested deadline, it was advisable and in the best interests of the Company’s stockholders to focus engagement with those three parties. The Transaction Committee determined not to expand outreach to any additional parties at that time because the Reuters Article had been published and any interested third parties would have the opportunity to make unsolicited inbound inquiries based on the reporting that Thoma Bravo was exploring a sale of the Company.

On May 22, 2024, a representative of J.P. Morgan informed KKR, Party E and Party F that the Company would continue to engage with them with respect to pursuing a potential acquisition of the Company.

On May 24, 2024, KKR requested permission from J.P. Morgan to contact certain co-investors with respect to providing equity financing to KKR in connection with its potential acquisition of the Company. Representatives of J.P. Morgan relayed this request to members of the Transaction Committee, but such permission was not granted at this time.

On May 26, 2024, the Transaction Committee approved the opening of the data room and granted access to KKR, Party E and Party F.

On May 29, 2024, the Transaction Committee provided an update to the Board via email on the outcome of the outreach initiated on March 19, 2024 to potential acquirors of the Company and a recommendation for next steps. The Transaction Committee recommended to the Board that, in light of the indications of interest, they move forward with further discussions with three parties—KKR, Party E and Party F—all of whom had already done substantial diligence on the Company, have experience in the broader education technology sector and have the financial resources to execute a transaction of this size. The Board instructed the Company’s management team and advisors to continue to engage with the three parties and provide them with additional diligence information about the Company. In addition, the Transaction Committee noted that Party H recently expressed interest in evaluating a potential transaction involving the Company. While Party H, a strategic acquiror, had not yet started any diligence work on the Company, the Board directed the Company’s management and advisors to engage with them to determine their interest in pursuing a potential transaction in light of Party H’s knowledge of the industry in which the Company operates and its financial resources, including providing diligence information after execution of a confidentiality agreement. Finally, the Transaction Committee recommended that parties be requested to complete their work and provide final bids by the end of June. On May 29, 2024, the Board received an unsolicited inbound inquiry from a private equity firm (Party I) that was not included in the initial outreach. The Transaction Committee approved J.P. Morgan engaging with Party I and the Company’s entry into a confidentiality agreement with Party I substantially similar to the other confidentiality agreements used with other interested parties participating in the process.

On May 29, 2024, the Company entered into a confidentiality agreement with Party H having substantially similar terms as those entered into with other parties participating in the process.

On May 29, 2024 and May 31, 2024, Mr. Daly and members of the Company’s senior management hosted a business diligence session with Party F. The participants in the session did not discuss any specific transaction, and no proposals with respect to a potential strategic transaction were made during this meeting.

On May 30, 2024, KKR again requested permission from J.P. Morgan to contact certain potential equity co-investors and representatives of J.P. Morgan relayed this request to members of the Transaction Committee. The Transaction Committee provided their approval to representatives of J.P. Morgan, and this permission was relayed to KKR later that day.

On May 31, 2024 and June 4, 2024, Mr. Daly and members of the Company’s senior management hosted business diligence sessions with KKR. The participants in the discussions did not discuss any specific transaction, and no proposals with respect to a potential strategic transaction were made during these meetings.

On June 5, 2024, the Company’s management prepared an initial draft of its five-year long-range projections, based upon projections and data used in preparation for the Company’s investor day on March 12, 2024 and previously reviewed and approved by the Board, which were provided in the data room and to J.P. Morgan for use in connection with its financial analyses and potential opinion.

Between June 6, 2024 and June 20, 2024, members of the Company’s senior management and representatives of J.P. Morgan participated in several due diligence sessions with KKR, Party E and Party F and their respective representatives.

On June 11, 2024, Party F contacted representatives of J.P. Morgan to notify them that Party F was no longer interested in pursuing the potential transaction because they would be unwilling to increase their proposed price above the range set forth in their previous indication of interest and believed such price would not be competitive with other parties. Later that day, representatives of J.P. Morgan communicated this verbally to members of the Transaction Committee.

On June 13, 2024, representatives of Party E contacted representatives of J.P. Morgan to discuss their previously submitted indication of interest and noted that they were still completing their diligence process, but that their bid would likely be lower than the range provided in such indication of interest. Later that day, representatives of J.P. Morgan communicated this verbally to members of the Transaction Committee.

On June 15, 2024, a member of the Transaction Committee, Mr. Jaffee, sent an email update to the Board indicating that two of the three private equity bidders (Party E and KKR) continue to spend considerable time and effort on diligence and the other private equity bidder (Party F) was no longer interested in pursuing the potential transaction. Mr. Jaffee noted that management had multiple meetings with each of the bidders, including financial, product and M&A focused meetings. Mr. Jaffee indicated the Transaction Committee would ask the remaining parties to submit updated indications of interest by the end of the following week. Mr. Jaffee’s email attached a summary of the key terms for a Merger Agreement that would be posted to the data room and an overview of the director’s fiduciary duties and process considerations prepared by K&E.

On June 17, 2024, the Company’s management updated the initial management projections prepared on June 5, 2024 to, among other things, account for a recent acquisition by the Company and the management projections were finalized (the “Management Forecasts” as discussed in further detail in the section of this information statement entitled “—Certain Company Financial Forecasts” beginning on page 41). The Board approved the Management Forecasts to be used by the Board to compare the standalone business of the Company to any proposals received from counterparties, and authorized the Company’s management to distribute the projections to potential counterparties and to J.P. Morgan for J.P. Morgan’s use in connection with its financial analyses and potential opinion.

On June 21, 2024, representatives of KKR verbally communicated to representatives of J.P. Morgan that while KKR was still interested in acquiring all of the outstanding shares of Company Common Stock, the per share price at which it would be willing to do so would likely be lower than KKR’s previously communicated price of $24.50 per share unless KKR was able to secure equity co-investors for a portion of the required equity financing who were willing to invest at that original price. Also on June 21, 2024, representatives of KKR also requested approval to contact lenders and additional equity co-investors regarding providing financing in connection with a potential acquisition of the Company. Representatives of J.P. Morgan relayed this request to members of the Transaction Committee, but such such permission was not granted at this time.

On June 24, 2024, a representative of KKR and representatives of J.P. Morgan held a teleconference where such representative of KKR reiterated that KKR remained interested in acquiring all of the outstanding shares of Company Common Stock at a price of $24.50 per share provided that it could secure co-investors to provide a portion of the equity financing at that price. Following this teleconference, KKR again requested approval to contact lenders and additional equity co-investors and representatives of J.P. Morgan relayed this request to members of the Transaction Committee. The Transaction Committee provided their approval to representatives of J.P. Morgan, and this permission was relayed to KKR later that day. Representatives of J.P. Morgan also provided an update to members of the Transaction Committee about its discussions with representatives of KKR.

On June 24, 2024, representatives of Thoma Bravo contacted a representative of Dragoneer Investment Group, LLC (“Dragoneer”) to gauge Dragoneer’s interest in providing equity financing for the potential acquisition of the Company because Dragoneer had met with the Company’s management in the past (prior to commencing this process) and Thoma Bravo was aware that representatives of Dragoneer had been tracking the Company’s growth. The representative of Dragoneer indicated that Dragoneer may be interested in pursuing a co-invest opportunity with a buyer of the Company.

On June 25, 2024, Mr. Jaffee and a representative of KKR held a teleconference to discuss the June 24, 2024 conversation between such representative of KKR and representatives of J.P. Morgan, the remaining open diligence items and the timing for the potential acquisition. The representative of KKR indicated that KKR would need a few weeks to obtain the equity financing necessary for the acquisition.

On June 25, 2024, a draft of the Merger Agreement that was prepared by K&E was posted in the Company’s data room for bidders. The draft Merger Agreement included, among other terms and conditions, (i) private equity-style financing, which included equity and debt commitment letters as well as a limited guarantee from an investment fund affiliated with the bidder, (ii) a “go-shop” provision that would enable the Company to solicit alternative bids for 40 days after signing of the Merger Agreement, (iii) that the Principal Stockholders would not deliver a written consent to approve the merger until after the termination of the “go-shop” period, (iv) a termination fee payable by the Company equal to 1.0% of the Company’s fully diluted equity value based on the per share price if the Merger Agreement was terminated under certain circumstances in connection with a superior proposal received prior to the end of the go-shop period, (v) a termination fee payable by the Company equal to 2.0% of the Company’s fully diluted equity value based on the per share price if the Merger Agreement was terminated under certain other circumstances, (vi) a termination fee payable by the potential acquiror equal to 10.0% of the Company’s fully diluted equity value based on the per share price if the Merger Agreement was terminated under certain other circumstances and (vii) a “hell-or-high-water” regulatory efforts covenant applicable to the potential acquiror and its affiliates.

Between June 25, 2024 and July 3, 2024, members of the Company’s senior management and representatives of J.P. Morgan participated in several additional due diligence sessions with KKR and its representatives.

On June 26, 2024, the Transaction Committee convened to discuss the status of diligence and the remaining high priority requests.

On June 27, 2024, a representative of KKR submitted a written indication of interest to J.P. Morgan re-affirming KKR’s June 24, 2024 verbal proposal to acquire all of the outstanding shares of Company Common Stock for $24.50 per share, subject to satisfactory completion of outstanding diligence and assuming the ability of KKR to syndicate a portion of the equity financing to co-investors at such price. KKR’s written indication of interest represented a 21% premium to the Company’s unaffected share price of $20.27 as of May 17, 2024, the last trading day prior to the Reuters Article.

On July 2, 2024, the Board convened a meeting with members of the Company’s management, representatives of K&E and J.P. Morgan in attendance. Representatives of J.P. Morgan, the Board and Company management discussed the outreach conducted on behalf of the Company and unsolicited inbound interest to date, that KKR, Party E and Party F were the only parties that had submitted non-binding indications of interest with respect to a potential acquisition of all of the outstanding shares of the Company Common Stock (which non-binding indications of interest had previously been provided or communicated to the Board), and that all of such parties satisfied certain key metrics previously determined by the Board for potentially participating in a process, including that: (i) such parties were familiar with the Company’s business and the industries in which the Company operates and (ii) such parties had sufficient financial capacity to provide the equity financing necessary to consummate a potential transaction. Representatives of J.P. Morgan, the Board and Company management then discussed (A) the fact that, in spite of the Company’s efforts to engage with potential strategic buyers, no such strategic buyers had indicated an interest in continuing participation in a process at that time, (B) Party F was no longer interested in pursuing a potential transaction and (C) Party E had verbally indicated that their bid would likely be lower than the range provided in their indication of interest. Based on these discussions, the Board determined that only KKR would be moving forward as a potential acquiror in a proposed transaction. Representatives of J.P. Morgan then presented to the Board regarding certain preliminary financial analyses prepared by J.P. Morgan and J.P. Morgan also provided a relationship disclosure letter to the Board, which provided customary relationship disclosures with respect to the Company, Thoma Bravo and KKR. The Board was then presented with an opportunity to ask questions regarding the disclosure letter. Representatives of K&E provided an overview of fiduciary duties under Delaware law specifically in the context of mergers and acquisitions and presented an overview of process considerations that the Board should take into account when evaluating a potential sale transaction, including evaluation of the Company’s standalone plan. Representatives of K&E then orally disclosed to the Board relationships of K&E, including certain representatives of K&E, with the Company, Thoma Bravo, KKR and other relevant parties, which included, among other things, the fact that Thoma Bravo and KKR are long-standing clients of K&E with multiple concurrent engagements and that certain partners of K&E are members of a limited partnership that is an investor in one or more investment funds affiliated with Thoma Bravo and KKR, but that no attorney of K&E was representing KKR in the proposed transaction between the Company and KKR. Following K&E’s oral disclosure, the Board concluded that none of the relationships disclosed would affect K&E’s ability to serve as the Company’s legal advisor. After a fulsome discussion, including weighing the proposals against the Company’s standalone plan, the Board (1) authorized the Transaction Committee to continue negotiations with KKR on behalf of the Board, (2) authorized the Company to execute an engagement letter with J.P. Morgan subject to approval of the economic terms and (3) ratified the Transaction Committee’s prior approval permitting KKR to discuss the potential transaction with debt and equity financing sources. After the Board meeting and at the direction of the Board, representatives of J.P. Morgan notified Party E that they would not be moving forward in the process.

On July 2, 2024, outside legal counsel to KKR, Simpson Thacher & Bartlett LLP (“Simpson”), sent K&E a revised draft of the Merger Agreement. This draft of the Merger Agreement, among other changes, (i) removed the go-shop provision, (ii) proposed a Company termination fee of 3.50% of the fully diluted equity value of the Company based on the per share price if the Merger Agreement was terminated under certain circumstances in connection with a superior proposal received prior to the receipt of the written consent approving the merger, (iii) proposed an acquiror termination fee of 4.50% of the fully diluted equity value of the Company based on the per share price, (iv) excluded Parent’s affiliates from the “hell-or-high-water” regulatory efforts covenant and (v)

provided that the Principal Stockholders would deliver a written consent shortly after execution of the Merger Agreement, meaning there would be no meaningful period of time when the Board would have a “fiduciary out” if a superior proposal emerged.

On July 6, 2024, representatives of Simpson delivered to representatives of K&E an initial draft of the Equity Commitment Letter and Limited Guarantee (each as defined in “—Financing” beginning on page 44) to be executed by an investment fund affiliated with KKR in connection with the proposed transaction.

On July 9, 2024, K&E sent Simpson a revised draft of the Merger Agreement and between July 9 and July 25 2024, K&E and Simpson, on behalf of the Company and KKR, respectively, exchanged drafts of the Merger Agreement and conducted a number of conference calls regarding the Merger Agreement. During this period of time the parties continued to negotiate the Merger Agreement, including, among other items, (i) the go-shop provision, (ii) the efforts required by the Company and Parent to obtain the required regulatory approvals, including restrictions on Parent from entering into transactions that would reasonably be expected to delay the consummation of the Merger and restrictions on actions of the acquiror that would trigger any additional government clearances, consents, approvals, waivers or actions and (iii) the termination fees payable by the Company and Parent in the event the Merger Agreement was terminated under certain circumstances.

On July 10, 2024, members of the Company’s senior management hosted representatives of KKR at the Company’s industry conference in Las Vegas, during which the parties engaged in additional diligence discussions.

On July 13, 2024, K&E sent Simpson a draft of the Disclosure Schedules to the Merger Agreement (the “Disclosure Schedules”). Between July 13 and July 25, 2024, K&E and Simpson exchanged drafts of the Disclosure Schedules.

On July 14, 2024, representatives of J.P. Morgan introduced representatives of KKR to representatives of Dragoneer over email. Later on July 14, 2024, Dragoneer executed a joinder to the confidentiality agreement previously signed by KKR and was provided access to the Company’s data room for bidders.

On July 15, 2024, Mr. Jaffee provided an email update to the Board with respect to the status of discussions with KKR, including with respect to their diligence and progress negotiating the Merger Agreement and other transaction documents.

On July 15, 2024, representatives of Thoma Bravo, KKR and J.P. Morgan held a discussion regarding potential third-party equity financing sources that KKR was seeking permission to contact and KKR provided an update on the status of its process to secure a portion of the equity financing. On July 15, 2024, representatives of KKR had an initial meeting with representatives of Dragoneer and continued discussions over the next several days regarding terms of a potential equity co-investment by Dragoneer.

On July 15, 2024, representatives of Simpson delivered to representatives of K&E a draft of the Debt Commitment Letter contemplating the Debt Financing (each as defined in “—Financing” beginning on page 44).

On July 16, 2024, representatives of Thoma Bravo met with Dragoneer’s investment team to further discuss the co-invest opportunity and provide an update on the status and details of the potential transaction. At this meeting, representatives of Thoma Bravo provided responses to due diligence questions from representatives of Dragoneer regarding the potential transaction and the Company.

On July 17, 2024, J.P. Morgan provided updated relationship disclosures regarding the Company, Thoma Bravo and KKR to the Board. Later on July 17, 2024, the Board convened a meeting with the Company’s management, with representatives of K&E and J.P. Morgan in attendance. J.P. Morgan, the Board and the Company’s management discussed the due diligence process in connection with the potential strategic transaction with KKR, including the additional several meetings that had occurred in recent weeks, the key diligence work that had been completed since July 2, 2024 and the key diligence requests that remained outstanding. Representatives of J.P. Morgan then presented to the Board regarding certain preliminary financial analyses prepared by J.P. Morgan. Representatives from J.P. Morgan, the Company’s management and the Board then reviewed the potential timeline to announcement and closing of a transaction. Questions were asked and answered, and a full discussion ensued. Representatives of K&E discussed with the members of the Board their fiduciary duties in connection with the potential transaction with KKR and presented an update with respect to outstanding issues in the Merger Agreement and other transaction documents. K&E also provided an update with respect to KKR’s debt financing in connection with the Merger and a related estimated timeline. J.P. Morgan left the meeting and K&E then discussed the key terms of the Company’s engagement with J.P. Morgan, including the transaction fees associated with the potential Merger and the opinion fees associated with J.P. Morgan rendering a fairness opinion, among other engagement letter terms, and the Board reviewed and approved the updated relationship disclosures.

On July 18, Mr. Daly and other members of the Company’s senior management gave a management presentation to representatives of Dragoneer and KKR to facilitate Dragoneer’s evaluation of potentially providing equity financing to KKR.

On July 19, 2024, Mr. Jaffee and a representative of KKR spoke to discuss the status of the transaction and the related equity financing. The representative of KKR indicated that KKR had not yet obtained equity commitments necessary for the acquisition, but they would continue to engage with a few of their larger limited partners and would revert on July 23, 2024 with an updated status following a meeting with their investment committee on July 22, 2024.

On July 21, 2024. Mr. Spaht had a call with a representative of KKR to discuss the status of the potential transaction and the representative of KKR indicated that KKR’s internal processes were progressing as expected in advance of KKR’s investment committee meeting the next day.

On July 23, 2024, a representative of KKR called Mr. Jaffee to convey that KKR was still having difficulty finding co-investors willing to provide a portion of the equity financing at a price equal to $24.50 per share and that KKR would need to reduce its offer to acquire all of the outstanding shares of Company Common Stock to $23.25 per share, representing a 14.7% premium to the Company’s unaffected share price of $20.27 as of May 17, 2024, the last trading day prior to the Reuters Article.

Later on July 23, 2024, in response to KKR’s reduced offer, Mr. Spaht, on behalf of the Transaction Committee, called representatives of KKR to convey that he expected the Board would be unwilling to proceed at the price indicated in KKR’s July 23rd proposal but, subject to discussion with the Board, the Board may support a price of $24.00 per share. Representatives of KKR then countered with an offer of $23.50 per share. Mr. Spaht indicated to representatives of KKR that a price per share of $23.50 was also insufficient. After further discussion, KKR verbally made an offer to acquire all of the outstanding shares of Company Common Stock for $23.60 per share, representing a 16.4% premium to the Company’s unaffected share price of $20.27 as of May 17, 2024, the last trading day prior to the Reuters Article, which KKR indicated was its last and final offer. Mr. Spaht indicated that he would discuss the offer with the Board.

On July 23, 2024, J.P. Morgan provided an updated relationship disclosure letter to the Board, which provided customary relationship disclosures with respect to the Company, Thoma Bravo, KKR and Dragoneer and the Board reviewed and approved such updated relationship disclosures.

On July 23, 2024, pursuant to an earlier discussion between representatives of J.P. Morgan and Mr. Walker regarding the preparation of unlevered free cash flow projections through 2033 based on extrapolations of the Management Forecasts (the unlevered free cash flow projections extending through 2033 are included in the “Expanded Forecasts” as discussed in further detail in the section of this information statement entitled “—Certain

Company Financial Forecasts” beginning on page 41), the Company’s management approved the Expanded Forecasts for use by J.P. Morgan in connection with its financial analyses and opinion.

On July 24, 2024, as a result of the aforementioned discussions and after several exchanges of revised drafts of the Merger Agreement and other transaction documents since the July 9, 2024 draft K&E shared with Simpson, K&E received a revised draft of the Merger Agreement from Simpson proposing, among other things, (i) to replace the 25-day go-shop provision in K&E’s prior proposal with a customary “no-shop” provision, (ii) an acquiror termination fee of 6.0% of the fully diluted equity value of the Company based on the Per Share Price in response to K&E’s prior proposal in an earlier draft of the Merger Agreement of 7.0%, (iii) certain changes with respect to the effort required of the acquiror to obtain regulatory approvals for the transaction, and (iv) to require the delivery of a written consent by the Principal Stockholders promptly following the execution of the definitive Merger Agreement.

On July 24, 2024, the Board held a meeting with members of the Company’s management and representatives of J.P. Morgan and K&E in attendance. Members of the Board and management and representatives of J.P. Morgan updated the Board with respect to the revised terms proposed by KKR and the negotiations that had occurred over the last several days and a discussion ensued. Representatives of J.P. Morgan then reviewed the financial aspects of the proposed Merger and provided the Board with an update of its preliminary financial analyses with respect to the Company, and members of the Company’s management discussed with the Board the Expanded Forecasts, including the material assumptions included therein. For a detailed discussion regarding the Expanded Forecasts, please see “—Certain Company Financial Forecasts.” Representatives of K&E summarized the terms of the draft Merger Agreement received from Simpson earlier that day, including with respect to (i) the efforts the acquiror was required to take to obtain regulatory approvals and that before receipt of required antitrust approvals the acquiror was prohibited from entering into transactions that would reasonably be expected to prevent or materially delay receipt of required antitrust approvals for the transaction, (ii) the amount of the termination fee payable by the Company in certain circumstances, and (iii) the amount of the termination fee payable by the acquiror in certain circumstances. The Board discussed the price of $23.60 per share and other terms of the Merger Agreement, and indicated its support for a transaction on those terms in light of the Company’s standalone prospects and outlook, subject to review of the final Merger Agreement and other transaction documents.

During the course of the evening of July 24, 2024 and overnight, K&E and Simpson worked to finalize the Merger Agreement, Disclosure Schedules, Equity Commitment Letter, Debt Commitment Letter, Limited Guaranty and other transaction documents.

Early in the morning of July 25, 2024, the parties completed their negotiation of the Merger Agreement, Disclosure Schedules, Equity Commitment Letter, Debt Commitment Letter, Limited Guaranty and other transaction documents and had agreed to resolve the open issues in the Merger Agreement largely in the manner proposed by Simpson on July 24, 2024.

Early in the morning of July 25, 2024 and following the finalization of the transaction documents, the Board held a meeting with members of the Company’s management and representatives of J.P. Morgan and K&E in attendance. Representatives of K&E summarized the proposed final terms of the Merger Agreement which were consistent with the terms discussed at the July 24, 2024 meeting and discussed with the Board its fiduciary duties under Delaware law in connection with the potential transaction. J.P. Morgan then reviewed with the Board its final financial analyses with respect to the Company and, thereafter, delivered its oral opinion (which J.P. Morgan subsequently confirmed in writing) that, as of such date and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid to the holders of Company Common Stock in the Merger was fair, from a financial point of view, to such holders. J.P. Morgan’s opinion is more fully described in the section of this information statement entitled “—Opinion of J.P. Morgan.” Following discussion and consideration of the Merger Agreement and the other transactions contemplated by the Merger Agreement (including the factors described in the section titled “—Reasons for the Merger; Recommendation of the Board”),

the members of the Board unanimously: (i) determined that the terms of the Merger Agreement and related transactions are fair to and in the best interests of the holders of Company Common Stock, and declared it advisable, to enter into the Merger Agreement providing for the Merger in accordance with the DGCL; (ii) approved the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and other obligations under the Merger Agreement, and the consummation of the Merger upon the terms and subject to the conditions set forth in the Merger Agreement; and (iii) resolved to recommend that the holders of Company Common Stock adopt the Merger Agreement. Further, the members of the Board reviewed and approved the Equity Commitment Letter, the Limited Guaranty, the Disclosure Schedules and other transaction documents.

Thereafter, the Company and the acquiror executed the Merger Agreement and KKR delivered an executed Equity Commitment Letter, Debt Commitment Letter and Limited Guaranty. Following the execution of the Merger Agreement and related transaction documents, the Company and KKR issued a joint press release announcing the entry into the Merger Agreement before the opening of the U.S. stock exchange on July 25, 2024. Thoma Bravo, as holder of approximately 83.3% of the aggregate voting power of the issued and outstanding shares of Company Common Stock, delivered a stockholder action by written consent approving the Merger later that day.

Recommendation of the Board; Reasons for the Merger

After careful consideration, the Board unanimously:

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determined that the terms of the Merger Agreement and the Related Agreements, the Merger and the other transactions contemplated by the Merger Agreement and the Related Agreements are fair to and in the best interests of Instructure and its stockholders;

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approved and declared advisable the Merger Agreement and the Related Agreements, and approved and declared advisable the consummation of the Merger and the other transactions contemplated by the Merger Agreement and the Related Agreements;

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authorized and approved in accordance with the requirements of the DGCL the execution and delivery by Instructure of the Merger Agreement and the Related Agreements, the performance by Instructure of its covenants and agreements contained therein and the consummation of the Merger and the other transactions contemplated by the Merger Agreement and the Related Agreements upon the terms, and subject to the conditions, contained therein; and

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resolved to recommend that the holders of Company Common Stock approve the Written Consent to adopt the Merger Agreement, complying in all respects with the DGCL, the Second Amended and Restated Certificate of Incorporation of Instructure and the Amended and Restated Bylaws of Instructure.

In the course of the Board making such determinations, the Board consulted with management of Instructure, as well as Instructure’s legal and financial advisors, and considered the following potentially positive factors, which are not intended to be exhaustive and are not presented in any relative order of importance:

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Merger consideration: The Board considered the $23.60 per share in cash to be paid as Merger consideration in relation to (i) the Board’s assessment of the intrinsic value of Instructure as a standalone entity, (ii) the multiple of enterprise value to Adjusted EBITDA implied by such price (including in relation to Instructure’s current and historic multiples, the multiples implied by the market prices of shares of selected peer public companies and the multiples implied by the deal value in selected precedent transactions) and (iii) the current and historical market prices of Company Common Stock, including the market price of Company Common Stock on May 17, 2024, the trading day prior to a news article reporting that Instructure was exploring strategic alternatives (the “Unaffected Date”).

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Negotiations with KKR: The Board considered its belief that, after extensive negotiations with KKR, Instructure obtained the highest price and most favorable terms to which KKR was willing to agree, and that further negotiations would create a risk of causing KKR to abandon the transaction altogether.

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Strategic alternatives: The Board considered the potential benefits of continuing as a standalone company, including the likelihood that an alternative strategic transaction on more favorable terms would be available in the future.

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The Board considered the potential values, benefits, risks and uncertainties facing Instructure’s stockholders associated with possible strategic alternatives to the Merger (including scenarios involving the possibility of remaining a standalone publicly traded company), and the timing, risks and likelihood of accomplishing such alternatives, taking into account the Board’s belief that there were likely no other potential purchasers or other parties that would be reasonably likely to engage in a transaction in the near term at a price greater than the price being offered by KKR.

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The Board considered that Instructure, acting at the Board’s direction and with the assistance of its independent financial advisor, beginning on March 19, 2024, identified and reached out regarding possible interest in a potential transaction with eleven potential bidders, that Instructure entered into confidentiality agreements with nine counterparties, comprised of a mixture of strategic and financial counterparties, which the Board, with the assistance of its independent financial advisor, determined would be most likely to have an interest in acquiring, and be able to pay a competitive price for, Instructure, and that, following discussions with such counterparties, none of the counterparties other than KKR demonstrated further interest in pursuing a strategic transaction with Instructure.

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The Board considered the fact that market rumors became public that Instructure was in discussions involving a potential sale transaction generally, and specifically that KKR was one of the parties engaging in discussions to acquire Instructure, which provided any third party not otherwise contacted by Instructure or its representatives wishing to engage in discussions with Instructure an opportunity to put forward a compelling proposal, and the fact that, although the Board had not granted any potential bidder exclusivity and was free to consider indications from any other party, no potential acquirer had made a definitive proposal.

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The Board also considered that, if Instructure did not enter into the Merger Agreement with KKR, there could be a considerable period of time before the trading price of Company Common Stock would be sustained at or above the per share Merger consideration of $23.60, as adjusted for present value (even assuming full realization of the management projections).

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While the Board remained supportive of Instructure’s strategic plan and optimistic about its prospects on a stand-alone basis, the Board considered Instructure’s future prospects if Instructure was to remain an independent public company, including the competitive landscape, the business, financial and execution risks and Instructure’s relationships with customers, providers and suppliers and the potential impact of those factors on the trading price of Company Common Stock (which cannot be quantified numerically).

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Based on the value, risk allocation, timing and other terms and conditions negotiated with KKR, the Board ultimately determined that the acquisition by KKR is more favorable to Instructure’s stockholders than continuing as an independent public company.

•	Premium to trading price: The Board considered that the Merger consideration of $23.60 per share to be received by Instructure stockholders in the Merger represented a premium of approximately:

•	16% over the closing price of shares of Company Common Stock as of the Unaffected Date,

•	12% over the volume weighted average price of Company Common Stock during the three months prior to the Unaffected Date, and

•	18% over Instructure’s initial public offering price on July 21, 2021.

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Cash consideration: The Board considered the fact that the Merger consideration is all cash, which provides certainty and immediate liquidity and value to Instructure’s stockholders, enabling Instructure’s stockholders to realize value that has been created at Instructure while eliminating long-term business and execution risk.

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Principal Stockholder support: The Board considered the support of the Principal Stockholders, which collectively controlled approximately 83.3% of the aggregate voting power of the issued and outstanding shares of Company Common Stock as of July 25, 2024 and which will be receiving the same form and amount of Merger consideration for their shares of Company Common Stock as all other stockholders of Instructure.

•	KKR’s and its financing sources’ reputation: The Board considered the business reputation, experience and capabilities of KKR and its financing sources.

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Financial analysis and fairness opinion: The Board considered the financial analysis presented by J.P. Morgan and the oral opinion of J.P. Morgan, subsequently confirmed in writing, to the effect that, as of July 25, 2024, and based upon and subject to the factors and assumptions set forth in such written opinion, the consideration to be paid to the holders of Company Common Stock in the Merger was fair, from a financial point of view, to such holders, as more fully described below under the section of this information statement captioned “The Merger—Opinion of J.P. Morgan” beginning on page 36 and which full text of the written opinion is attached as Annex B to this information statement and is incorporated by reference in this information statement in its entirety.

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Merger Agreement: The Board considered, in consultation with its outside legal counsel, the terms of the Merger Agreement, which were the product of arm’s-length negotiations and contained terms and conditions that were, in the Board’s view, advisable and favorable to Instructure and its stockholders, including:

•	the representations, warranties and covenants of the parties, the conditions to the parties’ obligations to complete the Merger and their ability to terminate the Merger Agreement;

•	the limited number and nature of the conditions to KKR’s obligation to consummate the Merger;

•	the fact that the definition of “Company Material Adverse Effect” has a number of customary exceptions and is generally a very high standard applied by courts;

•	the fact that Instructure has sufficient operating flexibility to conduct its business in the ordinary course between execution of the Merger Agreement and consummation of the Merger; and

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the requirement that the parties use their respective reasonable best efforts to complete the transactions contemplated by the Merger Agreement, including to obtain all necessary governmental approvals as promptly as reasonably practicable.

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Likelihood of consummation: The Board considered the likelihood that the Merger would be completed, in light of, among other things, the conditions to the Merger, the absence of a financing condition, the covenants by the parties to use their respective reasonable best efforts to obtain all necessary governmental approvals and the likelihood of obtaining required regulatory approvals for a transaction with KKR prior to the Termination Date (as defined in “The Merger Agreement—Termination of the Merger Agreement” beginning on page 73).

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Financing: The Board considered Parent’s and Merger Sub’s representations and covenants contained in the Merger Agreement relating to the equity financing commitments from an investment fund affiliated with KKR and the debt commitment from financial institutions of international reputation (and the terms and conditions thereof) and that the Merger is not subject to a financing condition. Further, the Board considered that under specified circumstances, the Merger Agreement permits Instructure to seek specific performance against Parent and Merger Sub.

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Appraisal rights: The Board considered the fact that appraisal rights are available to Instructure’s stockholders who properly exercise their statutory rights under Section 262 of the DGCL (see “Appraisal Rights” beginning on page 80).

The Board also considered and balanced against the potentially positive factors a number of potentially negative factors concerning the Merger, including the following factors:

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Participation in future gains: The Board considered the fact that following the completion of the Merger, Instructure will no longer exist as a standalone public company and that Instructure’s existing stockholders will not be able to participate in any future earnings or growth of Instructure, or in any future appreciation in value of shares of Company Common Stock.

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Risks associated with announcement of the Merger: The Board considered the possibility of disruption to Instructure’s business that could result from the announcement of the Merger on Instructure’s operations, stock price, business ventures, employees, customers, suppliers and other business partners and the resulting distraction of management’s attention from day-to-day operations of the business and its ability to attract and retain key employees during the pendency of the Merger.

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Risks associated with a failure to consummate the Merger: The Board considered the fact that, while the Merger is expected to be completed, there are no assurances that all conditions to the parties’ obligations to complete the Merger will be satisfied or waived, and as a result, it is possible that the Merger may not be completed, as described under “The Merger Agreement—Conditions to Consummation of the Merger” beginning on page 71. The Board noted the fact that, if the Merger is not completed, (i) Instructure will have incurred significant risk, transaction expenses and opportunity costs, including the possibility of disruption to its operations, diversion of management and employee attention, employee attrition and a potentially negative effect on its business and client relationships, (ii) depending on the circumstances that caused the Merger not to be completed, it is likely that the trading price of Company Common Stock will decline, potentially significantly and (iii) the market’s perception of Instructure’s prospects could be adversely affected.

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Restrictions on the operation of Instructure’s business: The Board considered the fact that, although Instructure will continue to exercise control over its operations prior to the closing, the Merger Agreement prohibits Instructure from taking a number of actions relating to the conduct of its business prior to the closing without the prior written consent of Parent, which may delay or prevent Instructure from undertaking business opportunities that may arise during the pendency of the Merger, whether or not the Merger is completed.

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No-solicitation provision: The Board considered the fact that the Merger Agreement restricts Instructure’s ability to actively solicit acquisition proposals, subject to certain exceptions that expired upon the delivery of the Written Consent, and that given the expectation that the Written Consent would be delivered within one day following the execution of the Merger Agreement, there was effectively no path for a third party to submit an Acquisition Proposal following announcement of the Merger Agreement.

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Written Consent: The Board considered the fact that, as a condition to entering into the Merger Agreement, KKR required that the Merger Agreement include a provision permitting Parent to terminate the Merger Agreement if the Principal Stockholders failed to execute and deliver the Written Consent within twenty four hours following the execution of the Merger Agreement, and the obligation, in certain circumstances, for Instructure to pay KKR $109,000,000 upon the termination of the Merger Agreement.

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Tax treatment: The Board considered the fact that any gains arising from the receipt of the Merger consideration would generally be taxable to Instructure stockholders for United States federal income tax purposes.

•	Stockholder litigation: The Board considered the risk of litigation arising from stockholders in respect of the Merger Agreement or transactions contemplated by the Merger Agreement.

During its consideration of the transaction with KKR, the Board was also aware of and considered that Instructure’s directors and executive officers may have interests in the Merger that differ from, or are in addition to, the interests of Instructure’s stockholders generally, as described under “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 44.

After taking into account all of the factors set forth above, as well as others, the Board determined that the potentially positive factors outweighed the potentially negative factors. The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but summarizes the material information and factors considered by the Board in its consideration of the Merger. The Board reached the decision to recommend and approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, in light of the factors described above and other factors the Board felt were appropriate. In view of the variety of factors and the quality and amount of information considered, the Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and individual members of the Board may have given different weights to different factors. The Board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, senior management of Instructure, J.P. Morgan and Macquarie Capital as financial advisors, and K&E as legal advisor, and considered the factors overall to be favorable to, and to support, its determinations. This explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 18.

Required Stockholder Approval for the Merger

Under Delaware law and Instructure’s certificate of incorporation, the adoption of the Merger Agreement by our stockholders required the affirmative vote or written consent of stockholders of Instructure holding in the aggregate at least a majority of the voting power of the outstanding shares of Company Common Stock entitled to vote thereon. As of July 25, 2024, the record date for determining stockholders of Instructure entitled to vote on the adoption of the Merger Agreement, there were 146,471,276 shares of Company Common Stock outstanding. Holders of Company Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including adoption of the Merger Agreement.

On July 25, 2024, immediately following the execution of the Merger Agreement, the Principal Stockholders, which together on July 25, 2024 beneficially owned 122,065,804 shares of Company Common Stock representing approximately 83.3% of the aggregate voting power of the then issued and outstanding shares of Company Common Stock, delivered the Written Consent. As a result, no further action by any stockholder of Instructure is required under applicable law or the Merger Agreement (or otherwise) to adopt the Merger Agreement, and Instructure will not be soliciting your vote for or consent to the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement and will not call a stockholders’ meeting for purposes of voting on the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement. No action by the stockholders of Parent is required to complete the Merger and all requisite corporate action by and on behalf of Merger Sub required to complete the Merger has been taken.

When actions are taken by the written consent of less than all of the stockholders entitled to vote on a matter, Delaware law requires notice of the action be given to those stockholders who did not consent in writing to the action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that consents signed by a sufficient number of holders to take the action were delivered to the corporation in accordance with Section 228 of the DGCL. This information statement and the notice attached hereto constitute notice to you from Instructure of the Written Consent as required by Delaware law.

Opinion of J.P. Morgan

Pursuant to an engagement letter, the Company retained J.P. Morgan as its financial advisor in connection with the Merger.

At the meeting of the Board on July 25, 2024, J.P. Morgan rendered its oral opinion to the Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to the holders of Company Common Stock in the Merger was fair, from a financial point of view, to such holders. J.P. Morgan has confirmed its July 25, 2024 oral opinion by delivering its written opinion to the Board, dated July 25, 2024, that, as of such date, the consideration to be paid to the holders of Company Common Stock in the Merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan dated July 25, 2024, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this information statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this information statement is qualified in its entirety by reference to the full text of such opinion. The Company’s stockholders are urged to read the opinion in its entirety.

J.P. Morgan’s written opinion was addressed to the Board (in its capacity as such) in connection with and for the purposes of its evaluation of the Merger, and addressed, as of the date of the opinion, the fairness, from a financial point of view, of the consideration to be paid to holders of Company Common Stock in the Merger and did not address any other aspect of the Merger. J.P. Morgan expressed no opinion as to the fairness of the consideration to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft dated July 24, 2024 of the Merger Agreement;

•	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;

•

compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•

compared the financial and operating performance of the Company with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Company Common Stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared or approved by the management of the Company relating to its business; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of the Company and Parent with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (and did not assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Company or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the Merger and the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement, and that the definitive Merger Agreement would not differ in any material respect from the draft thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by the Company, Parent, and Merger Sub in the Merger Agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to the Company with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or on the contemplated benefits of the Merger.

The projections furnished to J.P. Morgan were prepared by the Company’s management. The Company does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the Company’s management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of Company Common Stock in the Merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to the holders of any other class of securities, creditors or other constituencies of the Company or the underlying decision by the Company to engage in the Merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Merger, or any class of such persons relative to the Merger consideration in the Merger or with respect to the fairness of any such compensation.

The terms of the Merger Agreement were determined through arm’s length negotiations between the Company and Parent, and the decision to enter into the Merger Agreement was solely that of the Board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Board or management with respect to the Merger or the Merger consideration.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to the Board on July 25, 2024 and contained in the presentation delivered to the Board on such date in connection with the rendering of such opinion and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Public Trading Multiples. Using publicly available information, J.P. Morgan compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to the Company. The companies selected by J.P. Morgan were:

•	Blackbaud, Inc.

•	DocuSign Inc.

•	Paycor HCM, Inc.

•	Paycom Software, Inc.

•	Paylocity Holding Corporation

•	Salesforce, Inc.

These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company. However, certain of these companies may have characteristics that are materially different from those of the Company. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect the Company.

Using information obtained from the selected companies’ public filings and FactSet Research Systems as of July 24, 2024, J.P. Morgan calculated, for each selected company, the ratios of the company’s firm value (“FV”) to the consensus equity research analyst estimates for the company’s earnings before interest, taxes, depreciation and amortization, excluding stock based compensation and certain non-recurring items of a significant or unusual nature, as applicable (“Adj. EBITDA”) for the year ending December 31, 2025 (the “FV/2025E Adj. EBITDA”).

Based on the results of this analysis, J.P. Morgan selected a reference range of 11.0x – 17.0x for FV/2025E Adj. EBITDA for the Company. After applying such ranges to the projected Adj. EBITDA for the Company for the twelve-month period ending December 31, 2025, as provided by the Company’s management, the analysis indicated the following ranges of implied per share equity value (rounded to the nearest $0.25) for Company Common Stock:

	Implied Per Share Equity Value
	Low	High
Company FV/2025E Adj. EBITDA	$16.50	$29.50

The ranges of implied per share equity values for Company Common Stock were compared to the Merger consideration of $23.60 per share of Company Common Stock.

Selected Transaction Analysis. Using publicly available information, J.P. Morgan examined selected transactions involving businesses which J.P. Morgan judged to be similar to the Company’s business (or aspects thereof) based on J.P. Morgan’s experience and familiarity with the industries in which the Company operates. Specifically, J.P. Morgan reviewed the following transactions:

Announcement Month and Year	Acquiror	Target
July 2024	Bain Capital, LLC	Envestnet, Inc.
June 2024	Bain Capital, LLC	PowerSchool Holdings, Inc.
April 2024	Vista Equity Partners	Model N, Inc.
March 2024	Thoma Bravo, L.P.	Everbridge, Inc.
April 2022	Brookfield Business Partners	CDKGlobal Inc.
December 2021	Oracle Corporation	Cerner Corporation
December 2021	Thoma Bravo, L.P.	Bottomline Technologies
August 2021	Clearlake Capital Group, L.P.	Cornerstone OnDemand, Inc.

Announcement Month and Year	Acquiror	Target
February 2019	Thoma Bravo, L.P.	Ellie Mae, Inc.
November 2018	Veritas Capital	athenahealth, Inc.
June 2018	Verscend Technologies	Cotiviti Holdings, Inc.

None of the selected transactions reviewed was identical to the proposed Merger. However, the selected transactions were chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the Merger.

Using publicly available information, J.P. Morgan calculated, for each selected transaction, the ratio of the target company’s FV implied by the consideration to be paid for the target company in such transaction as a multiple of published equity research analyst estimates for the target company’s projected revenue for the twelve-month period immediately following the announcement of each transaction (the “FV/NTM Revenue”).

Based on the results of this analysis and other factors J.P. Morgan considered appropriate based on its experience and professional judgment, J.P. Morgan selected a multiple reference range for FV/NTM Revenue of 4.5x to 7.5x. After applying each range to the Company’s estimated revenue for the twelve-month period immediately following June 30, 2024, as provided by the Company’s management, the analysis indicated the following ranges of implied per share equity value (rounded to the nearest $0.25) for the Company Common Stock:

	Implied Per Share Equity Value
	Low	High
FV/ NTM Revenue	$13.50	$27.75

The ranges of implied per share equity value for the shares of Company Common Stock was compared to the Merger consideration of $23.60 per share of Company Common Stock.

Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for the Company Common Stock. J.P. Morgan calculated the unlevered free cash flows that the Company is expected to generate during fiscal years 2024 through 2033 based upon financial projections approved by Company management for the years ended 2024 through 2033. J.P. Morgan also calculated a range of terminal asset values of the Company at the end of the 10-year period ending 2033 by applying a perpetual growth rate ranging from 2.5% to 3.5% of the unlevered free cash flow of the Company during the final year of the 10-year period. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 9.0% to 11.0%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of the Company. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted by subtracting the net debt for the Company as of June 30, 2024.

Based on the foregoing, this analysis indicated the following range of implied per share equity value for Company Common Stock (rounded to the nearest $0.25):

	Implied Per Share Equity Value
	Low	High
Company Discounted Cash Flow	$19.50	$32.50

The ranges of implied per share equity values for Company Common Stock were compared to the Merger consideration of $23.60 per share of Company Common Stock.

Miscellaneous. The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of the Company. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to the Company, and none of the selected transactions reviewed was identical to the Merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company and the transactions compared to the Merger.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise the Company with respect to the Merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with the Company and the industries in which it operates.

For financial advisory services rendered in connection with the Merger, the Company has agreed to pay J.P. Morgan a fee of approximately $38.5 million, of which $3.0 million became payable upon delivery of its opinion and the remainder of which is contingent and payable upon the closing of the Merger. In addition, the Company has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had and continue to have commercial or investment banking relationships with the Company and Thoma Bravo, the Company’s approximately 83% shareholder, for which J.P. Morgan and such affiliates have received or will receive customary compensation. Such services during such period for the Company have included acting as joint lead arranger and bookrunner on a credit facility in February 2024 and financial advisor to the Company on its acquisition of Parchment in February 2024. Such services during such period have also included providing debt syndication, equity underwriting and financial advisory services to Thoma Bravo portfolio companies. During the two years preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor its affiliates have had any other material financial advisory or other material commercial or investment banking relationships with Dragoneer. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had and continue to have commercial or investment banking relationships with KKR & Co. Inc. (“KKR & Co.”), an affiliate of Parent, for which J.P. Morgan and its affiliates have received or will receive customary compensation. Such services during such period have included acting as joint lead arranger and bookrunner on credit facilities of a KKR & Co. affiliate in July 2022 and May 2024 and financial advisor to an affiliate of KKR & Co. on its acquisition of ContourGlobal in December 2022. In addition, during the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had and continue to have commercial or investment banking relationships with portfolio companies of KKR & Co., for which J.P. Morgan and its affiliates have received or will receive customary compensation. Such services during such period have included providing debt syndication, equity underwriting, debt underwriting and financial advisory services to KKR & Co. portfolio companies. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, an affiliate of KKR & Co., and portfolio companies of each of Thoma Bravo and KKR & Co., for which it receives customary compensation or other financial benefits. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, approximately 0.05%, 0.00%, 0.00% and 0.00% of the outstanding common stock of each of KKR & Co., Dragoneer, the Company and Thoma Bravo, respectively. During the two-year period preceding delivery of its opinion, the aggregate fees recognized by J.P. Morgan from the Company were approximately $5.4 million, from Thoma Bravo and its controlled portfolio companies were approximately $54.4 million, and from KKR & Co. and its controlled portfolio companies were approximately $81.6 million. During the two-year period preceding delivery of its opinion, J.P. Morgan did not recognize any fees from Dragoneer. As of the date of its opinion, J.P. Morgan and its affiliates are providing investment banking services to Thoma Bravo and/or its affiliates, which services are unrelated to the Merger. J.P. Morgan expects to receive customary compensation in connection with the foregoing which, considered in the aggregate and assuming such transactions are actually completed, are expected by J.P. Morgan to be greater than the fees it would receive from the Company in the Merger. In addition, as of the date of the information statement, J.P. Morgan and its affiliates are providing investment banking services to KKR & Co. and/or its affiliates, which services are unrelated to the Merger. J.P. Morgan expects to receive customary compensation in connection with the foregoing which, considered in the aggregate and assuming such transactions are actually completed, are expected by J.P. Morgan to be materially greater than the fees J.P. Morgan would receive from the Company in the Merger. In the ordinary course of their businesses, J.P. Morgan and its affiliates actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company and KKR & Co. for J.P. Morgan’s own accounts or for the accounts of customers and, accordingly, they are likely to hold at any time long or short positions in such securities or other financial instruments.

Certain Company Financial Forecasts

Instructure does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations other than for providing, from time to time, estimates of certain expected financial results and operational metrics in its regular annual and quarterly earnings press releases and other investor materials.

Instructure is especially wary of making financial forecasts for extended earnings periods because of the unpredictability of the underlying assumptions and estimates and does not prepare five-year or ten-year forecasts of the type described below in the ordinary course of business. However, in connection with its evaluation of the Merger, the Board reviewed and approved, among other things, the Management Forecasts developed by Instructure’s management with respect to fiscal years 2024 through 2028. The Board was also provided with the Expanded Forecasts approved by Instructure’s management with respect to fiscal years 2024 through 2033 that were developed based on extrapolations of the Management Forecasts (the Expanded Forecasts together with the Management Forecasts, the “Financial Forecasts”).

The Financial Forecasts included in this information statement are subjective in many respects. The Financial Forecasts were not prepared with a view to public disclosure and the Management Forecasts are included in this information statement only because such information was made available to the Board, J.P.

Morgan and Parent as described herein and the Expanded Forecasts are included in this information statement only because such information was used by J.P. Morgan in connection with its financial analyses and opinion and made available to the Board. The Financial Forecasts were not prepared with a view to compliance with generally accepted accounting principles as applied in the United States, which we refer to herein as “GAAP,” the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, the Financial Forecasts do not take into account any circumstances or events occurring after the date they were prepared, including the Merger. The Financial Forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this information statement are cautioned not to place undue reliance on this information. Although this summary of the Financial Forecasts is presented with numerical specificity, the forecasts reflect numerous variables, assumptions and estimates as to future events made by Instructure’s management that Instructure’s management believed were reasonable at the time the Management Forecasts were prepared, taking into account the relevant information available to management at the time. However, such variables, assumptions and estimates are inherently uncertain, and many are beyond the control of Instructure’s management. Because the Financial Forecasts cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. The Financial Forecasts reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Instructure’s business, all of which are difficult to predict and many of which are beyond Instructure’s control. As a result, the Financial Forecasts may not be realized and actual results may be significantly higher or lower than projected. The Financial Forecasts are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

As such, the Financial Forecasts constitute forward-looking information and are subject to risks and uncertainties, including the various risks set forth in Instructure’s Annual Report on Form 10-K for the year ended December 31, 2023, Instructure’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 and the other reports filed by Instructure with the SEC, as well as the section entitled “Cautionary Statement Regarding Forward-Looking Statements” elsewhere in this information statement. Neither Instructure’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The inclusion of this information should not be regarded as an indication that the Board, Instructure’s management, J.P. Morgan, KKR, KKR’s representatives and affiliates or any other recipient of this information considered, or now considers, the Financial Forecasts to be predictive of actual future results.

Except to the extent required by applicable federal securities laws, Instructure does not intend, and expressly disclaims any responsibility, to update or otherwise revise the Financial Forecasts to reflect circumstances existing after the date as of which such financial forecasts were prepared or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying such financial forecasts are shown to be in error.

Management Forecasts

The Management Forecasts were not prepared with a view toward public disclosure and the summary thereof is included in this information statement only because the Management Forecasts were made available to representatives of J.P. Morgan by Instructure, approved by the Board and Instructure’s management for J.P. Morgan’s use in connection with J.P. Morgan’s financial analyses and opinion (as described in the sections of this information statement entitled “—Opinion of J.P. Morgan” beginning on page 36 and “—Background of the Merger” beginning on page 21) and were made available to the Board in connection with its consideration of the

Merger and other strategic alternatives available to Instructure and were made available to bidders, including Parent (in each case, as described in the section of this information statement entitled “—Background of the Merger” beginning on page 21 and “—Recommendation of the Board; Reasons for the Merger” beginning on page 31).

	Management Projections
(Amounts in millions)	2024E	2025E	2026E	2027E	2028E
Revenue(1)	$692	$759	$837	$926	$1,029
Adjusted EBITDA(1)(2)	$285	$337	$385	$441	$507
Adjusted Unlevered Free Cash Flow(1)(3)	$277	—	—	—	—

(1)

Includes PCS Holdings, LLC (“Parchment”), which the Company acquired in February 2024, and Community Software Solutions, LLC (“Scribbles”), which the Company acquired in July 2024. 2024 is presented on a combined basis assuming the Company’s acquisition of each of Parchment and Scribbles occurred on January 1, 2024.

(2)

Adjusted EBITDA is a non-GAAP financial measure defined as earnings before debt-related costs, including interest and loss on debt extinguishment, benefit for taxes, depreciation, and amortization, and further adjusted to exclude certain items of a significant or unusual nature, including stock-based compensation, transaction costs, globalization costs, restructuring costs, technology modernization costs, other non-recurring costs, effects of foreign currency transaction gains and losses, and amortization of acquisition-related intangibles.

(3)

Adjusted Unlevered Free Cash Flow is a non-GAAP financial measure defined as Adjusted EBITDA less the cash impacts of taxes, capital expenditures and capitalized software, plus billings adjustments, and any changes to net working capital.

Expanded Forecasts

The Management Forecasts served as the basis for the preparation of the Expanded Forecasts described below. The Expanded Forecasts were not prepared with a view toward public disclosure and the summary thereof is included in this information statement only because the Expanded Forecasts were used by J.P. Morgan in connection with J.P. Morgan’s financial analyses and opinion, were provided to the Board and were approved by Instructure’s management for J.P. Morgan’s use in connection with their financial analyses and opinion (as described in the sections of this information statement entitled “—Opinion of J.P. Morgan” beginning on page 36 and “—Background of the Merger” beginning on page 21) and were made available to the Board in connection with its consideration of the Merger (as described in the section of this information statement entitled “—Background of the Merger” beginning on page 21 and “—Recommendation of the Board; Reasons for the Merger” beginning on page 31).

(Amounts in millions)	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E
Unlevered Free Cash Flow(1)(2)	$222	$226	$260	$302	$349	$380	$407	$429	$445	$454

(1)

Includes Parchment, which the Company acquired in February 2024, and Scribbles, which the Company acquired in July 2024. 2024 is presented on a combined basis assuming the Company’s acquisition of each of Parchment and Scribbles occurred on January 1, 2024.

(2)

Unlevered Free Cash Flow is a non-GAAP financial measure defined as Adjusted EBITDA less stock-based compensation, the cash impacts of taxes, capital expenditures and capitalized software, plus billings adjustments, and any changes to net working capital.

Certain of the measures included in the Financial Forecasts may be considered non-GAAP financial measures, including Adjusted EBITDA, Unlevered Free Cash Flow and Adjusted Unlevered Free Cash Flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Instructure may not be comparable to similarly titled amounts used by other companies. Instructure has not prepared, and the Board has not considered, a reconciliation of these non-GAAP financial measures to applicable GAAP financial measures.

Financing

An investment fund affiliated with KKR has committed, pursuant to an equity commitment letter (the “Equity Commitment Letter”), to invest in Parent, at the Closing, the amount set forth therein for the purpose of funding a portion of the transactions contemplated in the Equity Commitment Letter and the Merger Agreement, on the terms and subject to the conditions set forth in the Equity Commitment Letter. Such fund has also provided a limited guarantee (the “Limited Guarantee”) in favor of Instructure, guaranteeing, subject to certain limitations set forth in the Limited Guarantee, the payment of the Parent Termination Fee in the event it becomes payable, certain indemnification obligations of Parent and Merger Sub and the reasonable out-of-pocket fees, cost and expenses incurred by Instructure in connection with any suit contemplated by, and solely to the extent reimbursable under, the Merger Agreement and the Limited Guarantee.

Additionally, in connection with entering into the Merger Agreement, Parent entered into a debt commitment letter (the “Debt Commitment Letter,” and together with the Equity Commitment Letter, the “Commitment Letters”), with the debt commitment parties signatory to the Debt Commitment Letter (each, on behalf of, or together with, one or more of its affiliates and/or managed funds, collectively, the “Debt Commitment Parties”), pursuant to which the Debt Commitment Parties have, among other things, committed to provide debt financing (the “Debt Financing”) in connection with the Merger consisting of term loan facilities and a revolving credit facility, in each case, on the terms and subject to the conditions set forth in the Debt Commitment Letter. The obligations of the Debt Commitment Parties to provide the Debt Financing under the Debt Commitment Letter are subject to satisfaction or waiver of a number of customary conditions, including the receipt of executed loan documentation, accuracy of certain representations and warranties, consummation of the transactions contemplated by the Merger Agreement and contribution of equity contemplated by the Equity Commitment Letter.

If (i) all of the conditions to the obligations of Parent and Merger Sub to consummate the Merger are satisfied or validly waived (subject to customary exceptions), (ii) Parent fails to consummate the Merger two business days after the first date on which Parent is required to consummate the Merger, (iii) Instructure irrevocably confirms to Parent in writing that all conditions of Instructure to consummate the Merger have been satisfied (subject to customary exceptions) or that it is irrevocably waiving any such unsatisfied conditions and is prepared to consummate the Merger and (iv) Parent fails to consummate the Merger within three business days after the later of (x) the date on which the Merger should have occurred pursuant to the Merger Agreement or (y) the date on which Parent receives the irrevocable confirmation of Instructure described in the foregoing clause (iii), Instructure will have the right to terminate the Merger Agreement and Parent will be obligated to pay Instructure a fee of $218,000,000 as described under “The Merger Agreement—Termination Fees and Expenses” beginning on page 74.

Interests of Our Directors and Executive Officers in the Merger

You should be aware that Instructure’s non-employee directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of Instructure’s stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement. These interests are described below. For purposes of the discussion below, Instructure’s executive officers are Steve Daly (Chief Executive Officer), Chris Ball (President and Chief Operating Officer), Peter Walker (Chief Financial Officer), Mitch Benson (Chief Strategy Officer), and Matthew A. Kaminer (Chief People and Legal Officer), and Instructure’s non-employee directors are Charles Goodman, Erik Akopiantz, Ossa Fisher, Lloyd Waterhouse, James Hutter, Brian Jaffee and Paul Holden Spaht, Jr. Dale Bowen resigned from his role as Chief Financial Officer of Instructure effective November 12, 2023 and provided consulting services through March 2, 2024. Mr. Bowen is not entitled to receive any type of compensation that is based on or otherwise relates to the Merger.

Treatment of Instructure Equity Awards and the Instructure ESPP in the Merger

Company RSUs and Company PSUs

At the Effective Time, each Vested Company RSU will automatically be cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Vested Company RSU as of immediately prior to the Effective Time.

At the Effective Time, each Unvested Company RSU will automatically be cancelled and replaced with a right to receive an amount in cash (without interest and subject to applicable withholding taxes), equal to the Cash Replacement Company RSU Amounts, which Cash Replacement Company RSU Amounts will, subject to the holder’s continued service with Parent or its subsidiaries (including, following the Effective Time, the surviving corporation or its subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Unvested Company RSUs for which the Cash Replacement Company RSU Amounts were exchanged would have vested and been payable pursuant to their terms (including with respect to any terms providing for acceleration of vesting pursuant to any employee plan), and will otherwise have the same terms and conditions as applied to the Unvested Company RSUs for which they were exchanged, except for terms rendered inoperative by reason of the Transactions or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement Company RSU Amounts.

At the Effective Time, each Vested Company PSU will automatically be cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Vested Company PSU as of immediately prior to the Effective Time.

At the Effective Time, each Unvested Company PSU will automatically be cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the Cash Replacement Company PSU Amounts, which Cash Replacement Company PSU Amounts will, subject to the holder’s continued service with Parent or its subsidiaries (including, following the Effective Time, the surviving corporation or its subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Unvested Company PSUs for which the Cash Replacement Company PSU Amounts were exchanged would have vested and been payable pursuant to their terms (including with respect to any terms providing for acceleration of vesting pursuant to any employee plan); provided that, to the extent any Unvested Company PSU remains outstanding and subject to such performance vesting conditions as of immediately prior to the Effective Time, the performance metrics of such Unvested Company PSU will be deemed achieved at actual levels of performance effective as of the Effective Time, to be measured with pro-ration based on the portion of the performance period that has elapsed prior to the Effective Time, in good faith by the compensation committee of the Board. All Cash Replacement Company PSU Amounts will have the same terms and conditions as applied to the Unvested Company PSU for which they were exchanged, except for terms rendered inoperative by reason of the Transactions or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement Company PSU Amounts.

As promptly as reasonably practicable after the closing date, but no later than five business days after the closing date, the holders of Vested Company RSUs and Vested Company PSUs will be paid by Instructure or the surviving corporation, through its payroll system or payroll provider, all amounts required to be paid to such holders in respect of Vested Company RSUs and Vested Company PSUs that are cancelled and converted into a cash payment, less any required withholding taxes.

In the event of a Change in Control (as defined in the Instructure Holdings, Inc. 2021 Omnibus Incentive Plan), including the Merger, any unvested portion of any Company RSU granted pursuant to the non-employee director compensation policy prior to the date of the Merger Agreement will fully vest, subject to the non-employee director’s continuous service through the Effective Date. The Company RSUs held by the non-employee directors are considered to be “single-trigger” arrangements (i.e., vesting is triggered by a change in control for which payment is not conditioned upon a termination or resignation of the director). The estimated aggregate amount that would be payable to Instructure’s seven non-employee directors in settlement of their unvested Company RSUs that are outstanding as of September 2, 2024 if the Effective Time were to occur at such time is $2,050,179. The amounts in this paragraph were determined based on the assumptions set forth under “Quantification of Potential Payments and Benefits to Instructure’s Named Executive Officers in Connection with the Merger” below.

For a description of the treatment of outstanding equity awards held by Instructure’s named executive officers, see the section entitled “Instructure Employment Agreements” below and, for an estimate of the amounts that would be payable to each of Instructure’s named executive officers, see the section entitled “Quantification of Potential Payments and Benefits to Instructure’s Named Executive Officers in Connection with the Merger” below

Instructure ESPP

Pursuant to the Merger Agreement, Instructure has taken actions to ensure that (i) except for the offering period in effect as of the date of the Merger Agreement, no new offering periods will be authorized or commenced under the Instructure ESPP, (ii) no new participants will commence participation in the Instructure ESPP, (iii) no Instructure ESPP participant will be permitted to increase such participant’s payroll deduction elections or contribution rates or make separate non-payroll contributions, (iv) each purchase right outstanding under the Instructure ESPP as of July 25, 2024, will be exercised no later than three business days prior to the Effective Time, (v) each participant’s accumulated contributions will be used to purchase shares of Company Common Stock in accordance with the terms of the Instructure ESPP on the final exercise date, and (vi) the Instructure ESPP will be terminated effective as of (and subject to the occurrence of) immediately prior to the Effective Time, but subsequent to the exercise of purchase rights on the final exercise date. All shares of Company Common Stock purchased on the final exercise date under the Instructure ESPP will be cancelled at the Effective Time and converted into the right to receive the Per Share Price in accordance with the terms of the Merger Agreement. At the Effective Time, any funds credited as of such date under the Instructure ESPP that are not used to purchase shares on the final exercise date within the associated accumulated payroll withholding account for each participant under the Instructure ESPP will be refunded to the applicable participant in accordance with the terms of the Instructure ESPP.

Instructure Employment Agreements

Each of our named executive officers is party to an employment agreement with Instructure. Each of the employment agreements provides for at-will employment, which means that Instructure may terminate the executive officer’s employment at any time, with or without advance notice, and with or without cause, and the executive officer may similarly resign from employment at any time, with or without advance notice. Under the terms of the employment agreements, the Instructure executive officers are eligible to receive severance benefits upon certain terminations of employment, as described below.

Pursuant to the terms of each executive officer’s employment agreement, in the event of a termination of the executive officer’s employment by Instructure without “Cause” or by the executive officer for “Good Reason” (each, as defined in the applicable employment agreement) in either case, within three months prior to (and contingent upon the consummation of a “Change in Control” (as defined in the applicable employment agreement)) or within 12 months following the effective date of a Change in Control, including the Merger (a “CIC Termination”), the executive officer will be entitled to the following:

•	continued installments of the executive officer’s base salary for a number of months (18 months in the case of Mr. Daly and 12 months in the case of the other executive officers);

•	payment by Instructure of COBRA premiums for a period up to the applicable severance period;

•	in the case of Messrs. Daly, Benson and Kaminer, any earned, but not yet paid incentive bonus from the prior fiscal year;

•	in the case of Messrs. Daly, Benson and Kaminer, full vesting of all outstanding unvested stock awards then held by the executive officer immediately prior to the date of the CIC Termination;

•

in the case of Mr. Walker, if the CIC Termination occurs (i) during the first year of Mr. Walker’s employment, 50% of all unvested outstanding stock awards then held by Mr. Walker will become fully vested and (ii) during the second year of Mr. Walker’s employment, 75% of all unvested outstanding stock awards then held by Mr. Walker will become fully vested; and (iii) after the second year of Mr. Walker’s employment, all of the unvested outstanding stock awards then held by Mr. Walker will become fully vested; and

•

in the case of Messrs. Benson and Kaminer, if the CIC Termination occurs on or after March 31 in a calendar year, a lump sum amount equal to 80% of the executive officer’s then current target bonus, pro-rated based on the number of full months employed in the year of separation.

The severance payments and benefits are conditioned upon (a) the executive officer’s timely execution and non-revocation of a general release of claims in favor of Instructure, (b) the executive officer continuing to comply with standard confidentiality, non-disclosure, IP assignment, non-solicitation and non-competition obligations set forth in the executive officer’s Confidentiality and Intellectual Property Agreement and (c) the executive officer’s resignation from all positions with Instructure, any subsidiaries or affiliates, and the Board (if applicable). The severance payments and benefits set forth in the employment agreements are considered to be “double-trigger” arrangements (i.e., amounts triggered by a Change in Control for which payment is conditioned upon the executive officer’s CIC Termination).

In addition to the foregoing, the employment agreement with Mr. Daly provides for “single-trigger” vesting of all outstanding equity awards held by Mr. Daly immediately prior to a Change in Control.

For an estimate of the amounts that would be payable to each of Instructure’s named executive officers pursuant to the employment agreements, see the section entitled “Quantification of Potential Payments and Benefits to Instructure’s Named Executive Officers in Connection with the Merger” below.

Non-Employee Director Compensation

Pursuant to the terms of the Merger Agreement, Instructure may pay or grant, as applicable, to any non-employee director his or her cash and equity retainer in the ordinary course of business consistent with past practice and Instructure’s non-employee director compensation policy. Any unpaid cash retainer for the calendar quarter in which the Effective Time occurs may be paid without proration.

Other Interests

As of the date of this information statement, none of our directors or executive officers has entered into any agreement, arrangement or understanding with Parent regarding employment or service with, or compensation following the Merger to be paid by, Parent. Following the day that is 20 days after the mailing of this information statement and prior to the closing of the Merger, however, our directors or executive officers may discuss or enter into agreements, arrangements or understandings with Parent regarding employment or service with, or compensation following the Merger to be paid by, Parent. For a description of certain covenants relating to continuing employee matters set forth in the Merger Agreement, please see the section of this information statement captioned “The Merger Agreement—Continuing Employee Matters” beginning on page 66.

Instructure may engage an expert to perform calculations regarding Sections 280G and 4999 of the Code and, in consultation with Parent, in good faith, implement certain tax planning actions to the extent they may reasonably mitigate any adverse tax consequences under Section 280G or 4999 of the Code that could arise in connection with the Transactions. As of the date of this information statement, the Company has not approved any specific actions to mitigate any impact of under Section 280G or 4999 of the Code.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the terms of the Merger Agreement, directors and officers of Instructure will be entitled to certain ongoing indemnification and insurance coverage, including under directors’ and officers’ liability insurance policies. For more information, see the section of this information statement entitled “The Merger Agreement—Indemnification and Insurance.”

Quantification of Potential Payments and Benefits to Instructure’s Named Executive Officers in Connection with the Merger

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation of each of Instructure’s named executive officers that is based on or otherwise relates to the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to Instructure’s named executive officers.

The table below sets forth, for purposes of this golden parachute compensation disclosure, the potential amount of payments and benefits (on a pre-tax basis) that each of Instructure’s named executive officers would receive, assuming (i) the closing had occurred on September 2, 2024 (which is the assumed closing date solely for purposes of this golden parachute compensation disclosure), (ii) each of the named executive officers experienced a CIC Termination on such date, (iii) the named executive officers’ respective base salaries and target annual bonuses remain unchanged from those that were in effect as of the date of this filing, (iv) Company RSUs held by the named executive officers that are outstanding as of the date hereof do not otherwise vest prior to the completion of the Merger, except with respect to regularly scheduled vesting dates occurring prior to the assumed closing date of September 2, 2024, (v) for purposes of determining the value of Company RSUs, the value of a share of Company Common Stock is equal to $23.60 (the Per Share Price), (vi) no named executive officer receives any additional equity grants prior to completion of the Merger, and (vii) each named executive officer has properly executed any required releases and complied with all requirements necessary in order to receive the payments and benefits described below. Some of the assumptions used in the table below are based upon estimates of information not currently available and, as a result, the actual amounts to be received by any of the individuals below may materially differ from the amounts set forth below. In addition, the calculations in the table below do not reflect any possible reductions under the Section 280G “net-better” cutback provisions included in the employment agreements described above in the section entitled “Interests of Our Directors and Executive Officers in the Merger—Instructure Employment Agreements.”

The payments described in the table below would be made pursuant to the arrangements described above in the section entitled “Interests of Our Directors and Executive Officers in the Merger.”

Named Executive Officer (1)	Cash (2)	Equity (3)	Perquisites / Benefits (4)	Total
Steve Daly (Chief Executive Officer)	$762,000	$11,985,685	$30,184	$12,777,869
Chris Ball (President and Chief Operating Officer)	$425,000	—	$29,566	$454,566
Peter Walker (Chief Financial Officer)	$475,000	$3,610,776	$21,152	$4,106,928
Mitch Benson (Chief Strategy Officer)	$487,667	$3,348,864	$29,566	$3,866,096
Matthew A. Kaminer (Chief People and Legal Officer)	$487,667	$3,509,910	$20,123	$4,017,699

(1)

Dale Bowen resigned from his role as Chief Financial Officer of Instructure effective November 12, 2023. Mr. Bowen is not entitled to receive any type of compensation that is based on or otherwise relates to the Merger.

(2)

Amounts shown reflect the cash severance payments provided under each named executive officer’s employment agreements and pursuant to the Merger Agreement as described above in the section entitled “—Instructure Employment Agreements.” The amounts included in this column are considered to be “double-trigger” payments, which means that both a Change in Control of Instructure, such as the Merger, and a CIC Termination must occur. Such amounts consist of (i) continued installments of the executive officer’s base salary for a number of months (18 months in the case of Mr. Daly and 12 months in the case of the other executive officers), and (ii) in the case of Messrs. Benson and Kaminer, if the CIC Termination occurs on or after March 31 in a calendar year, a lump sum amount equal to 80% of the executive officer’s then current target bonus, pro-rated based on the number of full months employed in the year of the CIC Termination.

	Cash Severance	Pro-Rata Bonus (a)	Total
Named Executive Officer
Steve Daly	$762,000	—	$762,000
Chris Ball	$425,000	—	$425,000
Peter Walker	$475,000	—	$475,000
Mitch Benson	$385,000	$102,667	$487,667
Matthew A. Kaminer	$385,000	$102,667	$487,667

(a)	For Messrs. Benson and Kaminer, the pro-rata bonus entitlement assumes 80% of the executive officer’s target bonus assuming a CIC Termination as of September 2, 2024.

(3)

Amounts shown reflect the sum of the potential value that each named executive officer could receive in connection with accelerated vesting and settlement of Company RSUs as more fully described above under the sections entitled “—Treatment of Instructure Equity Awards and the Instructure ESPP in the Merger” and “—Instructure Employment Agreements.” The amounts included in this column reflect (a) for Messrs. Daly, Benson and Kaminer, full vesting of outstanding Company RSUs and (b) for Mr. Walker, vesting of 50% of outstanding Company RSUs, because an assumed CIC Termination as of September 2, 2024 would occur during the first year of Mr. Walker’s employment with Instructure. Other than for Mr. Daly, the amounts included in this column are considered to be “double-trigger”, which means that both a Change in Control of Instructure, such as the Merger, and a CIC Termination must occur. The amount included in this column for Mr. Daly is considered to be “single-trigger”, which means that acceleration is triggered by a Change in Control of Instructure for which payment is not conditioned upon such a CIC Termination.

(4)

Amounts shown reflect payment by Instructure of COBRA premiums for a period up to the applicable severance period (18 months in the case of Mr. Daly and 12 months in the case of the other executive officers) as provided under each named executive officer’s employment agreement as described above in the section entitled “—Instructure Employment Agreements.” The amounts included in this column are considered to be “double-trigger” payments, which means that both a Change in Control of Instructure, such as the Merger, and a CIC Termination must occur.

Delisting and Deregistration of Company Common Stock

If the Merger is completed, Company Common Stock will be delisted from the NYSE and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of Company Common Stock.

Transaction Litigation

As of the filing of this information statement, Instructure is not aware of any complaints filed or litigation pending related to the Merger.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the material United States federal income tax consequences of the Merger generally applicable to holders of Company Common Stock who exchange their shares of Company Common Stock for cash pursuant to the Merger. The summary is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), applicable United States Treasury Regulations issued thereunder, judicial authority and administrative rulings and pronouncements, all of which are subject to change, possibly with retroactive effect. Any such change, which may or may not be retroactive, could alter the tax consequences described herein. The discussion applies only to holders whose shares of Company Common Stock are held as capital assets (generally, property held for investment), and does not address the tax consequences that may be relevant to holders of Company Common Stock that are subject to special tax rules, such as insurance companies, United States expatriates, controlled foreign corporations, passive foreign investment companies, holders subject to the alternative minimum tax, tax-exempt organizations, broker-dealers, banks, financial institutions, regulated investment companies, real estate investment trusts, cooperatives, traders in securities that elect to mark to market, United States Holders whose functional currency is not the United States dollar, holders who hold Company Common Stock through pass-through entities for United States federal income tax purposes or as part of a hedge, straddle or conversion transaction, holders deemed to sell Company Common Stock under the constructive sale provisions of the Code, holders who exercise appraisal rights, or holders who acquired Company Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. This summary does not address (i) any aspect of state, local or non-United States taxation, and does not address any United States federal taxation other than income taxation, (ii) any tax consequences to holders of any interests in Instructure other than Company Common Stock, including Company RSUs or Company PSUs, (iii) any tax consequences of any other transaction occurring in connection with the Merger or (iv) the Medicare tax on net investment income.

For purposes of this information statement, a “United States Holder” means a beneficial owner of Company Common Stock that is (as determined for United States federal income tax purposes):

•	a citizen or individual resident of the United States;

•

a corporation (or any entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any state thereof (including the District of Columbia);

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect to be treated as a United States person.

The term “Non-United States Holder” refers to any beneficial owner of Company Common Stock, other than a partnership or other entity or arrangement treated as a partnership for United States federal income tax purposes, that is not a United States Holder.

If a partnership or other entity or arrangement treated as a partnership for United States federal income tax purposes is a holder of Company Common Stock, the United States federal income tax treatment of a partner in that partnership will generally depend upon the status of the partner and the activities of the partnership. Partners of a holder of Company Common Stock should consult their own tax advisors as to the particular United States federal income tax consequences of the Merger to them.

The United States federal income tax consequences set forth below are included for general informational purposes only and are based upon current law as of the date hereof. Because individual circumstances may differ, each holder of Company Common Stock should consult such holder’s own tax advisor to determine the applicability of the rules discussed below to such holder and the particular tax effects of the Merger, including the application and effect of United States federal, state, local and non-United States tax laws.

United States Holders. The receipt of the Merger consideration by a United States Holder in exchange for shares of Company Common Stock pursuant to the Merger will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local, non-United States and other income tax laws). In general, for United States federal income tax purposes, a United States Holder who receives the Merger consideration will recognize gain or loss in an amount equal to the difference between (x) the amount of cash the United States Holder receives (determined before deduction of any applicable withholding taxes) and (y) such United States Holder’s adjusted tax basis of the surrendered shares of Company Common Stock. A United States Holder’s adjusted tax basis generally will equal the price the United States Holder paid for such shares, and if applicable, will have been reduced by return of capital distributions. Gain or loss will be calculated separately for each block of Company Common Stock (generally shares acquired at the same cost in a single transaction) converted in the Merger. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if Company Common Stock has been held for more than one year as of the Effective Time. Long-term capital gains of non-corporate United States Holders may be eligible for reduced rates of taxation. The deductibility of capital losses is limited.

Non-United States Holders. Subject to the discussion below regarding backup withholding, a Non-United States Holder that receives cash for shares of Company Common Stock pursuant to the Merger generally will not be subject to United States federal income tax on any gain realized on the disposition, unless (i) such holder is an individual who is present in the United States for 183 or more days during the taxable year of the Merger and certain other conditions are met, (ii) the gain is effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder (and, in the case of certain income tax treaties, is attributable to a permanent establishment or fixed base within the United States) or (iii) such holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of Company Common Stock at any time during the five-year period preceding the Merger, and Instructure is or has been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period preceding the Merger or the period that the Non-United States Holder held Company Common Stock. Instructure believes it is not and has not been a “United States real property holding corporation” for United States federal income tax purposes at any time during the five-year period preceding the Merger.

If you are a Non-United States Holder who is an individual and has been present in the United States for 183 or more days during the taxable year of the Merger and certain other conditions are satisfied, you will be subject to tax at a rate of 30% (or such lower rate as may be specified in an applicable income tax treaty) on any gain realized, which generally may be offset by certain United States source capital losses.

If you are a Non-United States Holder and your gain is effectively connected with the conduct of a United States trade or business by you (and, in the case of certain income tax treaties, is attributable to a permanent establishment or fixed base within the United States), you will be subject to United States federal income tax on any gain realized on a net basis in the same manner as a United States Holder. Non-United States Holders that are corporations may also be subject to a branch profits tax on such effectively connected income at a rate of 30% (or such lower rate as may be specified in an applicable income tax treaty), subject to adjustments.

Information Reporting and Backup Withholding. Cash consideration received by a United States Holder or a Non-United States Holder in the Merger may be subject to information reporting and backup withholding. To avoid backup withholding, a United States Holder that does not otherwise establish an exemption should complete and return to the applicable paying agent an Internal Revenue Service (“IRS”) Form W-9, certifying that such United States Holder is a United States person, that the taxpayer identification number provided is correct and that such United States Holder is not subject to backup withholding. A Non-United States Holder generally may establish an exemption from backup withholding by certifying its status as a non-United States person under penalties of perjury on an IRS Form W-8BEN or other applicable IRS Form W-8. Backup withholding is not an additional tax. Amounts so withheld can be credited against such holder’s federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

United States Holders and Non-United States Holders should consult their tax advisors regarding the application of United States federal income tax laws and non-United States tax laws, including information reporting and backup withholding, to their particular situations.

Additional Withholding Requirements under the Foreign Account Tax Compliance Act. Sections 1471 through 1474 of the Code, and the United States Treasury Regulations and administrative guidance issued thereunder (collectively, “FATCA”), impose a United States federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the United States government to withhold on certain payments and to collect and provide to the United States tax authorities substantial information regarding certain United States account holders of such institution (which include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners) or an exemption applies. FATCA also generally imposes a United States federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect United States owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a Non-United States Holder might be eligible for refunds or credits of such taxes.

The United States Treasury Department has released proposed regulations which, if finalized in their present form, would eliminate the FATCA withholding applicable to the gross proceeds of a sale or other disposition of our common stock. In its preamble to such proposed regulations, the United States Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.

Holders of Company Common Stock should consult with their tax advisors regarding the possible implications of FATCA on the disposition of Company Common Stock pursuant to the Merger.

Regulatory Approvals

Under the Merger Agreement, we and the other parties to the Merger Agreement have agreed to use our respective reasonable best efforts to complete the transactions contemplated by the Merger Agreement, including to obtain all necessary governmental approvals as promptly as practicable. In addition, each of Instructure and Parent has agreed to (i) cooperate and coordinate (and cause its respective ultimate parent entity to cooperate and coordinate) with each other in the making of specified regulatory filings; (ii) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (iii) supply (or cause to be supplied) any additional information that may be required or requested by the FTC, the Department of Justice or the governmental authorities of any other applicable jurisdiction in which any such filing is made; and (iv) use reasonable best efforts to take all actions necessary, proper or advisable to (1) cause the expiration or termination of the applicable waiting periods pursuant to any antitrust laws or foreign investment laws applicable to the Merger Agreement or the Merger; and (2) obtain all clearances, consents, approvals, waivers, actions, non-actions and other authorizations pursuant to any antitrust laws or foreign investment laws applicable to the Merger Agreement or the Merger, in each case as promptly as practicable.

If and to the extent necessary to obtain the necessary governmental approvals pursuant to applicable antitrust laws applicable to the Merger and to avoid or eliminate each and every impediment under any antitrust laws applicable to the Merger as promptly as practicable, each of Parent and Merger Sub have agreed to use reasonable best efforts to offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, and use reasonable best efforts to take all actions necessary to avoid or eliminate any impediment and to obtain all clearances, consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations under the HSR Act and any other antitrust laws, including (i) the sale, divestiture, transfer, license, disposition, or hold separate (through the establishment of a trust or otherwise), of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, properties, products or businesses of Parent and Merger Sub and of Instructure and its subsidiaries; (ii) the termination, modification, or assignment of existing relationships, joint ventures, contracts, or obligations of Instructure and its subsidiaries; (iii) the modification of any course of conduct regarding future operations of Instructure and its subsidiaries; and (iv) any other restrictions on the activities of Parent and Merger Sub and of Instructure and its subsidiaries, including the freedom of action of Instructure and its subsidiaries with respect to, or their ability to retain, one or more of their respective operations, divisions, businesses, product lines, customers, assets or rights or interests, or their freedom of action with respect to the assets, properties, or businesses to be acquired pursuant to the Merger Agreement, in each case, so as to allow the consummation of the Merger as soon as practicable; provided, that Parent and Merger Sub shall not be obligated to take any action with respect to KKR and its affiliates and investment funds or investment vehicles affiliated with, or managed or advised by, KKR or any portfolio company (as such term is commonly understood in the private equity industry), any interest therein, or any investment of KKR, other than with respect to Parent, Merger Sub, and Instructure and its subsidiaries, and that Instructure and its subsidiaries or affiliates shall not be required to enter into any agreement or consent decree with the DOJ, FTC or any other governmental authority that is not conditioned on the Closing.

Under the HSR Act and related rules, certain transactions, including the Merger, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied by the applicable agencies. On August 8, 2024, both Instructure and Parent filed their respective notification and report forms under the HSR Act, which triggered the start of the HSR Act waiting period. The waiting period under the HSR Act will expire at 11:59 p.m. EST on September 9, 2024.

Under other applicable foreign antitrust laws and foreign investment laws, certain transactions, including the Merger, may not be completed until any requisite consent, non-action or expiration of any applicable waiting period is obtained.

As of the date of this information statement, the parties have not received all of the consents (including non-action or expiration of any applicable waiting period) under antitrust laws and foreign investment laws required by the Merger Agreement.

At any time before or after the Effective Time of the Merger, the Antitrust Division or the FTC, or the governmental authorities of any other applicable jurisdiction in which a filing is required under applicable foreign antitrust laws, could take action under the antitrust laws, including seeking to prevent the Merger, to rescind the Merger or to conditionally approve the Merger upon the divestiture of assets of Instructure or Parent or subject to regulatory conditions or other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the Merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

THE MERGER AGREEMENT

This section describes the material terms and conditions of the Merger Agreement. The description in this section and elsewhere in this information statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this information statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with factual information about Instructure. Such information can be found elsewhere in this information statement and in the public filings Instructure makes with the SEC, which may be obtained by following the instructions set forth in the section entitled, “Where You Can Find More Information,” beginning on page 89.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Instructure, Parent, Merger Sub or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made by the parties thereto only for purposes of that agreement and as of specific dates; were made solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement (such disclosures include information that has been included in Instructure’s public disclosures, as well as additional nonpublic information); may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to you. You should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Instructure, Parent, Merger Sub or any of their respective subsidiaries or affiliates. Additionally, the representations, warranties, covenants, conditions and other terms of the Merger Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Instructure’s public disclosures.

Form of Merger

Upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into Instructure, whereupon the separate corporate existence of Merger Sub will cease, and Instructure will continue as the surviving corporation and a wholly-owned subsidiary of Parent.

Consummation and Effectiveness of the Merger

The Merger will become effective at such time as the certificate of merger has been duly filed with the Secretary of State of the State of Delaware, or at such other time as Parent, Merger Sub and Instructure agree and specify in the certificate of merger. The consummation of the Merger will take place at a closing to occur at 9:00 a.m., New York City time, on a date to be agreed upon by Parent, Merger Sub and Instructure, which date will be no later than the third business day after the satisfaction or waiver (to the extent permitted by the Merger Agreement) of the last to be satisfied or waived of the conditions to the consummation of the Merger set forth in the Merger Agreement (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver (to the extent permitted by the Merger Agreement) of such conditions), unless another time or date is agreed to in writing by Parent, Merger Sub and Instructure; provided that, the closing date shall not occur prior to September 25, 2024 without the written consent of Parent.

Consideration to be Received in the Merger

Subject to the terms and conditions of the Merger Agreement, at the Effective Time, (i) each share of common stock, par value $0.01 per share of Merger Sub that is issued and outstanding as of immediately prior to the Effective Time will automatically be cancelled and converted into one validly issued, fully paid and nonassessable share of common stock of the surviving corporation, (ii) each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time other than Owned Company Shares or Dissenting Company Shares will be automatically cancelled, extinguished and converted into the right to receive the Per Share Price (subject to applicable withholding taxes); and (iii) each share of the Owned Company Shares will automatically be cancelled and extinguished without any conversion thereof or consideration paid therefor.

Treatment of Instructure Equity Awards and Instructure ESPP in the Merger

At the Effective Time, each Vested Company RSU will automatically be cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Vested Company RSU as of immediately prior to the Effective Time.

At the Effective Time, each Unvested Company RSU will automatically be cancelled and replaced with a right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the Cash Replacement Company RSU Amounts, which Cash Replacement Company RSU Amounts will, subject to the holder’s continued service with Parent or its subsidiaries (including, following the Effective Time, the surviving corporation or its subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Unvested Company RSUs for which the Cash Replacement Company RSU Amounts were exchanged would have vested and been payable pursuant to their terms (including with respect to any terms providing for acceleration of vesting pursuant to any employee plan), and will otherwise have the same terms and conditions as applied to the Unvested Company RSUs for which they were exchanged, except for terms rendered inoperative by reason of the Transactions or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement Company RSU Amounts.

At the Effective Time, each Vested Company PSU will automatically be cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Vested Company PSU as of immediately prior to the Effective Time.

At the Effective Time, each Unvested Company PSU will automatically be cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the Cash Replacement Company PSU Amounts, which Cash Replacement Company PSU Amounts will, subject to the holder’s continued service with Parent or its subsidiaries (including, following the Effective Time, the surviving corporation or its subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Unvested Company PSUs for which the Cash Replacement Company PSU Amounts were exchanged would have vested and been payable pursuant to their terms (including with respect to any terms providing for acceleration of vesting pursuant to any employee plan); provided that, to the extent any Unvested Company PSU remains outstanding and subject to such performance vesting conditions as of immediately prior to the Effective Time, the performance metrics of such Unvested Company PSU will be deemed achieved at actual levels of performance effective as of the Effective Time, to be measured with pro-ration based on the portion of the performance period that has elapsed prior to the Effective Time, in good faith by the compensation committee of the Board. All Cash Replacement Company PSU Amounts will have the same terms and conditions (including with respect to time-based vesting) as applied to any Unvested Company PSU for which they were exchanged, except for terms rendered inoperative by reason of the Transactions or for such other administrative or ministerial changes as, in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement Company PSU Amounts.

As promptly as reasonably practicable after the closing date, but no later than five business days after the closing date, the holders of Vested Company RSUs and Vested Company PSUs will be paid by Instructure or the surviving corporation, through its payroll system or payroll provider, all amounts required to be paid to such holders in respect of Vested Company RSUs and Vested Company PSUs that are cancelled and converted into a cash payment, less any applicable withholding taxes.

Pursuant to the Merger Agreement, Instructure has taken actions to ensure that (i) except for the offering period in effect as of the date of the Merger Agreement, no new offering periods will be authorized or commenced under the Instructure ESPP, (ii) no new participants will commence participation in the Instructure ESPP, (iii) no Instructure ESPP participant will be permitted to increase such participant’s payroll deduction elections or contribution rates or make separate non-payroll contributions, (iv) each purchase right outstanding under the Instructure ESPP as of July 25, 2024 will be exercised no later than three business days prior to the Effective Time, (v) each participant’s accumulated contributions will be used to purchase shares of Company Common Stock in accordance with the terms of the Instructure ESPP on the final exercise date, and (vi) the Instructure ESPP will be terminated effective as of (and subject to the occurrence of) immediately prior to the Effective Time, but subsequent to the exercise of purchase rights on the final exercise date. All shares of Company Common Stock purchased on the final exercise date under the Instructure ESPP will be cancelled at the Effective Time and converted into the right to receive the Per Share Price in accordance with the terms of the Merger Agreement. At the Effective Time, any funds credited as of such date under the Instructure ESPP that are not used to purchase shares on the final exercise date within the associated accumulated payroll withholding account for each participant under the Instructure ESPP will be refunded to the applicable participant in accordance with the terms of the Instructure ESPP.

Appraisal Shares

Dissenting Company Shares will not be converted into the right to receive the Per Share Price, and instead, holders of such Dissenting Company Shares will only be entitled to receive payment of the fair value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, unless and until any such holder fails to perfect, waives or effectively withdraws or otherwise loses their rights to appraisal and payment under the DGCL. However, if, after the Effective Time, any such holder fails to perfect, waive or effectively withdraws or otherwise loses the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Dissenting Company Shares will be deemed to have been converted into, as of the Effective Time, the right to receive the Per Share Price. Prior to the Effective Time, Instructure will provide (i) prompt (and in any event within two business days) notice to Parent of any demands received by Instructure for appraisal of shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by Instructure in respect of Dissenting Company Shares and (ii) the opportunity to review and consult with Instructure regarding any negotiations and proceedings with respect to such demands and the Company will consider in good faith Parent’s views and comments with respect thereto. Except with the prior written consent of Parent, Instructure will not make any payment or deliver any consideration with respect to any demands for appraisal or settle or offer to settle any such demands, waive any failure to timely deliver a demand for appraisal pursuant to, or otherwise comply with, Section 262 of the DGCL, or agree to do any of the foregoing. Prior to the Effective Time, Parent will not, except with the prior written consent of Instructure, require Instructure to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Procedures for Receiving Merger Consideration

Prior to the Closing, Parent will select a nationally recognized bank or trust company reasonably acceptable to Instructure to act as the paying agent for the payment of the aggregate consideration to which holders of shares of Company Common Stock are entitled pursuant to the Merger Agreement and at or prior to the Closing, Parent will deposit or cause to be deposited with the paying agent for payment to the holders of shares of Company Common Stock (other than with respect to Owned Company Shares or Dissenting Company Shares), an amount in cash equal to the aggregate consideration to which holders of shares of Company Common Stock are entitled pursuant to the Merger Agreement.

Promptly (and in any event no later than three business days) after the Effective Time, Parent and the surviving corporation will use reasonable best efforts to cause the paying agent to mail to each holder of record as of immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Company Shares, as applicable) of any Certificates (i) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the paying agent) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Per Share Price payable with respect to the shares of Company Common Stock formerly represented by the Certificates. Upon surrender of Certificates for cancellation to the paying agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash (subject to applicable withholding taxes) equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificates by (y) the Per Share Price, and the Certificates so surrendered will be cancelled. With respect to record holders of Uncertificated Shares, in lieu of the delivery of a Certificate or an executed letter of transmittal to the paying agent, upon the paying agent’s receipt of an “agent’s message” (or such other evidence, if any, of transfer as the paying agent may reasonably request), the holder of such Uncertificated Shares will be entitled to receive in exchange thereof an amount in cash (subject to applicable withholding taxes) equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares by (2) the Per Share Price, and the transferred Uncertificated Shares will be cancelled.

No interest will be paid or accrue on the cash payable to any holder of a Certificate or Uncertificated Share.

Each of the surviving corporation, Parent, the paying agent and their respective affiliates and agents will be entitled to deduct and withhold from any cash amounts otherwise payable to any person pursuant to the Merger Agreement such amounts as may be required to be deducted and withheld under applicable law with respect to taxes. Any amounts so deducted or withheld and paid over to the appropriate taxing authority will be treated for all purposes as having been paid to the person in respect of which such deduction or withholding was made.

Certificate of Incorporation; Bylaws

At the Effective Time, by virtue of the Merger, (a) the certificate of incorporation of Instructure as in effect immediately prior to the Effective Time will be amended and restated in its entirety to be read as set forth in the applicable exhibit attached to the Merger Agreement, and as so amended and restated, will be the certificate of incorporation of the surviving corporation, until thereafter amended as provided by the DGCL and such certificate of incorporation (b) the bylaws of Merger Sub as in effect immediately prior to the Effective Time will become the bylaws of the surviving corporation, except that all references to Merger Sub shall be automatically amended and become references to the surviving corporation, until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of Parent, Merger Sub and Instructure, including representations and warranties relating to, among other things:

•	organization, good standing and similar company matters;

•	due authorization, execution, delivery and enforceability of the Merger Agreement;

•	absence of conflicts with the parties’ governing documents, applicable laws and contracts;

•	legal proceedings and orders;

•	antitrust matters and other governmental approvals;

•	the information supplied for inclusion in the information statement; and

•	absence of brokers’, finders’ and investment bankers’ fees or commissions.

In addition, the Merger Agreement contains the following customary representations and warranties of Instructure relating to, among other things:

•	the receipt of a fairness opinion from J.P. Morgan;

•	inapplicability of certain takeover laws;

•	the Written Consent;

•	capitalization;

•	ownership of Instructure’s subsidiaries;

•	documents filed with the SEC, compliance with applicable SEC filing requirements and accuracy of information contained in such documents;

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compliance of financial statements with applicable accounting requirements and SEC rules and regulations and preparation in accordance with the United States generally accepted accounting principles (“GAAP”), and the absence of certain undisclosed liabilities;

•	internal controls and indebtedness;

•	no undisclosed liabilities;

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Instructure and each of its subsidiaries has conducted its business in the ordinary course consistent with past practice since March 31, 2024 and since this date there has not been any circumstance, change, event, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below);

•	material contracts, including top customers and suppliers;

•	real property;

•	filing of tax returns, payment of taxes and other tax matters;

•	employee benefits matters;

•	labor matters;

•	compliance with laws, including compliance with anti-corruption, anti-money laundering and sanctions compliance;

•	cybersecurity and data privacy matters;

•	environmental matters;

•	insurance; and

•	affiliated party transactions.

The Merger Agreement also contains the following customary representations and warranties of Parent and Merger Sub:

•	execution, validity and sufficiency of the Commitment Letters to provide funds to consummate the Merger and execution and enforceability of the Limited Guarantee;

•	the operations of Parent and Merger Sub;

•	capitalization of Parent and Merger Sub;

•	no Parent vote or approval requirement;

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Parent’s lack of ownership of Company Common Stock and lack of certain arrangements between Parent, Merger Sub or any of their affiliates, on the one hand, and Instructure or any of its affiliates (including directors, officers or stockholders), on the other hand; and

•	solvency.

Certain of the representations and warranties in the Merger Agreement are qualified as to “materiality” or “Company Material Adverse Effect” or words of similar import. The Merger Agreement provides that a Company Material Adverse Effect means any change, event, effect, occurrence or development that, individually or in the aggregate, has or would reasonably be expected to have, a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Instructure and its subsidiaries, taken as a whole; provided, that none of the following, and no conditions, changes, events, effects, occurrences or developments arising out of, relating to or resulting from the following (by itself or when aggregated), will be deemed to constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred (subject to the limitations below):

•	general economic conditions, or conditions in the global, international or regional economy generally, including changes in inflation, supply chain disruptions, and labor shortages;

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conditions in the equity, credit, debt, financial, currency or capital markets, including (A) changes in interest rates or credit ratings; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

•	conditions in the industries in which Instructure and its subsidiaries conduct business or in any specific jurisdiction or geographical area in which Instructure conducts business, or changes therein;

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any political or geopolitical conditions, outbreak of hostilities, armed conflicts, acts of war (whether or not declared), rebellion, insurrection, sabotage, cyber-attack, cyberterrorism (including by means of cyber-attack by or sponsored by a governmental authority), terrorism or military actions, including any escalation or worsening of the foregoing or any threats thereof, in each case, in the United States or any other country or region in the world;

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earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires nuclear incidents, foreign or domestic social protest or social unrest (whether or not violent) or other natural or man-made disasters, weather conditions, power outages or electrical black-outs and other force majeure events, including any escalation or worsening of any of the foregoing, in each case, in the United States or any other country or region in the world;

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the negotiation, execution, delivery or performance of the Merger Agreement or the announcement of the Merger Agreement or the pendency of the Merger, including the impact thereof on the relationships, contractual or otherwise, of Instructure and its subsidiaries with customers, suppliers, lenders, lessors, business partners, employees (including any employee attrition), regulators, governmental authorities, vendors or any other third person (subject to certain exceptions);

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the compliance by Instructure with the express terms of the Merger Agreement, including any action taken or refrained from being taken pursuant to or in accordance with the express terms of the Merger Agreement (subject to certain exceptions);

•	any action taken or refrained from being taken, in each case to which Parent has approved, consented to or requested in writing following the date of the Merger Agreement;

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changes after the date of the Merger Agreement in GAAP or other accounting standards, in any applicable laws (or the enforcement or publicly available interpretation of any of the foregoing) or in any regulatory or legislative conditions, including the adoption, implementation, repeal, modification, or publicly available reinterpretation of any law, regulation or policy (or the enforcement thereof) by any governmental authority, or any panel or advisory body empowered or appointed thereby;

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any epidemics, pandemics (including COVID-19 and any evolutions or mutations thereof), plagues, other outbreaks of illness or public health events (including quarantine restrictions), including any escalation or worsening of any of the foregoing, in each case, in the United States or any other country or region in the world;

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any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar law, directive, protocol or guideline promulgated by any governmental authority, including the Centers for Disease Control and Prevention or the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020;

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any anti-dumping actions, international tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions in connection with any dispute involving the Russian Federation and Ukraine;

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any changes in the price or trading volume of Company Common Stock, in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded hereunder);

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any failure by Instructure and its subsidiaries to meet (A) any public estimates or expectations of Instructure’s revenue, earnings or other financial performance or results of operations for any period; or (B) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded hereunder);

•	the availability or cost of equity, debt or other financing to Parent or Merger Sub;

•	any transaction litigation or any demand or legal proceeding for appraisal of the fair value of any shares of Company Common Stock pursuant to the DGCL in connection with the Merger Agreement;

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the identity of, or any facts or circumstances relating to, guarantor, Parent, Merger Sub, or the respective affiliates of the foregoing, the respective financing sources of or investors in the foregoing, or the respective plans or intentions of the foregoing, with respect to Instructure or its business; and

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any breach by Parent or Merger Sub of the Merger Agreement, provided that, in the case of the first five bullets and bullets nine to twelve above, to the extent that such conditions, changes, events, effects, occurrences or developments have had a materially disproportionate adverse effect on Instructure and its subsidiaries, taken as a whole, relative to other companies operating in the industries in which Instructure and its subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

Conduct of Business by Instructure Prior to Consummation of the Merger

Except (a) as expressly contemplated by the Merger Agreement, (b) for certain matters set forth on the confidential disclosure schedules, (c) as required by applicable law or (d) as approved by Parent in writing (which approval shall not to be unreasonably withheld, conditioned or delayed) during the period from the date of the Merger Agreement until the earlier to occur of the valid termination of the Merger Agreement and the

Effective Time, Instructure will and will cause each of its subsidiaries to use its commercially reasonable efforts to (i) conduct its business in all material respects in the ordinary course of business and (ii) preserve intact in all material respects its business organization, properties, rights and assets and relationships with and goodwill with its key employees, material customers, suppliers, landlords, governmental authorities and other Persons having material business relationships with Instructure or its subsidiaries.

In addition, except as set forth on the confidential disclosure schedules, as expressly contemplated by the Merger Agreement, required by applicable law, or as approved by Parent in writing (such consent not to be unreasonably withheld, conditioned or delayed), from the date of the Merger Agreement to the earlier to occur of the termination of the Merger Agreement and the Effective Time, Instructure shall not, and shall not permit any of its subsidiaries to:

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amend, repeal or otherwise modify any provisions of the organizational documents of Instructure or any of its subsidiaries, except for immaterial amendments to such organizational documents of the Instructure’s subsidiaries;

•	propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

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issue, sell, deliver or agree or commit to issue, sell or deliver any Instructure securities, except with respect to, and upon the vesting or settlement of, in accordance with the terms of applicable award agreements under Instructure stock plans or employee plans, as applicable, Company RSUs or Company PSUs, in each case, in effect on the date of the Merger Agreement;

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except for transactions solely among Instructure and its subsidiaries or solely among the subsidiaries of Instructure, reclassify, split, reverse stock split, adjust, combine, merge, subdivide or redeem, repurchase, purchase or otherwise acquire or amend the terms of, directly or indirectly, any of its capital stock or other equity or voting interest, other than (x) the withholding of shares of Company Common Stock to satisfy tax obligations incurred in connection with the vesting and settlement of Company RSUs or Company PSUs, and (y) the acquisition by Instructure of Company RSUs and Company PSUs in connection with the forfeiture of such awards, in each case in accordance with their terms;

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(A) declare, authorize, set aside, make or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, except for cash dividends or distributions paid by any wholly-owned subsidiary of Instructure to Instructure or to any other wholly-owned subsidiary of Instructure solely to the extent in the ordinary course of business consistent with past practice or (B) pledge or encumber any shares of its capital stock or other equity or voting interest;

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(A) incur, assume, endorse, modify the terms of, guarantee, or otherwise become liable for certain indebtedness, except (w) borrowings in the ordinary course of business under Instructure’s credit agreement in effect on the date of the Merger Agreement, (x) guarantees or credit support provided by Instructure or any of its subsidiaries of the obligations of Instructure or any of its subsidiaries to the extent such indebtedness is in existence on the date of the Merger Agreement, (y) the incurrence of any additional Indebtedness for borrowed money in an amount not to exceed $5 million in the aggregate and (z) any indebtedness among Instructure and its wholly-owned subsidiaries or among Instructure’s wholly-owned subsidiaries or (B) enter into any swap or other hedging arrangement;

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except as required by applicable law or any employee plan in effect on the date of the Merger Agreement, (A) enter into, adopt, amend, modify in any material respect or terminate any material employee plan (or any plan, agreement, program, policy or other arrangement that would be a material employee plan if in existence on the date of the Merger Agreement); (B) increase the compensation of any employee, director, officer or other individual service provider of Instructure or any of its subsidiaries, except, in the case of each of clauses (A) and (B), (1) implementing merit- or market-

based increases to base salaries or hourly wage rates (and corresponding target bonus opportunities) in the ordinary course of business consistent with past practice for any employee, director, officer or other individual service provider of Instructure or any of its subsidiaries with annual base compensation at or below $250,000; (2) in conjunction with annual renewal or plan design changes for the employee plans that provide health or welfare benefits that are made in the ordinary course of business and do not materially increase the cost to Instructure and its subsidiaries; or (3) in conjunction with new hires, promotions and changes in job position or status of any current employee or other service provider, consistent with past practice for any employee, director, officer or other individual service provider of Instructure or any of its subsidiaries (or who would be an employee, director, officer or other individual service provider) with annual base compensation at or below $250,000; (C) grant or provide any severance or termination payments or benefits to any employee, director, officer or other individual service provider of Instructure or any of its subsidiaries with annual base compensation in excess of $250,000; (D) hire or terminate (other than for cause) the employment or services of any employee, director, officer or other individual service provider who has (or upon hire would be expected to have) an annual base compensation in excess of $250,000; (E) take any action to accelerate the vesting or payment or lapsing of restrictions, or fund or in any other way secure the payment, of material compensation or benefits under any employee plan; (F) make any grants under Instructure’s stock plans to any current or former employee, director, officer or individual service provider of Instructure or any of its subsidiaries; or (G) grant to any current or former employee, director, officer or individual service provider of Instructure or any of its subsidiaries any right to reimbursement, indemnification or payment for any taxes incurred under Section 409A or Section 4999 of the Code;

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settle any legal proceeding, claim or other action (i) granting any injunctive or other equitable relief or containing any admission of wrongdoing or violation of law by Instructure or any of its subsidiaries or (ii) for an amount in excess of $250,000 individually or $1,000,000 in the aggregate other than (x) any settlement where the amount paid or to be paid by Instructure or any of its subsidiaries is fully covered by insurance coverage maintained by Instructure or any of its subsidiaries and such insurer has agreed to cover such settlement in full (other than any applicable deductible or retention) and (y) settlements of any legal proceedings for an amount not more than $250,000 greater than the amount, if any, reflected or reserved in the most recent balance sheet (or the notes thereto) of Instructure, and to the extent applicable, included in Instructure’s SEC documents relating to such legal proceeding;

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change Instructure’s or its subsidiaries’ methods, principles or practices of financial accounting, except as required by GAAP, Regulation S-X of the Exchange Act (or any interpretation thereof), or by any governmental authority or applicable law;

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make (other than tax elections consistent with past practice that are made in connection with filing tax returns in the ordinary course of business), change or revoke any income or any other material tax election, change any material tax accounting period or material method of tax accounting, file any material amended tax return, enter into any “closing agreement” as described in Section 7121 of the Code, settle or compromise any audit or other proceeding with respect to any material tax claim or assessment, surrender any right to claim a refund of material taxes, request any ruling with respect to taxes with an applicable governmental authority, consent to any extension or waiver of the limitation period applicable to any material taxes (other than an automatic extension to file tax returns obtained in the ordinary course of business), or enter into a voluntary disclosure or similar agreement or otherwise voluntarily disclosing information to a governmental authority with respect to material taxes;

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incur or commit to incur any capital expenditures other than (x) during fiscal year 2024, amounts not in excess of 110% of the capital expenditure budget for fiscal year 2024, in accordance with the capital expenditure budget for fiscal years 2024 and 2025 (the “Capex Budget”) and (y) during fiscal year 2025, amounts not in excess of 120 % of the Capex Budget for fiscal year 2025;

•	(A) enter into any contract that would be a material contract if in effect as of the date of the Merger Agreement or (B) modify in any material respect, amend in any material respect, fail to renew or terminate (other than any material contract that has expired in accordance with its terms) or waive any material right, remedy or default under any material contract except, in each case, in the ordinary course of business;

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(A) acquire any division, assets, properties, businesses or equity securities in any person (including by merger, consolidation or acquisition of stock or assets), other than (x) in or from any wholly-owned subsidiary of Instructure, (y) supplies in the ordinary course of business or (z) acquisitions that do not exceed $1,000,000 in the aggregate; (B) make any material loans, advances or capital contributions to or investments in, any other person (other than to (i) Instructure or any of its wholly-owned subsidiaries or (ii) advance business-related expenses to any directors, officers or employees of Instructure or any of its wholly-owned subsidiaries in the ordinary course of business and on terms materially consistent with those advances granted prior to the date hereof);

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sell, assign, transfer, lease, license, subject to a lien (other than a permitted lien), allow to lapse, or otherwise dispose of, any of Instructure’s or its subsidiaries’ material assets, rights or properties (including material intellectual property of Instructure) other than (x) such sales, assignments, transfers or other dispositions (A) of inventory that are in the ordinary course of business and (B) that do not have a purchase price that exceeds $1,000,000 individually or $4,000,000 in the aggregate, and (y) non-exclusive licenses to intellectual property granted in the ordinary course of business;

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engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of Instructure or other person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

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except where required by applicable law or to renew existing agreements, enter into or materially modify any collective bargaining agreement or similar labor related agreement or voluntarily recognize a labor union, works council or labor organization as the representative of any employee of Instructure;

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effectuate or announce any “plant closing,” “mass layoff” or other workforce action which triggers the notice requirements of the United States Worker Adjustment and Retraining Notification Act of 1988;

•

make any materially adverse changes to (A) the operation or security of any material IT systems, or (B) any posted privacy policy of Instructure or its subsidiaries, except in each case, as required by applicable law;

•	adopt a rights plan, “poison pill” or similar agreement that is, or at the Effective Time will be, applicable to the Merger Agreement or the transactions contemplated in the Merger Agreement; or

•	agree, resolve or commit to take any of the foregoing actions.

Regulatory Filings; Efforts

Each party to the Merger Agreement will use its reasonable best efforts to (i) take (or cause to be taken) all actions; (ii) do (or cause to be done) all things; and (iii) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable law or otherwise to consummate and make effective, as promptly as reasonably practicable, the Merger and the transactions contemplated by the Merger Agreement, including by using reasonable best efforts to (A) cause the conditions precedent to closing in the Merger Agreement that are within such party’s control to be satisfied and (B) (I) obtain all consents, waivers, approvals, orders and authorizations from governmental authorities; and (II) make all registrations, declarations and filings with governmental authorities, in each case that are necessary or advisable to consummate the transactions contemplated by the Merger Agreement.

Each party will, (i) within ten business days of entering into the Merger Agreement file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to the Merger Agreement and the transactions contemplated by the Merger Agreement as required by the HSR Act (unless the applicable rules governing the form and information required in such filings under the HSR Act have materially changed and are in effect at the time such a filing would have to be made, in which case it shall be made as promptly as reasonably practicable); and (ii) as soon as reasonably practicable after entering into the Merger Agreement, file any such notification filings, forms and submissions, including any draft notifications in jurisdictions requiring pre-notification with any governmental authority as are required by other applicable antitrust laws or foreign investment laws in connection with the Merger. In relation to this, each party will make (or cause to be made), as promptly as reasonably practicable and after consultation with the other parties, an appropriate response to a request for any additional information or documentary material from any governmental authority with respect to the Merger pursuant to the HSR Act or any other antitrust laws or foreign investment laws applicable to the Merger.

If and to the extent necessary to obtain clearances, consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations pursuant to the HSR Act or any other antitrust laws applicable to the Merger, and to avoid or eliminate each and every impediment under any antitrust law applicable to the Merger as promptly as practicable, each of Parent and Merger Sub shall use reasonable best efforts to offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, and use reasonable best efforts to take all actions necessary to avoid or eliminate each and every impediment and obtain all clearances, consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations under the HSR Act and any other antitrust laws including (i) the sale, divestiture, transfer, license, disposition, or hold separate (through the establishment of a trust or otherwise), of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, properties, products or businesses of Parent and Merger Sub and of Instructure and its subsidiaries; (ii) the termination, modification, or assignment of existing relationships, joint ventures, contracts, or obligations of Instructure and its subsidiaries; (iii) the modification of any course of conduct regarding future operations of Instructure and its subsidiaries; and (iv) any other restrictions on the activities of Parent and Merger Sub and of Instructure and its subsidiaries, including the freedom of action of Instructure and its subsidiaries with respect to, or their ability to retain, one or more of their respective operations, divisions, businesses, product lines, customers, assets or rights or interests, or their freedom of action with respect to the assets, properties, or businesses to be acquired pursuant to the Merger Agreement; in each case, so as to allow the consummation of the Merger as soon as practicable. Parent shall use reasonable best efforts to oppose any request for, the entry of, and seek to have vacated or terminated, any order, judgment, decree, injunction or ruling of any governmental authority that could restrain, prevent or delay any required consents, clearances, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations applicable to the Merger, including by defending through litigation, any action asserted by any person in any court or before any governmental authority and by exhausting all avenues of appeal, including appealing properly any adverse decision or order by any governmental authority; provided, that neither Parent nor Merger Sub shall be obligated to take any action, with respect to KKR & Co. and KKR (collectively, the “KKR Entities”) and their respective affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by, the KKR Entities or any portfolio company (as such term is commonly understood in the private equity industry), any interest therein, or any investment of the KKR Entities, other than with respect to Parent, Merger Sub, and Instructure and its subsidiaries.

Notwithstanding the foregoing, nothing in the Merger Agreement shall require Instructure and its subsidiaries or affiliates to enter into any agreement or consent decree with the DOJ, FTC or any other governmental authority that is not conditioned on the closing.

Furthermore, Parent and Merger Sub will not, and will cause the investment fund affiliated with KKR that provided the limited guarantee not to, enter into, agree to enter into, or consummate any contracts or arrangements for an acquisition (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) of any ownership interest, equity interests, assets or rights in or of any person, or take any other actions that would reasonably be expected to, individually or in the aggregate, (A) prevent, materially delay or materially impede the obtaining of, or adversely affect in any material respect the ability of Parent to procure, any clearances, approvals, waivers, actions, non-actions, authorizations, consents, orders or declarations of any governmental authority or the expiration or termination of any applicable waiting period necessary to consummate the transactions contemplated in the Merger Agreement, including the Merger; or (B) materially increase the risk of any governmental authority entering an order, ruling, judgment or injunction prohibiting the consummation of the transactions contemplated in the Merger Agreement, including the Merger. Prior to the closing, Parent and Merger Sub shall not take any action that will trigger a mandatory filing obligation pursuant to Section 721 of the Defense Production Act of 1950, including all implementing regulations thereof.

Written Consent

Per the terms of the Merger Agreement, the Written Consent was delivered to Instructure on July 25, 2024 shortly after the execution of the Merger Agreement. Instructure provided a copy of the Written Consent to Parent on July 25, 2024, shortly after its receipt of the Written Consent.

No Solicitation or Negotiation

The Merger Agreement provides that during the period beginning at the time of the execution of the Merger Agreement and continuing until the earlier to occur of the valid termination of the Merger Agreement pursuant to its terms and the Effective Time (the “Interim Period”), Instructure will, and will cause its subsidiaries and their respective directors and officers to, and will direct and use its reasonable best efforts to cause its other representatives to, (w) immediately cease and cause to be terminated any solicitations, discussions, communications or negotiations with any person and its representatives that would be prohibited by the terms of the Merger Agreement, (x) immediately cease providing any information with respect to Instructure or any Acquisition Proposal to any such person or its representatives, (y) immediately terminate all access granted to any such person and its representatives to any physical or electronic data room (or any other diligence access) and (z) promptly request that any such person and its representatives return to Instructure or destroy any non-public information concerning Instructure or its subsidiaries that was previously furnished or made available to such person or any of its representatives by or on behalf of Instructure in accordance with the terms of any confidentiality agreement in place with such person, in each case, other than Parent, Merger Sub and their representatives. During the Interim Period, Instructure and its subsidiaries will not, and will cause its subsidiaries, and its and their respective officers and directors not to, and will direct and use its reasonable best efforts to cause any of their other respective representatives to not, directly or indirectly:

•

solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal, inquiry or offer with respect to, that constitutes or could reasonably be expected to lead to, an Acquisition Proposal;

•

furnish to any person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to Instructure or any of its subsidiaries or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Instructure or any of its subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

•

participate or engage in discussions or negotiations with any person with respect to an Acquisition Proposal (or inquiries, proposals or offers that could reasonably be expected to lead to an Acquisition Proposal), in each case other than informing such persons of the provisions contained in the Merger Agreement regarding such Acquisition Proposals;

•	approve, endorse or recommend an Acquisition Proposal; or

•

approve, recommend or enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Transaction (other than certain acceptable confidentiality agreements).

During the Interim Period, Instructure will not be required to enforce, and will be permitted to waive, any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit a proposal being made to the Board (or any committee thereof).

The Merger Agreement provides that the term “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) relating to an Acquisition Transaction.

Furthermore, the term “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

•

any direct or indirect purchase or other acquisition by any person or group, whether from Instructure or any other person, of more than 20% of the Company Common Stock outstanding (by vote or economic interests) after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any person or group that, if consummated in accordance with its terms, would result in such person or group beneficially owning more than 20% of Company Common Stock outstanding after giving effect to the consummation of such tender or exchange offer;

•

any direct or indirect purchase or other acquisition by any person or group, or stockholders of any person or group, of more than 20% of the consolidated assets, net revenue or net income of Instructure and its subsidiaries taken as a whole (measured by the fair market value thereof);

•

any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving Instructure or any of its subsidiaries pursuant to which any person or group, or stockholders of any such person or group, would hold, directly or indirectly, more than 20% of the equity interests of the surviving or resulting entity of such transaction after giving effect to the consummation of such transaction; or

•	any combination of the foregoing.

For the avoidance of doubt, the Merger and the other transactions contemplated by the Merger Agreement will not be deemed an Acquisition Proposal.

Continuing Employee Matters

The Merger Agreement provides that, for a period of 12 months following the Effective Time, the surviving corporation and its subsidiaries will maintain for the benefit of each employee of Instructure or its subsidiaries who remains in the employment of the surviving corporation and its subsidiaries (each, a “Continuing Employee”) (i) base salary or wage rate and target short-term cash incentive opportunities (including bonus and commission opportunities) that are, in each case, no less than those in effect for such Continuing Employee immediately before the Effective Time, (ii) severance and termination benefits that are no less favorable than those applicable to such Continuing Employee immediately before the Effective Time, and (iii) other employee benefit plans, programs, policies, agreements or arrangements of the surviving corporation or any of its subsidiaries (excluding retention, change-in-control compensation, equity or equity-based plans and arrangements and other similar long-term compensation, nonqualified deferred compensation, retiree medical or retiree welfare arrangements and defined benefit pension benefits) at levels that are substantially similar in the aggregate to those in effect for (or available to) such Continuing Employees under the employee plans as of the Effective Time.

With respect to each benefit or compensation plan, program, policy, arrangement or agreement that is made available to any Continuing Employee at or after the Effective Time (each, a “New Plan”), the surviving corporation and its subsidiaries will cause to be granted to such Continuing Employee credit for all service with Instructure and its subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance entitlement or termination pay), subject to certain exceptions. In addition, Parent will cause the surviving corporation and its subsidiaries to (i) use commercially reasonable efforts to cause each Continuing Employee to be immediately eligible to participate, without any waiting period, in any and all New Plans to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a corresponding employee plan (such plans, the “Old Plans”); (ii) for purposes of each New Plan providing life insurance, medical, dental, pharmaceutical, vision or disability benefits use commercially reasonable efforts to cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for the Continuing Employees and their covered dependents to the extent such conditions were inapplicable, met or waived under the comparable employee plan in which such Continuing Employee participated immediately prior to the Effective Time; (iii) for purposes of each New Plan providing medical, dental, pharmaceutical, or vision benefits, to use commercially reasonable efforts to cause any eligible expenses incurred by the Continuing Employees and their covered dependents during the portion of the plan year of the Old Plan ending on the date that Continuing Employees’ participation in the corresponding New Plan begins to be given full credit for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements for the applicable plan year as if such amounts had been paid in accordance to the New Plan; and (iv) to credit the accounts of the Continuing Employees pursuant to any New Plan that is a flexible spending account plan with any unused balances in the account of such Continuing Employees under the Old Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited following the Effective Time and will not be subject to accrual limits or other forfeiture but will otherwise be subject to the terms of such applicable vacation or paid time off policies as determined by Parent and its affiliates from time to time.

Indemnification and Insurance

During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the surviving corporation and its subsidiaries will, and Parent will cause the surviving corporation and its subsidiaries to, honor and fulfill, in all respects, the obligations of Instructure and its subsidiaries pursuant to any indemnification agreements between Instructure and any of its subsidiaries, on the one hand, and any of their respective current or former directors or officers (and any person who becomes a director or officer of Instructure or any of its subsidiaries prior to the Effective Time), on the other hand (each, together with such person’s heirs, executors and administrators, an “Indemnified Person” and, collectively, the “Indemnified Persons”), in each case, pursuant to an indemnification agreement in substantially the form filed as an exhibit to Instructure’s Form 10-K filed with the SEC on February 21, 2024. In addition, for a period of six years following the Effective Time, the surviving corporation or any of its subsidiaries will, and Parent will cause the surviving corporation and its subsidiaries to, cause all the organizational documents of the surviving corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the organizational documents of the Company’s subsidiaries as of July 25, 2024, which provisions will not be repealed, amended or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Persons, except as required by applicable law during such six-year period.

For a period of six years following the Effective Time, the surviving corporation will, and Parent will cause the surviving corporation to, indemnify and hold harmless, to the fullest extent permitted by applicable law or the organizational documents of Instructure and any of its subsidiaries in effect on July 25, 2024, each Indemnified Person from and against all costs, fees and expenses, including, to the extent applicable, reasonable and documented attorneys’ fees and investigation expenses, judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any legal proceeding, whether civil, criminal, administrative or investigative, whenever asserted, to the extent that such legal proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to the fact that an Indemnified Person is or was a director or officer of Instructure or any such subsidiary at or prior to the Effective Time; or any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director or officer of Instructure or any of its subsidiaries, or taken at the request of Instructure or such subsidiary, including in connection with serving at the request of the Instructure or such subsidiary as a director, officer, employee, agent, trustee or fiduciary of another person (including any employee benefit plan), regardless of whether such action or omission, or alleged action or omission, occurred prior to or at the Effective Time; and the Merger, as well as any actions taken by Instructure, Parent or Merger Sub with respect to the Merger (including any dispositions of assets of the surviving corporation or any of its subsidiaries that is alleged to have rendered the surviving corporation or any of its subsidiaries insolvent).

If, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting such a claim for indemnification, then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such legal proceeding, the surviving corporation will advance all reasonable and documented fees and expenses (including reasonable and documented fees and expenses of any outside counsel) as incurred by an Indemnified Person in the defense of such legal proceeding. None of Parent, the surviving corporation nor any of their respective affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any legal proceeding for which indemnification may be sought by an Indemnified Person unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such legal proceeding to the fullest extent permitted under applicable law, subject to the surviving corporation’s receipt of an undertaking by or on behalf of such Indemnified Person to repay all amounts so advanced if it should ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnified Person is not entitled to be indemnified for such expenses.

For a period of six years following the Effective Time, the surviving corporation will, and Parent will cause the surviving corporation to, maintain in effect Instructure’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of Instructure’s current directors’ and officers’ liability insurance; provided that in no event will the surviving corporation be obligated to pay annual premiums in excess of 300% of the amount paid by Instructure for coverage for its last full fiscal year, which amount is referred to as the maximum annual premium. If the annual premiums of such insurance coverage exceed the maximum annual premium, then the surviving corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the maximum annual premium from an insurance carrier with the same or better credit rating as Instructure’s current directors’ and officers’ liability insurance carrier. In satisfaction of the foregoing obligations, prior to the Effective Time, Parent may purchase a prepaid “tail” policy with respect to Instructure’s current directors’ and officers’ liability insurance from an insurance carrier with the same or better credit rating as Instructure’s current directors’ and officers’ liability insurance carrier so long as the aggregate cost for such “tail” policy does not exceed the maximum annual premium; provided, that if the amount in respect of such “tail” policy exceeds such amount then Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the maximum annual premium. If Parent elects to purchase such a “tail” policy prior to the Effective Time, the surviving corporation will (and Parent will cause the surviving corporation to) maintain such “tail” policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations under such “tail” policy. If Instructure is unable to obtain the “tail” policy and Parent or the surviving corporation are unable to obtain the insurance for an annual cost less than or equal to the maximum annual premium, Parent shall cause the surviving corporation to, instead obtain as much comparable insurance as possible for an aggregate annual premium equal to the maximum annual premium for such six year period.

Financing Covenant; Instructure Cooperation

Prior to the Effective Time, Instructure will use its reasonable best efforts, and will use its reasonable best efforts to cause each of its subsidiaries and its and their respective officers, directors, employees and other representatives, in each case, to provide all cooperation reasonably requested by Parent that is customary in connection with arranging and obtaining the Debt Financing, including: (i) reasonably cooperating with the marketing efforts of Parent and the Debt Financing sources, including participating (and causing senior management and representatives, with appropriate seniority and expertise, of Instructure and its subsidiaries to participate) in a reasonable and limited number of meetings, presentations, bank meetings and sessions with rating agencies, due diligence sessions, drafting sessions, in each case, at mutually agreeable times in mutually agreeable locations (in each case, including via video conference) upon reasonable advance notice; (ii) solely with respect to financial information and data derived from Instructure’s historical books and records and maintained in the ordinary course of business, assisting to the extent reasonably necessary Parent and the Debt Financing sources with the timely preparation of customary rating agency presentations and bank information memoranda or memoranda (including a version that does not include material non-public information regarding Instructure or its subsidiaries) and other marketing materials, in each case, required in connection with the Debt Financing solely with respect to Instructure or its subsidiaries and otherwise providing Parent and the Debt Financing sources with such financial or other information regarding Instructure or its subsidiaries that is reasonably available or within the Instructure’s possession, in each case, reasonably requested by Parent and the Debt Financing sources in connection with the syndication, arrangement or marketing of the Debt Financing, it being agreed that Instructure will not be required to provide any information or assistance relating to (A) the proposed aggregate amount of debt and equity financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt or equity financing or (B) any post-closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing or (C) any financial information related to Parent or any of its subsidiaries or any adjustments that are not directly related to the acquisition of Instructure by Parent; (iii) assisting to the extent reasonably necessary Parent in connection with the preparation of the definitive financing documentation in respect of the Debt Financing, including a certificate of the chief financial officer of Instructure with respect to solvency matters in form and substance customary for debt financings of a type similar to the Debt Financing and disclosure schedules for any credit agreement, pledge, security and other financing documents as may be reasonably requested by Parent or the Debt Financing sources, and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing, in each case, solely in respect of the Company and solely as required to be delivered at closing pursuant to the terms of the Debt Commitment Letter, it being understood that such documents will not take effect until the Effective Time; (iv) furnishing Parent and the Debt Financing sources, as applicable, with the (a) audited consolidated balance sheets of Instructure and its subsidiaries as of the end of, and related consolidated statements of operations, comprehensive income or loss, cash flows and stockholder’s equity of Instructure and its subsidiaries for, the three most recently completed fiscal years ended at least 90 days before the closing date, in each case in accordance with GAAP and (b) unaudited consolidated balance sheets of Instructure and its subsidiaries as of the end of, and related unaudited consolidated statements of operations, comprehensive income or loss, stockholders’ equity and cash flows of Instructure and its subsidiaries for each subsequent fiscal quarter (other than any fiscal fourth quarter) ended at least 45 days before the closing date after the most recent fiscal period for which audited financial statements have been provided, in each case prepared in accordance with GAAP; provided, that (x) the furnishing of such information on EDGAR or Instructure’s website shall constitute delivery thereof and (y) it is understood and agreed that the delivery of such information shall not be subject to any “reasonable best efforts” qualifier; (v) assisting with the payoff, discharge and termination of Instructure’s indebtedness and any other indebtedness contemplated to be repaid by the Debt Commitment Letter, including by arranging for, and reasonably facilitating, the delivery of customary pay-off letters, customary prepayment notices, lien terminations and instruments of discharge and providing other cooperation in connection with the repayment or other retirement of such Indebtedness, and the release and termination of any and all related liens, on or prior to the closing date; provided, that it is understood and agreed that the delivery of an executed payoff letter and lien terminations in respect of Instructure’s indebtedness shall not be subject to any “reasonable best efforts” qualifier and Instructure shall use reasonable best efforts to deliver drafts of the payoff letter and lien terminations no later than three business days prior to the closing date; (vi) no less than four business days prior to the closing date, furnishing Parent and the Debt Financing sources with all customary documentation and information reasonably available regarding Instructure required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations to the extent reasonably requested by Parent or the Debt Financing sources in writing at least nine business days prior to closing; provided, that it is understood and agreed that the delivery of such documentation and information shall not be subject to any “reasonable best efforts” qualifier; (vii) providing executed customary authorization and representation letters to the Debt Financing sources authorizing the distribution of information to prospective lenders or investors and containing a representations to the Debt Financing sources that, among other things, the public side versions of such documents, if any, do not include material non-public information about Instructure or its subsidiaries or securities; provided, that it is understood and agreed that the delivery of such authorization and representation shall not be subject to any “reasonable best efforts” qualifier; and (viii) taking all corporate and, limited liability company or other actions, subject to the occurrence of the closing, reasonably requested by Parent to permit the consummation of the Debt Financing including, facilitating the execution and delivery at the Effective Time of definitive documents reasonably related to the Debt Financing in accordance with the terms contemplated by the Debt Commitment Letter (including, to the fullest extent permitted by applicable Law, distributing the proceeds of the Debt Financing, if any, obtained by any of its subsidiaries to the surviving corporation).

Additionally, such financing cooperation will not require Instructure or any of its subsidiaries to (i) waive or amend any terms of the Merger Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement; (ii) enter into any definitive agreement (other than certain representation and authorization letters or any pay-off letter or prepayment notice contemplated in the Merger Agreement); (iii) give any indemnities in connection with the financing that are effective prior to the Effective Time; (iv) take any action that, in the good faith determination of Instructure, would unreasonably interfere with the conduct of the business or Instructure and its subsidiaries; (v) take any action that could reasonably be expected to result in a contravention of, violation or breach of, or default under, the Merger Agreement, any organizational document, material contract (in each case, excluding any actions that are conditioned on closing, and permitted pursuant to amendments to such documents made substantially concurrently with, and conditioned on, closing) or any material law; provided, that (1) the provision in any such organizational documents or agreements which would be breached or violated was not created in contemplation of the Merger or the Debt Financing and (2) Instructure and its subsidiaries shall work in good faith and use commercially reasonable efforts to resolve such contravention, violation, breach or default in order to permit the provision of the relevant cooperation; (vi) provide access to or disclose information which would result in waiving any attorney-client privilege, work-product or similar privilege and (vii) (A) contravene any position taken in any tax return or financial statements or (B) require Instructure to prepare any (1) pro forma financial statements or adjustments or projections or post-closing or pro forma cost savings, capitalization and other post-closing adjustments; (2) “description of notes” and “plan of distribution”; (3) risk factors relating to all or any component of the Financing; or (4) other information required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, any Compensation, Discussion and Analysis required by Item 402(b) of Regulation S-K, any information required by Items 10 through 14 of Form 10-K or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A or other information that is not reasonably available to Instructure under its current reporting systems or that Instructure does not maintain in the ordinary course of business. In addition, (A) no action, liability or obligation of Instructure, any of its subsidiaries or any of their respective representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time (other than with respect to certain representation and authorization letters or any pay-off letter or prepayment notice contemplated in the Merger Agreement), and neither Instructure nor any of its subsidiaries or their respective representatives will be required to be an obligor pursuant to any certificate, agreement or instrument in connection with the Debt Financing that is not contingent on the occurrence of the closing or that must be effective prior to the Effective Time; and (B) any bank information memoranda and high-yield offering prospectuses or memoranda required in relation to the Debt Financing will contain disclosure and financial statements reflecting the surviving corporation or its subsidiaries as the obligor. Additionally, such financing cooperation will not require Instructure, its subsidiaries or their respective representatives to (1) pass resolutions or consents to approve or authorize the Debt Financing or the execution and delivery of the definitive documents that would be effective prior to the Effective Time, (2) take any action that could reasonably be expected to result in any representative of Instructure or any of its subsidiaries incurring personal liability (as opposed to liability in his or her capacity as an officer of such person) with respect to any matters related to the Debt Financing,

(3) incur any liability (or cause its directors, officers or employees to incur any liability) under the Debt Financing prior to the Effective Time or (4) cause the delivery of any legal opinions or any certificates, including as to solvency of Instructure or its subsidiaries; provided, that only officers or employees continuing in such roles after closing, and solely with respect to agreements contingent upon the closing and that would not be effective prior to the Effective Time shall be required to execute or enter into any of the foregoing.

Other Covenants and Agreements

The Merger Agreement contains other covenants and agreements, in which each of Parent and Instructure covenants or agrees to consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and other transactions contemplated by the Merger Agreement, and shall not issue any such press release or make any such public statement prior to such consultation.

In addition, Instructure will, prior to the Effective Time:

•

provide Parent with prompt written notice of all transaction litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. Instructure will (a) give Parent the opportunity to participate in (but not control) the defense, settlement or prosecution of any transaction litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any transaction litigation. Instructure may not compromise or settle or propose to compromise or settle any transaction litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed);

•

cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable law and the rules and regulations of NYSE to cause (a) the delisting of the Company Common Stock from NYSE as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting;

•

be permitted to take all actions as may be reasonably necessary or advisable to cause the Merger, and any dispositions of equity securities of Instructure (including derivative securities) (including the disposition, cancellation or deemed disposition and cancellation of Company Common Stock, Company RSUs or Company PSUs) in connection with the Merger by each individual who is a director or executive officer of Instructure, to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act; and

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prepare and file with the SEC this information statement and, as promptly as reasonably practicable, and in any event within five business days after the first to occur of (i) confirmation from the SEC that it has no further comments on this information statement; (ii) receiving confirmation from the SEC that this information statement is otherwise not to be reviewed; or (iii) the expiration of the 10-day period after filing the preliminary information statement in the event the SEC does not review the information statement, disseminate this information statement to its stockholders.

Conditions to Consummation of the Merger

The obligation of each party to consummate the Merger is subject to the satisfaction (or waiver where permissible pursuant to applicable law) by each of the parties on or prior to the Closing of the following conditions:

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no law, injunction or order (whether temporary, preliminary or permanent) by any governmental authority of competent jurisdiction prohibiting, enjoining or otherwise making illegal the consummation of the Merger has been enacted, entered or promulgated with continuing effect;

•

the waiting periods applicable to the transactions contemplated by the Merger Agreement pursuant to the HSR Act have expired or otherwise terminated and all other required regulatory approvals, clearances or expirations of waiting periods will occurred or been obtained;

•	the Company’s receipt of the Written Consent; and

•

at least 20 calendar days have elapsed since Instructure mailed this information statement to Instructure’s stockholders as contemplated by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act).

As of the date of this information statement, the Written Consent has been received by Instructure.

The obligations of Parent and Merger Sub to consummate the Merger are further subject to satisfaction (or waiver by Parent where permissible pursuant to applicable law), at or prior to the closing of the following additional conditions:

•

the representations and warranties of Instructure related to (i) Instructure’s organization, good standing, power and corporate authority to (A) execute and deliver the Merger Agreement, (B) perform its obligations under the Merger Agreement and (C) consummation the transactions contemplated in the Merger Agreement; (ii) the Board’s determination, approval and recommendation that the stockholders of Instructure adopt and approve the Merger Agreement; (iii) receipt of a fairness opinion from J.P. Morgan; (iv) the Board taking all necessary actions so that the restrictions on business combinations set forth in any applicable “anti-takeover” law will not be applicable to the Merger; (v) the grant of equity award agreements in accordance with the applicable employee plan; (vi) the existing Instructure securities; and (vii) the lack of brokers, financial advisors, investment bankers, finders or agents (other than J.P. Morgan) entitled to any fee or commission in connection with the Merger being true and correct in all material respects on the closing date (except to the extent such representations and warranties expressly speaks as of a specific date, in which case only as of such specified date);

•

the representations and warranties of Instructure related to the fundamental portions of its capitalization representation being true and correct on the closing date as if made on the closing date (except to the extent such representations and warranties expressly speaks as of a specific date, in which case only as of such specified date) except for any inaccuracy or combination of inaccuracies in such representations and warranties that, individually or in the aggregate, are de minimis;

•

the representation and warranty of Instructure related to no Company Material Adverse Effect has occurred between the period of December 31, 2023 and the date of the Merger Agreement being true and correct in all respects on the closing date;

•

all other representations and warranties of Instructure being true and correct on the closing date (except to the extent such representations and warranties expressly speaks as of a specific date, in which case only as of such specified date), except where such failures to be so true and correct, without regard to any “materiality,” “Company Material Adverse Effect” or words of similar import, other than for such failures to be true and correct that have not had and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect;

•	Instructure having complied in all material respects with the covenants and obligations required to be performed and complied with by it under the Merger Agreement at or prior to the closing;

•	no Company Material Adverse Effect (as defined on page 59) has occurred since the date of the Merger Agreement; and

•

the receipt by Parent and Merger Sub of a certificate of Instructure, validly executed for and on behalf of Instructure and in its name by a duly authorized executive officer thereof, certifying that each of the three conditions specified above has been satisfied.

The obligation of Instructure to consummate the Merger is further subject to satisfaction (or waiver by Instructure where permissible by applicable law) at or prior to the Effective Time of the following conditions:

•

the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Parent Material Adverse Effect” (as defined below) or words of similar import) as of the closing date as if made on and such date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct only as of such specified date), except where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to prevent, materially delay, or have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement (a “Parent Material Adverse Effect”);

•

Parent and Merger Sub having complied in all material respects with the covenants and obligations required to be performed and complied with by Parent and Merger Sub under the Merger Agreement at or prior to the closing; and

•

the receipt by Instructure of a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that each of the two conditions specified above have been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time (whether before or after receipt of the Written Consent) by the mutual written agreement of Parent and Instructure.

In addition, the Merger Agreement may be terminated by either Parent or Instructure, at any time prior to the Effective Time (whether prior to or after the receipt of the Written Consent):

•

if (i) any permanent injunction or other final and non-appealable judgment or order issued by any court or other governmental authority of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger is in effect that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; provided, however, that the right to terminate the Merger Agreement for this reason is not available to a party if the issuance of such permanent injunction or other final and non-appealable judgment or order was primarily due to the failure of such party to perform any of its obligations under the Merger Agreement or (ii) any statute, rule or regulation has been enacted, entered or enforced that prohibits, makes illegal or enjoins the consummation of the Merger;

•

if the Merger is not consummated on or before 11:59 p.m., New York City time, on March 25, 2025 (the “Termination Date”); provided, that the right to terminate the Merger Agreement for this reason is not available to a party if such party’s material breach of the Merger Agreement has been the primary cause of or primarily resulted in the failure of the Merger to be consummated prior to the Termination Date; or

•

if the other party breaches any of its representations or warranties or fails to perform any of its representations, warranties, covenants or other obligations contained in the Merger Agreement, which breach or failure to perform would result in a failure of specified conditions precedent to closing to be satisfied and such breach is not cured or cannot be cured by the earlier of (x) three business days prior to the Termination Date and (y) 30 days after the giving of written notice of its intention to terminate the Merger Agreement to the other party as a result of such breach; provided, that either party will not have the right to terminate the Merger Agreement if such party is then in material breach of any representations, warranties, covenants or other agreements contained in the Merger Agreement that would result in a failure of specified closing conditions to be satisfied.

Further, the Merger Agreement also provided that Parent could have terminated the Merger Agreement if (i) at any time prior to the receipt of the Written Consent, the Board had effected a Board Recommendation Change and (ii) if the Written Consent was not delivered to Parent and Instructure prior to 11:50 p.m., New York City Time, on July 26, 2024; however, these termination provisions expired following delivery of the Written Consent on July 25, 2024.

The Merger Agreement may also be terminated by Instructure at any time prior to the Effective Time (i) if all of the conditions to the obligations of Parent and Merger Sub are satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the closing, so long as such conditions are at the time of termination capable of being satisfied at the closing), (ii) Parent fails to consummate the transactions contemplated by the Merger Agreement by the date that is two business days after the first date on which Parent is required to consummate the closing, (iii) Instructure has irrevocably confirmed to Parent in writing that all conditions of the Company to consummate the closing have been satisfied (subject to customary exceptions) or that it is irrevocably waiving any such unsatisfied conditions and is prepared to consummate the closing and (iv) Parent fails to consummate the closing within three business days after the later of (x) the date on which the closing should have occurred pursuant to the Merger Agreement or (y) the date on which Parent receives the irrevocable confirmation of Instructure described in the foregoing clause (iii).

The Merger Agreement also provided that Instructure could have terminated the Merger Agreement, prior to receipt of the Written Consent (i) if Instructure received a Superior Proposal, (ii) the Board authorized Instructure to enter into a definitive alternative acquisition agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal, (iii) Instructure complied in all material respects with respect to its obligations in connection with such Superior Proposal and (iv) Instructure paid as directed by Parent the Instructure Termination Fee; however, this termination provision expired following delivery of the Written Consent on July 25, 2024.

Termination Fees and Expenses

Instructure will pay to Parent (or its designee) the Instructure Termination Fee under the following circumstances:

•

if the Merger Agreement had been terminated by Parent, if the Board (or a committee thereof) had effected a Board Recommendation Change; however, this termination provision expired following delivery of the Written Consent on July 25, 2024;

•

if the Merger Agreement had been terminated by Instructure prior to receipt of the Written Consent, after receiving a Superior Proposal and the Board authorized Instructure to enter into a definitive alternative acquisition agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal; however, this termination provision expired following delivery of the Written Consent on July 25, 2024; and

•

if (i) the Merger Agreement is validly terminated by Parent (A) because the Effective Time has not occurred by the Termination Date, (B) due to Instructure’s failure to deliver the Written Consent to Parent by 11:50 p.m., New York City time, on July 26, 2024 (such Written Consent was delivered on July 25, 2024) or (C) due to Instructure’s breach or failure to perform any of its representations, warranties or covenants contained in the Merger Agreement in a manner that causes certain conditions to closing to not be satisfied (subject to the cure period set forth in the Merger Agreement), (ii) prior to such termination, a third party publicly announced or disclosed to the Board (and did not withdraw or otherwise abandon) an Acquisition Proposal for an Acquisition Transaction and (iii) concurrently or within 12 months following such termination, either any Acquisition Transaction is consummated or Instructure enters into a definitive agreement providing for the consummation of an Acquisition Transaction, then Instructure will, and in any event within two business days, upon the earlier of entry into such definitive agreement or consummation of such Acquisition Transaction, pay to Parent (or its designee) the Instructure Termination Fee; provided that for purposes of this clause (iii), all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

Parent will pay Instructure the Parent Termination Fee in the event the Merger Agreement is terminated:

•

by Instructure due to Parent’s or Merger Sub’s breach of or failure to perform any of its respective representations, warranties or covenants contained in the Merger Agreement in a manner that causes certain conditions to closing to not be satisfied (subject to the cure period set forth in the Merger Agreement);

•

by Instructure (i) if all conditions of Parent and Merger Sub to consummate the closing have been satisfied or waived (subject to customary exceptions), (ii) Parent fails to consummate the transactions contemplated in the Merger Agreement by the date that is two business days after the first date on which it is required to consummate the closing pursuant to the Merger Agreement, (iii) Instructure has irrevocably confirmed to Parent in writing that all conditions of Instructure to consummate the closing have been satisfied (subject to customary exceptions) or that it is irrevocably waiving any such unsatisfied conditions and is prepared to consummate the closing and (iv) Parent fails to consummate the closing within three business days after the later of (x) the date on which the closing should have occurred pursuant to the Merger Agreement or (y) the date on which Parent receives the irrevocable confirmation of Instructure described in the foregoing clause (iii); and

•	by Parent because the Effective Time has not occurred by the Termination Date and, at such time, Instructure could have terminated the Merger Agreement pursuant to the two bullets described above.

Superior Proposal and Change of Recommendation

Notwithstanding the restrictions set forth the section of this information statement captioned “The Merger Agreement—Termination Fees and Expenses” beginning on page 74, until the earlier to occur of the valid termination of the Merger Agreement and Parent’s receipt of the Written Consent, which was obtained on July 25, 2024, Instructure and the Board could have, directly or indirectly, participated or engaged in discussions or negotiations with, furnished any non-public information relating to Instructure or any of its subsidiaries to, or afforded access to the business, properties, assets, books, records or other non-public information or to any personnel, of Instructure or any of its subsidiaries pursuant to an acceptable confidentiality agreement to any person that had made, renewed or delivered to Instructure a bona fide written Acquisition Proposal after the date of execution of the Merger Agreement that did not result from a breach of Instructure’s obligations with respect thereto under the Merger Agreement and that the Board had determined in good faith (after consultation with its financial advisors and outside legal counsel) either constituted a Superior Proposal (as defined below) or could have been reasonably expected to lead to a Superior Proposal and the failure to do so would reasonably likely to be inconsistent with the director’s fiduciary duties under applicable law.

Except for the exceptions set forth below, which are no longer applicable, the Board will not (A) approve, recommend, cause or permit Instructure to enter into any agreement for the acquisition of Instructure, or authorize, resolve, agree or propose to take any such action or (B) take any of the following actions constituting a “Board Recommendation Change”:

•

withhold, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, the recommendation that the holders of shares of Company Common Stock approve the adoption of the Merger Agreement in a manner adverse to Parent in any material respect;

•	authorize, adopt, approve or recommend to the Instructure stockholders an Acquisition Proposal;

•

fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9 under the Exchange Act, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within 10 business days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer; or

•	resolve, agree or publicly propose to perform any action described in the foregoing three bullets.

Notwithstanding the restrictions set forth under the section of this information statement captioned “The Merger Agreement—Termination Fees and Expenses” beginning on page 74, until the earlier to occur of the valid termination of the Merger Agreement and Parent’s receipt of the Written Consent, which was obtained on July 25, 2024, the Board could have (i) made a Board Recommendation Change if the Board had determined in good faith (after consultation with its outside legal counsel and financial advisor) that, as a result of an Intervening Event (as defined below), failure to make such Board Recommendation Change would be reasonably likely to be inconsistent with Instructure’s directors’ fiduciary duties under applicable law or (ii) made a Board Recommendation Change, terminate the Merger Agreement, pay the Instructure Termination Fee to Parent (or its designee) and enter into a definitive written agreement with respect to an Acquisition Proposal, if Instructure had received an Acquisition Proposal after the date of the Merger Agreement for which the Board had determined in good faith (after consultation with its outside legal counsel and financial advisor) that such Acquisition Proposal constituted a Superior Proposal and that the failure to take such actions would be reasonably likely to be inconsistent with Instructure’s directors’ fiduciary duties under applicable law; provided, however, that the Board and any committee thereof could not have taken any action set forth above unless, prior to taking such action:

•

Instructure had provided written notice to Parent (a “Notice of Adverse Recommendation Change”) four business days in advance advising Parent that the Board intended to take such action and the reasons therefor;

•

if requested by Parent, Instructure had negotiated, and had caused its representatives to negotiate, in good faith with Parent and its representatives during such four business day period, as extended, to enable Parent to propose in writing a binding offer to change the terms of the Merger Agreement such that it would obviate the need to effect a Board Recommendation Change or termination; and

•

in consideration of such negotiations, the Board had determined in good faith (after consultation with its outside legal counsel and financial advisor) that (a) such Intervening Event remains in effect and the failure to effect a Board Recommendation Change in response to such Intervening Event would continue to be reasonably likely to be inconsistent with Instructure’s directors’ fiduciary duties under applicable law or (b) such Acquisition Proposal continued to constitute a Superior Proposal.

The Merger Agreement provides that the term “Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Board (or a committee thereof) has determined in good faith (after consultation with its financial advisors and outside legal counsel) would be reasonably likely to be consummated if accepted and, if consummated, would be more favorable from a financial point of view to Instructure’s stockholders than the Merger (taking into account any legal, regulatory, financial, timing, financing and other aspects of such proposal, including the identity of the person making the proposal, that the Board (or a committee thereof) considers in good faith to be relevant, and any revisions to the Merger Agreement, the Commitment Letters or the terms of the Debt Financing made or proposed in writing by Parent prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “20%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%.”

The Merger Agreement provides that the term “Intervening Event” means any positive change, event, effect, development or circumstance (including any change in probability or magnitude of circumstances) that (i) is material to Instructure and its subsidiaries, taken as a whole, (ii) was not known or reasonably foreseeable to the Board on or prior to the date of the Merger Agreement (or, if known by the Board, the consequences of which were not known or reasonably foreseeable by the Board as of the date of the Merger Agreement) and (iii) does not relate to any Acquisition Proposal.

Instructure’s rights to engage in negotiations or discussions with third parties and to terminate the Merger Agreement as described above ceased on July 25, 2024 upon delivery of the Written Consent in accordance with the terms of the Merger Agreement.

Nothing contained in the Merger Agreement will prohibit Instructure or the Board from taking and disclosing to Instructure’s stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act (or any substantially similar communication in connection with the making or amendment of a tender offer or exchange offer) or making a customary “stop-look-and-listen” communication to the Instructure stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any substantially similar communication) or from making factually accurate public disclosures to the Instructure stockholders pursuant to applicable securities laws or that describes Instructure’s receipt of an Acquisition Proposal and the operation of the Merger Agreement with respect thereto and no such communication by Instructure or the Board expressly permitted by the Merger Agreement shall be deemed a Board Recommendation Change.

Amendment and Waiver

The Merger Agreement may be amended by an instrument in writing signed on behalf of each of Parent, Merger Sub and Instructure (pursuant to authorized action by the Board (or a committee thereof)), except that in the event that Instructure has received the Written Consent, no amendment may be made to the Merger Agreement that requires the approval of the Instructure stockholders pursuant to the DGCL without such approval.

At any time prior to the Effective Time, Parent and Instructure may, to the extent legally allowed and except as otherwise provided in the Merger Agreement, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (iii) subject to the requirements of applicable law, waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such party.

The delay in exercising any right pursuant to the Merger Agreement will not constitute a waiver of such rights.

Specific Performance; Jurisdiction

Subject to the limitations set forth in the Merger Agreement, the parties to the Merger Agreement are entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance, and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce specifically the performance of the terms and provisions of the Merger Agreement, without the requirement of providing any bond or other security in connection with such injunction or enforcement (and each party to the Merger Agreement has irrevocably waived any right it may have to require the obtaining, furnishing or posting of any such bond or other security). Each of the parties to the Merger Agreement has agreed not to raise any objections, other than those based on the limitations of a party’s right to such relief under the Merger Agreement, to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of the Merger Agreement by Instructure, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of the Merger Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to the Merger Agreement.

Each party to the Merger Agreement has agreed to irrevocably submit to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if such court declines to accept jurisdiction over a particular matter, any state court within the State of Delaware or, if such state court declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware), then in any Chosen Courts in the event that any dispute or controversy arises out of the Merger Agreement or the transactions contemplated in the Merger Agreement and has agreed that all claims with respect to such proceeding shall be brought, tried and determined only in such court. The parties to the Merger

Agreement have agreed that a final judgment in any such proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Governing Law

The Merger Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

MARKET INFORMATION AND DIVIDENDS

Company Common Stock began trading on the NYSE under the symbol “INST” on July 22, 2021. Prior to that, there was no public market for Company Common Stock. As of August 12, 2024, 146,471,276 shares of Company Common Stock were issued and outstanding, held by 76 stockholders of record.

Since the date of our initial public offering, we have not paid dividends on outstanding Company Common Stock. The terms of the Merger Agreement do not allow us to declare or pay a dividend between July 25, 2024 and the earlier of the consummation of the Merger or the termination of the Merger Agreement. Following the completion of the Merger, there will be no further market for the Company Common Stock.

APPRAISAL RIGHTS

General

Under the DGCL, you have the right to demand appraisal and to receive payment in cash for the fair value of your shares of Company Common Stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the Delaware Court of Chancery, in lieu of the consideration you would otherwise be entitled to pursuant to the Merger Agreement, subject to the requirements and limitations set forth in Section 262 of the DGCL described herein. These rights are known as appraisal rights. Stockholders and beneficial owners electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under Delaware law.

This section is intended as a brief summary of the material provisions of Delaware law pertaining to appraisal rights. The following discussion, however, is not a complete summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is accessible at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. All references in Section 262 of the DGCL and in this summary to “stockholder” (and all references in this summary to “holder”) are to the record holder of the shares of Company Common Stock immediately prior to the Effective Time as to which appraisal rights are asserted. All references within Section 262 of the DGCL and this summary to “beneficial owner” mean the beneficial owner of shares of Company Common Stock held either in voting trust or by a nominee on behalf of such person. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation as to whether or not an Instructure stockholder or beneficial owner should exercise its right to seek appraisal under Section 262 of the DGCL. In view of the complexity of the provisions of Section 262 of the DGCL, stockholders and beneficial owners wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.

If the Merger is consummated, subject to certain exceptions specified in Section 262 of the DGCL and summarized below, holders and beneficial owners of shares of Company Common Stock who: (a) submit a proper written demand for appraisal of such shares to Instructure; (b) holds or beneficially owns such shares on the date of the making of such demand and continuously remain the record holders or beneficial owners, as the case may be, of such shares through the Effective Time; (c) otherwise comply with the applicable procedures and requirements set forth in Section 262 of the DGCL, (d) does not thereafter withdraw his, her or its demand for appraisal of such shares and (e) will be entitled to have their shares appraised by the Delaware Court of Chancery and receive payment in cash of the “fair value” of such shares (as determined by the Delaware Court of Chancery, exclusive of any element of value arising from the accomplishment or expectation of the Merger) as of the completion of the Merger instead of the Merger Consideration. Any such Instructure stockholder or beneficial owner awarded “fair value” for the holder’s shares by the court would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the Merger Consideration. It is possible that any such “fair value” as determined by the Delaware Court of Chancery may be more or less than, or the same as, that which Instructure stockholders will receive pursuant to the Merger Agreement.

When a merger agreement is approved by written consent without a meeting pursuant to Section 228 of the DGCL, as is the case with the Merger Agreement, Section 262 requires that either a constituent corporation before, or the surviving corporation within 10 days after, the effective date of the merger notify each of its stockholders who is entitled to appraisal rights that appraisal rights are so available and must include in each such notice a copy of Section 262 of the DGCL or information directing the stockholders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. Such notice, if given on or after the effective date of the merger, must also notify the stockholders of the effective date of the merger.

This information statement constitutes our notice to Instructure’s stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262 of the DGCL and a copy of the applicable statutory provisions is accessible at the following publicly available website without subscription or cost: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Stockholders or beneficial owners who wish to exercise appraisal rights or who wish to preserve the right to do so should review the following summary and the applicable statutory provisions carefully. Failure to comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of Instructure unless certain stock ownership conditions are satisfied by the Instructure stockholders and beneficial owners seeking appraisal. Because of the complexity of the procedures for exercising the right to seek appraisal, stockholders and beneficial owners who wish to exercise appraisal rights are urged to consult with their own legal and financial advisors in connection with compliance under Section 262 of the DGCL. An Instructure stockholder who loses his, her, their or its appraisal rights will be entitled to receive the Merger Consideration pursuant to and in accordance with the Merger Agreement.

How to Exercise and Perfect Your Appraisal Rights

If you are an Instructure stockholder or beneficial owner and wish to exercise the right to seek an appraisal of your shares of Company Common Stock, you must satisfy each of the following conditions:

•

you must deliver to Instructure, at the address specified below, a written demand for appraisal within 20 days after the date of Instructure giving this notice. The demand must reasonably inform us of the identity of the stockholder of record or beneficial owner, as applicable, holding the shares for which appraisal is demanded, the intention of the person to demand appraisal of his, her or its shares and, in the case of a demand made by a beneficial owner, reasonably identify the stockholder of record of such shares and must be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of the shares and a statement that such documentary evidence is a true and correct copy of what it purports to be and must provide an address at which such beneficial owner consents to receive notices given by the surviving corporation under Section 262 of the DGCL and to be set forth on the verified list required by Section 262(f) of the DGCL. A stockholder’s and beneficial owner’s failure to make a written demand for appraisal on or before the expiration of such 20-day period will result in the loss of that holder’s appraisal rights. For clarity, such 20-day period will begin to run on the date of mailing of this information statement;

•	you must not consent to, or vote in favor of, the Merger;

•

you must continuously hold (in the case of a stockholder demanding appraisal) or beneficially own (in the case of a beneficial owner demanding your appraisal) your shares of Company Common Stock from the date of making the demand through the Effective Time. You will lose your appraisal rights if you are a stockholder of record and transfer the shares, of if you are a beneficial owner and cease to beneficially own such shares, before the Effective Time;

•

any stockholder or beneficial owner who has complied with the requirements of Section 262 of the DGCL or Instructure must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of such shares within 120 days after the Effective Time. Instructure is under no obligation to file any petition and has no present intention of doing so; and

•	you must otherwise comply with the applicable procedures and requirements set forth in Section 262 of the DGCL.

If you fail to comply with any of these conditions and the Merger is completed, you will be entitled to receive the Merger Consideration pursuant to the terms of the Merger Agreement, but you will have no appraisal rights with respect to your shares of Company Common Stock.

In addition, because the Company Common Stock is listed on a national securities exchange and is expected to continue to be listed on such exchange immediately prior to the consummation of the Merger, the Delaware Court of Chancery will dismiss appraisal proceedings as to all holders and beneficial owners of shares of Company Common Stock who are otherwise entitled to appraisal rights, unless (a) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Company Common Stock eligible for appraisal or (b) the value of the consideration provided in the Merger for such total number of shares entitled to appraisal exceeds $1 million. We refer to conditions (a) and (b) as the “ownership thresholds.” At least one of the ownership thresholds must be met in order for Company stockholders to be entitled to seek appraisal with respect to such shares of Company Common Stock.

Who May Exercise Appraisal Rights

A demand for appraisal must be executed by or on behalf of the stockholder of record or beneficial owner of the shares. The demand should set forth, fully and correctly, the name of the stockholder holding the shares in record name as it appears on the stock certificates (or in the stock ledger). The demand must reasonably inform Instructure of the identity of the record holder, or beneficial owner, as applicable, holding the shares for which appraisal is demanded and that the stockholder or beneficial owner intends to demand appraisal of his, her or its shares of Company Common Stock. In addition, if a demand is made by a beneficial owner, the demand must (a) reasonably identify the holder of record of the shares for which the demand is made, (b) provide documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (c) provide an address at which such beneficial owner consents to receive notices given by the surviving corporation and the office of Register in Chancery and to be set forth on the verified list required by Section 262(f) of the DGCL. A holder of record, such as a bank, broker or other nominee, who holds shares of Company Common Stock as a nominee or intermediary for others, may exercise his, her or its right of appraisal with respect to the shares of Company Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Company Common Stock as to which appraisal is sought. Where no number of shares of Company Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Company Common Stock held in the name of the holder of record or beneficially owned by the beneficial owner.

If you own shares of Company Common Stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, the demand for appraisal should be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the holder or holders of record and expressly disclose the fact that, in exercising the demand, such person is acting as an agent.

If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:

Instructure Holdings, Inc.

6330 South 3000 East, Suite 700

Salt Lake City, Utah 84121

Attention: Chief Legal Officer

Surviving Corporation’s Actions After Completion of the Merger

If the Merger is consummated, the surviving corporation will give written notice of the Effective Time within ten days after the Effective Time to all of the Instructure stockholders and beneficial owners that are entitled to appraisal rights; provided, however, that if such notice is sent more than 20 days following the sending of this information statement, such notice need only be sent to each holder and beneficial owner who is entitled to appraisal rights and who has demanded appraisal of his, her or its shares of Company Common Stock in accordance with Section 262 of the DGCL. At any time within 60 days after the Effective Time, any person entitled to appraisal rights who did not commence an appraisal proceeding or join in such a proceeding as a named party will have the right to withdraw such person’s demand and to accept the Merger Consideration in accordance with the Merger Agreement for his, her or its shares of Company Common Stock. In addition, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder or beneficial owner without the approval of the Delaware Court of Chancery, which approval may be conditioned on the terms the Delaware Court of Chancery deems just (including without limitation, a reservation of jurisdiction for any application to the Delaware Court of Chancery made with respect to the allocation of the expenses of the proceeding); provided, however, that this will not affect the right of any Instructure stockholder or beneficial owner that has made an appraisal demand but who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s or beneficial owner’s demand for appraisal and to accept the terms and the Merger Consideration offered in the Merger within 60 days after the Effective Time. Within 120 days after the Effective Time, either a record holder or a beneficial owner of Company Common Stock, provided such person has complied with the requirements of Section 262 of the DGCL and is otherwise entitled to appraisal rights, or the surviving corporation may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder or beneficial owner, demanding an appraisal of the fair value of the shares of Company Common Stock held by all persons who have properly demanded appraisal. The surviving corporation is under no obligation to file an appraisal petition and has no present intention of doing so. If you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL. If, within 120 days after the Effective Time, no petition has been filed as provided in Section 262 of the DGCL, all rights to appraisal will cease and any person who previously demanded appraisal will become entitled only to the Merger Consideration, in accordance with and pursuant to the terms of the Merger Agreement.

Within 120 days after the Effective Time, any stockholder or beneficial owner who has complied with the provisions of Section 262 of the DGCL will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of Company Common Stock with respect to which Instructure has received demands for appraisal, and the aggregate number of holders or beneficial owners holding or owning those shares (for which purpose the record holder of shares held by a beneficial owner who has made a demand for appraisal shall not be considered a separate stockholder holding such shares). The surviving corporation must give this statement to you within the later of (a) ten days after receipt by the surviving corporation of the request therefor or (b) ten days after expiration of the period for delivery of demands for appraisal.

If a petition for appraisal is duly filed by you or another holder of record or beneficial owner of Company Common Stock who has properly exercised his, her or its appraisal rights in accordance with the provisions of Section 262 of the DGCL, and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all holders and beneficial owners who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed, by registered or certified mail, to the surviving corporation and all persons shown on the verified list at the addresses stated therein. The costs of these notices are borne by the surviving corporation. After notice to persons who demanded appraisal of their shares of Company Common Stock as may be required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those persons who have complied with Section 262 and who have become entitled to appraisal thereunder. The Delaware Court of Chancery will then determine which stockholders and beneficial owners are entitled to appraisal rights and may require the persons demanding appraisal for their shares represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court of Chancery may dismiss the proceedings as to any such person who fails to comply with this direction. The Delaware Court of Chancery will also dismiss proceedings as to all Instructure stockholders and beneficial owners if neither of the ownership thresholds described above is met. Where proceedings are not dismissed or the demand for appraisal is not successfully withdrawn, the appraisal proceeding will be conducted as to the shares of Company Common Stock for which the applicable stockholders and beneficial owners thereof are entitled to appraisal, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of such shares of Company Common Stock at the Effective Time, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. However, the surviving corporation has the right, at any point prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each person entitled to appraisal. Notwithstanding the foregoing or anything herein to the contrary, if the surviving corporation makes a voluntary cash payment at any time before the entry of judgment in the appraisal proceeding pursuant to subsection (h) of Section 262 of the DGCL, interest will accrue thereafter only on the sum of (a) the difference, if any, between the amount paid by the surviving corporation in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery and (b) interest accrued on the amount of the voluntary cash payment before such payment was made, unless such interest was paid at the time the voluntary cash payment is made. Upon application by the surviving corporation or by any person entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the verified list may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, less any amounts already paid in a voluntary cash payment, with interest thereon, if any, to the persons entitled to receive the same. Payment shall be so made to each such person upon such terms and conditions as the Delaware Court of Chancery may order.

In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.”

The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which were known, or which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. The Delaware Supreme Court has recently indicated that transaction price is one of the relevant factors the Delaware Court of Chancery may consider in determining fair value and that absent deficiencies in the sale process the transaction price may be given “considerable weight.” Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares of Company Common Stock as determined under Section 262 of the DGCL could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL.

Moreover, neither Instructure nor Parent anticipates offering more than the Per Share Price to any Instructure stockholder or beneficial owner exercising appraisal rights and reserves the right to make a voluntary cash payment pursuant to subsection (h) of Section 262 of the DGCL and to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Company Common Stock is less than the Per Share Price. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery.

If no party files a petition for appraisal within 120 days after the Effective Time or if neither of the ownership thresholds above has been satisfied in respect of such shares, then all Instructure stockholders and beneficial owners will lose the right to an appraisal and will instead receive the Per Share Price described in the Merger Agreement, in accordance with and pursuant to the terms thereof.

The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may tax those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon application of any person whose name appears on the verified list filed by the surviving corporation who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may order all or a portion of such expenses, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Company Common Stock entitled to appraisal not dismissed pursuant to Section 262(k) of the DGCL or subject to such an award pursuant to a reservation of jurisdiction under Section 262(k) of the DGCL. In the absence of such an order, each party to the appraisal proceeding bears its own expenses of its attorneys and experts.

If you have duly demanded appraisal in compliance with Section 262 of the DGCL you may not, on or after the Effective Time, vote the shares subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of Company Common Stock as of a record date prior to the Effective Time.

If a person who has made a demand for an appraisal in accordance with Section 262 shall deliver to the surviving corporation a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares of Company Common Stock in accordance with subsection (e) of Section 262, either within 60 days after the Effective Time or thereafter with the written approval of the surviving corporation, then the right of such person to an appraisal of such shares subject to the withdrawal will cease. Notwithstanding the foregoing, an appraisal proceeding in the Delaware Court of Chancery shall not be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including without limitation, a reservation of jurisdiction for any application to the Delaware Court of Chancery made under subsection (j) of Section 262; provided, however, that any person who has not commenced an appraisal proceeding or joined such proceeding as a named party may withdraw such person’s demand for appraisal and to accept the terms and the Per Share Price offered in the Merger within 60 days after the Effective Time. If you fail to perfect, successfully withdraw your demand for appraisal, or lose the appraisal right, your shares of Company Common Stock will be converted into the right to receive the Per Share Price, in accordance with and pursuant to the Merger Agreement without interest thereon.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights will result in the loss of your appraisal rights. In that event, you will be entitled to receive the Per Share Price for your shares of Company Common Stock in accordance with the Merger Agreement without interest. In view of the complexity of the provisions of Section 262 of the DGCL, if you are an Instructure stockholder or beneficial owner and are considering exercising your appraisal rights under the DGCL, you are urged to consult your own legal and financial advisor.

Holders and beneficial owners of Company Common Stock considering seeking to exercise their appraisal rights should be aware that the fair value of their shares of Company Common Stock as determined under Section 262 could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares of Company Common Stock. Failure to comply strictly with all of the procedures set forth in Section 262 will result in a loss of statutory appraisal rights. The process of demanding and exercising appraisal rights requires compliance with the prerequisites of Section 262 of the DGCL.

Consequently, and in view of the complexity of the provisions of Section 262, if you wish to exercise your appraisal rights, you are urged to consult with your own legal and financial advisors in connection with compliance under Section 262 of the DGCL. To the extent there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, the DGCL will govern.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of Company Common Stock as of August 12, 2024 for:

•	each person or group known to us who beneficially owns more than 5% of the Company Common Stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

The numbers of shares of Company Common Stock beneficially owned and percentages of beneficial ownership are based on 146,471,276 shares of Company Common Stock outstanding as of August 12, 2024.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Company Common Stock subject to options or RSUs that are currently exercisable or exercisable or will vest within 60 days of August 12, 2024 are deemed to be outstanding and beneficially owned by the person holding the options or RSUs. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all Company Common Stock shown as beneficially owned by the stockholder.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Instructure Holdings, Inc., 6330 South 3000 East, Suite 700, Salt Lake City, UT 84121.

Name of Beneficial Owner	Number of Shares of Company Common Stock Beneficially Owned	Percentage of Shares Outstanding of Company Common Stock Outstanding
5% Stockholders
Thoma Bravo(1)	122,065,804	83.3%
Named Executive Officers and Directors
Steve Daly(2)	1,501,463	1.0%
Peter Walker	—	—
Chris Ball(3)	64,900	*
Matthew A. Kaminer(4)	314,278	*
Mitch Benson(5)	126,571	*
Dale Bowen(6)	587,000	*
Charles Goodman(7)	118,552	*
Erik Akopiantz	38,497	*
Ossa Fisher	22,500	*
Lloyd Waterhouse	31,773	*
James Hutter	—	—
Brian Jaffee	—	—
Paul Holden Spaht, Jr.	—	—
All Directors and Executive Officers as a Group (12 individuals)	2,218,534	1.9%

*	Indicates less than 1%

(1)

As reported on the Schedule 13G filed on February 4, 2022, consists of 1,073,324 shares held directly by Thoma Bravo Executive Fund XIII, L.P. (“TB Exec Fund”), 56,619,128 shares held directly by Thoma Bravo Fund XIII, L.P. (“TB Fund XIII”), and 64,373,352 shares held directly by Thoma Bravo Fund XIII-A, L.P. (“TB Fund XIII-A”). Thoma Bravo Partners XIII, L.P. (“TB Partners XIII”) is the general partner of each of TB Exec Fund, TB Fund XIII and TB Fund XIII-A. Thoma Bravo UGP, LLC is the ultimate general partner of TB Partners XIII. Thoma Bravo’s voting and investment decisions are made by an investment committee comprised of Seth Boro, Orlando Bravo, S. Scott Crabill, Lee Mitchell, Holden Spaht and Carl Thoma. By virtue of the relationships described in this footnote, Thoma Bravo may be deemed to exercise voting and dispositive power with respect to the shares held directly by TB Exec Fund, TB Fund XIII and TB Fund XIII-A. Messrs. Boro, Bravo, Crabill, Mitchell, Spaht and Thoma disclaim beneficial ownership of the shares held directly by TB Exec Fund, TB Fund XIII, and TB Fund XIII-A. The principal business address of the entities identified herein is c/o Thoma Bravo, L.P., 110 N Wacker Dr 32nd Floor, Chicago, IL 60606.

(2)	Includes 52,326 RSUs that vest within 60 days of August 12, 2024.
(3)	Includes 20,752 RSUs that vest within 60 days of August 12, 2024.
(4)	Includes 15,518 RSUs that vest within 60 days of August 12, 2024.
(5)	Includes 15,989 RSUs that vest within 60 days of August 12, 2024.
(6)

The number of shares of Company Common Stock beneficially owned is based on Mr. Bowen’s Form 4 filed on September 6, 2023. The Company does not have more recent information as Mr. Bowen departed from the Company on November 12, 2023.

(7)	Includes 74,444 shares of Company Common Stock pledged to secure bank borrowings.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the SEC. These reports contain additional information about Instructure. Instructure’s SEC filings are made electronically available to the public at the SEC’s website located at www.sec.gov. Stockholders can also obtain free copies of our SEC filings through the “SEC Filings” section of Instructure’s website at https://ir.instructure.com/financials/sec-filings/default.aspx. Our website address is being provided as an inactive textual reference only. The information provided on, or accessible through, our website, other than the copies of the documents listed or referenced below that have been or will be filed with the SEC, is not part of this information statement, and therefore is not incorporated herein by reference.

The SEC allows Instructure to “incorporate by reference” information that it files with the SEC in other documents into this information statement. This means that Instructure may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this information statement. This information statement and the information that Instructure files later with the SEC may update and supersede the information incorporated by reference. Such updated and superseded information will not, except as so modified or superseded, constitute part of this information statement.

Instructure incorporates by reference in this information statement each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this information statement and before the Effective Time. Instructure also incorporates by reference in this information statement the following documents filed by it with the SEC under the Exchange Act:

Company Filings:	Periods:

Annual Report on Form 10-K	Fiscal Year ended December 31, 2023, as filed February 21, 2024

Quarterly Report on Form 10-Q	Fiscal Quarter ended March 31, 2024, as filed May 9, 2024; and Fiscal Quarter ended June 30, 2024, as filed August 2, 2024

Current Reports on Form 8-K	Filed February 1, 2024; April 12, 2024; May 2, 2024; May 23, 2024; July 25, 2024; and July 25, 2024

Instructure undertakes to provide without charge to each person to whom a copy of this information statement has been delivered, upon written or oral request, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference in this information statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this information statement incorporates. You may request a copy of these filings by telephone at (800) 203-6755 or by writing to us at:

Investor Relations

6330 South 3000 East, Suite 700

Salt Lake City, Utah 84121

e-mail: investors@instructure.com

Parent, Merger Sub and KKR have supplied, and Instructure has not independently verified, the information in this information statement relating to Parent, Merger Sub and KKR.

Stockholders should not rely on information that purports to be made by or on behalf of Instructure other than that contained in or incorporated by reference in this information statement. Instructure has not authorized anyone to provide information on behalf of Instructure that is different from that contained in this information statement. This information statement is dated    . No assumption should be made that the information contained in this information statement is accurate as of any date other than that date, and the mailing of this information statement will not create any implication to the contrary.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

ICON PARENT INC.,

ICON ACQUISITION SUB INC.

and

INSTRUCTURE HOLDINGS, INC.

Dated as of July 25, 2024

A-i

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		A-35

4.1	Organization; Good Standing	A-35
4.2	Corporate Power; Enforceability	A-35
4.3	Non-Contravention	A-36
4.4	Requisite Governmental Approvals	A-36
4.5	Reserved	A-36
4.6	Legal Proceedings; Orders	A-36
4.7	Ownership of Company Common Stock	A-36
4.8	Brokers	A-36
4.9	Operations of Parent and Merger Sub	A-37
4.10	No Parent Vote or Approval Required	A-37
4.11	Guarantee	A-37
4.12	Financing	A-37
4.13	Stockholder and Management Arrangements	A-38
4.14	Solvency	A-39
4.15	Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans	A-39
4.16	Parent and Merger Sub Information	A-40
4.17	No Other Representations or Warranties	A-40

ARTICLE V INTERIM OPERATIONS OF THE COMPANY		A-40

5.1	Affirmative Obligations	A-40
5.2	Forbearance Covenants	A-40
5.3	No Solicitation	A-43
5.4	No Control of the Other Party’s Business	A-46

ARTICLE VI ADDITIONAL COVENANTS		A-47

6.1	Required Action and Forbearance; Efforts	A-47
6.2	Antitrust and Regulatory Matters	A-47
6.3	Written Consent; Preparation of the Information Statement.	A-49
6.4	Financing	A-51
6.5	Financing Cooperation	A-52
6.6	Anti-Takeover Laws	A-56
6.7	Access	A-56
6.8	Section 16(b) Exemption	A-57
6.9	Directors’ and Officers’ Exculpation, Indemnification and Insurance	A-57
6.10	Employee Matters	A-59
6.11	Obligations of Merger Sub	A-60
6.12	Public Statements and Disclosure	A-60
6.13	Transaction Litigation	A-61
6.14	Stock Exchange Delisting; Deregistration	A-61
6.15	Additional Agreements	A-61
6.16	Parent Vote	A-61
6.17	Certain Arrangements	A-61

ARTICLE VII CONDITIONS TO THE MERGER		A-62

7.1	Conditions to Each Party’s Obligations to Effect the Merger	A-62
7.2	Conditions to the Obligations of Parent and Merger Sub	A-62
7.3	Conditions to the Company’s Obligations to Effect the Merger	A-63

A-ii

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		A-63

8.1	Termination	A-63
8.2	Manner and Notice of Termination; Effect of Termination	A-65
8.3	Fees and Expenses	A-65
8.4	Amendment	A-68
8.5	Extension; Waiver	A-69

ARTICLE IX GENERAL PROVISIONS		A-69

9.1	Survival of Representations, Warranties and Covenants	A-69
9.2	Notices	A-69
9.3	Assignment	A-70
9.4	Confidentiality	A-70
9.5	Entire Agreement	A-70
9.6	Third Party Beneficiaries	A-71
9.7	Severability	A-71
9.8	Remedies	A-71
9.9	Governing Law	A-72
9.10	Consent to Jurisdiction	A-72
9.11	WAIVER OF JURY TRIAL	A-73
9.12	No Recourse	A-73
9.13	Company Disclosure Letter References	A-73
9.14	Counterparts	A-74
9.15	Debt Financing Sources Protective Provisions	A-74

EXHIBITS

Exhibit A	Certificate of Incorporation of the Surviving Corporation
Exhibit B	Form of Written Consent

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 25, 2024, by and among Icon Parent Inc., a Delaware corporation (“Parent”), Icon Acquisition Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Instructure Holdings, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to herein as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in this Agreement.

RECITALS

A. The Company Board has unanimously (i) determined that it is fair to, and in the best interests of, the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein; (ii) approved and declared advisable this Agreement, the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger and the other Transactions upon the terms and subject to the conditions set forth herein; and (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL.

B. Each of the board of directors of Parent and the board of directors of Merger Sub have unanimously (i) declared it advisable to enter into this Agreement; and (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein.

C. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered a guarantee (the “Guarantee”) from KKR North America Fund XIII SCSp, a Luxembourg special limited partnership (“Guarantor”), in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, Guarantor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement.

D. Parent, Merger Sub and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (ii) prescribe certain conditions with respect to the consummation of the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a) “Acceptable Confidentiality Agreement” means any confidentiality agreement (x) in effect as of the date hereof or (y) executed, delivered and effective after the date hereof and containing terms that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of any Acquisition Proposal.

(b) “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) relating to an Acquisition Transaction.

(c) “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(i) any direct or indirect purchase or other acquisition by any Person or Group, whether from the Company or any other Person(s), of shares of Company Common Stock representing more than 20% of the Company Common Stock outstanding (by vote or economic interests) after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or Group that, if consummated in accordance with its terms, would result in such Person or Group beneficially owning more than 20% of the Company Common Stock outstanding after giving effect to the consummation of such tender or exchange offer;

(ii) any direct or indirect purchase or other acquisition by any Person or Group, or stockholders of any such Person or Group, of more than 20% of the consolidated assets, net revenue or net income of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof);

(iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or any of its Subsidiaries pursuant to which any Person or Group, or stockholders of any such Person or Group, would hold, directly or indirectly, more than 20% of the equity interests of the surviving or resulting entity of such transaction after giving effect to the consummation of such transaction; or

(iv) any combination of the foregoing.

(d) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise. For the avoidance of doubt, none of the Specified Stockholders or any investment funds or investment vehicles affiliated with or under common management with the Specified Stockholders, any portfolio company (as such term is commonly understood in the private equity industry) or investment of the Specified Stockholders or any other Person that would otherwise be an Affiliate of the Specified Stockholders pursuant to this definition shall be an “Affiliate” of the Company or any of its Subsidiaries; provided, that this sentence shall not apply with respect to the definitions of “Company Related Parties” or “Transaction Litigation”, Section 3.27, Section 4.17, Section 5.2(xv), Section 5.3(a), Section 6.2, Section 6.4, Section 6.5, Section 8.2(b), Section 9.12, the Equity Commitment Letter or the Guarantee.

(e) “Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977 (as amended), (ii) the United Kingdom Bribery Act, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (v) other anti-bribery and anti-corruption laws, regulations or ordinances applicable to the Company and its Subsidiaries and their respective operations from time to time.

(f) “Anti-Money Laundering Laws” means anti-money laundering-related laws, regulations, and codes of practice applicable to the Company and its Subsidiaries and their operations from time to time,

including without limitation (i) the EU Anti-Money Laundering Directives and any laws, decrees, administrative orders, circulars, or instructions implementing or interpreting the same, and (ii) the applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended.

(g) “Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, and all other Laws, in any jurisdiction, whether domestic or foreign, in each case that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

(h) “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its consolidated Subsidiaries as of December 31, 2023 set forth in the Company’s Form 10-K filed by the Company with the SEC on February 21, 2024.

(i) “Business Day” means any day other than Saturday or Sunday or a day on which commercial banks are authorized or required by Law to be closed in New York, New York.

(j) “Bylaws” means the Amended and Restated Bylaws of the Company.

(k) “CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020.

(l) “Charter” means the Second Amended and Restated Certificate of Incorporation of the Company.

(m) “Code” means the Internal Revenue Code of 1986.

(n) “Company Board” means the Board of Directors of the Company.

(o) “Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

(p) “Company Credit Agreement” means the Credit Agreement, dated as of October 29, 2021, by and among the Company, as borrower, each lender from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (as amended by the First Amendment to Credit Agreement, dated as of June 7, 2023, and the Second Amendment to Credit Agreement, dated as of February 1, 2024).

(q) “Company ESPP” means the Instructure Holdings, Inc. 2021 Employee Stock Purchase Plan, as amended from time to time.

(r) “Company Indebtedness” means, collectively, debt outstanding under the Company Credit Agreement.

(s) “Company Intellectual Property” means any Intellectual Property that is owned, or purported to be owned, by the Company or any of its Subsidiaries.

(t) “Company Material Adverse Effect” means any change, event, effect, occurrence or development that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, that none of the following, and no conditions, changes, events, effects, occurrences or developments arising out of, relating to or resulting from the following (in each case, by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred (subject to the limitations set forth below):

(i) general economic conditions, or conditions in the global, international or regional economy generally, including changes in inflation, supply chain disruptions, and labor shortages;

(ii) conditions in the equity, credit, debt, financial, currency or capital markets, including (A) changes in interest rates or credit ratings; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(iii) conditions in the industries in which the Company and its Subsidiaries conduct business or in any specific jurisdiction or geographical area in which the Company conducts business, or changes therein;

(iv) any political or geopolitical conditions, outbreak of hostilities, armed conflicts, acts of war (whether or not declared), rebellion, insurrection, sabotage, cyber-attack, cyberterrorism (including by means of cyber-attack by or sponsored by a Governmental Authority) terrorism or military actions, including any escalation or worsening of the foregoing or any threats thereof, in each case, in the United States or any other country or region in the world;

(v) earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, nuclear incidents, foreign or domestic social protest or social unrest (whether or not violent) or other natural or man-made disasters, weather conditions, power outages or electrical black-outs, and other force majeure events, including any escalation or worsening of any of the foregoing, in each case, in the United States or any other country or region in the world;

(vi) the negotiation, execution, delivery or performance of this Agreement or the announcement of this Agreement or the pendency of the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with customers, suppliers, lenders, lessors, business partners, employees (including any employee attrition), regulators, Governmental Authorities, vendors or any other third Person (other than for purposes of the representations and warranties contained in Section 3.5 and Section 3.6 and the related conditions to Closing set forth in Section 7.3(a));

(vii) the compliance by the Company with the express terms of this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with the express terms of this Agreement (other than Section 5.1);

(viii) any action taken or refrained from being taken, in each case to which Parent has approved, consented to or requested in writing following the date of this Agreement;

(ix) changes after the date hereof in GAAP or other accounting standards, in any applicable Laws (or the enforcement or publicly available interpretation of any of the foregoing) or in any regulatory or legislative conditions, including the adoption, implementation, repeal, modification, or publicly available reinterpretation of any Law, regulation or policy (or the enforcement thereof) by any Governmental Authority, or any panel or advisory body empowered or appointed thereby;

(x) any epidemics, pandemics (including COVID-19 and any evolutions or mutations thereof), plagues, other outbreaks of illness or public health events (including quarantine restrictions), including any escalation or worsening of any of the foregoing, in each case, in the United States or any other country or region in the world;

(xi) any COVID-19 Measures;

(xii) any anti-dumping actions, international tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions in connection with any dispute involving the Russian Federation and Ukraine;

(xiii) any changes in the price or trading volume of the Company Common Stock, in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded hereunder);

(xiv) any failure by the Company and its Subsidiaries to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded hereunder);

(xv) the availability or cost of equity, debt or other financing to Parent or Merger Sub;

(xvi) any Transaction Litigation or any demand or Legal Proceeding for appraisal of the fair value of any shares of Company Common Stock pursuant to the DGCL in connection herewith;

(xvii) the identity of, or any facts or circumstances relating to, Guarantor, Parent, Merger Sub, or the respective Affiliates of the foregoing, the respective Financing Sources of or investors in the foregoing, or the respective plans or intentions of the foregoing, with respect to the Company or its business; and

(xviii) any breach by Parent or Merger Sub of this Agreement,

except, in each case of clauses (i), (ii), (iii), (iv), (v), (ix), (x), (xi) and (xii) to the extent that such conditions, changes, events, effects, occurrences or developments have had a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

(u) “Company Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.

(v) “Company PSUs” means awards of performance-based restricted stock units of the Company granted pursuant to any of the Company Stock Plans.

(w) “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by the Company or any of its Subsidiaries.

(x) “Company RSUs” means awards of restricted stock units of the Company granted pursuant to any of the Company Stock Plans that is not subject to any performance-based vesting conditions.

(y) “Company Stock Plans” means the Instructure Holdings, Inc. 2021 Omnibus Incentive Plan and the Company ESPP.

(z) “Company Stockholders” means the holders of shares of Company Common Stock.

(aa) “Company Termination Fee” means an amount equal to $109,000,000.

(bb) “Confidentiality Agreement” means the agreement listed in Section 9.4 of the Company Disclosure Letter.

(cc) “Continuing Employee” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (including those on vacation, sick leave, maternity leave, military service, lay-off, disability or other paid time off or leave of absence) and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

(dd) “Contract” means any binding contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other binding agreement.

(ee) “COVID-19” means the coronavirus (COVID-19) pandemic, including any evolutions, mutations or variants of the coronavirus (COVID-19) disease, and any further epidemics or pandemics arising therefrom.

(ff) “COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, protocol or guideline promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention or the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020.

(gg) “Debt Financing Sources” means, at any time, the entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing, including any commitment letter relating thereto, and the parties to any joinder agreements, or any definitive documentation entered pursuant thereto or relating thereto, along with their respective Affiliates and their and their respective Affiliates’ former, current and future officers, directors, employees, agents and other Representatives and their respective successors and assigns, in each case, solely in their capacities as such.

(hh) “DOJ” means the United States Department of Justice or any successor thereto.

(ii) “DPA” means Section 721 of the Defense Production Act of 1950.

(jj) “Employee Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each other bonus, commission, stock option, stock appreciation right, restricted stock, restricted stock unit, performance stock unit, phantom equity, stock purchase or other equity-based, incentive compensation, profit sharing, savings, retirement, disability, health or welfare insurance, vacation, deferred compensation, employment, individual consulting, severance, separation, termination, retention, change of control, stay bonus, and other similar plan, program, agreement or arrangement (i) that is sponsored, maintained or contributed to, or required to be maintained or contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, director, officer or other individual service provider of the Company or any of its Subsidiaries or (ii) to which the Company or any of its Subsidiaries has any current or contingent liability, other than any such plan, scheme or arrangement that is sponsored, maintained or administered by a Governmental Authority.

(kk) “Environmental Law” means any Law relating to public or worker health or safety, the protection of the environment (including ambient air, surface water, groundwater or land), or pollution.

(ll) “Environmental Permits” means Governmental Authorizations required or issued under Environmental Laws.

(mm) “ERISA” means the Employee Retirement Income Security Act of 1974.

(nn) “ERISA Affiliate” means any person under common control with the Company or any of its Subsidiaries or that, together with the Company, is deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(oo) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(pp) “Export Control Laws” means, to the extent applicable to the Company or its Subsidiaries, the EC Regulation 428/2009 and the implementing laws and regulations of the EU member states; the U.S. Export Administration Act, U.S. Export Administration Regulations, U.S. Arms Export Control Act, U.S. International Traffic in Arms Regulations, and their respective implementing rules and regulations; the U.K. Export Control Act 2002 (as amended and extended by the Export Control Order 2008) and its implementing rules and regulations; and other similar export control laws or restrictions applicable to the Company and its Subsidiaries and their respective operations from time to time.

(qq) “Financing Sources” means the Debt Financing Sources and the Guarantor and any other Persons, if any, committed to provide the Equity Financing under the Equity Commitment Letter.

(rr) “Foreign Investment Laws” means all applicable Laws relating to foreign investment or that provide for the review of national security or defense matters or the national interest in connection with acquisition of any interest in or assets of a business under the jurisdiction of a Governmental Authority.

(ss) “FTC” means the United States Federal Trade Commission or any successor thereto.

(tt) “GAAP” means generally accepted accounting principles in the United States, consistently applied and as in effect from time to time.

(uu) “Governmental Authority” means any government, political subdivision, governmental, administrative, self-regulatory or regulatory entity or body, department, commission, board, agency or instrumentality, or other legislative, executive or judicial governmental entity, and any court, tribunal, judicial or arbitral body, in each case whether federal, national, state, county, municipal, provincial, local, foreign or multinational.

(vv) “Governmental Authorization” means any authorizations, approvals, licenses, franchises, clearances, permits, certificates, waivers, consents, exemptions, variances, expirations and terminations of any waiting period requirements issued by or obtained from, and any notices, filings, registrations, qualifications, declarations and designations with, a Governmental Authority.

(ww) “Group” has the meaning as used in Section 13(d) of the Exchange Act.

(xx) “Hazardous Substance” means any toxic or hazardous material, substance or waste defined or regulated under Environmental Laws, or any other material, substance or waste for which liability or standards of conduct may be imposed under Environmental Laws due to its hazardous, toxic, deleterious or dangerous properties or characteristics, including petroleum and petroleum products, asbestos, and per- and polyfluoroalkyl substances.

(yy) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(zz) “Indebtedness” means, with respect to any Person, without duplication, as of the date of determination: (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all letters of credit or performance bonds issued for the account of such Person, to the extent drawn upon, (iv) all lease obligations of such Person capitalized on the books and records of such Person, (v) all Indebtedness of others secured by a lien (other than a Permitted Lien) on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby have been assumed and (vi) all guarantees of such Person of any Indebtedness of any other Person other than a wholly owned Subsidiary of such Person.

(aaa) “Intellectual Property” means all worldwide intellectual property rights, including: (i) all United States and foreign patents and applications therefor and all reissues, reexaminations, divisionals, continuations and continuations in-part (“Patents”); (ii) all works of authorship, copyrights, copyright registrations and applications therefor (“Copyrights”); (iii) all trademarks, service marks, logos, trade dress rights, domain names, social media accounts and similar designation of origin and rights therein, and registrations and applications for registration thereof, together with all of the goodwill associated with any of the foregoing (“Marks”); and (iv) all rights in trade secrets, know-how and confidential information, in each case of clauses (i) through (iv) above, to the extent protectable by applicable Law.

(bbb) “Intervening Event” means any positive change, event, effect, development or circumstance (including any change in probability or magnitude of circumstances) that (i) is material to the Company and its Subsidiaries, taken as a whole, (ii) was not known or reasonably foreseeable to the Company Board on or prior to the date of this Agreement (or, if known by the Company Board, the consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement) and (iii) does not relate to any Acquisition Proposal.

(ccc) “IT Systems” means all hardware, software, systems, networks, applications, websites, and other information technology assets or equipment.

(ddd) “Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of the Company’s Chief Executive Officer, Chief Financial Officer, President and Chief Operating Officer, and Chief Legal Officer, in each case after reasonable inquiry of such individual’s direct reports.

(eee) “Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any award, order or decision of an arbitrator or arbitration panel with jurisdiction over the parties and subject matter of the dispute.

(fff) “Legal Proceeding” means any claim, action, charge, lawsuit, litigation, investigation, arbitration or other similar legal proceeding brought by or pending before any Governmental Authority, arbitrator or other tribunal.

(ggg) “Material Contract” means any of the following Contracts as in effect as of the date of this Agreement and to which the Company or any of its Subsidiaries is a party or otherwise bound:

(i) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company and its Subsidiaries, taken as whole;

(ii) any Contract containing (A) any covenant or other provision limiting or otherwise restricting the ability of the Company or any of its Subsidiaries to engage in any line of business or any geographic area, other than any such Contracts containing customary employee non-solicitation or no-hire clauses entered into in the ordinary course of business, (B) “most favored nation”, “exclusivity” or similar provisions, (C) a right of first refusal or right of first offer or similar right that limits the ability of the Company or any of its Subsidiaries to sell, transfer, pledge or otherwise dispose of assets, rights or properties or (D) a minimum purchase, minimum volume, “earnout” or other contingent, deferred or fixed payment obligation of the Company and its Subsidiaries, in each case, that is material to the Company or any of its Subsidiaries, taken as a whole;

(iii) any Contract relating to the disposition or acquisition of equity or assets by the Company or any of its Subsidiaries (A) outside of the ordinary course of business, (B) having an aggregate purchase price in excess of $1,000,000 or (C) pursuant to which the Company or its Subsidiaries have material continuing obligations;

(iv) with any customer of the Company or any of its Subsidiaries who, in the year ended December 31, 2023, was one of the fifteen (15) largest sources of revenues for the Company and its Subsidiaries, based on amounts paid or payable (excluding any purchase orders entered into in the ordinary course of business);

(v) with any vendor of the Company or any of its Subsidiaries who, in the year ended December 31, 2023, was one of the ten (10) largest sources of payment obligations for the Company and its Subsidiaries, based on amounts paid or payable;

(vi) relating to or evidencing Indebtedness of the Company or any Subsidiary of the Company in excess of $10 million (excluding intercompany loans between the Company and any of its wholly-owned Subsidiaries or between any wholly-owned Subsidiaries of the Company);

(vii) any Contract that involves a material joint venture, profit sharing, partnership, or similar agreement from which the Company or any of its Subsidiaries recognized revenues in excess of $5 million during the Company’s 2023 fiscal year;

(viii) that is a settlement, conciliation or similar Contract (x) with any Governmental Authority entered into since December 31, 2021, (y) which would require the Company or any of its Subsidiaries to pay consideration of more than $5 million after the date of this Agreement or (z) that subjects the Company or any of its Subsidiaries to any material ongoing requirements or restrictions (other than ordinary course confidentiality requirements or restrictions);

(ix) that resulted in payments by, or the receipt of payments by, the Company and its Subsidiaries, collectively, in excess of $5 million during the 12-month period ended December 31, 2023, which contract is not terminable without penalty upon notice of 90 days or less; or

(x) pursuant to which the Company or any of its Subsidiaries grants or receives a license, covenant or other rights in or to use any material Intellectual Property, other than (A) non-exclusive commercially available software in-licenses with annual fees of less than $5 million, (B) non-exclusive out-licenses to service providers, resellers and other channel partners, customers or clients, in each case, in the ordinary course of business, (C) any non-exclusive license that is merely incidental to the transaction contemplated in the relevant Contract, the commercial purpose of which is primarily for something other than such license, or (D) Intellectual Property assignment agreements entered into with employees and independent contractors in the ordinary course of business substantially on forms that have been made available to Parent in the Data Room.

(hhh) “NYSE” means the New York Stock Exchange and any successor stock exchange or inter-dealer quotation system operated by the New York Stock Exchange or any successor thereto.

(iii) “Organizational Documents” means the certificate of incorporation, bylaws, certificate of formation, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a legal entity.

(jjj) “Parent Termination Fee” means a fee equal to $218,000,000.

(kkk) “Permitted Liens” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established on the latest financial statements in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other liens or security interests incurred in the ordinary course of business that are not yet due or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established on the latest financial statements in accordance with GAAP; (iii) liens imposed by applicable Law (other than Laws in respect of Tax); (iv) pledges or deposits to secure obligations pursuant to workers’ compensation Law or similar legislation or to secure public or statutory obligations, in each case, incurred in the ordinary course of business; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar non-monetary liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use or occupancy of the applicable Leased Real Property in the conduct of the business of the Company as currently conducted; (vii) any non-exclusive license, covenant not to sue or similar contractual obligation with respect to, any Intellectual Property entered into in the ordinary course of business; (viii) liens pursuant to any Company Indebtedness that will be discharged at or prior to Closing; (ix) statutory, common Law or contractual liens (or other encumbrances of any type) securing payments not yet due, including liens of landlords pursuant to the terms of any lease or liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company or any of its Subsidiaries; (x) matters that would be disclosed by an accurate survey or inspection of the Leased Real Property that do not adversely affect in any material respect the current use or occupancy of the applicable property in the conduct of the business of the Company as currently conducted; or (xi) liens (or other encumbrances of any type) that do not, individually or in the aggregate, materially and adversely affect the use, occupancy or operation of the property or other assets subject thereto.

(lll) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(mmm) “Personal Data” means any information or data that (a) alone or together with any other information or data relates to an identified or identifiable natural person; or (b) which is considered “personally identifiable information”, “personal information”, “personal data” or other reasonably similar expressions, in each case as those terms are defined under applicable Law.

(nnn) “Privacy Requirements” means all (i) applicable Laws, (ii) contractually binding industry and self-regulatory organization standards, including those with which the Company or its Subsidiaries have agreed in writing to comply, and (iii) the Company’s and its Subsidiaries’ public or posted policies, in each case of (i)-(iii), with respect to Personal Data and the use of artificial intelligence or similar technologies.

(ooo) “Registered Intellectual Property” means all United States, international and foreign (i) Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including intent-to-use applications, or other registrations or applications related to Marks); and (iii) registered Copyrights and applications for Copyright registration.

(ppp) “Representatives” means officers, directors, employees, managers, equityholders, members, partners, controlling persons, agents, attorneys, accountants, advisors, consultants, investment bankers and other advisors and representatives.

(qqq) “Sanctioned Jurisdiction” means those jurisdictions subject to comprehensive Sanctions, including Cuba, Iran, Syria, North Korea, Crimea, the so-called Luhansk People’s Republic, the so-called Donetsk People’s Republic, or the disputed territories of Kherson and Zaporizhzhia.

(rrr) “Sanctioned Party” means (1) any Person included on one or more of the Sanctioned Party Lists; or (2) any Person owned or controlled by, or acting on behalf of, a Person on one or more of the Sanctioned Party Lists.

(sss) “Sanctioned Party Lists” means the list of sanctioned entities maintained by the United Nations; the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List and the

Sectoral Sanctions Identifications List, all administered by the U.S. Department of the Treasury, Office of Foreign Assets Control; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce; the consolidated list of Persons, Groups and Entities Subject to EU Financial Sanctions, as implemented by the EU Common Foreign & Security Policy; and similar lists of sanctioned parties maintained by other Governmental Authorities with regulatory authority over the Company and its Subsidiaries and their respective operations from time to time.

(ttt) “Sanctions” means those applicable trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (i) the United States (including without limitation the Department of the Treasury, Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) His Majesty’s Treasury, or (v) other similar Governmental Authorities with regulatory authority over the Company and its Subsidiaries and their respective operations from time to time.

(uuu) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(vvv) “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(www) “Securities Act” means the Securities Act of 1933, as amended.

(xxx) “Specified Stockholders” means Thoma Bravo Executive Fund XIII, L.P., Thoma Bravo Fund XIII, L.P. and Thoma Bravo Fund XIII-A, L.P.

(yyy) “Subsidiary” means, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing more than 50% such securities or ownership interests, in each case, are at the time directly or indirectly owned by such first Person.

(zzz) “Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisors and outside legal counsel) would be reasonably likely to be consummated if accepted and, if consummated, would be more favorable from a financial point of view to the Company Stockholders than the Merger (taking into account any legal, regulatory, financial, timing, financing and other aspects of such proposal, including the identity of the Person making the proposal, that the Company Board (or a committee thereof) considers in good faith to be relevant and any revisions to this Agreement, the Commitment Letters or the terms of the Debt Financing made or proposed in writing by Parent prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “20%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%.”

(aaaa) “Tax” means any U.S. federal, state and local and non-U.S. taxes, assessments and similar governmental charges and impositions (including taxes based upon or measured by gross receipts, income, profits, sales, use, or occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise and property taxes) imposed by any Governmental Authority, together with any interest, penalties and additions to tax imposed thereon.

(bbbb) “Tax Return” means any return, declaration, report, statement, or information return required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(cccc) “Transaction Litigation” means any Legal Proceeding or other stockholder litigations or demands (including books and records demands and disclosure demands) commenced or threatened against a Party or any of its Subsidiaries or Affiliates (and/or their respective directors and/or officers) or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to this Agreement or the other Transactions, other than any Legal Proceedings among the Parties related to this Agreement, the Guarantee, the Equity Commitment Letter, the Debt Commitment Letters, the Fee Letter or the transactions contemplated hereby or thereby.

(dddd) “Transactions” means the Merger and the other transactions contemplated by this Agreement.

(eeee) “Vested Company PSUs” means a Company PSU that is outstanding and vested as of immediately prior to the Effective Time or that vests in accordance with its terms as in effect as of the date hereof as a result of the consummation of the Transactions (including for the avoidance of doubt, any Company PSUs, if any, for which the applicable vesting condition is met prior to or as a result of the consummation of the Transactions).

(ffff) “Vested Company RSUs” means a Company RSU that is outstanding and vested as of immediately prior to the Effective Time or that vests in accordance with its terms as in effect as of the date hereof as a result of the consummation of the Transactions.

(gggg) “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, and any similar state or local Laws.

(hhhh) “Willful and Material Breach” means a material breach that is a consequence of an act undertaken by the breaching party, or a failure to take an act the breaching party is required to take under this Agreement, with the actual knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement.

1.2 Index of Defined Terms. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Agreement	Preamble
Alternate Debt Financing	6.4(d)
Alternative Acquisition Agreement	5.3(b)
Capex Budget	5.2(x)
Capitalization Date	3.7(a)
Cash Replacement Company PSU Amounts	2.8(b)(ii)
Cash Replacement Company RSU Amounts	2.8(a)(ii)
Certificate of Merger	2.2
Certificates	2.9(c)
Chosen Courts	9.10(a)
Closing	2.3
Closing Date	2.3
Commitment Letters	4.12(a)
Company	Preamble
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	5.3(e)(i)
Company Disclosure Letter	Article III
Company IT Systems	3.21(b)
Company Related Parties	8.3(f)(i)
Company SEC Documents	Article III
Company Securities	3.7(c)
Company Termination Fee	8.3(b)(iii)
Copyrights	1.1(bbb)
D&O Indemnification Agreement	6.9(a)

Term	Section Reference
D&O Insurance	6.9(c)
Debt Commitment Letters	4.12(a)
Debt Financing	4.12(a)
DGCL	Recitals
Dissenting Company Shares	2.7(c)
DTC	2.9(d)
Effective Time	2.2
Electronic Delivery	9.14
Enforceability Exceptions	3.2
Equity Award Holders	2.8(c)
Equity Commitment Letter	4.12(a)
Equity Financing	4.12(a)
Fee Letter	4.12(a)
Final Exercise Date	2.8(d)
Financing	4.12(a)
Foreign Employee Plans	3.18(h)
Go-Shop Period	5.3(a)
Guarantee	Recitals
Guarantor	Recitals
Indemnified Person	6.9(a)
Indemnified Persons	6.9(a)
Information Statement	6.3(b)(i)
KKR	6.2(b)
Lease	3.14
Leased Real Property	3.14
Marks	1.1(bbb)
Maximum Annual Premium	6.9(c)
Merger	Recitals
Merger Sub	Preamble
New Debt Commitment Letters	6.4(d)
New Plan	6.10(d)
Notice Period	5.3(d)(ii)(1)
Old Plans	6.10(d)
Order	3.22(b)
Other Indemnified Persons	6.9(e)
Owned Company Shares	2.7(a)(iii)
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Material Adverse Effect	7.3(a)
Parent Related Parties	8.3(f)(i)
Party	Preamble
Patents	1.1(bbb)
Payment Agent	2.9(a)
Payment Fund	2.9(b)
Per Share Price	2.7(a)(ii)
Reimbursement Obligations	6.5(g)
Required Amount	4.12(c)
Required Financing Information	6.5(a)(iv)
Requisite Stockholder Approval	3.4
Solvent	4.14
Sublease	3.14

Term	Section Reference
Surviving Corporation	2.1
Termination Date	8.1(c)
Uncertificated Shares	2.9(c)
Unvested Company PSU	2.8(b)(ii)
Unvested Company RSU	2.8(a)(ii)
UPE	6.2
Vested Equity Award Consideration	2.8(b)(i)
Vested PSU Consideration	2.8(b)(i)
Vested RSU Consideration	2.8(a)(i)
Written Consent	3.4

1.3 Certain Interpretations.

(a) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated and references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b) When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c) Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e) When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g) When reference is made to any party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.

(i) Unless the context otherwise requires, any definition of or reference to any Law or any provision of any Law herein shall be construed as referring to such Law as from time to time amended, supplemented or modified, including by succession of comparable successor Laws and references to the rules and regulations promulgated thereunder or pursuant thereto.

(j) References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented (including by waiver or consent) following the date hereof in accordance with the terms hereof and thereof.

(k) The term “ordinary course of business”, “ordinary course” and “consistent with past practice” means the ordinary and usual course of business of the Company and its Subsidiaries, taken as a whole, consistent with past practice through the date hereof.

(l) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(m) The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(n) The Parties agree that they have been represented by legal counsel during the negotiation, execution and delivery of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(o) Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been (i) posted to a virtual data room managed by the Company at www.datasite.com (the “Data Room”); or (ii) delivered or provided to Parent or its Affiliates or its or their respective Representatives, in each case at least twenty-four (24) hours prior to the execution and delivery of this Agreement.

(p) All references to time shall refer to New York City time unless otherwise specified.

(q) To the extent not specified otherwise, any references to “materiality”, “material” or similar words or concepts when referencing the Company or its Subsidiaries shall refer to the Company and its Subsidiaries taken as a whole.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger and as a wholly owned Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later date or time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.3 The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur at (a) 9:00 a.m. New York City time, remotely by exchange of documents and signatures (or their electronic counterparts), on a date to be agreed upon by Parent, Merger Sub and the Company that is no later than the third Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing. The date on which the Closing occurs is referred to as the “Closing Date”; provided, that the Closing Date shall not occur prior to September 25, 2024 (unless Parent consents to an earlier date in writing).

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) obligations, debts, liabilities and duties of the Company and Merger Sub will become the obligations, debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, by virtue of the Merger, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth in Exhibit A attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation (subject to Section 6.9(a)).

(b) Bylaws. At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation, except that all references to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws (subject to Section 6.9(a)).

2.6 Directors and Officers. The Parties shall take all actions necessary so that the directors of Merger Sub as of immediately prior to the Effective Time will be the directors of the Surviving Corporation immediately following the Effective Time, and the officers of the Company as of immediately prior to the Effective Time will be the officers of the Surviving Corporation immediately following the Effective Time, in each case, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal, in each case as provided in the Organizational Documents of the Surviving Corporation and by applicable Law.

2.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holders of any of the securities described in this Section 2.7, or any other Person, the following will occur:

(i) each share of common stock, par value $0.01 per share of Merger Sub that is issued and outstanding as of immediately prior to the Effective Time will automatically be canceled and converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation;

(ii) each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares or Dissenting Company Shares) will be automatically cancelled, extinguished and converted into the right to receive cash in an amount equal to $23.60, without interest thereon (the “Per Share Price”), in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11); and

(iii) each share of Company Common Stock that is (A) held by the Company as treasury stock (B) held by any Subsidiary of the Company or (C) owned by Parent or any of its Subsidiaries (including Merger

Sub), in each case as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will automatically be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(b) Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date of this Agreement and prior to the Effective Time; provided, that nothing in this Section 2.7(b) shall be construed to permit the Company or any Subsidiary of the Company to take any action otherwise prohibited by the terms of this Agreement.

(c) Statutory Rights of Appraisal. Notwithstanding anything to the contrary set forth in this Agreement, if required by the DGCL (but only to the extent required thereby), any share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than the Owned Company Shares) and that is held by holders of such Company Common Stock who (i) have not consented to the adoption of this Agreement in writing, (ii) are entitled to demand appraisal with respect to such shares, and (iii) have properly demanded and perfected appraisal rights with respect thereto in accordance with, and who have complied in all respects with, Section 262 of the DGCL with respect to any such shares of Company Common Stock (such shares being referred to collectively as the “Dissenting Company Shares” until such time as such holder fails to perfect, waives, withdraws or otherwise loses or forfeits such holder’s appraisal rights under the DGCL with respect to such shares, at which time such shares of Company Common Stock shall cease to be Dissenting Company Shares) will not be converted into the right to receive the Per Share Price pursuant to this Section 2.7, and instead, holders of such Dissenting Company Shares will only be entitled to receive payment of the fair value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, unless and until any such holder fails to perfect, waives or effectively withdraws or otherwise loses their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect, waives or effectively withdraws or otherwise loses such rights to appraisal pursuant to the DGCL, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Dissenting Company Shares will thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the Per Share Price without interest thereon, upon transfer of such shares of Company Common Stock in accordance with Section 2.9, and the Surviving Corporation shall remain liable for payment of the Per Share Price without interest thereon for such Dissenting Company Shares in accordance with this Agreement. At the Effective Time, any holder of Dissenting Company Shares will cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in this Section 2.7(c). Notwithstanding anything to the contrary in this Agreement, prior to the Effective Time, the Company shall give Parent (i) prompt (and in any event within two Business Days) notice of any demands received by the Company for appraisal of shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares and (ii) the opportunity to review and consult with the Company regarding any negotiations and proceedings with respect to such demands and the Company shall consider in good faith Parent’s views and comments with respect thereto. The Company shall not, except with the prior written consent of Parent, make any payment or deliver any consideration with respect to any demands for appraisal or settle or offer to settle any such demands, waive any failure to timely deliver a demand for appraisal pursuant to, or otherwise comply with, Section 262 of the DGCL, or agree to do any of the foregoing. Prior to the Effective Time, Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

2.8 Equity Awards and Company ESPP.

(a) Company RSUs. At the Effective Time, each Company RSU outstanding as of immediately prior to the Effective Time will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be treated as follows:

(i) Vested Company RSUs. Each Vested Company RSU shall be cancelled and converted into and will become the right to receive an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Vested Company RSU as of immediately prior to the Effective Time (the “Vested RSU Consideration”); provided, that to the extent any such amount relates to a Vested Company RSU that is nonqualified deferred compensation subject to Section 409A of the Code, the Surviving Corporation shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Vested Company RSU that shall not trigger a Tax or penalty under Section 409A of the Code.

(ii) Unvested Company RSUs. Each Company RSU outstanding as of immediately prior to the Effective Time that is not a Vested Company RSU (an “Unvested Company RSU”) shall be cancelled and replaced with a right to receive an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Unvested Company RSU as of immediately prior to the Effective Time (the “Cash Replacement Company RSU Amounts”), which Cash Replacement Company RSU Amounts will, subject to the holder’s continued service with Parent or its Subsidiaries (including, following the Effective Time, the Surviving Corporation or its Subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Unvested Company RSUs for which such Cash Replacement Company RSU Amounts were exchanged would have vested and been payable pursuant to its terms (including, for the avoidance of doubt, with respect to any terms providing for acceleration of vesting pursuant to any Employee Plan as in effect on the date hereof). All Cash Replacement Company RSU Amounts will have the same terms and conditions (including with respect to vesting) as applied to the Unvested Company RSU for which they were exchanged, except for terms rendered inoperative by reason of the Transactions or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement Company RSU Amounts.

(b) Company PSUs. At the Effective Time, each Company PSU outstanding as of immediately prior to the Effective Time will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be treated as follows:

(i) Vested Company PSUs. Each Vested Company PSU shall be cancelled and converted into and will become the right to receive an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Vested Company PSU as of immediately prior to the Effective Time (the “Vested PSU Consideration,” together with the Vested RSU Consideration, the “Vested Equity Award Consideration”); provided, that to the extent any such amount relates to a Vested Company PSU that is nonqualified deferred compensation subject to Section 409A of the Code, the Surviving Corporation shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Vested Company PSU that shall not trigger a Tax or penalty under Section 409A of the Code.

(ii) Unvested Company PSUs. Each Company PSU outstanding as of immediately prior to the Effective Time that is not a Vested Company PSU (an “Unvested Company PSU”) shall be cancelled and converted into and will become the right to receive an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Unvested Company PSU as of immediately prior to the Effective Time (the “Cash Replacement Company PSU Amounts”), which Cash Replacement Company PSU Amounts will, subject to the holder’s continued service with Parent or its Subsidiaries (including, following the Effective Time, the Surviving Corporation or its Subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Unvested Company PSUs for which such Cash Replacement Company PSU Amounts were exchanged would have vested and been payable pursuant to its terms (including, for the avoidance of doubt, with respect to any terms providing for acceleration of vesting pursuant to any Employee Plan as in effect on the date hereof); provided, that to the extent any Unvested Company PSU remains outstanding and subject to such performance vesting conditions as of immediately prior to the Effective Time, the performance metrics of such Unvested Company PSU will be deemed achieved at actual levels of performance effective as of the Effective Time, to be measured with pro-ration based on the portion of the performance period that has elapsed prior to the Effective Time, in good faith by the compensation committee of the Company Board as of immediately prior to the Effective Time. All Cash Replacement Company PSU Amounts will have the same terms and conditions (including with respect to time-based vesting) as applied to the any Unvested Company PSU for which they were exchanged, except for terms rendered inoperative by reason of the Transactions or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement Company PSU Amounts.

(c) Payment Procedures. At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate Vested Equity Award Consideration owed to all holders of Vested Company RSUs and Vested Company PSUs (collectively, the “Equity Award Holders”). As promptly as reasonably practicable, but in any event no later than five Business Days, after the Closing Date, the Equity Award Holders will be paid by the Company or the Surviving Corporation, through its payroll system or payroll provider, all amounts required to be paid to such holders in respect of Vested Company RSUs and Vested Company PSUs that are cancelled and converted pursuant to this Section 2.8, less any required withholding pursuant to Section 2.12.

(d) Treatment of Company ESPP. As soon as practicable following the date hereof, the Company shall take all actions necessary or required under the Company ESPP or applicable Law to ensure that (i) except for the offering period under the Company ESPP in effect as of the date hereof, no offering period under the Company ESPP will be authorized or commenced after the date hereof; (ii) no new participants will commence participation in the Company ESPP after the date hereof; (iii) no Company ESPP participant will be permitted to increase such participant’s payroll deduction election or contribution rate in effect as of the date hereof or to make separate non-payroll contributions on or following the date hereof, except as may be required by applicable Law; (iv) each purchase right under the Company ESPP outstanding as of the date hereof shall be exercised as of no later than three Business Days prior to the date on which the Effective Time occurs (the “Final Exercise Date”); (v) each Company ESPP participant’s accumulated contributions under the Company ESPP shall be used to purchase shares of Company Common Stock in accordance with the terms of the Company ESPP as of the Final Exercise Date; and (vi) the Company ESPP will terminate effective as of (and subject to the occurrence of) immediately prior to the Effective Time, but subsequent to the exercise of purchase rights on the Final Exercise Date (in accordance with the terms of the Company ESPP). All shares of Company Common Stock purchased on the Final Exercise Date shall be cancelled at the Effective Time and converted into the right to receive the Per Share Price in accordance with the terms and conditions of Section 2.7(a)(ii). At the Effective Time, any funds credited as of such date under the Company ESPP that are not used to purchase shares on the Final Exercise Date within the associated accumulated payroll withholding account for each participant under the Company ESPP shall be refunded to the applicable participant in accordance with the terms of the Company ESPP.

(e) Further Actions. Prior to the Effective Time, the Company Board (or a committee thereof with necessary authority) shall take such actions as are necessary and appropriate (including adopting resolutions) to provide that the Company Stock Plans will terminate as of the Effective Time (but subject to the consummation of the Merger). The Company shall take all action necessary to effect the cancellation and conversion of Unvested Company RSUs and Unvested Company PSUs and to effectuate the treatment of the Company ESPP upon the Effective Time and otherwise to give effect to this Section 2.8 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act). Prior to the Effective Time, the Company shall provide Parent with evidence that such actions set forth in this Section 2.8(e) were completed.

2.9 Exchange of Certificates.

(a) Payment Agent. Prior to the Closing, Parent shall (i) select a nationally recognized bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”); and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b) Payment Fund. At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock (other than with respect to any Owned Company Shares or Dissenting Company Shares) pursuant to Section 2.7, an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock become entitled pursuant to Section 2.7. Until disbursed in accordance with the terms and conditions of this Agreement, such cash shall be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Payment Fund”). To the extent that (A) there are any losses with respect to any investments of the Payment Fund; (B) the Payment Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7; or (C) all or any portion of the Payment Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.7 for any reason, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Payment Fund so as to ensure that the Payment Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7. Any income from investment of the Payment Fund will be payable to Parent or the Surviving Corporation as Parent directs. The Payment Fund shall not be used for any purpose other than the payment to holders of Company Common Stock as contemplated by Section 2.7.

(c) Payment Procedures. Promptly following the Effective Time (and in any event within three Business Days), Parent and the Surviving Corporation shall use reasonable best efforts to cause the Payment Agent to mail to each holder of record as of immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Company Shares, as applicable) of one or more certificates that immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares, as applicable) (the “Certificates” (if any)) (i) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent), and (ii) instructions for effecting the surrender of the Certificates in exchange for the Per Share Price payable with respect to the shares of Company Common Stock formerly represented thereby pursuant to Section 2.7. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificates by (y) the Per Share Price, and the Certificates so surrendered will forthwith be cancelled. Notwithstanding anything to the contrary in this Agreement, no record holder of uncertificated shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares, as applicable) (the “Uncertificated Shares”) will be required to deliver a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.7 with respect to such Uncertificated Shares. In lieu thereof, such record holder, upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request), will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated

Shares by (2) the Per Share Price, and the transferred Uncertificated Shares will be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates and transfer of Uncertificated Shares pursuant to this Section 2.9(c). Until so surrendered or transferred, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price without interest thereon, payable in respect thereof pursuant to Section 2.7.

(d) DTC Payment. Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) with the objective that the Payment Agent shall transmit to DTC or its nominee on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (i) the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time multiplied by (ii) the Per Share Price.

(e) Transfers of Ownership. If payment of the Per Share Price is to be made to a Person other than the Person in whose name the surrendered Certificate or transferred Uncertificated Share in exchange therefor is registered, it shall be a condition of payment that (i) the Person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate or Uncertificated Share surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.

(f) No Liability. Subject to applicable Law, and notwithstanding anything to the contrary in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Distribution of Payment Fund to Parent. Any portion of the Payment Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time will be delivered to Parent (or the Surviving Corporation as directed by Parent) upon demand, and any holders of shares of Company Common Stock (other than Owned Company Shares or Dissenting Company Shares) that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.9 shall thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to the Surviving Corporation (subject to abandoned property, escheat or similar Law), as general unsecured creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.7. Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares five years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

2.10 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.9(c)) be cancelled and exchanged as provided in this Article II.

2.11 Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. Parent or the Payment Agent may, in its reasonable discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.12 Required Withholding. Each of the Payment Agent, Parent and the Surviving Corporation including their respective Affiliates and agents (without duplication) shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock, Unvested Company RSUs and Unvested Company PSUs or to any other Person such amounts as are required to be deducted or withheld therefrom pursuant to any Law in respect of Taxes. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid in satisfaction of the corresponding obligations hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) as disclosed in the reports, statements, schedules and other documents filed or furnished by the Company with the SEC on or after December 31, 2022 and that are publicly available not less than one Business Day prior to the date of this Agreement (the “Company SEC Documents”) (other than any disclosures contained (i) in the risk factors sections of such Company SEC Documents, except to the extent such information consists of factual and/or historical statements, and (ii) in any forward-looking statements in such Company SEC Documents that are of a nature that they speculate about future developments) it being understood that any matter disclosed in such Company SEC Documents shall not be deemed disclosed for purposes of Sections 3.1, 3.2, 3.3(b), 3.4, 3.7 and 3.25; or (b) subject to the terms of Section 9.13, as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization; Good Standing.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties, rights and assets. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to, individually or in the aggregate, (i) have a Company Material Adverse Effect or (b) prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

(b) The Company has made available to Parent complete and correct copies of its Organizational Documents, as amended to the date of this Agreement, and as so made available is in full force and effect. The Company is not in violation in any material respect of any provisions of its Organizational Documents.

3.2 Corporate Power; Enforceability. The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its obligations hereunder; and (c) subject to receiving the Written Consent, consummate the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (A) such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (clauses (A) and (B) collectively, the “Enforceability Exceptions”).

3.3 Company Board Approval; Fairness Opinion; Anti-Takeover Laws.

(a) Company Board Approval. The Company Board has unanimously (i) determined that it is fair to, and in the best interests of, the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger in accordance with the DGCL upon the terms and subject to the conditions set forth herein; (ii) approved and declared advisable this Agreement, the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger and the other Transactions upon the terms and subject to the conditions set forth herein; and (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL (collectively, the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof.

(b) Fairness Opinion. The Company Board has received from J.P. Morgan Securities, LLC (“J.P. Morgan”) an opinion, dated as of the date hereof, to the effect that, as of such date and based upon and subject to the various assumptions, qualifications and limitations set forth therein, the Per Share Price to be paid to the holders (other than Parent and its Subsidiaries) of shares of Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders. As of the date of this Agreement, the foregoing opinion has not been withdrawn, revoked or modified in any respect. The Company shall, as soon as practicable following the execution of this Agreement by all parties, furnish a courtesy copy of such opinion to Parent solely for informational purposes, which Parent shall keep confidential.

(c) Anti-Takeover Laws. Assuming the accuracy of the representations of Parent and Merger Sub set forth in Section 4.7, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in any applicable “anti-takeover” Law will not be applicable to this Agreement and the Transactions. No other “anti-takeover” law, stockholder rights plan, “poison pill,” anti-takeover provision or other similar device is in effect to which the Company is a party or is otherwise bound and, at the Effective Time, none of the foregoing will be applicable to the Company, this Agreement or any of the Transactions.

3.4 Written Consent. Except for the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Company Common Stock entitled to vote to adopt this Agreement (the “Requisite Stockholder Approval”), no other vote or approval of the holders of any class or series of capital stock of the Company is necessary pursuant to applicable Law, the Charter or the Bylaws to adopt this Agreement. The delivery of written consent substantially in the form attached hereto as Exhibit B (the “Written Consent”) to approve and adopt this Agreement and the Merger in accordance with Section 228 and Section 251(c) of the DGCL will satisfy the Requisite Stockholder Approval. Except for the Requisite Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the Merger.

3.5 Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of obligations hereunder, and, subject to receiving the Requisite Stockholder Approval pursuant to the Written Consent, the consummation of the Transactions (a) do not violate or conflict with any provision of the Charter or the Bylaws; (b) do not violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, require any consent of or notification to any Person under, result in the termination, cancellation or adverse amendment of, accelerate the performance required by, or cause or result in a right of payment, termination or acceleration of any right or obligation or the loss of any benefit to which the Company or one of its Subsidiaries are entitled pursuant to any Contract to which the Company or its Subsidiaries is a party or by which any of their rights, assets or properties are bound; (c) do not, assuming the Governmental Authorizations referred to in Section 3.6 are obtained and, in the case of the consummation of the Merger, subject to the Company’s receipt of the Written Consent, violate or conflict with any Law, Order or Privacy Requirement applicable to the Company or any of its Subsidiaries; and (d) will not result in the creation of any lien (other than Permitted Liens) upon any of the properties, rights or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, consents, payments, terminations, accelerations, cancellations, amendments, losses or liens that would not reasonably be expected to, individually or in the aggregate, (i) have a Company Material Adverse Effect or (ii) prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

3.6 Requisite Governmental Approvals. No Governmental Authorization is required on the part of the Company or its Subsidiaries in connection with (a) the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions by the Company, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) such filings and approvals as may be required by any applicable federal or state securities, takeover or “blue sky” Laws, including the filing of the Information Statement with the SEC and compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the NYSE; (iv) compliance with any applicable requirements of the HSR Act and the applicable foreign Antitrust Laws set forth on Section 3.6(b)(iv) of the Company Disclosure Letter; (v) the filings required under the applicable Foreign Investment Laws set forth on Section 3.6(b)(v) of the Company Disclosure Letter; and (vi) such other Governmental Authorizations the failure of which to obtain would not reasonably be expected to, individually or in the aggregate, (x) have, individually or in the aggregate, a Company Material Adverse Effect or (y) prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

3.7 Company Capitalization.

(a) Capital Stock. The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock and 50,000,000 shares of Company Preferred Stock. As of 4:00 p.m. Eastern Time, on July 24, 2024 (such time and date, the “Capitalization Date”), (i) 146,471,276 shares of Company Common Stock were issued and outstanding; (ii) no shares of Company Preferred Stock were issued and outstanding; and (iii) 0 shares of Company Common Stock (all of which are Company Common Stock) were held by the Company as treasury shares. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and were not issued in violation of any preemptive rights, rights of first refusal or any similar rights.

(b) Stock Reservation and Awards. As of the Capitalization Date, the Company has reserved (i) 21,659,331 shares of Company Common Stock for issuance pursuant to the Company Stock Plans, excluding the Company ESPP, and (ii) 5,304,954 shares of Company Common Stock for issuance pursuant to the Company ESPP. As of the Capitalization Date, there were (i) 7,257,122 shares of Company Common Stock subject to outstanding Company RSUs; and (ii) 122,678 shares of Company Common Stock subject to outstanding Company PSUs (assuming achievement of maximum levels of performance). From the Capitalization Date to the date of this Agreement, the Company has not issued or granted any shares of Company Common Stock, other than pursuant to the vesting and settlement of Company RSUs or Company PSUs, in each case, which were granted prior to the Capitalization Date and disclosed in the prior sentence.

(c) Company Securities. Except as set forth in Sections 3.7(a) and (b), and except for any Company Securities issued or granted prior to the Closing in compliance with Section 5.2(iii), there are (i) no issued and outstanding shares of capital stock of, or other equity or voting interest in, the Company other than any shares of Company Common Stock issued pursuant to the vesting and settlement of Company RSUs or Company PSUs, in each case, which were granted prior to the Capitalization Date and disclosed in Section 3.7(b); (ii) no outstanding options, warrants, calls, convertible or exchangeable securities or other rights or binding arrangements that obligate the Company or any of its Subsidiaries to (A) issue, transfer or sell or cause to be issued, transferred or sold, any shares of capital stock or other equity or voting interests in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity or voting interests (in each case other than to the Company or a Subsidiary thereof); (B) grant, extend or enter into any such subscription, option, warrant, call, convertible or exchangeable security or other similar right, agreement or commitment relating to any capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries; and (iii) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company or any of its Subsidiaries (the items in clauses (i), (ii) and (iii), collectively, the “Company Securities”).

(d) Other Rights. There are no (i) voting trusts, equityholder arrangements, proxies or similar arrangements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries; or (ii) obligations or binding commitments of any character to which the Company or any of its Subsidiaries is a party or by which it is bound (A) restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries, (B) granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities or (C) other than the Company Credit Agreement, restricting the payment of any dividend or distribution on any Company Securities, or (D) requiring the Company or any of its Subsidiaries to provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Person other than a Subsidiary of the Company or make any payment based on the price or value of any equity interests of the Company or any of its Subsidiaries. The Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Common Stock. Neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in the Company on any matter.

(e) Section 3.7(e) of the Company Disclosure Letter sets forth a true, correct and complete list of all outstanding Company RSUs and Company PSUs as of the Capitalization Date, and with respect to each such outstanding Company RSU or Company PSU, as applicable: (x) the employee number of the holder of such Company RSU or Company PSU; (y) the grant date; and (z) the applicable vesting schedule (and the terms of any acceleration rights thereof).

3.8 Subsidiaries.

(a) Section 3.8(a) of the Company Disclosure Letter sets forth a true and complete list of all of the Subsidiaries of the Company together with the jurisdiction of each Subsidiaries and the ownership of equity interests of each Subsidiary. Each of the Subsidiaries of the Company (i) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease and operate its properties, rights and assets, except, in each case, as would not reasonably be expected to, individually or in the aggregate, (1) have a Company Material Adverse Effect or (2) prevent, materially delay or materially impair the ability of the Company to consummate the Transactions. Each of the Subsidiaries of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties, rights and assets owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing would not reasonably be expected to, individually or in the aggregate, (A) have a Company Material Adverse Effect or (B) prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

(b) All of the issued and outstanding shares of capital stock or voting securities of, or other equity interests in, each of the Subsidiaries are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive or similar rights, purchase option, call rights, rights of first refusal or other similar rights of any Person. The Company or a wholly owned Subsidiary of the Company owns one hundred percent of the capital stock of, or other equity or voting interest in, each direct or indirect Subsidiary of the Company, free and clear of any liens (other than Permitted Liens) or limitations on voting rights. The Company does not own, directly or indirectly, any capital stock or other equity or voting interest of, or any other securities convertible or exchangeable into or exercisable for capital stock or other equity or voting interest of, any Person other than the Subsidiaries of the Company. No Subsidiary of the Company owns any shares of capital stock or other securities of the Company.

3.9 Company SEC Documents. Since December 31, 2021 and through the date of this Agreement, the Company has filed or furnished, as applicable, on a timely basis, all forms, reports and documents with the SEC that have been required to be filed or furnished by it pursuant to applicable Laws prior to the date of this Agreement. Each Company SEC Document complied, as of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), in all material respects as to form with the applicable requirements of the Securities Act, the Exchange Act, or the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder applicable to Company SEC Documents, as the case may be, each as in effect on the date that such Company SEC Document was filed. As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), the Company SEC Documents did not, and any Company SEC Documents filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments received from the SEC with respect to any Company SEC Documents. As of the date hereof, to the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or ongoing SEC investigation. None of the Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

3.10 Company Financial Statements; Internal Controls; Indebtedness.

(a) Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company filed with the Company SEC Documents (i) were prepared in accordance with GAAP (except as may otherwise be indicated in the notes thereto); and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of statements of operations and comprehensive loss, cash flows and stockholders’ equity for the periods then ended (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments which are not material, individually or in the aggregate). Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC). There are no unconsolidated Subsidiaries of the Company within the meaning of U.S. GAAP.

(b) Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed and maintained to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange

Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. The Company’s internal controls over financial reporting are reasonably designed and maintained to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements. The Company is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes Oxley Act to the extent applicable to the Company.

(c) Since December 31, 2021, the Company has complied in all material respects with the applicable listing and other rules and regulations of the NYSE and has not received any notice from NYSE asserting any non-compliance with such rules and regulations.

(d) Since December 31, 2021, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of any (i) material weaknesses, or significant deficiencies that in the aggregate would amount to a material weakness, identified in the management of the Company’s assessment of internal controls and (ii) any fraud that that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

3.11 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due) that would be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP or notes thereto, other than liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company SEC Documents filed prior to the date of this Agreement; (b) arising in connection with the Transactions or in connection with executory obligations under existing Contracts entered into in the ordinary course of business (none of which results from or was caused by a breach of such Contract) or applicable Law; (c) incurred in the ordinary course of business; and (d) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.12 Absence of Certain Changes.

(a) Since March 31, 2024 through the date of this Agreement, except in connection with or in contemplation of the Transactions, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business and neither the Company nor any of its Subsidiaries has taken any action that, if taken during the period from the date of this Agreement to the Effective Time, would require Parent’s consent under Section 5.2(i), (ii), (vi), (ix), (x), (xiii) and (xiv) or (xix) solely with respect to the foregoing clauses.

(b) Since December 31, 2023 through the date of this Agreement, there has not been any effect, change, development or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.13 Material Contracts.

(a) List of Material Contracts. Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts to which the Company or any of its Subsidiaries is a party.

(b) Validity. The Company has made available to Parent true and correct copies each Material Contract in effect as of the date of this Agreement, including all amendments thereto. Each Material Contract (other than any Material Contract that has expired in accordance with its terms) is valid and binding on the Company or each Subsidiary of the Company that is a party thereto and is in full force and effect, except where the failure to be valid and binding and in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where the failure to fully perform would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since December 31, 2021, neither the Company nor any of its Subsidiaries have received any written notice or, to the Company’s Knowledge, other communication regarding any actual or alleged violation, breach of or default under, intention to cancel or adversely modify in any material respect, any Material Contract, other than any such violation, breach or default, or intention to modify or cancel which would not reasonably be expected to have a Company Material Adverse Effect.

3.14 Real Property. The Company and its Subsidiaries do not own any real property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries have a good and valid leasehold interest in all real property leased, licensed, subleased or otherwise used by the Company and its Subsidiaries (the “Leased Real Property”), free and clear of all liens (except for Permitted Liens); (b) each lease, license, sublease and occupancy agreement (each, a “Lease”) with respect to the Leased Real Property, is valid and binding on the Company or its Subsidiaries and is in full force and effect and, to the Knowledge of the Company, valid and binding on, and enforceable against, the other parties thereto; (c) neither the Company nor any of its Subsidiaries is in breach or default under any of the Leases, beyond any applicable grace periods; and (d) all buildings, plants, improvements and structures comprising any part of the Leased Real Property are in suitable working condition and repair for use in the ordinary course of business, ordinary wear and tear and scheduled maintenance excepted. Section 3.14 of the Company Disclosure Letter sets forth a true and complete list of all (i) Leased Real Property with an aggregate annual rent of $500,000 or greater and (ii) all agreements pursuant to which the Company or any of its Subsidiaries has granted rights to any other Person to sublease, use, occupy or purchase any Leased Real property or any portion thereof or interest therein (each a “Sublease”). Since December 31, 2021, the Company has not received written notice of any threatened condemnation proceeding with respect to any of the Leased Real Property. The Company has made available to Parent true and complete copies of each Lease and Sublease.

3.15 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are and have been, since December 31, 2021, in compliance with all applicable Environmental Laws and Environmental Permits, (ii) no written notice of violation of, or liability arising under, any Environmental Law has been received by the Company or any of its Subsidiaries, the substance of which has not been resolved, (iii) no Legal Proceeding is pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries under any Environmental Law, and (iv) there has been no release or disposal of, contamination by, or exposure of any Person to Hazardous Substances (including by the Company or any of its Subsidiaries on Leased Real Property owned or operated by the Company or any of its Subsidiaries) so as to give rise to any liabilities of or for the Company or its Subsidiaries pursuant to any Environmental Laws.

3.16 Intellectual Property.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a true and complete list of all Company Registered Intellectual Property as of the date hereof. The Company has maintained all Company Registered Intellectual Property in the ordinary course consistent with reasonable business practices and such items are subsisting, valid and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or any of its Subsidiaries, as applicable, exclusively owns all material Company Intellectual Property, free and clear of all liens other than Permitted Liens, and is licensed or otherwise possesses adequate rights to use, all material Intellectual Property, used in their respective businesses as currently conducted, free and clear of all liens other than Permitted Liens; provided, however, that the representation and warranty in this Section 3.16(b) shall not constitute or be deemed or construed as any representation or warranty with respect to infringement, misappropriation or violation by the Company or any of its Subsidiaries of any Intellectual Property of any third party, which is addressed in Section 3.16(d) below.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened Legal Proceedings by any Person against the Company or any of its Subsidiaries alleging infringement, misappropriation or violation by the Company or any of its Subsidiaries of any Intellectual Property of such Person or challenging the ownership, validity or enforceability of any Company Intellectual Property.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the conduct of the business of the Company or any of its Subsidiaries as currently conducted does not infringe, misappropriate or violate any Intellectual Property of any Person and (ii) to the Knowledge of the Company, no Person is infringing, misappropriating or violating any Company Intellectual Property.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has licensed, distributed or made available any software that incorporates, is derived from or links to any “open source” or similar software in any manner that requires such entities to license or make available any proprietary source code included in the Company Intellectual Property under the circumstances; (ii) no Person (other than their employees and service providers under reasonable confidentiality arrangements) has possession of or the contingent right to possess any such proprietary source code of the Company or its Subsidiaries; and (iii) all Persons who created or invented any material Company Intellectual Property for the Company or its Subsidiaries have assigned in writing to the Company or its Subsidiaries all of their rights in same that do not vest initially in such entities by operation of Law.

3.17 Tax Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) Each of the Company and its Subsidiaries have timely filed (taking into account valid extensions) all Tax Returns required to be filed by it, all such Tax Returns were true, correct and complete, each of the Company and its Subsidiaries has timely paid all Taxes due and payable (whether or not shown as due on such Tax Returns), and the Company and its Subsidiaries has withheld all Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Person and all such Taxes have been timely paid over to the proper Governmental Authority.

(ii) No written claim has been made by a Governmental Authority in a jurisdiction where the Company or its Subsidiaries does not file Tax Returns that such entity is or may be subject to Taxes in such jurisdiction. None of the Company and its Subsidiaries has a permanent establishment in any country other than the country of its organization, or has been, subject to income Tax in a jurisdiction outside the country of its organization, in each case, where it is required to file an income Tax Return and does not file such Tax Return.

(iii) Each of the Company and its Subsidiaries has collected all sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authorities, or has been furnished properly completed exemption certificates.

(iv) Neither the Company nor any of its Subsidiaries has executed any waiver, except in connection with any ongoing Tax examination, of any statute of limitations on, or extended the period for the assessment or collection of, any Tax, in each case that has not since expired.

(v) No audits, disputes, investigations, claims, examinations or proceedings with respect to Taxes of the Company or any of its Subsidiaries are presently in progress or have been threatened in writing.

(vi) Neither the Company nor any of its Subsidiaries (A) is a party to or bound by, or currently has any liability pursuant to, any Tax sharing, allocation or indemnification agreement, other than any such agreement entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; (B) has any liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or as a transferee or successor, by contract or otherwise; or (C) is, or has been, a member of a group (other than a group the common parent of which is the Company) filing a consolidated, combined, affiliated, unitary or similar income Tax Return.

(vii) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period or portion thereof beginning after the Closing Date as a result of (i) a change in method of, or use of an improper method of, accounting occurring prior to the Closing, (ii) an installment sale or open transaction arising prior to the Closing, (iii) a prepaid amount received, or paid, or deferred revenue accrued outside the ordinary course prior to the Closing, (iv) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax Law) executed prior to the Closing, or (v) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code.

(viii) Other than Permitted Liens, there are no liens with respect to Taxes upon any assets of the Company or its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2).

(c) Section 3.17(c) of the Company Disclosure Letter sets forth the U.S. federal income Tax classification of each of the Subsidiaries of the Company as of the date hereof, and indicates all entities for which an election has been made under Treasury Regulation § 301.7701-3 within sixty (60) months of the date hereof.

(d) Since December 31, 2021, neither the Company nor any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(e) The Company has not been a United States real property holding company within the meaning of Section 897(c)(2) of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code.

3.18 Employee Benefits.

(a) Employee Plans. Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of all material Employee Plans. With respect to each material Employee Plan, the Company has provided or made available to Parent current, accurate and complete copies of: (i) the current plan document and any amendment thereto (or, with respect to any such plan that is not in writing, a written description of the material terms thereof); (ii) any related trust agreements or other funding arrangements with respect to any Employee Plan currently in effect and any amendment thereto; (iii) the current summary plan description and all summaries of material modification thereto; (iv) for the most recent plan year, the Form 5500, annual reports, financial statements and/or actuarial reports; and (v) the most recent U.S. Internal Revenue Service determination, opinion or advisory letter.

(b) Absence of Certain Plans. None of the Company, nor any of its Subsidiaries maintains, sponsors or participates in, or contributes to or is required to contribute to, or has any liability (contingent or otherwise and including on account of an ERISA Affiliate) or obligation with respect to, (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA), (iii) a plan that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, (iv) any funded welfare benefit plan within the meaning of Section 419 of the Code, or (v) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(c) Compliance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Employee Plan has been maintained, funded, operated and administered in accordance with its terms and with all applicable Law, including the applicable provisions of ERISA and the Code. Each Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code has received a favorable determination letter, or may rely on a favorable opinion letter, issued by the U.S. Internal Revenue Service, and, to the Knowledge of the Company, no events have occurred that would reasonably be expected to result in the revocation of the qualified status of any such Employee Plan.

(d) Employee Plan Legal Proceedings. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no Legal Proceedings pending or, to the Knowledge of the Company, as of the date of this Agreement, threatened on behalf of or against any Employee Plan, other than routine claims for benefits.

(e) No Welfare Benefit Plan. No Employee Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA) provides post-termination or retiree life insurance or health benefits to any person, except as may be required by Section 4980B of the Code or any similar Law.

(f) No Acceleration. Except as set forth in Section 3.18(f) of the Company Disclosure Letter, the execution and delivery of this Agreement, stockholder or other approval hereof or the consummation of the Merger will not, either alone or in combination with another event, (i) entitle any current employee, director, officer or other individual service provider of the Company or any of its Subsidiaries to material severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount, of compensation due to any current or former employee, director, officer or other individual service provider of the Company or any of its Subsidiaries, (iii) directly or indirectly require the Company to transfer or set aside any assets to fund any benefits under any Employee Plan, or (iv) limit or restrict the right to merge, amend, terminate or transfer the assets of any Employee Plan on or following the Effective Time. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, director, officer or other individual service provider of the Company or any of its Subsidiaries for any Tax incurred by such individual under Section 409A or Section 4999 of the Code.

(g) Neither the execution and delivery of this Agreement nor the consummation of the Transactions shall result in any payment or benefit made by the Company or any of its Subsidiaries to be characterized as a parachute payment within the meaning of Section 280G of the Code, except as set forth in Section 3.18(g) of the Company Disclosure Letter.

(h) Foreign Employee Plans. Section 3.18(h) of the Company Disclosure Letter lists each material Employee Plan that is maintained outside the jurisdiction of the United States and covers any employee residing or working primarily outside the United States (such Employee Plans, the “Foreign Employee Plans”). Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (i) each Foreign Employee Plan which, under the applicable Law of any jurisdiction outside of the United States, is required to be registered or approved by any Governmental Authority, has been so registered and approved and has been maintained in good standing with applicable requirements of such Governmental Authority, (ii) if intended to qualify for special Tax treatment, there are no existing circumstances or events that have occurred that could reasonably be expected to affect adversely the special Tax treatment with respect to such Foreign Employee Plans, and (iii) each Foreign Employee Plan that is intended to be funded and/or book reserved is funded and/or book reserved, as appropriate, based on reasonable actuarial assumptions.

3.19 Labor Matters.

(a) Section 3.19 of the Company Disclosure Letter sets forth the collective bargaining agreements or works council Contracts to which the Company or any of its Subsidiaries is a party as of the date of this Agreement. To the Knowledge of the Company, since December 31, 2021, there have been no proceedings of any labor union to organize any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries. Since December 31, 2021, there have been no strikes, lockouts, slowdowns, or work stoppages or any other material labor disputes by employees against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened in writing directly against the Company or any of its Subsidiaries, except where such strike, lockout, slowdown or work stoppage would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and since December 31, 2021, have been, in material compliance with all applicable Laws pertaining to the employment of their employees, including all such Laws relating to wages, hours, classification of employees as overtime exempt, classification of independent contractors, work authorization, fair employment practices, equal employment opportunities, prohibited discrimination and other similar employment activities.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are, and since December 31, 2021, there have been no, material Legal Proceedings brought or filed by or with any Governmental Authority in connection with the employment of any employee, applicant or former employee of the Company or any of its Subsidiaries, to the Knowledge of the Company, no such material Legal Proceedings have been threatened in writing.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2021, no material allegations of sexual or other harassment have been made by or against any director, officer or employee of the Company or any of its Subsidiaries to the Human Resources Department of the Company or its Subsidiaries, and neither the Company nor any of its Subsidiaries has entered into any settlement, consent decree or other agreement resolving such allegations.

3.20 Compliance with Laws.

(a) The Company and each of its Subsidiaries is, and since December 31, 2021 has been, in compliance with all Laws that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations or ownership of any of the respective properties, rights or assets of the Company and its Subsidiaries, except for such noncompliance that would not reasonably be expected to, individually or in the aggregate, (i) have a Company Material Adverse Effect or (ii) prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have all Governmental Authorizations necessary for the ownership and operation of its business as presently conducted, and each such Governmental Authorization is in full force and effect; (ii) the Company and its Subsidiaries are, and since December 31, 2021 have been, in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses; and (iii) since December 31, 2021, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization, the substance of which has not been resolved.

3.21 Data Privacy.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries comply with applicable Laws and Privacy Requirements regarding (i) the collection, use, processing and disclosure of Personal Data and (ii) the use of artificial intelligence and similar technologies, and in each case, there are no pending, or to the Knowledge of the Company threatened Legal Proceedings by any Person alleging otherwise.

(b) Except as would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2021, (i) no material security incident or breach (including data breaches) has occurred whereby there has been (A) unauthorized access to any IT System owned by the Company or its Subsidiaries or used by the Company and its Subsidiaries to store or process data (including Personal Data) (“Company IT Systems”), or (B) any breach of Personal Data possessed or used by the Company, except in each case (A) and (B), for incidents or breaches that were resolved without material cost, liability or the requirement by Law or Contract to notify any Person, (ii) to the Knowledge of the Company, no such Company IT System has been infected by any software, virus or other malware or contains other defects or corruptants and (iii) neither the Company nor any of its Subsidiaries has notified or been required under Law or Contract to notify any third party of any such security incident or breach.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries take, and since December 31, 2021 have taken, reasonable measures to protect (i) their material trade secrets and confidential information and (ii) the integrity, redundancy, continuous operation, and security of all Company IT Systems to the extent controlled by the Company or its Subsidiaries (and all data, including Personal Data, contained therein or processed thereby).

3.22 Legal Proceedings; Orders.

(a) No Legal Proceedings. Except as would not reasonably be expected to, individually or in the aggregate, (i) have a Company Material Adverse Effect or (ii) prevent, materially delay or materially impair the ability of the Company to consummate the Transactions and other than any Transaction Litigation brought after the date hereof, there are no, and since December 31, 2021 there have been no, Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or affecting the properties, rights or assets of the Company or any of its Subsidiaries.

(b) No Orders. Except as would not reasonably be expected to, individually or in the aggregate, (i) have a Company Material Adverse Effect or (ii) prevent, materially delay or materially impair the ability of the Company to consummate the Transactions, neither the Company nor any of its Subsidiaries or any of their respective rights, properties or assets is subject to any judgment, order, writ, injunction, decree or award of any Governmental Authority (an “Order”).

3.23 Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company and its Subsidiaries and any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of the Company and its Subsidiaries. All such insurance policies (i) are in full force and effect, (ii) all premiums due thereon have been paid in full and (iii) no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder, except for such defaults that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since December 31, 2021, neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, other communication regarding any actual or possible: (a) cancellation or invalidation of any such insurance policy or (b) refusal of any coverage or rejection of any material claim under any such insurance policies.

3.24 Anti-Corruption, Anti-Money Laundering and Sanctions Compliance.

(a) None of the Company, any of its Subsidiaries, any officer, director or employee or, to the Knowledge of the Company and when acting on behalf of the Company or its Subsidiaries, any agent or other Person has, since December 31, 2019, offered, promised, provided, or authorized the provision of any money, property, or other thing of value, directly or indirectly, to any Person to improperly influence official action or secure an improper advantage in violation of Anti-Corruption Laws, nor has otherwise violated any Anti-Corruption Laws.

(b) Neither the Company nor any of its Subsidiaries, nor any director, officer, employee, nor, to the Knowledge of the Company, any agent, or other Person acting on behalf of the Company or any of its Subsidiaries, is a Sanctioned Party nor since December 31, 2019 has engaged in, nor is now engaged in, any dealings or transactions with or for the benefit of any Sanctioned Party in violation of Sanctions, nor has otherwise violated Sanctions.

(c) Neither the Company nor any of its Subsidiaries has since December 31, 2019 engaged in, nor is now engaged in, any dealings or transactions with or for the benefit of any Person located, organized, or ordinarily resident in any Sanctioned Jurisdiction, in each case directly or, to the Company’s Knowledge, indirectly, including through any of their distributors, agents or other persons acting on their behalf, in violation of Sanctions.

(d) Neither the Company nor any of its Subsidiaries has since December 31, 2019 violated or is in violation of any Anti-Money Laundering Laws.

(e) Since December 31, 2019, the Company and its Subsidiaries have obtained all material export licenses and permissions as required by, and otherwise have operated, and are presently, in compliance with the Export Control Laws.

(f) Neither the Company nor any of its Subsidiaries is party to any actual or threatened legal proceedings or outstanding enforcement action relating to any breach or suspected breach of Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions, or Export Control Laws.

3.25 Brokers. Except for the financial advisors set forth in Section 3.25 of the Company Disclosure Letter, there is no financial advisor, investment banker, broker, finder or agent that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Transactions.

3.26 Company Information. The information supplied or to be supplied by the Company for inclusion in the Information Statement (including any amendment or supplement thereto), at the time the Information Statement (and any amendment or supplement thereto) is first filed with the SEC and at the time it is first mailed to the Company Stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein. The Information Statement (and any amendment or supplement thereto) will, on the date it is first filed with the SEC and at the time it is first mailed to the Company Stockholders, comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder.

3.27 Affiliated Party Transactions. Since December 31, 2022, there have been no transactions, or series of related transactions, agreements, arrangements or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, that would be required to be disclosed under Item 404(a) of Regulation S-K that have not been otherwise disclosed in the Company Reports filed prior to the date hereof, in each case, other than any such transactions, or series of related transactions, agreements, arrangements or understandings with Parent, Merger Sub or their respective Affiliates. Other than pursuant to (i) any D&O Indemnification Agreements, (ii) the indemnification obligations in the Organizational Documents of the Company and its Subsidiaries as of the date hereof and made available to Parent and (iii) the D&O Insurance, the Company has no indemnification or exculpation obligations with respect to any Company Stockholder or any Affiliate of the Company or any or Affiliate, director, officer or employee of any of the foregoing.

3.28 No Other Representations or Warranties. Except for the representations and warranties expressly made by the Company in this Article III or in any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to the Company any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise), notwithstanding the delivery or disclosure to the Parent and Merger Sub or any of their Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent, Merger Sub or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate, or budget relating to the Company, any of its Subsidiaries or their respective businesses or (b) except for the representations and warranties made by the Company in this Article III or in any certificate delivered pursuant to this Agreement, any oral or written information presented to Parent, Merger Sub or any of their respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except, subject to the terms of Section 9.13, as set forth in the disclosure letter delivered by Parent to the Company on the date of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization; Good Standing. Parent (a) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization; and (b) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Neither Parent nor Merger Sub is in violation of its Organizational Documents.

4.2 Corporate Power; Enforceability. Each of Parent and Merger Sub has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its obligations hereunder; and (c) subject to receipt of the written consent contemplated by Section 6.16, consummate the Transactions. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

4.3 Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective obligations hereunder, and, subject to receipt of the written consent contemplated by Section 6.16, the consummation of the Transactions do not (a) violate or conflict with any provision of the Organizational Documents of Parent or Merger Sub; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any Contract or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound; (c) assuming the Governmental Authorizations referred to in Section 4.4 are obtained, violate or conflict with any Law applicable to Parent or Merger Sub; and (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.4 Requisite Governmental Approvals. No Governmental Authorization is required on the part of Parent, Merger Sub or any of their Affiliates in connection with (a) the execution and delivery of this Agreement by each of Parent and Merger Sub; (b) the performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions by Parent and Merger Sub, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act and the applicable foreign Antitrust Laws set forth on Section 4.4(b)(iii) of the Parent Disclosure Letter; (iv) filings required under the applicable Foreign Investment Laws set forth on Section 4.4(b)(iv) of the Parent Disclosure Letter and (v) such other Governmental Authorizations the failure of which to obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.5 Reserved.

4.6 Legal Proceedings; Orders.

(a) No Legal Proceedings. As of the date hereof, there are no Legal Proceedings pending or, to the knowledge of Parent, threatened against Parent or Merger Sub that would, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) No Orders. As of the date hereof, neither Parent nor Merger Sub is subject to any Order of any kind or nature that would prevent or materially delay the consummation of the Transactions or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

4.7 Ownership of Company Common Stock. As of the date hereof, neither Parent, Merger Sub nor any of their respective Affiliates (a) beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any Company Common Stock; or (b) have any rights to acquire, directly or indirectly, any shares of Company Common Stock except pursuant to this Agreement.

4.8 Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their Affiliates who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission by the Company or any of its Subsidiaries prior to the Closing in connection with the Merger.

4.9 Operations of Parent and Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time, Parent and Merger Sub shall not have engaged in any other business activities and shall not have incurred liabilities or obligations other than as contemplated by the Commitment Letters and this Agreement. Parent owns beneficially and of record all of the outstanding capital stock and other equity and voting interest in, Merger Sub free and clear of all liens.

4.10 No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement or the Merger. The adoption of this Agreement by the affirmative vote or consent of Parent is the only vote or consent of the holders of the capital stock of, or other equity interest in, Merger Sub necessary under applicable Law or its Organizational Documents.

4.11 Guarantee. Concurrently with the execution of this Agreement, Guarantor has delivered to the Company a true, correct and complete copy of the Guarantee, duly executed by Guarantor in favor of the Company. As of the date of this Agreement, the Guarantee is in full force and effect and constitutes a legal, valid and binding obligation of Guarantor, enforceable against it in accordance with its terms. As of the date of this Agreement, no event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default or breach or failure to satisfy a condition on the part of Guarantor under the Guarantee.

4.12 Financing.

(a) Commitment Letters. As of the date of this Agreement, Parent has delivered to the Company true, correct and complete copies of (i) an executed equity commitment letter, dated as of the date of this Agreement, between Parent and Guarantor (the “Equity Commitment Letter”) pursuant to which Guarantor has committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein for the purpose of, among other things, funding a portion of the aggregate value of the Merger (the “Equity Financing”); and (ii) an executed debt commitment letter, dated as of the date of this Agreement, from the Debt Financing Sources party thereto (including all related exhibits, schedules, annexes, supplements and term sheets thereto, and including any related Fee Letter as described below, as each of the foregoing may be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived from time to time after the date of this Agreement in compliance with Section 6.4, the “Debt Commitment Letters” and, together with the Equity Commitment Letter, the “Commitment Letters”) pursuant to which the Debt Financing Sources party thereto have committed, subject solely to the terms and conditions thereof, to lend the amounts set forth therein for the purposes of, among other things, funding a portion of the aggregate consideration for the Merger and fees and expenses incurred in connection with the Merger (including the repayment, prepayment or discharge of the Company Credit Agreement) (the “Debt Financing” and, together with the Equity Financing, the “Financing”). Parent has also delivered to the Company a true, correct and complete copy of any fee letter (which may be redacted solely as to fee amounts, yield or interest rate or other price caps, original issue discount amounts, successful syndication levels, other economic terms, and, if applicable, the economic “market flex” terms, so long as no redaction covers terms that would adversely affect conditionality, availability or termination of the aggregate committed amount of the Debt Financing necessary to fund the Required Amount on the Closing Date) in connection with the Debt Commitment Letters (as may be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived from time to time after the date of this Agreement in compliance with Section 6.4, any such letter, a “Fee Letter”). The Equity Commitment Letter provides that the Company has express third party beneficiary rights solely to the extent expressly set forth therein.

(b) No Amendments. As of the date of this Agreement, (i) the Commitment Letters have not been amended or modified; (ii) no such amendment or modification is contemplated (other than as set forth in the Fee Letter with respect to market flex rights and/or to add additional lenders, arrangers, bookrunners, syndication agents and similar entities who had not executed the Debt Commitment Letters or the Fee Letter or to effectuate the exercise of other placement rights described therein); and (iii) to the knowledge of Parent, the respective commitments contained therein have not been withdrawn, terminated, replaced or rescinded in any respect and no such withdrawal, termination, replacement (other than to add additional lenders, arrangers, bookrunners, syndication agents and similar entities who had not executed the Debt Commitment Letters or the Fee Letter or to effectuate the exercise of other placement rights described therein) or rescission is contemplated. As of the date hereof, there are no other Contracts, agreements, side letters or arrangements to which Parent, Merger Sub or, to the knowledge of Parent, any of their respective Affiliates is a party relating to the availability or conditionality of the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in the Commitment Letters and any Fee Letters.

(c) Sufficiency of Financing. Assuming satisfaction or waiver of the conditions set forth in Sections 7.1 and 7.2, the aggregate proceeds of the Financing, when funded in accordance with the Commitment Letters, is sufficient to (i) pay the aggregate Per Share Price and aggregate Vested Equity Award Consideration in connection with the Merger; (ii) repay, prepay or discharge (after giving effect to the Merger) the principal of and interest on, Indebtedness contemplated to be repaid by the Debt Commitment Letter, including Company Indebtedness; and (iii) pay all fees and expenses required to be paid at the Closing by the Company, Parent or Merger Sub in connection with the Merger and the Financing and due on or before the Closing Date pursuant to the terms of this Agreement (the aggregate amount described in the foregoing clauses (i) through (iii), the “Required Amount”).

(d) Validity. As of the date of this Agreement, the Commitment Letters (in the forms delivered by Parent to the Company) are in full force and effect and constitute the legal, valid and binding obligations of Parent and, to the knowledge of Parent, the other parties thereto (including, with respect to the Equity Commitment Letter, Guarantor), as applicable, enforceable against Parent and, to the knowledge of Parent, the other parties thereto, as applicable, in accordance with their terms, subject to the Enforceability Exceptions. As of the date hereof, other than as expressly set forth in the Commitment Letters, there are no conditions precedent or other contingencies related to the funding of the full proceeds of the Financing on the Closing Date pursuant to any agreement relating to the Financing to which Guarantor, Parent, Merger Sub or, to the knowledge of Parent, any of their respective Affiliates is a party. As of the date of this Agreement, no event has occurred that, with or without notice or lapse of time or both, would, or would reasonably be expected to, (A) constitute a default or breach on the part of Parent or, to the knowledge of Parent, any of the other parties thereto pursuant to the Commitment Letters; (B) result in the failure of any condition to the Financing, assuming the satisfaction of each of the conditions to Closing set forth in Sections 7.1 and 7.2 of this Agreement; or (C) otherwise result in any portion of the Financing to be unavailable or delayed, assuming the satisfaction of each of the conditions to Closing set forth in Sections 7.1 and 7.2 of this Agreement. As of the date of this Agreement assuming the satisfaction of each of the conditions to Closing set forth in Sections 7.1 and 7.2 of this Agreement, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of the Financing to be satisfied by it on or before the Closing Date. As of the date of this Agreement, Parent has fully paid, or caused to be fully paid, all commitment or other fees that are due and payable on or prior to the date of this Agreement pursuant to the terms of the Commitment Letters.

4.13 Stockholder and Management Arrangements. As of the date hereof, none of Guarantor, Parent or Merger Sub or any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other express understandings (whether or not binding) (a) with any Company Stockholder or any director, officer or employee of the Company or any of its Subsidiaries relating to (i) this Agreement or the Merger (except for any Contracts, arrangements or understandings with equity financing sources in connection with financing any portion of the Merger) or (ii) the Surviving Corporation or any of its Subsidiaries, or their businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which any (i) Company Stockholder or any director, officer or employee of the Company or any of its Subsidiaries would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common

Stock (including through any “roll-over” of existing equity in connection with the Transactions); (ii) Company Stockholder or any director, officer or employee of the Company or any of its Subsidiaries has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) director, officer or employee of the Company or any of its Subsidiaries has agreed to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

4.14 Solvency. As of the Effective Time and immediately after giving effect to the Merger (including the payment of all amounts payable at Closing pursuant to Article II in connection with or as a result of the Merger and all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith, and all other payments constituting the Required Amount), and assuming (i) the representations and warranties in Article III are true and correct in all material respects (without giving effect to any knowledge, materiality or “Company Material Adverse Effect” qualification or exception), (ii) the satisfaction or waiver of the conditions to Parent and Merger Sub’s obligations to consummate the Closing set forth in Sections 7.1 and 7.2, and (iii) immediately prior to the Effective Time, the Company is Solvent, (a) the amount of the “fair saleable value” of the assets of the Surviving Corporation and its Subsidiaries (on a consolidated basis) will exceed (i) the value of all liabilities of the Surviving Corporation and such Subsidiaries (on a consolidated basis), including contingent and other liabilities; and (ii) the amount that will be required to pay the probable liabilities of the Surviving Corporation and its Subsidiaries (on a consolidated basis) on their existing debts (including contingent liabilities) as such debts become absolute and matured; (b) the Surviving Corporation and its Subsidiaries (on a consolidated basis) will not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged; and (c) the Surviving Corporation and its Subsidiaries (on a consolidated basis) will be able to pay their liabilities, including contingent and other liabilities, as they mature (clauses (a) through (b), “Solvent”). No transfer of property is being made by Parent, Merger Sub, the Surviving Corporation or any their respective Subsidiaries (or is contemplated being made) and no obligation is being incurred (or is contemplated being incurred) by Parent, Merger Sub, the Surviving Corporation or any of their respective Subsidiaries in connection with the Transactions (or any series of related transactions or any other transactions in close proximity with the Transactions) (x) with the intent to hinder, delay or defraud either present or future creditors of the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries, (y) that could reasonably be expected to render the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries insolvent or (z) that as of the date hereof, is reasonably expected to have a material adverse effect on the long term financial sustainability of the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries.

4.15 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts, and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, and other forward-looking statements, as well as in such business and strategic plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, or business plans), and that, except for the representations and warranties expressly set forth in Article III or in any certificate delivered pursuant to this Agreement, Parent and Merger Sub have not relied on such information or on any other representation or warranty (express or implied), memorandum, presentation or other materials or information provided by or on behalf of the Company and will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto or any rights hereunder with respect thereto, except pursuant to the express terms of this Agreement, including on account of a breach of any of the representations, warranties, covenants, or agreements set forth herein. Without limiting the generality of the foregoing, Parent and Merger Sub each acknowledges and agrees that neither the Company nor any other Person makes or has made any representations or warranties with respect to any estimates, projections, forecasts, or other forward-looking information made available to Parent, Merger Sub or any of their respective Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions).

4.16 Parent and Merger Sub Information. The written information supplied (including by email) or to be supplied by Parent or Merger Sub specifically for inclusion in the Information Statement will not, at the time the Information Statement (and any amendment or supplement thereto) is first filed with the SEC and at the time it is first disseminated to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.17 No Other Representations or Warranties. Except for the representations and warranties expressly made by Parent and Merger Sub in this Article IV or in any certificate delivered pursuant to this Agreement, none of Parent, Merger Sub or any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to Parent or Merger Sub or their Affiliates or their respective business, operations, assets, liabilities, condition (financial or otherwise), notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Except for the representations and warranties expressly set forth in Article III or in any certificate delivered pursuant hereto, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, makes or has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent, Merger Sub or any of their respective Representatives or any information developed by Parent, Merger Sub or any of their respective Representatives.

ARTICLE V

INTERIM OPERATIONS OF THE COMPANY

5.1 Affirmative Obligations. Except (a) as expressly contemplated by this Agreement, (b) as set forth in Section 5.2 of the Company Disclosure Letter, (c) as required by applicable Law, or (d) as approved by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed) during the period from the execution and delivery of this Agreement until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to (i) conduct its business in all material respects in the ordinary course of business, and (ii) preserve intact in all material respects its business organization, properties, rights and assets and relationships with and goodwill with its key employees, material customers, suppliers, landlords, Governmental Authorities and other Persons having material business relationships with the Company or its Subsidiaries; provided, that in no event will any failure by the Company or its Subsidiaries to take any action because it is or would be restricted by Section 5.2 be deemed or otherwise result in a breach of this Section 5.1.

5.2 Forbearance Covenants. Except (a) as expressly contemplated by this Agreement, (b) as set forth in the Company Disclosure Letter, (c) as required by applicable Law or (d) as approved by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed) during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries, to:

(i) amend, repeal or otherwise modify any provision of the Organizational Documents of the Company or any of its Subsidiaries, except for immaterial amendments to such Organizational Documents of the Company’s Subsidiaries;

(ii) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(iii) issue, sell, deliver or agree or commit to issue, sell or deliver any Company Securities, except with respect to, and upon the vesting or settlement of, in accordance with the terms of the applicable award agreements under the Company Stock Plans or Employee Plan, as applicable, Company RSUs or Company PSUs, in each case, in effect on the date of this Agreement;

(iv) except for transactions solely among the Company and its Subsidiaries or solely among the Subsidiaries of the Company, reclassify, split, reverse stock split, adjust, combine, merge, subdivide or redeem, repurchase, purchase or otherwise acquire or amend the terms of, directly or indirectly, any of its capital stock or other equity or voting interest, other than (x) the withholding of shares of Company Common Stock to satisfy Tax obligations incurred in connection with the vesting and settlement of Company RSUs or Company PSUs, and (y) the acquisition by the Company of Company RSUs and Company PSUs in connection with the forfeiture of such awards, in each case in accordance with their terms;

(v) (A) declare, authorize, set aside, make or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, except for cash dividends or distributions paid by any wholly-owned Subsidiary of the Company to the Company or to any other wholly-owned Subsidiary of the Company solely to the extent in the ordinary course of business consistent with past practice or (B) pledge or encumber any shares of its capital stock or other equity or voting interest;

(vi) (A) incur, assume, endorse, modify the terms of, guarantee, or otherwise become liable for any Indebtedness, except (w) borrowings in the ordinary course of business under the Company Credit Agreement, (x) guarantees or credit support provided by the Company or any of its Subsidiaries of the obligations of the Company or any of its Subsidiaries to the extent such indebtedness is in existence on the date of this Agreement or incurred in compliance with this Section 5.2(vi), (y) the incurrence of any additional Indebtedness for borrowed money in an amount not to exceed $5 million in the aggregate and (z) any indebtedness among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries or (B) enter into any swap or other hedging arrangement;

(vii) except as required by applicable Law or required pursuant to any Employee Plan in effect on the date of this Agreement and set forth on Section 3.18(a) of the Company Disclosure Letter, (A) enter into, adopt, amend, modify in any material respect or terminate any material Employee Plan (or any plan, agreement, program, policy or other arrangement that would be a material Employee Plan if in existence on the date hereof); (B) increase the compensation of any employee, director, officer or other individual service provider of the Company or any of its Subsidiaries, except, in the case of each of clauses (A) and (B), (1) implementing merit- or market-based increases to base salaries or hourly wage rates (and corresponding target bonus opportunities) in the ordinary course of business consistent with past practice for any employee, director, officer or other individual service provider of the Company or any of its Subsidiaries with annual base compensation at or below $250,000 and as set forth on Section 5.2(vii) of the Company Disclosure Letter; (2) in conjunction with annual renewal or plan design changes for the Employee Plans that provide health or welfare benefits that are made in the ordinary course of business and do not materially increase the cost to the Company and its Subsidiaries; or (3) in conjunction with new hires, promotions and changes in job position or status of any current employee or other service provider, consistent with past practice for any employee, director, officer or other individual service provider of the Company or any of its Subsidiaries (or who would be an employee, director, officer or other individual service provider) with annual base compensation at or below $250,000 and in accordance with Section 5.2(vii) of the Company Disclosure Letter; (C) grant or provide any severance or termination payments or benefits to any employee, director, officer or other individual service provider of the Company or any of its Subsidiaries with annual base compensation in excess of $250,000; (D) hire or terminate (other than for cause) the employment or services of any employee, director, officer or other individual service provider who has (or upon hire would be expected to have) an annual base compensation in excess of $250,000; (E) take any action to accelerate the vesting or payment or lapsing of restrictions, or fund or in any other way secure the payment, of material compensation or benefits under any Employee Plan; (F) make any grants under the Company Stock

Plans to any current or former employee, director, officer or individual service provider of the Company or any of its Subsidiaries; or (G) grant to any current or former employee, director, officer or individual service provider of the Company or any of its Subsidiaries any right to reimbursement, indemnification or payment for any Taxes incurred under Section 409A or Section 4999 of the Code;

(viii) settle any Legal Proceeding, claim or other action (i) granting any injunctive or other equitable relief or containing any admission of wrongdoing or violation of Law by the Company or any of its Subsidiaries or (ii) for an amount in excess of $250,000 individually or $1,000,000 in the aggregate other than (x) any settlement where the amount paid or to be paid by the Company or any of its Subsidiaries is fully covered by insurance coverage maintained by the Company or any of its Subsidiaries and such insurer has agreed to cover such settlement in full (other than any applicable deductible or retention) and (y) settlements of any Legal Proceedings for an amount not more than $250,000 greater than the amount, if any, reflected or reserved in the most recent balance sheet (or the notes thereto) of the Company, and to the extent applicable, included in the Company SEC Documents relating to such Legal Proceeding;

(ix) change the Company’s or its Subsidiaries’ methods, principles or practices of financial accounting, except as required by GAAP, Regulation S-X of the Exchange Act (or any interpretation thereof), or by any Governmental Authority or applicable Law;

(x) make (other than Tax elections consistent with past practice that are made in connection with filing Tax Returns in the ordinary course of business), change or revoke any income or any other material Tax election, change any material Tax accounting period or material method of Tax accounting, file any material amended Tax Return, enter into any “closing agreement” as described in Section 7121 of the Code, settle or compromise any audit or other proceeding with respect to any material Tax claim or assessment, surrender any right to claim a refund of material Taxes, request any ruling with respect to Taxes with an applicable Governmental Authority, consent to any extension or waiver of the limitation period applicable to any material Taxes (other than an automatic extension to file Tax Returns obtained in the ordinary course of business), or enter into a voluntary disclosure or similar agreement or otherwise voluntarily disclosing information to a Governmental Authority with respect to material Taxes;

(xi) incur or commit to incur any capital expenditures other than (x) during fiscal year 2024, amounts not in excess of 110% of the capital expenditure budget for fiscal year 2024, in accordance with the capital expenditure budget for fiscal years 2024 and 2025 set forth in Section 5.2(xi) of the Company Disclosure Letter (the “Capex Budget”) and (y) during fiscal year 2025, amounts not in excess of 120% of the Capex Budget for fiscal year 2025;

(xii) (A) enter into any Contract that would be a Material Contract if in effect as of the date of this Agreement or (B) modify in any material respect, amend in any material respect, fail to renew or terminate (other than any Material Contract that has expired in accordance with its terms) or waive any material right, remedy or default under any Material Contract except, in each case of clause (A) and (B), in the ordinary course of business;

(xiii) (A) acquire any division, assets, properties, businesses or equity securities in any Person (including by merger, consolidation or acquisition of stock or assets), other than (x) in or from any wholly-owned Subsidiary of the Company, (y) supplies in the ordinary course of business or (z) acquisitions that do not exceed $1,000,000 in the aggregate; (B) make any material loans, advances or capital contributions to or investments in, any other Person (other than to (i) the Company or any of its wholly-owned Subsidiaries or (ii) advance business-related expenses to any directors, officers or employees of the Company or any of its wholly-owned Subsidiaries in the ordinary course of business and on terms materially consistent with those advances granted prior to the date hereof);

(xiv) sell, assign, transfer, lease, license, subject to a lien (other than a Permitted Lien), allow to lapse, or otherwise dispose of, any of the Company’s or its Subsidiaries’ material assets, rights or properties

(including material Company Intellectual Property) other than (x) such sales, assignments, transfers or other dispositions (A) of inventory that are in the ordinary course of business and (B) that do not have a purchase price that exceeds $1,000,000 individually or $4,000,000 in the aggregate, and (y) non-exclusive licenses to Intellectual Property granted in the ordinary course of business;

(xv) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(xvi) except where required by applicable Law or to renew existing agreements, enter into or materially modify any collective bargaining agreement or similar labor-related agreement or voluntarily recognize a labor union, works council or labor organization as the representative of any Company employee;

(xvii) effectuate or announce any “plant closing”, “mass layoff” or other workforce action which triggers the notice requirements of the WARN Act;

(xviii) make any materially adverse changes to (A) the operation or security of any material Company IT Systems, or (B) any posted privacy policy of the Company or its Subsidiaries, except in each case, as required by applicable Law;

(xix) adopt a rights plan, “poison pill” or similar agreement that is, or at the Effective Time will be, applicable to this Agreement or the Transactions; or

(xx) agree, resolve or commit to take any of the actions prohibited by this Section 5.2.

5.3 No Solicitation.

(a) Reserved.

(b) No Solicitation or Negotiation. Subject to the terms of Section 5.3(c), from the date of this Agreement and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will, and will cause its Subsidiaries and their respective directors and officers to, and shall direct and use its reasonable best efforts to cause its other Representatives to, (w) immediately cease and cause to be terminated any solicitations, discussions, communications or negotiations with any Person and its Representatives that would be prohibited by this Section 5.3(b), (x) immediately cease providing any information with respect to the Company or any Acquisition Proposal to any such Person or its Representatives, (y) immediately terminate all access granted to any such Person and its Representatives to any physical or electronic data room (or any other diligence access) and (z) promptly request that any such Person and its Representatives return to the Company or destroy any non-public information concerning the Company or its Subsidiaries that was previously furnished or made available to such Person or any of its Representatives by or on behalf of the Company in accordance with the terms of any confidentiality agreement in place with such Person, in each case, other than Parent, Merger Sub and their Representatives. Subject to the terms of Section 5.3(c), from the date of this Agreement and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries will not, will cause its Subsidiaries, and its and their respective officers and directors not to, and will direct and use its reasonable best efforts to cause any of their other respective Representatives to not, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal, inquiry or offer with respect to, that constitutes or could reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (or inquiries, proposals or offers that could reasonably be expected to lead to an Acquisition Proposal), in each case other than informing such Persons of the provisions contained in this Section 5.3; (iv) approve, endorse or recommend an Acquisition Proposal; or (v) approve, recommend or enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”). From the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will not be required to enforce, and will be permitted to waive, any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit a proposal being made to the Company Board (or any committee thereof).

(c) Superior Proposals. Notwithstanding anything to the contrary set forth in this Agreement, from the date of this Agreement and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and Parent’s receipt of the Written Consent, the Company and the Company Board (or a committee thereof) may, directly or indirectly through one or more of their Representatives, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement to any Person or such Person’s Representatives that has made, renewed or delivered to the Company a bona fide written Acquisition Proposal after the date of this Agreement that did not result from a breach of Section 5.3(b) (provided that for purposes of the first sentence of Section 5.3(b) such breach was not immaterial), that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisors and outside legal counsel) either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal and that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided, that the Company promptly (and in any event within forty-eight (48) hours) notifies Parent in writing if the Company or its Representatives has provided any non-public information concerning the Company or any of its Subsidiaries or Affiliates to any such Person or Group and, subject to applicable Law and any applicable “clean team” or similar arrangement, the Company shall provide to Parent and Merger Sub any non-public information or data that is provided to any Person given such access that was not previously made available to Parent or Merger Sub prior to or promptly (and in any event within forty-eight (48) hours) following the time it is provided to such Person.

(d) Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement but subject to compliance with this Section 5.3, until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and Parent’s receipt of the Written Consent:

(i) the Company Board (or a committee thereof) may effect a Company Board Recommendation Change in response to an Intervening Event (within the meaning of clause (A) of the definition of “Company Board Recommendation Change”) if the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company Board (or a committee thereof) shall not effect such a Company Board Recommendation Change unless:

(1) the Company has provided prior written notice to Parent at least four Business Days in advance to the effect that the Company Board (or a committee thereof) intends to effect a Company Board Recommendation Change, which notice shall specify the basis for such Company Board Recommendation Change;

(2) prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such four Business Day period, have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to allow Parent to offer such adjustments to the terms and conditions of this Agreement and the Commitment Letters in such a manner that would obviate the need to effect a Company Board Recommendation Change; and

(3) at the end of the four Business Day period and prior to taking any such action, the Company Board (or a committee thereof) has considered in good faith any such proposals by Parent to make revisions to the terms of this Agreement and the Commitment Letters, and has determined in good faith (after consultation with its financial advisors and outside legal counsel), that such Intervening Event remains in effect and the failure to effect a Company Board Recommendation Change in response to such Intervening Event would continue to be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law if such changes proposed by Parent were to be given effect; provided, that in the event of any material changes regarding any Intervening Event, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(d)(i) with respect to such new written notice, except that the advance written notice obligation set forth in Section 5.3(d)(i)(1) shall be reduced to two (2) Business Days; or

(ii) if the Company has received a bona fide written Acquisition Proposal that did not result from a breach of Section 5.3(b) (provided that for purposes of the first sentence of Section 5.3(b) such breach was not immaterial), that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Superior Proposal and the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Superior Proposal; and/or (B) cause the Company to terminate this Agreement pursuant to Section 8.1(h) in order to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal substantially concurrently with or following the termination of this Agreement; provided, however, that the Company Board (or a committee thereof) shall not take any action described in the foregoing clauses (A) or (B) unless:

(1) (i) the Company has provided prior written notice to Parent four Business Days in advance (such notice period, including any extension thereto in accordance with this Section 5.3(d)(ii)(1), the “Notice Period”) to the effect that the Company Board (or a committee thereof) intends to take the actions described in clauses (A) or (B) of Section 5.3(d)(ii), including the identity of the Person or Group making such Superior Proposal (except to the extent prohibited by the terms of an Acceptable Confidentiality Agreement entered into prior to the date of this Agreement), the material terms thereof and copies of all material relevant agreements relating to such Superior Proposal (including any Alternative Acquisition Agreements); and (ii) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Notice Period, have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to allow Parent to offer such adjustments to the terms and conditions of this Agreement and the Commitment Letters in such a manner that would obviate the need to effect a Company Board Recommendation Change or termination; provided, that in the event of any material modifications to such Superior Proposal (it being understood that any change to the financial terms of such proposal shall be deemed a material modification), the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(d)(ii)(1) with respect to such new written notice, it being understood that the “Notice Period” in respect of such new written notice will be two Business Days; and

(2) at the end of the Notice Period and prior to taking any such action, the Company Board has considered in good faith any such proposals by Parent to make revisions to the terms of this Agreement and the Commitment Letters, and has determined in good faith (after consultation with its financial advisors and outside legal counsel), that (x) such Acquisition Proposal continues to constitute a Superior Proposal and (y) the failure to take such action would continue to be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law if such changes proposed by Parent were to be given effect.

(e) No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as permitted by Section 5.3(d) or Section 5.3(g), the Company Board shall not:

(i) (A) withhold, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, the Company Board Recommendation in a manner adverse to Parent in any material respect; (B) authorize, adopt, approve or recommend to the Company Stockholders an Acquisition Proposal; (C) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9 under the Exchange Act, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within ten Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer or (D) resolve, agree or publicly propose to do any of the foregoing (any action described in clauses (A) through (D), a “Company Board Recommendation Change”); provided that, for the avoidance of doubt, none of (1) the factually accurate disclosure by the Company of the receipt of an Acquisition Proposal, (2) the determination by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes or could reasonably lead to a Superior Proposal; (3) the public disclosure by the Company of such determination; or (4) the delivery by the Company to Parent of any notice contemplated by Section 5.3(d) will constitute a Company Board Recommendation Change; or

(ii) cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement, or authorize, approve, adopt or recommend any Alternative Acquisition Agreement.

(f) Notice. From the date of this Agreement and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall as promptly as reasonably practicable (and, in any event, within forty-eight (48) hours) notify Parent if any Acquisition Proposal or any offer, inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal are received by the Company or any of its Representatives. Such notice must include (i) the identity of the Person or Group making such Acquisition Proposal, offer, inquiry or proposal (except to the extent prohibited by the terms of an Acceptable Confidentiality Agreement entered into prior to the date hereof); and (ii) a summary of the material terms and conditions of any such Acquisition Proposal, offer, inquiry or proposal. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis, of the status and terms of any such Acquisition Proposal or offer, inquiry or proposal (including any amendments or other changes thereto) and the status of any related discussions or negotiations.

(g) Certain Disclosures. Nothing contained in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from taking and disclosing to the Company Stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any substantially similar communication in connection with the making or amendment of a tender offer or exchange offer), or making a customary “stop-look-and-listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any substantially similar communication) or from making factually accurate public disclosures to the Company Stockholders pursuant to applicable securities Laws with regard to the Transactions or that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto and no such communication by the Company or the Company Board expressly permitted by this Section 5.3(g) shall be deemed to be a Company Board Recommendation Change.

5.4 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Required Action and Forbearance; Efforts.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement (including this Section 6.1(a)) and subject to any different standard set forth herein with respect to any covenant or obligation, Parent and Merger Sub shall, on the one hand, and the Company shall, on the other hand, use their respective reasonable best efforts (A) to take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, as promptly as reasonably practicable, the Merger and the Transactions, including by using reasonable best efforts to (i) cause the conditions to the Merger set forth in Article VII that are within such Party’s control to be satisfied and (ii) (A) obtain all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (B) make all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Transactions.

(b) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, none of Parent, Merger Sub or the Company nor any of their respective Subsidiaries will be required to agree (or, in the case of the Company or its Subsidiaries, will agree without the prior written consent of Parent) to (i) the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments); (ii) the provision of additional security (including a guaranty); or (iii) material conditions or obligations, including amendments to existing material conditions and obligations, in each case, in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.

(c) Limitations. Section 6.1(a) shall not apply to filings under Antitrust Laws or Foreign Investment Laws, which shall be governed by the obligations set forth in Section 6.2 below.

6.2 Antitrust and Regulatory Matters.

(a) Filing Under Antitrust Laws and Foreign Investment Laws. Each of Parent and Merger Sub shall (and shall cause their respective ultimate parent entity (as defined in the HSR Act) (“UPE”) to, if applicable), on the one hand, and the Company shall (and shall cause its UPE to), on the other hand, to the extent required, (i) within ten Business Days following the date of this Agreement, file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act (unless the applicable rules governing the form and information required in such filings under the HSR Act have materially changed and are in effect at the time such a filing would have to be made, in which case it shall be made as promptly as reasonably practicable); and (ii) as soon as reasonably practicable following the date of this Agreement, file such notification filings, forms and submissions, including any draft notifications in jurisdictions requiring pre-notification, with any Governmental Authority as are required by other applicable Antitrust Laws or Foreign Investment Laws in connection with the Merger. Each of Parent and the Company shall (A) cooperate and coordinate (and shall cause its respective UPEs to cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) supply (or cause to be supplied) any additional information that may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made; and (D) use reasonable best efforts to take all action necessary, proper or advisable to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Antitrust Laws or Foreign Investment Laws applicable to this Agreement or the Merger; and (2) obtain all clearances, consents, approvals, waivers, actions, non-actions and other authorizations pursuant to any Antitrust Laws or Foreign Investment Laws applicable to this Agreement or the Merger, in each case as promptly as practicable. Each of Parent and Merger Sub shall (and shall cause their respective UPEs to, if applicable), on the one hand, and the Company shall (and shall cause its UPE to), on the other hand, promptly inform the other of any substantive communication from any Governmental Authority regarding the Merger in connection with such filings. If a Party or any of its Affiliates receives any comments or a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any other Antitrust Laws or Foreign Investment Laws applicable to the Merger, then such Party shall make (or cause to be made), as promptly as practicable and after consultation with the other Parties, an appropriate response to such request; provided, that no Party may extend any waiting period or enter into any agreement or understanding with any Governmental Authority without the permission of the other Parties, which shall not be unreasonably withheld, conditioned or delayed; provided further, that notwithstanding the foregoing, Parent may, at its sole discretion, promptly pull and timely refile one time the Notification and Report Form relating to this Agreement and the transactions contemplated herein as required by the HSR Act. Parent and Merger Sub shall be solely responsible for payment of all filing fees in connection with filings made under the HSR Act and any other Antitrust Laws or Foreign Investment Laws.

(b) Avoidance of Impediments. In furtherance and not in limitation of the other covenants in this Section 6.2, if and to the extent necessary to obtain clearances, consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations pursuant to the HSR Act or any other Antitrust Laws applicable to the Merger, and to avoid or eliminate each and every impediment under any Antitrust Law applicable to the Merger as promptly as practicable, each of Parent and Merger Sub shall use reasonable best efforts to offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, and use reasonable best efforts to take all actions necessary to avoid or eliminate each and every impediment and obtain all clearances, consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations under the HSR Act and any other Antitrust Laws including (i) the sale, divestiture, transfer, license, disposition, or hold separate (through the establishment of a trust or otherwise), of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, properties, products or businesses of Parent and Merger Sub and of the Company and its Subsidiaries; (ii) the termination, modification, or assignment of existing relationships, joint ventures, Contracts, or obligations of the Company and its Subsidiaries; (iii) the modification of any course of conduct regarding future operations of the Company and its Subsidiaries; and (iv) any other restrictions on the activities of Parent and Merger Sub and of the Company and its Subsidiaries, including the freedom of action of the Company and its Subsidiaries with respect to, or their ability to retain, one or more of their respective operations, divisions, businesses, product lines, customers, assets or rights or interests, or their freedom of action with respect to the assets, properties, or businesses to be acquired pursuant to this Agreement; in each case, so as to allow the consummation of the Merger as soon as practicable. Parent shall use reasonable best efforts to oppose any request for, the entry of, and seek to have vacated or terminated, any order, judgment, decree, injunction or ruling of any Governmental Authority that could restrain, prevent or delay any required consents, clearances, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations applicable to the Merger, including by defending through litigation, any action asserted by any Person in any court or before any Governmental Authority and by exhausting all avenues of appeal, including appealing properly any adverse decision or order by any Governmental Authority; provided, that notwithstanding anything in this Section 6.2 (or elsewhere in this Agreement) to the contrary, neither Parent nor Merger Sub shall be obligated to take any action, including any action contemplated by this Section 6.2(b), with respect to KKR & Co. Inc. and Kohlberg Kravis Roberts & Co. L.P. (each, “KKR”) and their respective Affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by, KKR or any portfolio company (as such term is commonly understood in the private equity industry), any interest therein, or any investment of KKR, other than with respect to Parent, Merger Sub, and the Company and its Subsidiaries. Notwithstanding the foregoing, nothing in this Agreement shall require the Company or any of its Subsidiaries or Affiliates to enter into any agreement or consent decree with the DOJ, FTC or any other Governmental Authority that is not conditioned on the Closing.

(c) Cooperation. In furtherance and not in limitation of the foregoing, the Company, Parent and Merger Sub shall (and shall cause their respective UPEs to), subject to any restrictions under applicable Laws, (i) promptly notify the other Parties of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication received by such Person from a Governmental Authority in connection with the Merger and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other Parties in relation to) any proposed draft notifications, formal notifications, filing, submission or other written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Merger to a Governmental Authority; (ii) keep the other Parties informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Merger and any developments, meetings or substantive discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval, waiver or other authorizations, (B) the expiration or termination of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Laws, including any proceeding initiated by a private party, and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Merger; and (iii) not independently participate in any meeting, hearing, proceeding or discussions (whether in person, by telephone, by video or otherwise) with or before any Governmental Authority in respect of the Merger without giving the other parties reasonable prior notice of such meeting or substantive discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate; provided, that, notwithstanding anything in this Agreement to the contrary, Parent shall, after consulting with, and considering in good faith the views of the Company, have the right to devise, control and direct the strategy and timing for, and make all material decisions relating to (and shall take the lead in all meeting and communications with any Governmental Authority relating to), obtaining any approval or expiration of a waiting period contemplated by this Section 6.2, including defending and resolving any lawsuits or other proceedings related to any such approval or expiration of a waiting period. However, each of the Company, Parent and Merger Sub may designate any non-public information provided to any Governmental Authority as restricted to “outside counsel only” and any such information shall not be shared with employees, officers or directors or their equivalents of the other Party without approval of the Party providing the non-public information; provided that each of the Company, Parent and Merger Sub may redact any valuation and related information before sharing any information provided to any Governmental Authority with another Party on an “outside counsel only” basis, and that the Company, Parent and Merger Sub shall not in any event be required to share information that benefits from legal privilege with the other Parties, even on an “outside counsel only” basis, where this would cause such information to cease to benefit from legal privilege.

(d) Other Actions. Parent and Merger Sub shall not, and shall cause Guarantor not to, enter into, agree to enter into, or consummate any Contracts or arrangements for an acquisition (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) of any ownership interest, equity interests, assets or rights in or of any Person, or take any other actions that would reasonably be expected to, individually or in the aggregate, (A) prevent, materially delay or materially impede the obtaining of, or adversely affect in any material respect the ability of Parent to procure, any clearances, approvals, waivers, actions, non-actions, authorizations, consents, orders or declarations of any Governmental Authority or the expiration or termination of any applicable waiting period necessary to consummate the Transactions, including the Merger; or (B) materially increase the risk of any Governmental Authority entering an order, ruling, judgment or injunction prohibiting the consummation of the Transactions, including the Merger. Prior to the Closing, Parent and Merger Sub shall not take any action that will trigger a mandatory filing obligation pursuant to the DPA, including all implementing regulations thereof.

6.3 Written Consent; Preparation of the Information Statement.

(a) Written Consent. Immediately following the execution of this Agreement and in lieu of calling a meeting of the Company’s Stockholders, the Company shall use its reasonable best efforts to obtain the Written Consent. Promptly following receipt of the Written Consent, the Company will provide Parent with a copy of such Written Consent. In connection with the Written Consent, the Company shall take all actions necessary or advisable to comply, and shall comply in all respects, with the DGCL, including Section 228 and Section 262 thereof, and the Organizational Documents of the Company.

(b) Information Statement.

(i) As promptly as reasonably practicable (but no later than 30 days) after the date of this Agreement, the Company shall prepare and file with the SEC a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing (i) the information specified in Schedule 14C under the Exchange Act concerning the Written Consent and the Merger, (ii) the notice of action by written consent required by Section 228(e) of the DGCL and (iii) the notice of availability of appraisal rights and related disclosure required by Section 262 of the DGCL (as amended or supplemented from time to time, the “Information Statement”). The Company shall provide Parent with a reasonable opportunity to review drafts of the Information Statement (and any amendment or supplement thereto) and responses to comments of the SEC with respect thereto, and any other documents related to the Information Statement and will consider in good faith any comments provided by Parent in connection with such review. Parent shall provide the Company with all information concerning Parent and Merger Sub as may be reasonably requested by the Company and is customarily included in an information statement prepared in connection with this type of transaction in connection with the preparation, filing and distribution of the Information Statement and shall otherwise assist and cooperate with the Company in the preparation of the Information Statement and the resolution of any comments thereto received from the SEC. Each of the Company, Parent and Merger Sub shall promptly correct any information with respect to it or provided by it for use in the Information Statement if and to the extent, in the absence of such a correction, the Information Statement would contain a misstatement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company shall disseminate such correction to the Company Stockholders in an amendment or supplement and to cause such amendment or supplement to be filed with the SEC. The Company shall notify Parent promptly in writing (email being sufficient) upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Information Statement and shall promptly supply Parent with copies of all such comments, requests and any other written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Information Statement. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Information Statement and to resolve such comments with the SEC and cause the Information Statement to be filed with the SEC in definitive form as contemplated by Rule 14c-5 under the Exchange Act, and shall use its reasonable best efforts to cause the Information Statement to be disseminated in its definitive form to the Company Stockholders as promptly as reasonably practicable (and in any event within five (5) Business Days thereof) after the first to occur of (i) confirmation from the SEC that it has no further comments on the Information Statement, (ii) confirmation from the SEC that the Information Statement is otherwise not to be reviewed or (iii) expiration of the 10-day period after filing the preliminary Information Statement in the event the SEC does not review the Information Statement.

(ii) The Company agrees that the Information Statement will comply as to form in all material respects with the requirements of the Exchange Act and that, at the time it is filed with the SEC, at the time it is first mailed to the Company Stockholders or at the time of any amendment or supplement thereof, the Information Statement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements included or incorporated by reference in the Information Statement based on information supplied in writing by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein. Parent agrees that none of the written information supplied or to be supplied by or on behalf of Parent or Merger Sub (including by email) for inclusion or incorporation by reference in the Information Statement will, at the time it is filed with the SEC or at the time it is first mailed to the Company Stockholders, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

6.4 Financing.

(a) No Amendments to Commitment Letters. Subject to the terms and conditions of this Agreement, and except as otherwise contemplated by Section 6.4(d), each of Parent and Merger Sub will not (without the prior written consent of the Company) consent or agree to any termination, replacement, amendment or modification to, or any waiver of any provision of, the Commitment Letters if such amendment, replacement, modification or waiver would or would reasonably be expected to, (i) reduce the aggregate amount of the Financing, including by changing the amount of the fees to be paid or the original issue discount of the Financing, to an amount that would be less than an amount that would be required to pay the Required Amount; (ii) impose new or additional conditions precedent to the Financing or other terms or otherwise expand, amend or modify any of the conditions to the receipt of the Financing on the Closing Date in any manner that would reasonably be expected to prevent, impede or delay the timely consummation of the Financing or the Merger or make the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) less likely to occur; (iii) adversely impact the ability of Parent and Merger Sub to enforce its rights against the other Parties to the Debt Commitment Letters or the definitive agreements with respect thereto or adversely impact the ability of Parent, Merger Sub or the Company to enforce its rights against the other Parties to the Equity Commitment Letter or the definitive agreements with respect thereto or (iv) impose additional obligations on the Company, the Company’s Subsidiaries or Affiliates of the Company applicable to periods prior to the Effective Time; provided, that Parent and Merger Sub may amend the Debt Commitment Letters and the Fee Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who have not executed the Debt Commitment Letters and the Fee Letter as of the date of this Agreement. Any reference in this Agreement to (1) the “Financing” will include the financing contemplated by the Debt Commitment Letters as amended, replaced or modified; and (2) “Equity Commitment Letter,” “Debt Commitment Letters” or “Commitment Letters” will include such documents as amended, replaced or modified.

(b) Taking of Necessary Actions. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to obtain the proceeds of the Financing on the terms and conditions (including, to the extent required, the full exercise of any flex provisions) described in the Commitment Letters and any related Fee Letter, including using its reasonable best efforts to (i) maintain in effect the Commitment Letters in accordance with the terms and subject to the conditions thereof; (ii) negotiate, execute and deliver definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letters no later than the Closing Date on the terms and conditions (including the flex provisions) contemplated by the Debt Commitment Letters and the Fee Letter, or on such terms and conditions that are acceptable to each of Parent, Merger Sub and the providers of the applicable Financing in their sole discretion so long as such other terms and conditions are not prohibited by Section 6.4(a); (iii) satisfy on a timely basis (taking into account the expected timing of the Closing) all conditions to funding that are applicable to, and within the control of, Parent and Merger Sub in the Debt Commitment Letters and in the Equity Commitment Letter; (iv) enforce its rights with respect to the Financing Sources’ obligation to fund the Financing at the Closing; and (v) comply with its obligations pursuant to the Commitment Letters to the extent the failure to comply with such obligations would adversely impact the availability of the Financing at the Closing, taking into account the expected timing of the Closing.

(c) Information. To the extent reasonably requested in writing by the Company from time to time, Parent shall (i) keep the Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Financing; and (ii) provide the Company with copies of all material executed definitive agreements related to the Debt Financing. Without limiting the generality of the foregoing, Parent will give the Company prompt notice (A) if Parent becomes aware of any breach or default (or any event or circumstance that with or without the lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to the Commitment Letters or definitive agreements related to the Financing to the extent entered into and effective prior to the Closing Date; (B) of the receipt by Parent or Merger Sub of any written notice or written communication from any Financing Source with respect to any (1) breach, default, termination or repudiation by any party to the Commitment Letters or any definitive agreements related to the Financing of any provisions of the Commitment Letters or such definitive agreements to the extent entered into and effective prior to the Closing Date; or (2) material dispute or material disagreement between or among any parties to the Commitment Letters or any definitive agreements related to the Financing to the extent entered into and effective prior to the Closing Date; or (C) if for any reason Parent or Merger Sub at any time believes that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Commitment Letters or any definitive agreements related to the Financing. Parent will provide any information reasonably requested by the Company relating to any of the circumstances referred to in clauses (A) through (C) of the previous sentence as soon as reasonably practical after the date that the Company delivers a written request therefor to Parent; provided, that in no event shall Parent be required to share any information with the Company that is subject to attorney-client or other similar privilege if Parent and Merger Sub shall have used their reasonable best efforts to disclose such information in a way that would not waive such privilege.

(d) Alternate Debt Financing. If any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Debt Commitment Letters and the Fee Letter, Parent will use its reasonable best efforts to arrange, as promptly as practicable following the occurrence of such event, to (i) obtain alternative debt financing from alternative debt financing sources, with respect to which no term or condition is materially less favorable to Parent and Merger Sub, taken as a whole, than those contained in the Debt Commitment Letters and the Fee Letter and in an amount sufficient, when added to the portion of the available Financing that is and remains available to Parent and Merger Sub, to fund the Required Amount, as the case may be (the “Alternate Debt Financing”); and (ii) obtain one or more new financing commitment letters with respect to such Alternate Debt Financing (the “New Debt Commitment Letters”), which new letters will replace the existing Debt Commitment Letters in whole or in part; provided, that in no event shall Parent be required to, and in no event shall its reasonable best efforts be deemed or construed to require that it, obtain Alternate Debt Financing that (1) includes terms (including any flex provisions applicable thereto) that are materially less favorable (taken as a whole) to Parent than those contained in the existing Debt Commitment Letters and the Fee Letter (including any flex provisions applicable thereto) in effect on the date of this Agreement, (2) involves any conditions to funding of the Debt Financing that are not of the type contained in the Debt Commitment Letters as in effect on the date of this Agreement, (3) requires the payment of any fees or interest rate amounts or original issue discount applicable to the Debt Financing in excess of those contemplated by the Debt Commitment Letters and the Fee Letter (including any flex provisions applicable thereto) as in effect on the date of this Agreement Date or (4) would require increasing the amount of the Equity Financing or changing any term of the Equity Commitment Letter. Parent will promptly provide a copy of any New Debt Commitment Letters (and any fee letter in connection therewith which fee letter may be redacted in a manner described in Section 4.12(a)) to the Company. Notwithstanding anything to the contrary contained herein, the Company acknowledges and agrees that Parent and Merger Sub shall not be required to consummate the Debt Financing before the Closing Date. In the event that any New Debt Commitment Letters are obtained, (A) any reference in this Agreement to the “Debt Commitment Letters” will be deemed to include the Debt Commitment Letters to the extent not superseded by a New Debt Commitment Letter at the time in question and any New Debt Commitment Letters to the extent then in effect; and (B) any reference in this Agreement to the “Debt Financing” means the debt financing contemplated by the Debt Commitment Letters as modified pursuant to the foregoing.

(e) No Financing Condition. Parent and Merger Sub each acknowledge and agree that obtaining the Financing is not a condition to the Closing. If the Financing has not been obtained, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Merger.

6.5 Financing Cooperation.

(a) Cooperation. Prior to the Effective Time, the Company will use its reasonable best efforts, and will use its reasonable best efforts to cause each of its Subsidiaries and its and their respective officers, directors, employees and other Representatives, in each case, to provide all cooperation reasonably requested by Parent that is customary in connection with arranging and obtaining the Debt Financing, including:

(i) reasonably cooperating with the marketing efforts of Parent and the Debt Financing Sources, including participating (and causing senior management and Representatives, with appropriate seniority and expertise, of the Company and its Subsidiaries to participate) in a reasonable and limited number of meetings, presentations, bank meetings and sessions with rating agencies, due diligence sessions, drafting sessions, in each case, at mutually agreeable times in mutually agreeable locations (in each case, including via video conference) upon reasonable advance notice;

(ii) solely with respect to financial information and data derived from the Company’s historical books and records and maintained in the ordinary course of business, assisting to the extent reasonably necessary Parent and the Debt Financing Sources with the timely preparation of customary rating agency presentations and bank information memoranda or memoranda (including a version that does not include material non-public information regarding the Company or its Subsidiaries) and other marketing materials, in each case, required in connection with the Debt Financing solely with respect to the Company and its Subsidiaries and otherwise providing Parent and the Debt Financing Sources with such financial or other information regarding the Company and its Subsidiaries that is reasonably available or within the Company’s possession, in each case, reasonably requested by Parent and the Debt Financing Sources in connection with the syndication, arrangement or marketing of the Debt Financing, it being agreed that the Company will not be required to provide any information or assistance relating to (A) the proposed aggregate amount of debt and equity financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt or equity financing or (B) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing or (C) any financial information related to Parent or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company by Parent;

(iii) assisting to the extent reasonably necessary Parent in connection with the preparation of the definitive financing documentation in respect of the Debt Financing, including a certificate of the chief financial officer of the Company with respect to solvency matters in form and substance customary for debt financings of a type similar to the Debt Financing and disclosure schedules for any credit agreement, pledge, security and other financing documents as may be reasonably requested by Parent or the Debt Financing Sources, and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing, in each case, solely in respect of the Company and solely as required to be delivered at Closing pursuant to the terms of the Debt Commitment Letters, it being understood that such documents will not take effect until the Effective Time;

(iv) furnishing Parent and the Debt Financing Sources, as applicable, with the (a) audited consolidated balance sheets of the Company and its Subsidiaries as of the end of, and related consolidated statements of operations, comprehensive income or loss, cash flows and stockholder’s equity of the Company and its Subsidiaries for, the three most recently completed fiscal years ended at least ninety (90) days before the Closing Date, in each case in accordance with GAAP and (b) unaudited consolidated balance sheets of the Company and the its Subsidiaries as of the end of, and related unaudited consolidated statements of operations, comprehensive income or loss, stockholders’ equity and cash flows of the Company and its Subsidiaries for each subsequent fiscal quarter (other than any fiscal fourth quarter) ended at least forty-five (45) days before the Closing Date after the most recent fiscal period for which audited financial statements have been provided pursuant to clause (a) hereof, in each case prepared in accordance with GAAP (all such information and documents in this Section 6.5(a)(iv), the “Required Financing Information”); provided, that (x) the furnishing of such information on EDGAR or the website of the Company shall constitute delivery thereof and (y) it is understood and agreed that the delivery of the Required Financing Information pursuant to this subclause (a)(iv) shall not be subject to any “reasonable best efforts” qualifier contained in this clause (a);

(v) assisting with the payoff, discharge and termination of the Company Indebtedness and any other Indebtedness contemplated to be repaid by the Debt Commitment Letters, including by arranging for, and reasonably facilitating, the delivery of customary pay-off letters, customary prepayment notices, lien terminations and instruments of discharge and providing other cooperation in connection with the repayment or other retirement of such Indebtedness, and the release and termination of any and all related liens, on or prior to the Closing Date; provided, that (x) it is understood and agreed that the delivery of an executed payoff letter and lien terminations in respect of the Company Indebtedness pursuant to this subclause (a)(v) shall not be subject to any “reasonable best efforts” qualifier contained in this clause (a) and (y) the Company shall use reasonable best efforts to deliver drafts of the payoff letter and lien terminations no later than (3) Business Days prior to the Closing Date;

(vi) no less than four (4) Business Days prior to the Closing Date, furnishing Parent and the Debt Financing Sources with all customary documentation and information reasonably available regarding the Company required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations to the extent reasonably requested by Parent or the Debt Financing Sources in writing at least nine (9) Business Days prior to Closing; provided, that it is understood and agreed that the delivery of such documentation and information pursuant to this subclause (a)(vi) shall not be subject to any “reasonable best efforts” qualifier contained in this clause (a);

(vii) providing executed customary authorization and representation letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a representations to the Debt Financing Sources that, among other things, the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or securities; provided, that it is understood and agreed that the delivery of such authorization and representation letters pursuant to this subclause (a)(vii) shall not be subject to any “reasonable best efforts” qualifier contained in this clause (a); and

(viii) taking all corporate and, limited liability company or other actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing including, facilitating the execution and delivery at the Effective Time of definitive documents reasonably related to the Debt Financing in accordance with the terms contemplated by the Debt Commitment Letters (including, to the fullest extent permitted by applicable Law, distributing the proceeds of the Debt Financing, if any, obtained by any of its Subsidiaries to the Surviving Corporation).

(b) Obligations of the Company. Nothing in Section 6.5(a) will require the Company or any of its Subsidiaries to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement; (ii) enter into any definitive agreement (other than with respect to the representation and authorization letters referred to in Section 6.5(a)(vii) or any pay-off letter or prepayment notice contemplated pursuant to Section 6.5(a)(iv)); (iii) give any indemnities in connection with the Financing that are effective prior to the Effective Time; (iv) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business or the Company and its Subsidiaries; (v) take any action that could reasonably be expected to result in a contravention of, violation or breach of, or default under, the Agreement, any Organizational Document, Material Contract (in each case, excluding any actions that are conditioned on Closing, and permitted pursuant to amendments to such documents made substantially concurrently with, and conditioned on, Closing) or any material Law; provided, that (1) the provision in any such Organizational Documents or agreements which would be breached or violated was not created in contemplation of the Merger or the Debt Financing and (2) the Company and its Subsidiaries shall work in good faith and use commercially reasonable efforts to resolve such contravention, violation, breach or default in order to permit the provision of the relevant cooperation; (vi) provide access to or disclose information which would result in waiving any attorney-client privilege, work-product or similar privilege and (vii) (A) contravene any position taken in any tax return or financial statements or (B) require the Company to prepare any (1) pro forma financial statements or adjustments or projections or post-Closing or pro forma cost savings, capitalization and other post-Closing adjustments; (2) “description of notes” and “plan of distribution”; (3) risk factors relating to all or any component of the Financing; or (4) other information required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, any Compensation, Discussion and Analysis required by Item 402(b) of Regulation S-K, any information required by Items 10 through 14 of Form 10-K or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A or other information that is not reasonably available to the Company under its current reporting systems or that the Company does not maintain in the ordinary course of business. In addition, (A) no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time (other than with respect to the representation and authorization letters referred to in Section 6.5(a)(vii) or any pay-off letter or prepayment notice contemplated pursuant to Section 6.5(a)(iv)), and neither the Company nor any of its Subsidiaries or their respective Representatives will be required to be an obligor pursuant to any certificate, agreement or instrument in connection with the Debt Financing that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time; and (B) any bank information memoranda and high-yield offering prospectuses or memoranda required in relation to the Debt Financing will contain disclosure and financial statements reflecting the Surviving Corporation or its Subsidiaries as the obligor. Nothing in this Section 6.5 will require the Company, its Subsidiaries or their respective Representatives to (1) pass resolutions or consents to approve or authorize the Debt Financing or the execution and delivery of the definitive documents that would be effective prior to the Effective Time, (2) take any action that could reasonably be expected to result in any Representative of the Company or any of its Subsidiaries incurring personal liability (as opposed to liability in his or her capacity as an officer of such person) with respect to any matters related to the Debt Financing, (3) incur any liability (or cause its directors, officers or employees to incur any liability) under the Debt Financing prior to the Effective Time or (4) cause the delivery of any legal opinions or any certificates, including as to solvency of the Company or its Subsidiaries; provided, that only officers or employees continuing in such roles after Closing, and solely with respect to agreements contingent upon the Closing and that would not be effective prior to the Effective Time shall be required to execute or enter into any of the foregoing.

(c) Deemed Compliance. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be deemed to have complied with this Section 6.5 for all purposes of this Agreement (including Article VI, Article VII and Article VIII) unless (w) the Company has materially breached its obligations under this Section 6.5, (x) Parent has notified the Company of such breach in writing in good faith, detailing in good faith reasonable steps that the Company could take to comply with this Section 6.5 in order to cure such breach, (y) the Company has not taken such steps or otherwise cured such breach within a reasonably timely manner and (z) the Debt Financing has not been obtained. The Parties hereto acknowledge that this Section 6.5 represents the sole obligation of the Company, its Subsidiaries and Affiliates and their respective officers, directors, employees and other Representatives with respect to the cooperation in connection with the Financing and no other provision of the Agreement (including exhibits and schedules) shall be deemed to expand or modify such obligations.

(d) Use of Logos. The Company hereby consents to the use of its and its Subsidiaries’ logos in a form and manner reasonable acceptable to the Company in connection with the Debt Financing so long as such logos (i) are used solely in a manner that is not intended or likely to, and will not, harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and all goodwill arising from the use thereof shall inure to the Company and (ii) are used solely in connection with a description of the Company, its business and products or the Transactions.

(e) Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any Financing Sources or prospective Financing Sources and other financial institutions and investors that are or may become parties to the Debt Financing, to any rating agencies in connection with seeking ratings or the Debt

Financing, and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto; or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is an express third party beneficiary.

(f) Reimbursement. Promptly upon written request by the Company following the termination of this Agreement, Parent will reimburse the Company for any reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) incurred by the Company, its Subsidiaries or any of their Representatives in connection with the cooperation of the Company, its Subsidiaries and their Representatives contemplated by this Section 6.5.

(g) Indemnification. The Company, its Subsidiaries and their respective Representatives shall be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable and documented out-of-pocket attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Financing pursuant to this Agreement or the provision of information utilized in connection therewith (other than information provided by the Company or any of its Subsidiaries), except to the extent such losses resulted from the gross negligence, bad faith or willful misconduct of such Person as determined in a final, non-appealable judgment of a court of competent jurisdiction. Parent’s obligations pursuant to Section 6.5(f) and this Section 6.5(g) are referred to collectively as the “Reimbursement Obligations”.

6.6 Anti-Takeover Laws. The Company and the Company Board shall (a) take all actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation is or becomes applicable to the Merger; and (b) if any “anti-takeover” statute or similar statute or regulation becomes applicable to the Merger, take all actions within their power to ensure that the Merger may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

6.7 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall afford Parent and its Financing Sources and its and the Financing Sources’ Representatives reasonable access, consistent with applicable Law, during normal business hours, upon reasonable advance request, to the properties, books and records and personnel of the Company and its Subsidiaries solely for the purpose of consummating the Transactions or for integration or reasonable and customary post-Closing strategic planning purposes, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law or Contract requires the Company to restrict or otherwise prohibit access to such documents or information or providing access to such documents or information would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract; (b) access to such documents or information would result in the waiver of any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access would result in the disclosure of any trade secrets (including source code) of the Company, any of its Subsidiaries or any third Persons; or (d) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand; provided, that, in any such case, the Company shall use commercially reasonable efforts to provide such access or information in a manner that would not result in the effects set out in clauses (a) through (d), including by making appropriate substitute arrangements. Nothing in this Section 6.7 shall be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.7 shall be conducted in a manner that does not (i) unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by officers, employees and other authorized Representatives of the Company or any of its Subsidiaries of their normal duties or (ii) create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive or subsurface testing or any sampling, monitoring or analysis of soil, groundwater, building materials, indoor air, or other environmental media. Notwithstanding anything herein to the contrary, (i) Parent and Merger Sub shall not, and shall cause their respective Representatives not to, contact any employee of the Company or any of its Subsidiaries who was not involved in the negotiation of the Transactions in connection with the Merger or any of the other Transactions, in each case, without the Company’s prior written consent, (ii) all requests for access pursuant to this Section 6.7 must be directed to the General Counsel of the Company or other Person designated by the Company and (iii) the Confidentiality Agreement is hereby amended with respect to the foregoing clauses (i) and (ii).

6.8 Section 16(b) Exemption. Prior to the Effective Time, the Company shall be permitted to take all such actions as may be reasonably necessary or advisable hereto to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) (including the disposition, cancellation, or deemed disposition and cancellation of Company Common Stock, Company RSUs or Company PSUs) in connection with the Merger by each individual who is a director or executive officer of the Company, to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.9 Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) Indemnified Persons. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company and its Subsidiaries pursuant to any indemnification agreements between the Company and any of its Subsidiaries, on the one hand, and any of their respective current or former directors or officers (and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time), on the other hand (each, together with such Person’s heirs, executors and administrators, an “Indemnified Person” and, collectively, the “Indemnified Persons”), in each case, pursuant to an indemnification agreement in substantially the form filed as an exhibit to the Company’s Form 10-K filed by the Company with the SEC on February 21, 2024 (such agreements, the “D&O Indemnification Agreements”). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the Organizational Documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Organizational Documents of the Subsidiaries of the Company, as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Persons, except as required by applicable Law.

(b) Indemnification Obligation. Without limiting the generality of the provisions of Section 6.9(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by applicable Law or the Organizational Documents of the Company and any of its Subsidiaries in effect on the date of this Agreement, each Indemnified Person from and against any costs, fees and expenses (including, to the extent applicable, reasonable and documented attorneys’ fees and investigation expenses), judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, whenever asserted, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) the fact that an Indemnified Person is or was a director or officer of the Company or such Subsidiary at or prior to the Effective Time; or (ii) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director or officer of the Company or any of its Subsidiaries, or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), regardless of whether such action or omission, or alleged action or omission, occurred prior to or at the Effective Time; and (iii) the Merger, as well as any actions taken by the Company, Parent or Merger Sub with respect thereto, (including any dispositions of assets of the Surviving Corporation or any of its Subsidiaries that is alleged to have rendered the Surviving Corporation or any of its Subsidiaries insolvent), except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.9(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding subject to indemnification under this Section 6.9(b), the Surviving Corporation shall advance all reasonable and documented fees and expenses (including reasonable and documented fees and expenses of any outside counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding to the fullest extent permitted under applicable Law, subject to the Surviving Corporation’s receipt of an undertaking by or on behalf of such Indemnified Person to repay all amounts so advanced if it should ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnified Person is not entitled to be indemnified for such expenses. Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation nor any of their respective Affiliates shall settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Legal Proceeding.

(c) D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfying its obligations pursuant to this Section 6.9(c), the Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. In satisfaction of the foregoing obligations, prior to the Effective Time, Parent may purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium; provided, that if the amount in respect of such “tail” policy exceeds such amount then Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. If Parent elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations thereunder. If the Company is unable to obtain the “tail” policy and Parent or the Surviving Corporation are unable to obtain the insurance described in this Section 6.9(c) for an annual cost less than or equal to the Maximum Annual Premium, Parent shall cause the Surviving Corporation to, instead obtain as much comparable insurance as possible for an aggregate annual premium equal to the Maximum Annual Premium for such six year period.

(d) Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or Surviving Corporation or entity in such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then proper provisions will be made to the extent such obligations are not otherwise transferred, assumed or assigned by operation of Law so that the successors and assigns of Parent, the

Surviving Corporation or any of their respective successors or assigns shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.9.

(e) No Impairment. The obligations set forth in this Section 6.9 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other Person who is a beneficiary pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.9(c) (and their heirs and representatives), the “Other Indemnified Persons”) without the prior written consent of such affected Indemnified Person or other Person. Each of the Indemnified Persons or Other Indemnified Persons are intended to be third party beneficiaries of this Section 6.9, with full rights of enforcement as if a Party. The rights of the Indemnified Persons or Other Indemnified Persons pursuant to this Section 6.9 will be in addition to, and not in substitution for, any other rights that such Persons may have pursuant to (i) the Charter and Bylaws; (ii) the Organizational Documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries prior to the date hereof and made available to Parent; or (iv) applicable Law (whether at Law or in equity).

(f) Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement disclosed to Parent that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.9 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.10 Employee Matters.

(a) Acknowledgement. Parent hereby acknowledges and agrees that a “change of control” (or similar phrase) within the meaning of each of the Employee Plans, as applicable, will occur as of the Effective Time.

(b) Existing Arrangements. From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) assume and honor all of the Employee Plans in accordance with their terms as in effect immediately prior to the Effective Time.

(c) Employment; Benefits. For a period of twelve (12) months following the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) maintain for the benefit of each Continuing Employee (i) base salary or wage rate and target short-term cash incentive opportunities (including bonus and commission opportunities) that are, in each case, no less than those in effect for such Continuing Employee immediately before the Effective Time; (ii) severance and termination benefits that are no less favorable than those applicable to such Continuing Employees immediately before the Effective Time and as set forth on Section 3.18(a) of the Company Disclosure Letter; and (iii) other employee benefit plans, programs, policies, agreements or arrangements of the Surviving Corporation or any of its Subsidiaries (excluding retention, change-in-control compensation, equity or equity-based plans and arrangements and other similar long-term compensation, nonqualified deferred compensation, retiree medical or retiree welfare arrangements and defined benefit pension benefits) at levels that are substantially similar in the aggregate to those in effect for (or available to) such Continuing Employees under the Employee Plans as of the Effective Time.

(d) New Plans. With respect to each benefit or compensation plan, program, policy, arrangement or agreement that is made available to any Continuing Employee at or after the Effective Time (each such plans, a “New Plan”), the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance entitlement or termination pay), except (x) to the extent that it would result in duplication of coverage or benefits for the same period of service or (y) for purposes of any defined benefit pension benefits or plan that provides retiree welfare benefits. In addition, and without limiting the generality of the foregoing, Parent will cause the Surviving Corporation and its Subsidiaries to (i) use commercially reasonable efforts to cause each Continuing Employee to be immediately eligible to participate, without any waiting period, in any and all New Plans to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a corresponding Employee Plan (such plans, the “Old Plans”); (ii) for purposes of each New Plan providing life insurance, medical, dental, pharmaceutical, vision or disability benefits use commercially reasonable efforts to cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for the Continuing Employees and their covered dependents to the extent such conditions were inapplicable, met or waived under the comparable Employee Plan in which such Continuing Employee participated immediately prior to the Effective Time; (iii) for purposes of each New Plan providing medical, dental, pharmaceutical, or vision benefits to use commercially reasonable efforts to cause any eligible expenses incurred by the Continuing Employees and their covered dependents during the portion of the plan year of the Old Plan ending on the date that Continuing Employees’ participation in the corresponding New Plan begin to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employees and their covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (iv) to credit the accounts of the Continuing Employees pursuant to any New Plan that is a flexible spending account plan with any unused balances in the account of such Continuing Employees under the Old Plan that is a flexible spending account plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time and will not be subject to accrual limits or other forfeiture but shall otherwise be subject to the terms of such applicable vacation or paid time off policies as determined by Parent and its Affiliates from time to time.

(e) Collective Bargaining Agreements. Notwithstanding anything in this Section 6.10 to the contrary, the terms and conditions of employment for any employees covered by a collective bargaining agreement or other agreement with any labor union, works council, or other labor organization shall be governed by such applicable agreement.

(f) No Third-Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.10 will not be deemed to: (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee; (ii) amend any Employee Plan or New Plan; or (iii) create any third party beneficiary rights in any Continuing Employee (or beneficiary or dependent thereof).

6.11 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub shall be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

6.12 Public Statements and Disclosure. The initial press release with respect to the execution of this Agreement shall be a joint press release in the form reasonably agreed to by the Parties, and following such initial press release, the Company and Parent shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; provided, that no Party shall be obligated to engage in such consultation with respect to communications (including communications directed to employees, suppliers, customers, partners, vendors or stockholders) that are consistent with public statements previously made in compliance with this Section 6.12;

provided, further, that the restrictions set forth in this Section 6.12 shall not apply to any release or public statement (i) made or proposed to be made by the Company with respect to an Acquisition Proposal, a Superior Proposal or a Company Board Recommendation Change or any action taken pursuant thereto, in each case, in compliance with Section 5.3 or (ii) in connection with any dispute between the parties regarding this Agreement or the Merger. Notwithstanding the foregoing, each of Parent and its Affiliates may, without any such consultation, make ordinary course disclosures and communications to existing or prospective general and limited partners, equityholders, members, managers and investors of such Person or any of its Affiliates, in each case who are subject to customary confidentiality restrictions.

6.13 Transaction Litigation. Prior to the Effective Time, the Company will provide Parent with prompt written notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate in (but not control) the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company may not compromise or settle or propose to compromise or settle any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.13, “participate” means that the Company shall keep Parent reasonably apprised of the proposed strategy and other significant decisions with respect to any Transaction Litigation (to the extent that the attorney-client privilege is not undermined or otherwise adversely affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith, but Parent shall not be afforded decision-making power or authority except for the settlement or compromise consent set forth above. Notwithstanding anything to the contrary in this Section 6.13, any Legal Proceeding relating to Dissenting Company Shares shall be governed by Section 2.7(c).

6.14 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of NYSE to cause (a) the delisting of the Company Common Stock from NYSE as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.15 Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party shall use their reasonable best efforts to take such action.

6.16 Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, shall execute and deliver to Merger Sub and the Company a written consent adopting this Agreement in accordance with the DGCL.

6.17 Certain Arrangements. From the date of this Agreement until the date that is 20 calendar days after the Company mailed the final definitive Information Statement to the Company’s Stockholders as contemplated by Section 6.3(b), without the prior consent of the Company Board, neither Parent, Merger Sub nor any of their respective Affiliates, directly or indirectly, shall enter into any agreement, arrangement or understanding (in each case, whether oral or written), or authorize, commit or agree to enter into any agreement, arrangement or understanding (in each case, whether oral or written), described in Section 4.13 of this Agreement.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to consummate the Merger are subject to the satisfaction (or waiver by Parent and the Company where permissible pursuant to applicable Law) at or prior to the Closing of each of the following conditions:

(a) Written Consent. The Company’s receipt of the Written Consent.

(b) Antitrust Laws and Foreign Investment Laws. (i) The waiting periods applicable to the Transactions pursuant to the HSR Act will have expired or otherwise been terminated and (ii) the approvals, clearances or expirations of waiting periods set forth in Section 7.1(b) of the Company Disclosure Letter will have occurred or been obtained (as applicable).

(c) No Prohibitive Laws or Injunctions. No Law, injunction or order (whether temporary, preliminary or permanent) by any Governmental Authority of competent jurisdiction prohibiting, enjoining or otherwise making illegal the consummation of the Merger shall have been enacted, entered or promulgated and be continuing in effect.

(d) Information Statement. At least 20 calendar days shall have elapsed since the Company mailed to the Company’s Stockholders the Information Statement as contemplated by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act).

7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction (or waiver by Parent where permissible pursuant to applicable Law) at or prior to the Closing of each of the following conditions:

(a) Representations and Warranties. (i) the representations and warranties of the Company set forth in the first sentence of Section 3.1(a), Section 3.2, Section 3.3 , Section 3.4, Section 3.7(d), Section 3.7(e) and Section 3.25 shall be true and correct in all material respects on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all material respects only as of such specified date); (ii) the representations and warranties of the Company set forth in Section 3.7(a), Section 3.7(b) and Section 3.7(c) shall be true and correct on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct only as of such specified date), except for any inaccuracy or combination of inaccuracies in such representations and warranties that, individually or in the aggregate, are de minimis; (iii) the representations and warranties of the Company set forth in Section 3.12(b) shall be true and correct in all respects on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all material respects only as of such specified date) and (iv) the other representations and warranties of the Company set forth in Article III of this Agreement shall be true and correct on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct only as of such specified date), except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or words of similar import) would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have complied in all material respects with the covenants and obligations of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c) Officer’s Certificate. Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied.

(d) No Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date hereof.

7.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Parent Material Adverse Effect” or words of similar import) as of the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct only as of such specified date), except where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to prevent, materially delay, or have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Transactions (a “Parent Material Adverse Effect”).

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have complied in all material respects with the covenants and obligations of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.

(c) Officer’s Certificate. The Company shall have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) at any time prior to the Effective Time (whether prior to or after the receipt of the Written Consent) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Written Consent) if (i) any permanent injunction or other final and non-appealable judgment or order issued by any court or other Governmental Authority of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger is in effect that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a Party if the issuance of such permanent injunction or other final and non-appealable judgment or order was primarily due to the failure of such Party to perform any of its obligations under this Agreement; or (ii) any statute, rule or regulation has been enacted, entered or enforced that prohibits, makes illegal or enjoins the consummation of the Merger;

(c) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Written Consent) if the Effective Time has not occurred by 11:59 p.m., New York City time, on March 25, 2025 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this

Section 8.1(c) will not be available to any party whose material breach of any provision of this Agreement has been the primary cause of, or primarily resulted in, the failure of the Merger to be consummated prior to the Termination Date;

(d) by Parent, if the Written Consent, duly executed by the Specified Stockholders, shall not have been delivered to Parent and the Company by 11:50 p.m., New York City Time, on July 26, 2024;

(e) by Parent, at any time prior to the Effective Time (whether prior to or after the receipt of the Written Consent), if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.2(a), (b) or (d) to be satisfied, and such breach is not cured or cannot be cured by the earlier of (i) three Business Days prior to the Termination Date and (ii) thirty (30) days after the delivery by Parent to the Company of written notice stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 7.3(a) or (b) to be satisfied;

(f) by Parent, if at any time prior to receipt of the Written Consent the Company Board (or a committee thereof) has effected a Company Board Recommendation Change;

(g) by the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Written Consent), if Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.3(a) or (b) to be satisfied, and such breach is not cured or cannot be cured by the earlier of (i) three Business Days prior to the Termination Date and (ii) thirty (30) days after the delivery by the Company to Parent of written notice stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 7.2(a) or (b) to be satisfied;

(h) by the Company, at any time prior to receipt of the Written Consent, if (i) the Company has received a Superior Proposal, (ii) the Company Board (or a committee thereof) has authorized the Company to enter into a definitive Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal, (iii) the Company has complied in all material respects with Section 5.3 with respect to such Superior Proposal and (iv) the Company pays to Parent in immediately available funds the Company Termination Fee in accordance with Section 8.3(b)(iii) prior to or substantially concurrently with such termination; or

(i) by the Company at any time prior to the Effective Time, (i) if all of the conditions set forth in Section 7.1 and Section 7.2 are satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, so long as such conditions are at the time of termination capable of being satisfied at the Closing), (ii) Parent fails to consummate the Transactions by the date that is two Business Days after the first date on which Parent is required to consummate the Closing pursuant to Section 2.3, (iii) the Company has irrevocably confirmed to Parent in writing that all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, so long as such conditions are at the time of termination capable of being satisfied at the Closing), or that it is irrevocably waiving any such unsatisfied conditions and that the Company is prepared to consummate the Closing and (iv) Parent fails to consummate the Closing within three (3) Business Days after the later of (x) the date on which the Closing should have occurred pursuant to Section 2.3 or (y) the date on which Parent receives the confirmation set forth in clause (iii) above.

8.2 Manner and Notice of Termination; Effect of Termination.

(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties specifying the provision of Section 8.1 pursuant to which this Agreement is being terminated.

(b) Effect of Termination. Any valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability to any Person on the part of any Party (or any partner, member, stockholder, director, officer, employee, Affiliate or Representative of such Party) to the other Parties, as applicable, except that Section 6.5(f), Section 6.5(g), Section 6.12, this Section 8.2, Section 8.3, Section 8.4, Section 8.5 and Article IX (other than Section 9.8(b) except with respect to provisions of this Agreement that survive termination) will each survive the termination of this Agreement in accordance with their terms. Notwithstanding the foregoing but subject to Section 8.3, no termination of this Agreement will relieve any Party from any liability for fraud or any Willful and Material Breach of this Agreement by such Party prior to termination. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement or the Guarantee, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

8.3 Fees and Expenses.

(a) General. Except as set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Merger shall be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation shall be responsible for all fees and expenses of the Payment Agent. Parent shall pay or cause to be paid (including by the Surviving Corporation) all (i) transfer, stamp and documentary Taxes or fees and (ii) sales, use, gains, real property transfer and other similar Taxes or fees, in each case, arising out of or in connection with entering into this Agreement and the consummation of the Merger and imposed on the Company and its Subsidiaries. The Parties shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to cooperate in the execution and filing of any Tax Returns with respect to such Taxes and other documentation if required by applicable Law to be executed and filed prior to the Closing.

(b) Company Termination Fee.

(i) If (A) this Agreement is validly terminated pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e); (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(c), Section 8.1(d), or Section 8.1(e), an Acquisition Proposal for an Acquisition Transaction has been publicly announced or disclosed to the Company Board and not withdrawn or otherwise abandoned; and (C) concurrently or within twelve (12) months following the termination of this Agreement pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e), either any Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of any Acquisition Transaction, then the Company shall promptly (and in any event within two (2) Business Days) upon the earlier of entry into such definitive agreement or consummation of such Acquisition Transaction, pay as directed by Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. For purposes of this Section 8.3(b)(i), all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%”.

(ii) If this Agreement is validly terminated pursuant to Section 8.1(f), then the Company must promptly (and in any event within two (2) Business Days) following such termination pay, or cause to be paid, as directed by Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii) If this Agreement is validly terminated pursuant to Section 8.1(h), then the Company must prior to or substantially concurrently with such termination pay, or cause to be paid, as directed by Parent, the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(c) Parent Termination Fee. If this Agreement is validly terminated (i) by the Company pursuant to (i) Section 8.1(g) or Section 8.1(i) or (ii) by Parent pursuant to Section 8.1(c) and at such time the Company could have terminated this Agreement pursuant to Section 8.1(g) or Section 8.1(i), then Parent must promptly (and in any event within two (2) Business Days) following such termination pay, or cause to be paid, to the Company the Parent Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by the Company.

(d) Single Payment Only. The Parties acknowledge and agree that in no event will the Company or Parent be required to pay the Company Termination Fee or the Parent Termination Fee, respectively, on more than one occasion, whether or not the Company Termination Fee or the Parent Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(e) Payments; Default. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Merger, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.3(b) or Parent fails to promptly pay any amounts due pursuant to Section 8.3(c) and, in order to obtain such payment, Parent, on the one hand, or the Company, on the other hand, commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.3(b) or any portion thereof or a judgment against Parent for the amount set forth in Section 8.3(c) or any portion thereof, as applicable, the Company shall pay to Parent or Parent shall pay to the Company, as the case may be, its reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law, in each case up to an aggregate maximum of $5,000,000.

(f) Sole Remedy.

(i) If this Agreement is validly terminated pursuant to Section 8.1, the Company’s receipt of the Parent Termination Fee to the extent owed pursuant to Section 8.3(c) (including the Company’s right to enforce the Guarantee, subject to the terms and conditions thereof, with respect thereto and receive the Parent Termination Fee from Guarantor), together with any costs, expenses and interest payable pursuant to Section 8.3(e) and the Reimbursement Obligations will be the sole and exclusive remedies (whether by or through attempted piercing of the corporate veil and whether in law, in equity, in contract, in tort or otherwise) of the Company or any Company Related Party against (A) Parent or Merger Sub; and (B) the former, current and future directors, managers, officers, employees, agents, attorneys, auditors, financial auditors or other authorized representatives, Affiliates, Financing Sources, direct or indirect holders of any equity, controlling persons, members, managers, general or limited partners, shareholders and successors and assignees of each of Parent and Merger Sub and any of the foregoing’s respective former, current and future directors, managers, officers, employees, agents, attorneys, or other authorized representatives, Affiliates, Financing Sources, direct or indirect holders of any equity, controlling persons, members, managers, general or limited partners, shareholders and successors and assignees (collectively, the “Parent Related Parties”); relating to or arising out of this Agreement, any agreement executed in connection herewith (including the Commitment Letters and the Guarantee) or the transactions contemplated hereby or thereby (and the abandonment or termination of the transactions contemplated hereby or thereby) or any breach (whether such breach was a Willful and Material Breach or otherwise) of this Agreement or any agreement executed in connection herewith (including the

Commitment Letters and the Guarantee) or any representations, warranties, covenants or agreements contained herein or therein (or any oral representation made or alleged to be made in connection herewith or therewith), and upon payment of the Parent Termination Fee, together with any costs, expenses and interest payable pursuant to Section 8.3(e) and any Reimbursement Obligations, none of Parent, Merger Sub, the Parent Related Parties or Financing Sources will have any further liability or obligation of any nature whatsoever to the Company or any of the former, current and future directors, managers, officers, employees, agents, attorneys, or other authorized representatives, Affiliates, financing sources, direct or indirect holders of any equity, controlling persons, members, managers, general or limited partners, shareholders and successors and assignees of the Company and any of the foregoing’s respective former, current and future directors, managers, officers, employees, agents, attorneys, auditors, or other authorized representatives, Affiliates, financing sources, direct or indirect holders of any equity, controlling persons, members, managers, general or limited partners, shareholders and successors and assignees (collectively, the “Company Related Parties”) relating to or arising out of this Agreement, any agreement executed in connection herewith (including the Commitment Letters and the Guarantee) or the transactions contemplated hereby or thereby (and the abandonment or termination of the transactions contemplated hereby or thereby) or any breach (whether such breach was a Willful and Material Breach or otherwise) of this Agreement or the Commitment Letters or the Guarantee or any representations, warranties, covenants or agreements contained herein or therein (or any oral representation made or alleged to be made in connection herewith or therewith), and neither the Company nor any Company Related Party shall seek to recover any damages or seek any other remedy (whether by or through attempted piercing of the corporate veil and whether in law, in equity, in contract, in tort or otherwise) against any Parent, Merger Sub or any other Parent Related Party for any and all liabilities, losses, damages, obligations, costs or expenses suffered or incurred by the Company or any Company Related Party in connection with this Agreement, any agreement executed in connection herewith (including the Commitment Letters and the Guarantee) or the transactions contemplated hereby or thereby (and the abandonment or termination of the transactions contemplated hereby or thereby) or any breach (whether such breach was a Willful and Material Breach or otherwise) of this Agreement or any agreement executed in connection herewith (including the Commitment Letters and the Guarantee) or any representations, warranties, covenants or agreements contained herein or therein (or any oral representations made or alleged to be made in connection herewith or therewith). Notwithstanding anything to the contrary in this Agreement, in no event shall the Company or any Company Related Party be entitled to monetary damages (whether such damages are sought at law, in equity, in contract, in tort or otherwise), individually or in the aggregate, in excess of an amount equal to the Parent Termination Fee, together with any costs, expenses and interest payable pursuant to Section 8.3(e) and any Reimbursement Obligations, for any and all liabilities, losses, damages, obligations, costs or expenses suffered or incurred by the Company or any Company Related Party in connection with this Agreement, any agreement executed in connection herewith (including the Commitment Letters and the Guarantee) and the transactions contemplated hereby or thereby (and the abandonment or termination of the transactions contemplated hereby or thereby) or any breach (whether such breach was a Willful and Material Breach or otherwise) of this Agreement or any agreement executed in connection herewith (including the Commitment Letters and the Guarantee) or any representations, warranties, covenants or agreements contained herein or therein (or any oral representations made or alleged to be made in connection herewith or therewith); provided, that in no event will the Company or any Company Related Party be entitled to payment of money damages prior to the termination of this Agreement. Furthermore, in no event shall the Company or any Company Related Party seek money damages from Parent, Merger Sub or any Parent Related Party other than Parent under the terms, and subject to the limitations, of this Agreement, or from the Guarantor under the terms, and subject to the limitations, of the Guarantee. Notwithstanding anything to the contrary herein, nothing in this Section 8.3(f)(i) will limit the obligations of Parent (or, with respect to the Confidentiality Agreement, its applicable Affiliate party to the Confidentiality Agreement) with respect to, and the Company and its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement, the Reimbursement Obligations and any costs, expenses and interest payable pursuant Section 8.3(e), and the Guarantor will remain obligated with respect to, and the Company and its Subsidiaries may be entitled to remedies under the terms, and subject to the limitations, of the Guarantee.

(ii) If this Agreement is validly terminated pursuant to Section 8.1, upon the payment by the Company of the Company Termination Fee as and when required by Section 8.3(b), together with any costs, expenses and interest payable pursuant to Section 8.3(e), none of the Company or the Company Related Parties will have any further liability or obligation to Parent, Merger Sub or any Parent Related Parties relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby or thereby (and the abandonment or termination of the transactions contemplated hereby or thereby) or any breach (whether such breach was a Willful and Material Breach or otherwise) of this Agreement or any agreement executed in connection herewith or any representations, warranties, covenants or agreements contained herein or therein (or any oral representation made or alleged to be made in connection herewith or therewith), and upon payment of the Company Termination Fee, together with any costs, expenses and interest payable pursuant to Section 8.3(e), none of the Company the Company Related Parties will have any further liability or obligation of any nature whatsoever to the Parent, Merger Sub or the Parent Related Parties relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby or thereby (and the abandonment or termination of the transactions contemplated hereby or thereby) or any breach (whether such breach was a Willful and Material Breach or otherwise) of this Agreement or any representations, warranties, covenants or agreements contained herein or therein (or any oral representation made or alleged to be made in connection herewith or therewith), and neither the Parent, Merger Sub nor any Parent Related Party shall seek to recover any damages or seek any other remedy (whether by or through attempted piercing of the corporate veil and whether in law, in equity, in contract, in tort or otherwise) against any the Company or any other Company Related Party for any and all liabilities, losses, damages, obligations, costs or expenses suffered or incurred by the Parent, Merger Sub or any Parent Related Party in connection with this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby (and the abandonment or termination of the transactions contemplated hereby) or any breach (whether such breach was a Willful and Material Breach or otherwise) of this Agreement or any agreement executed in connection herewith or any representations, warranties, covenants or agreements contained herein or therein (or any oral representations made or alleged to be made in connection herewith or therewith). Notwithstanding anything to the contrary in this Agreement, in no event shall Parent, Merger Sub or any Parent Related Party be entitled to monetary damages (whether such damages are sought at law, in equity, in contract, in tort or otherwise), individually or in the aggregate, in excess of an amount equal to the Company Termination Fee together with any costs, expenses and interest payable pursuant to Section 8.3(e) for any and all liabilities, losses, damages, obligations, costs or expenses suffered or incurred by Parent, Merger Sub or any Parent Related Party in connection with this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby or thereby (and the abandonment or termination of the transactions contemplated hereby or thereby) or any breach (whether such breach was a Willful and Material Breach or otherwise) of this Agreement or any agreement executed in connection herewith or any representations, warranties, covenants or agreements contained herein or therein (or any oral representations made or alleged to be made in connection herewith or therewith); provided, that in no event will Parent, Merger Sub or any Parent Related Party be entitled to payment of money damages prior to the termination of this Agreement.

(g) Notwithstanding anything to the contrary in Section 8.3(f), it is agreed that Parent, Merger Sub and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in Section 9.8(b) (but not, following the valid termination of this Agreement, with respect to sections of this Agreement that do not survive such termination).

8.4 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), except that in the event that the Company has received the Written Consent, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval.

8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, Parent and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party (it being understood that Parent and Merger Sub shall be deemed a single Party solely for purposes of this Section 8.5). Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties, covenants and agreements of the Company, Parent and Merger Sub contained in this Agreement or in any certificate delivered pursuant to this Agreement will terminate at the Effective Time (including any rights arising out of any breach of such representations, warranties, covenants or agreements (and there shall be no liability after the Closing in respect thereof)), except that any covenants or agreements that by their terms survive the Effective Time shall survive the Effective Time in accordance with their respective terms.

9.2 Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (a) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (c) immediately upon delivery by hand or by electronic mail, provided no delivery failure message is generated, in each case to the intended recipient as set forth below:

(a)  if to Parent, Merger Sub or the Surviving Company to:

c/o Kohlberg Kravis Roberts & Co. L.P.

30 Hudson Yards

New York, NY 10001

Attn:  Webster Chua

Email:  **********

with a copy (which will not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attn:  Marni J. Lerner

  Johanna Mayer

Email:  **********

    **********

(b)  if to the Company (prior to the Effective Time) to:

Instructure Holdings, Inc.

Suite 700, 6330 South 3000 East

Salt Lake City, UT 84121

Attn:  Matt Kaminer, General Counsel

Email:  **********

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

333 West Wolf Point Plaza

Chicago, IL 60654

Attn:  Bradley C. Reed, P.C.

    Michael P. Keeley, P.C.

    Peter L. Stach, P.C.

    Jeremy A. Mandell

Email:  **********

    **********

    **********

    **********

Any notice received by e-mail or otherwise at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or e-mail address through a notice given in accordance with this Section 9.2, except that that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder, by operation of Law or otherwise, without the prior written approval of the other Parties; provided, that Parent and Merger Sub may, without the consent of any other Party, collaterally assign their respective rights, interests or obligations hereunder, in whole or in part, to any of their respective Affiliates or for collateral security purposes to the Debt Financing Sources; provided, further, that no such assignment shall relieve Parent or Merger Sub of any obligation hereunder. Subject to the preceding sentence, this Agreement will be binding upon and shall inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder. Any purported assignment of this Agreement without the consent required by this Section 9.3 is null and void.

9.4 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Kohlberg Kravis Roberts & Co. L.P. and the Company have previously executed the Confidentiality Agreement, that shall continue in full force and effect in accordance with its terms. Each of Parent, Merger Sub and their respective Representatives shall hold and treat all documents and information concerning the Company and its Subsidiaries furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreement. By executing this Agreement, each of Parent and Merger Sub agree to be bound by the terms and conditions of the Confidentiality Agreement as if they were parties thereto. The Confidentiality Agreement is hereby amended to (i) permit any current or potential co-investors, limited partners, current or potential financing sources (whether debt or equity) or other Persons to be a “Representative” of Kohlberg Kravis Roberts & Co. L.P. (without any further action or consent on the part of any Person) and (ii) remove the restrictions set forth in Section 14(a) with respect to any current or potential co-investors or financing sources. Kohlberg Kravis Roberts & Co. L.P. is an express and intended third party beneficiary of the last sentence of Section 6.7 and this Section 9.4 with respect to the amendments to the Confidentiality Agreement contained in the foregoing sentence and shall be entitled to independently enforce the terms thereof as if it was a party to this Agreement.

9.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement, the Guarantee and the Commitment Letters, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. The Confidentiality Agreement will (a) not be superseded hereby; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time (at which point it shall terminate in its entirety notwithstanding anything else to the contrary contained therein) and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

9.6 Third Party Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, except (a) as set forth in or as contemplated by Section 6.9, (b) if the Closing occurs, for the right of the holders of Company Common Stock, Company RSUs or Company PSUs to receive the Per Share Price and the Vested Equity Award Consideration, respectively, in each case, after the Effective Time, in accordance with the terms and conditions of Article II hereof, (c) as set forth in or contemplated by Section 9.4, or (d) for the rights of the Parent Related Parties and the Company Related Parties as set forth in or contemplated by Section 8.3(f) and Section 9.12 (each of which shall be express third-party beneficiaries thereof).

9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8 Remedies.

(a) Remedies Cumulative. Except as otherwise provided herein (including Section 8.3(e)), any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Although the Company may pursue both a grant of specific performance and the Parent Termination Fee, under no circumstances will the Company be permitted or entitled to receive both a (x) grant of specific performance that results in the occurrence of the Closing and (y) the Parent Termination Fee.

(b) Specific Performance.

(i) The Parties acknowledge and agree that (A) irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions; (B) subject to Section 9.8(a) and Section 9.8(b)(ii), the Parties will be entitled, in addition to any other remedy to which they are entitled at Law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (C) neither the ability of either Party to recover damages for intentional fraud or any Willful and Material Breach of this Agreement nor the provisions of Section 8.3 are intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (D) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement.

(ii) Notwithstanding Section 9.8(b)(i), it is acknowledged and agreed that the right of the Company to an injunction, specific performance or other equitable remedy in connection with enforcing Parent’s obligation to consummate the Merger (including by in connection with enforcing the Company’s third party beneficiary rights under the Equity Commitment Letter) will be permitted if and only if (A) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing); (B) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing; (C) Parent and Merger Sub fail to complete the Closing in accordance with Section 2.3, and (D) the Company has irrevocably confirmed in a written notice to Parent that all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that it is willing to waive and irrevocably waives any such unsatisfied conditions and that if specific performance is granted and the Equity Financing and Debt Financing are funded, then it would take such actions that are required of it by this Agreement to cause the Closing to occur. In no event will the Company be entitled to enforce or seek to enforce specifically Parent’s obligation or the Company’s ability, as a third party beneficiary, to cause the Equity Financing to be funded or to complete the Merger if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing).

(iii) The Parties agree not to raise any objections, other than those based on the limitations of a Party’s right to such relief under this Agreement, to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

9.9 Governing Law. This Agreement and all actions, proceedings, causes of action, claims or counterclaims (whether based on contract, tort, statute or otherwise) based upon, arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed in accordance with the Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws, including any statutes of limitations, of any jurisdiction other than the State of Delaware.

9.10 Consent to Jurisdiction.

(a) General Jurisdiction. Each of the Parties (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Merger or the Guarantee, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware or, if such state court declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby; (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Legal Proceeding arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it shall not bring any Legal Proceeding relating to this Agreement or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

9.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any certificate or instrument delivered in connection herewith, the Parties agree and acknowledge that this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the Transactions or any breach (whether willful, intentional, unintentional or otherwise) of any representation, warranty, covenant or agreement or otherwise in respect of this Agreement or any oral representation made or alleged to be made in connection herewith or therewith may only be made against the entities that are expressly identified as parties hereto and no Parent Related Parties (other than the Guarantor solely to the extent set forth in the Guarantee or Equity Commitment Letter and Kohlberg Kravis Roberts & Co., LP under the Confidentiality Agreement) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, including under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or other Environmental Laws), based on, arising out of or relating to this Agreement, or the negotiation, execution or performance of this Agreement or the Transactions or any breach (whether willful, intentional, unintentional or otherwise) of any representation, warranty, covenant or agreement or otherwise in respect of this Agreement or any oral representation made or alleged to be made in connection herewith. To the maximum extent permitted by Law and except as expressly provided for in the Equity Commitment Letter or the Guarantee, each Party hereby waives and releases all such claims, obligations, liabilities, causes of action or proceedings against any Parent Related Parties. Without limiting the foregoing and except as expressly provided for in the Equity Commitment Letter or the Guarantee, no claim will be brought or maintained by any Party or any of its Affiliates or any of their respective successors or permitted assigns against, and no Person shall seek to recover monetary damages from, any Parent Related Party, and no recourse will be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements of any Party hereto set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder.

9.13 Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company or Parent and Merger Sub, as applicable, that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the Company or Parent and Merger Sub, as applicable, that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on its face. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Company Disclosure Letter and Parent Disclosure Letter are “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein.

9.14 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

9.15 Debt Financing Sources Protective Provisions. Notwithstanding anything in this Agreement to the contrary in, the Company on behalf of itself, the Company’s Subsidiaries and their respective controlled Affiliates, hereby: (i) agrees that any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letters and the Fee Letter) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such court, and such proceeding (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in the Debt Commitment Letters or the Fee Letter or in any definitive documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware)) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (ii) agrees not to bring or support or permit any of its controlled Affiliates to bring or support any proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or the Fee Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iii) agrees that service of process upon the Company, its Subsidiaries or the Company’s controlled Affiliates in any such proceeding shall be effective if notice is given in accordance with the terms hereof, (iv) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such proceeding in any such court, (v) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any proceeding brought against the Debt Financing Sources in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letters, the Fee Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (vi) agrees that none of the Debt Financing Sources will have any liability to the Company, any of its Subsidiaries or any of their respective controlled Affiliates or Representatives (in each case, other than Parent, the Merger Sub and their respective Subsidiaries) relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letters, the Fee Letter, any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (provided, that, notwithstanding the foregoing, nothing herein shall affect the rights of the Parent and its Subsidiaries, including the Surviving Corporation and their respective Subsidiaries against the Debt Financing Source with respect to the Debt Financing or any of the transactions contemplated thereby or the any services thereunder following the Merger), (vii) agrees that it shall not and shall not permit any of its Affiliates or any of their respective Representatives to seek any action for specific performance against any of the Debt Financing Source relating to or in any way arising out of this Agreement, the Debt Financing, the Debt Commitment Letters, the Fee Letter, any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (viii) agrees that Parent and Merger Subs may assign their respective rights and obligations hereunder (while remaining liable for their obligations hereunder) to the Debt Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing and (ix) agrees that the Debt Financing Source are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 9.15, Section 8.3(f) or the first proviso to Section 9.3 and such provisions and the definitions of “Debt Financing Sources” shall not be amended, modified or waived in any way materially adverse to the Debt Financing Source without the prior written consent of the Debt Financing Sources.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

ICON PARENT INC.

By:

/s/ Webster Chua
Name:	Webster Chua
Title:	President and Treasurer

ICON ACQUISITION SUB INC.

By:

/s/ Webster Chua
Name:	Webster Chua
Title:	President and Treasurer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

INSTRUCTURE HOLDINGS, INC.

By:

/s/ Matthew A. Kaminer
Name:	Matthew A. Kaminer
Title:	Chief Legal Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Certificate of Incorporation of the Surviving Corporation

[See attached]

Exhibit B

Form of Written Consent

[See attached]

Annex B

July 25, 2024

The Board of Directors

Instructure Holdings, Inc.

6330 South 3000 East, Suite 700

Salt Lake City, UT 84121

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Instructure Holdings, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Icon Parent Inc. (the “Acquiror”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, the Acquiror and its subsidiary, Icon Acquisition Sub Inc. (“Merger Sub”), the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquiror and its subsidiaries (including Merger Sub) and Dissenting Company Shares (as defined in the Agreement), will be converted into the right to receive $23.60 per share in cash (the “Consideration”).

In connection with preparing our opinion, we have (i) reviewed a draft dated July 24, 2024 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not independently verified any such

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information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us.We have also assumed that the representations and warranties made by the Company, the Acquiror and Merger Sub in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and Thoma Bravo, LP (“Thoma Bravo”), the Company’s approximately 83% shareholder, for which we and such affiliates have received customary compensation. Such services during such period for the Company have included acting as joint lead arranger and bookrunner on a credit facility in February 2024 and financial advisor to the Company on its acquisition of Parchment in February 2024. Such services during such period have also included providing debt syndication, equity underwriting and financial advisory services to Thoma Bravo portfolio companies. Please be

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advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with Dragoneer Investment Group, LLC (“Dragoneer”). During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with KKR & Co. Inc. (“KKR”), an affiliate of the Acquiror, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and bookrunner on credit facilities of a KKR affiliate in July 2022 and May 2024 and financial advisor to an affiliate of KKR on its acquisition of ContourGlobal in December 2022. In addition, during the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with portfolio companies of KKR, for which we and such affiliates have received customary compensation. Such services during such period have included providing debt syndication, equity underwriting, debt underwriting and financial advisory services to KKR portfolio companies. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, an affiliate of KKR, and portfolio companies of each of Thoma Bravo and KKR, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company, Thoma Bravo, Dragoneer and KKR. In the ordinary course of our businesses, we and our affiliates actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company and KKR for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. MORGAN SECURITIES LLC

J.P. MORGAN SECURITIES LLC

F733710

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